As filed with the Securities and Exchange Commission on April 29, 2020

Registration No. 333-237553

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APi Group Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1700	98-1510303
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o APi Group, Inc.

1100 Old Highway 8 NW

New Brighton, MN 55112

(651) 636-4320

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas Lydon

APi Group Corporation

1100 Old Highway 8 NW

New Brighton, MN 55112

(651) 636-4320

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Donn A. Beloff, Esq.

Flora R. Perez, Esq.

Greenberg Traurig, P.A.

401 East Las Olas Boulevard, Suite 2000

Fort Lauderdale, FL 33301

Phone: (954) 765-0500 / Fax: (954) 765-1477

Approximate date of commencement of proposed sale to the public: Not applicable.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement No. 333-237553 (the “Registration Statement”) is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”) by APi Group Corporation, a Delaware corporation (“APG Delaware”), as the successor to APi Group Corporation, a company formerly incorporated with limited liability under the laws of the British Virgin Islands (“APG BVI”). The Registration Statement was declared effective on April 28, 2020, immediately following which APG BVI filed its Certificate of Domestication and Certificate of Incorporation with the Secretary of State of the State of Delaware to change its jurisdiction of incorporation from the British Virgin Islands to the State of Delaware (the “Domestication”). As a result of the Domestication, pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”), we continued our existence under the DGCL as a corporation incorporated in the State of Delaware. The business, assets and liabilities of the Company and its subsidiaries on a consolidated basis, as well as its principal locations and fiscal year, were the same immediately after the Domestication as they were immediately prior to the Domestication. In addition, the directors and executive officers of the Company immediately after the Domestication were the same individuals who were directors and executive officers, respectively, of APG BVI immediately prior to the Domestication.

APG Delaware expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For the purposes of this Amendment and the Registration Statement, references to the “Company,” “APG,” the “Registrant,” “we,” “our,” “us” and similar terms mean, as of any time prior to the Domestication, APG BVI and, as of any time after the Domestication, APG Delaware.

The Company’s common stock is listed for trading on the New York Stock Exchange under the ticker symbol “APG.”

As a result of the Domestication, the following securities of APG BVI automatically converted by operation of law, on a one-for-one basis, into a security of APG Delaware:

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each holder of an ordinary share of APG BVI became a holder of a share of common stock of APG Delaware, representing the same proportional equity interest in APG Delaware as that holder held in APG BVI and representing the same class of securities;

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each holder of a Founder Preferred Share of APG BVI became a holder of a share of Series A Preferred Stock of APG Delaware, representing the same proportional equity interest in APG Delaware as that holder held in APG BVI and representing the same class of securities; and

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each holder of a warrant, option or restricted stock unit of APG BVI became a holder of a warrant, option or restricted stock unit of APG Delaware, representing the same proportional equity interest in APG Delaware as that holder held in APG BVI and representing the same class and/or type of securities.

The number of shares of APG Delaware’s common stock, Series A Preferred Stock, warrants, options and restricted stock units outstanding immediately after the Domestication was the same as the number of APG BVI ordinary shares, Founder Preferred Shares, warrants, options and restricted stock units, respectively, outstanding immediately prior to the Domestication.

The rights of holders of the Company’s common stock and Series A Preferred Stock are now governed by its Certificate of Incorporation and its bylaws (each of which is filed as an exhibit to this Amendment) and the DGCL. The rights of holders of the Company’s warrants, options and restricted stock units are now governed by Delaware law, as described in the final prospectus relating to the Domestication, which is filed herewith.

PROSPECTUS

APi GROUP CORPORATION

196,413,649 Shares of Common Stock

64,546,077 Warrants

4,000,000 Series A Preferred Stock

DOMESTICATION IN DELAWARE

Our board of directors has unanimously approved a proposal to change our jurisdiction of incorporation by discontinuing from the British Virgin Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). This prospectus relates to the shares of our common stock, warrants and Series A Preferred Stock into which our outstanding ordinary shares, warrants and Founder Preferred Shares will be converted in connection with the Domestication. APi Group Corporation is incorporated with limited liability under the laws of the British Virgin Islands under the BVI Business Companies Act, 2004, as amended (the “BVI Companies Act”). To effect the Domestication, we will, upon the final approval of our Board of Directors, file a notice of continuation out of the British Virgin Islands with the British Virgin Islands Registrar of Corporate Affairs (we refer to the British Virgin Islands entity prior to the domestication as “APG BVI”) and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation (we refer to the domesticated Delaware entity as “APG Delaware”). APG Delaware will be deemed to be the same legal entity as APG BVI. On the effective date of the Domestication, each of our currently issued and outstanding (i) ordinary shares will automatically convert, on a one-for-one basis, into shares of APG Delaware common stock, par value $0.0001 per share (“APG Delaware common stock”), (ii) warrants will automatically convert, on a one-for-one basis, into warrants exercisable for shares of APG Delaware common stock and (iii) Founder Preferred Shares will automatically convert, on a one-for-one basis, into shares of Series A Preferred Stock. Under British Virgin Islands law and our current governing documents, we do not need shareholder approval of the Domestication, and our shareholders do not have statutory dissenters’ rights of appraisal as a result of the Domestication.

We are not asking you for a proxy and you are requested not to send us a proxy. No shareholder action is required to effect the Domestication. See “The Domestication—No Vote or Dissenters’ Rights of Appraisal in the Domestication.”

In connection with the Domestication, we intend to list our common stock on the New York Stock Exchange (the “NYSE”) under the ticker symbol “APG”.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus will not be filed with the British Virgin Islands Registrar of Corporate Affairs. Neither the British Virgin Islands Financial Services Commission nor the British Virgin Islands Registrar of Corporate Affairs accepts any responsibility for APG Delaware’s financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

Prospectus dated April 28, 2020

ABOUT THIS PROSPECTUS

No person has been authorized to give any information or make any representation concerning us or the Domestication (other than as contained in this prospectus) and, if any such other information or representation is given or made, you should not rely on it as having been authorized by us. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

Terms Used in This Prospectus

Unless the context otherwise requires, in this prospectus, the term(s) (1) “the Company,” “APG,” “we,” “us” and “our” refer to APi Group Corporation (formerly known as J2 Acquisition Limited) and its consolidated subsidiaries as it currently exists under British Virgin Islands law and will continue under Delaware law after the Domestication, (2) “APG BVI” and “APG Delaware” refer to the Company prior to and after the Domestication, respectively, and (3) “APi Group” refers to APi Group, Inc. and its consolidated subsidiaries prior to its acquisition by the Company. All references in this prospectus to the “Predecessor” refer to APi Group for all periods prior to its acquisition by the Company on October 1, 2019 (the “APi Acquisition”) and all references to “Successor” refer to the Company for all periods. With regard to financial information included in this prospectus, all “Successor” information includes APi Group as a consolidated subsidiary from the date of the APi Acquisition. The term “Predecessor 2019 Period” refers to the Predecessor period from January 1, 2019 through September 30, 2019, and the term “Successor 2019 Partial Period” refers to the Successor period from October 1, 2019 through December 31, 2019.

Presentation of Financial and Other Information

In this prospectus, references to “$”, “US$” and “U.S. Dollars” are to the lawful currency of the United States of America.

Unaudited Pro Forma Financial Information

Following the APi Acquisition, which was consummated on October 1, 2019, APi Group is considered to be our Predecessor under applicable SEC rules and regulations. As a result, we have included in this prospectus unaudited pro forma financial information based on the historical financial statements of APG and APi Group, combined and adjusted to give effect to the APi Acquisition as if it had occurred as of January 1, 2019. The unaudited pro forma combined consolidated financial information has been prepared in accordance with the basis of preparation described in “Unaudited Pro Forma Financial Information—Notes to Unaudited Pro Forma Condensed Combined Financial Information.”

Trademarks and Trade Names

This prospectus contains some of our trademarks and trade names. All other trademarks or trade names of any other company appearing in this prospectus belong to their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

Industry and Market Data

This prospectus includes industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Statements as to our ranking, market position and market estimates are based on independent industry publications, third-party forecasts, management’s estimates and assumptions about our markets and our internal research. Our internal estimates are based upon our understanding of industry and market conditions, and such information has not been verified by any independent sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. However, while we believe that such information and estimates are reasonable and reliable, neither we nor the underwriters have independently verified market and industry data from third-parties. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those

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discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains “forward-looking statements”. These forward-looking statements are based on beliefs and assumptions as of the date such statements are made, and are subject to risks and uncertainties. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including “expect,” “anticipate,” “project,” “will,” “should,” “believe,” “intend,” “plan,” “estimate,” “potential,” “target,” “would,” and similar expressions, although not all forward-looking statements contain these identifying terms.

These forward-looking statements are based on our current expectations and assumptions and on information currently available to management and include, among others, statements regarding, as of the date such statements are made:

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our beliefs and expectations regarding our business strategies and competitive strengths, and our ability to maintain and advance our market share and position, grow our business organically and through acquisitions, and capitalize on customer demand;

•	our beliefs regarding competition, our relative market positioning and the competitive factors in the industries we serve;

•	our beliefs regarding our regional, decentralized operating model and differentiated leadership culture;

•	our beliefs regarding our acquisition platform and ability to execute on and successfully integrate strategic acquisitions;

•	our beliefs regarding the recurring and repeat nature of our business;

•	our expectations regarding industry trends and their impact on our business, and our ability to capitalize on the opportunities presented in the markets we serve;

•	our intent to continue to grow our business, both organically and through acquisitions, and our beliefs regarding the impact of our business strategies on our growth;

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our expectations regarding the impact of the COVID-19 pandemic on our business and future financial results, the precautionary measures we are taking in response to the pandemic and the impact of those measures on our business and future financial results;

•	our plans and beliefs with respect to our leadership development platform;

•	our beliefs regarding our customer relationships and plans to grow existing business and expand service offerings;

•	our beliefs regarding the sufficiency of our properties and facilities;

•	our expectations regarding labor matters;

•	our beliefs regarding the adequacy of our insurance coverage;

•	our expectations regarding the increased costs and burdens of being a public company;

•	our expectations regarding the cost of compliance with laws and regulations;

•	our expectations and beliefs regarding accounting and tax matters;

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our beliefs regarding the sufficiency of our current sources of liquidity to fund our future liquidity requirements, our expectations regarding the types of future liquidity requirements and our expectations regarding the availability of future sources of liquidity;

•	our beliefs regarding the benefits of the Domestication; and

•	our intent to settle future dividends on Founder Preferred Shares in shares.

These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including those described in “Risk Factors.” In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Important factors that may materially affect the forward-looking statements include the following:

•	the impact of the COVID-19 pandemic on our business, markets, supply chain, customers and workforce, on the credit and financial markets, and on the global economy generally;

•	economic conditions affecting the industries we serve, including the construction industry and the energy sector, as well as general economic conditions;

•	adverse developments in the credit markets that could adversely affect funding of construction projects;

•	the ability and willingness of customers to invest in infrastructure projects;

•	a decline in demand for our services or for the products and services of our customers;

•	the fact that our revenues are derived primarily from contracts with durations of less than six months and the risk that customers will not renew or enter into new contracts;

•	our ability to successfully acquire other businesses, successfully integrate acquired businesses into our operations and manage the risks and potential liabilities associated with those acquisitions;

•	the impact of our regional, decentralized business model on our ability to execute on our business strategies and operate our business successfully;

•	our ability to compete successfully in the industries and markets we serve;

•	our ability to properly manage and accurately estimate costs associated with specific customer projects, in particular for arrangements with fixed price terms;

•	increases in the cost, or reductions in the supply, of the materials we use in our business and for which we bear the risk of such increases;

•	our relationship with our employees, a large portion of which are covered by collective bargaining arrangements, and our ability to effectively manage and utilize our workforce;

•	the inherently dangerous nature of the services we provide and the risks of potential liability;

•	the impact of customer consolidation;

•	the loss of the services of key senior management personnel and the availability of skilled personnel;

•	the seasonality of our business and the impact of weather conditions;

•	the variability of our operating results between periods and the resulting difficulty in forecasting future operating results;

•	litigation that results from our business, including costs related to any damages we may be required to pay as a result of product liability claims brought against our customers;

•	the impact of health, safety and environmental laws and regulations, and the costs associated with compliance with such laws and regulations;

•	our substantial level of indebtedness and the effect of restrictions on our operations set forth in the documents that govern such indebtedness; and

•	our compliance with certain financial maintenance covenants in our Credit Facilities and the effect on our liquidity of any failure to comply with such covenants.

The factors identified above are believed to be important factors, but not necessarily all of the important factors, that could cause actual results to differ materially from those expressed in any forward-looking statement made by us. Other factors not discussed herein could also have a material adverse effect on us. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. These forward-looking statements speak only as of the date of this prospectus. We assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future, except as required by applicable law.

All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in this prospectus and hereafter in our other SEC filings and public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties.

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SUMMARY

This summary provides an overview of selected information regarding our business and operations on a consolidated basis, including the operations of APi Group that we acquired on October 1, 2019. Because this is only a summary, it may not contain all of the information that may be important to you in understanding the Domestication. You should carefully read this entire prospectus, including the section entitled “Risk Factors.”

Overview

We were incorporated on September 18, 2017 with limited liability under the laws of the British Virgin Islands under the BVI Companies Act under the name J2 Acquisition Limited (“J2”). J2 was created for the purpose of acquiring a target company or business. On October 10, 2017, J2 raised gross proceeds of approximately $1.25 billion in connection with its initial public offering in the United Kingdom and its ordinary shares and warrants were listed on the London Stock Exchange (the “LSE”).

On October 1, 2019, we completed our acquisition of APi Group, a market leading provider of commercial safety services, specialty services and industrial services, and we changed our name to APi Group Corporation.

The consideration paid at closing for the APi Acquisition was approximately $2.9 billion, consisting of approximately $2.6 billion in cash and the issuance of 28,373,000 ordinary shares with a value of approximately $291 million to the sellers of APi Group (the “Sellers”). We funded the cash portion of the purchase price and related transaction expenses with a combination of cash on hand, a $1.2 billion term loan under a new term loan facility and approximately $207 million of proceeds from an early warrant exercise financing (the “Warrant Financing”). In addition, we accrued deferred consideration of approximately $147 million primarily related to the step-up in the basis of the assets acquired for tax purposes which is expected to be paid between April 2020 and April 2021.

Our ordinary shares are listed for trading on the LSE under the symbol “JTWO” and our warrants are listed for trading on the LSE under the symbol “JTOW.” Our shares and warrants began trading on the LSE on October 10, 2017 and were suspended from trading on September 3, 2019 due to the announcement of the then-pending APi Acquisition. Our ordinary shares are currently quoted on the OTC Market Group’s Pink marketplace under the symbol “JJAQF.” In connection with the Domestication, we intend to list our common stock on the NYSE under the ticker symbol “APG”.

Our principal executive offices are located at 1100 Old Highway 8 NW, New Brighton, MN 55112 and our telephone number is (651) 636-4320.

Our Business

With over 90 years of history and more than 40 businesses operating from over 200 locations, we are a market leading provider of commercial safety services, specialty services and industrial services operating primarily in the United States, as well as in Canada and the United Kingdom with approximately $3.1 billion of net revenue of the Predecessor for the Predecessor 2019 Period and $985 million of net revenue of the Successor for the Successor 2019 Partial Period. We provide a variety of specialty contracting services, including engineering and design, fabrication, installation, inspection, maintenance, service and repair, and retrofitting and upgrading. We offer comprehensive and diverse solutions on a broad geographic scale. We have a strong base of diverse, long-standing customer relationships in each of the industries we serve. We also have an experienced management team and a strong leadership development culture.

We believe that our core strategies of driving organic growth and growth through accretive acquisitions, promoting sharing of best practices across all of our businesses and leveraging our scale and services offerings, place us in the position to capitalize on opportunities and trends in the industries we serve, grow our businesses and advance our position in each of our markets. We believe that our diverse customer base, regional approach to operating our businesses, specialty operations in niche markets, strong commitment to leadership development, long-standing customer relationships with a robust reputation in the industries we serve, and strong safety track record differentiates us from our competitors.

We have a disciplined acquisition platform which has historically provided strategic acquisitions that are integrated into our operations. Since 2005, we have completed more than 60 acquisitions. We target companies that align with our strategic priorities and demonstrate key value drivers such as culture, geography, end markets and client base, capabilities and leadership. Each of our businesses maintains its identity, reputation, customer relationships and culture following acquisition, and we invest heavily into cultivating leadership at each business. Our acquired businesses benefit from the resources of direct access to the APG network, which facilitates organizational sharing of knowledge and best practices, increases collaboration across our businesses and develops cross-brand solutions which foster enhanced experience, quality and efficiency.

We employ a regional operating model designed to improve speed and responsiveness to our customers across our businesses, empower leadership of our businesses to drive business performance and execute key decisions, and foster cross-functional sharing of best practices. This structure promotes a business-owner mindset among our individual business leaders and combines the personal attention of a small-to-medium sized company with the strength and support of an industry leader. It also allows each of our businesses to remain highly focused on best positioning itself within the categories in which it competes and reinforces strong accountability for operational and financial performance.

We operate our business under three primary operating segments which are also our reportable segments:

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Safety Services – A leading provider of safety solutions in North America, focusing on end-to-end integrated occupancy systems (fire protection solutions, HVAC and entry systems), including design, installation, inspection and service of these integrated systems. This segment also provides mission critical services, including life safety, emergency communication systems and specialized mechanical services. The work performed within this segment spans across industries and facilities and includes commercial, industrial, residential, medical and special-hazard settings. For the year ended December 31, 2019, the Safety Services segment generated $1.3 billion of net revenue of the Predecessor for the Predecessor 2019 Period and $435 million of net revenue of the Successor for the Successor 2019 Partial Period. In addition, for the year ended December 31, 2019, the Safety Services segment generated $170 million of segment EBITDA of the Predecessor during the Predecessor 2019 Period and $59 million of segment EBITDA of the Successor during the Successor 2019 Partial Period.

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Specialty Services – A leading provider of diversified, single-source infrastructure and specialty contractor solutions, focusing on infrastructure services and specialized industrial plant solutions, including maintenance and repair of water, sewer and telecom infrastructure. The customers in this segment vary from public and private utility, communications, industrial plants and governmental agencies throughout the United States. For the year ended December 31, 2019, the Specialty Services segment generated $1.1 billion of net revenue of the Predecessor for the Predecessor 2019 Period and $386 million of net revenue of the Successor for the Successor 2019 Partial Period. In addition, for the year ended December 31, 2019, the Specialty Services segment generated $111 million of segment EBITDA of the Predecessor during the Predecessor 2019 Period and $50 million of segment EBITDA of the Successor during the Successor 2019 Partial Period.

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Industrial Services – A leading provider of a variety of specialty contracting services and solutions to the energy industry focused on transmission and distribution. This segment’s services include oil and gas pipeline infrastructure, access and road construction, supporting facilities, and performing ongoing integrity management and maintenance. For the year ended December 31, 2019, the Industrial Services segment generated $670 million of net revenue of the Predecessor for the Predecessor 2019 Period and $167 million of net revenue of the Successor for the Successor 2019 Partial Period. In addition, for the year ended December 31, 2019, the Industrial Services segment generated $21 million of segment EBITDA of the Predecessor during the Predecessor 2019 Period and $9 million of segment EBITDA of the Successor during the Successor 2019 Partial Period.

The Domestication

We intend to change our jurisdiction of incorporation from the British Virgin Islands to the State of Delaware. We will affect the Domestication by filing with the Secretary of State of the State of Delaware a certificate of corporate domestication and a certificate of incorporation of APG Delaware, and by filing with the British Virgin Islands Registrar of Corporate Affairs a notice of continuation out of the British Virgin Islands and certified copies of the certificates filed in Delaware. APG Delaware will be deemed to be the same legal entity as APG BVI. The Domestication and the certificate of incorporation of APG Delaware were approved by our Board of Directors. No action of our shareholders is required to effect the Domestication. We anticipate that the Domestication will become effective shortly after the effectiveness of the registration statement of which this prospectus forms a part (we refer to this date as the “Effective Time”). See “Description of Capital Stock; Comparison of Rights—Effective Time.” APG BVI has not received, and is not required by British Virgin Islands law to receive, approval of a plan of arrangement in the British Virgin Islands, and no plan of arrangement is contemplated.

Comparison of Shareholder Rights

The Domestication will change our jurisdiction of incorporation from the British Virgin Islands to the State of Delaware. While we are currently governed by the BVI Companies Act, upon Domestication, we will be governed by the General Corporation Law of the State of Delaware (the “DGCL”). There are differences between British Virgin Islands corporate law and Delaware corporate law. In addition, in connection with the Domestication, we will be governed by a newly adopted certificate of incorporation and bylaws, which are different from our current organizational documents. For a more detailed description of how the new organizational documents and Delaware law may differ from our current organizational documents and British Virgin Islands law, please see “Description of Capital Stock; Comparison of Rights—Comparison of Rights” below. Our business, assets and liabilities on a consolidated basis, as well as our executive officers, principal business locations and fiscal year, will not change as a result of the Domestication.

The most significant differences between our current organizational documents and British Virgin Islands law and the new organizational documents and Delaware law are as follows:

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Delaware law requires that all amendments to the certificate of incorporation of APG Delaware (other than a certificate of designation setting forth a copy of the resolution of the APG Delaware Board of Directors fixing the designations and the powers, preferences and rights, if any, and the qualifications, limitations and restrictions, if any, of the shares of one or more new series of preferred stock of APG Delaware or a change in APG Delaware’s name) must be approved by the Board of Directors and by the stockholders, while amendments to the Amended and Restated Memorandum and Articles of Association of APG BVI may be made solely by resolutions of the directors (in limited circumstances) or by the holders of ordinary shares;

•	Delaware law prohibits the repurchase of shares of APG Delaware when it is or would be rendered insolvent by such repurchase, while there are no such limitations in the BVI Companies Act;

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The APG Delaware certificate of incorporation will prohibit the common stockholders of APG Delaware from acting by written consent, while the APG BVI Amended and Restated Memorandum and Articles of Association permit shareholder action by written consent;

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The APG Delaware bylaws will not permit the stockholders of APG Delaware to call meetings of stockholders under any circumstances, while the shareholders holding 30% of the voting rights in respect of the matter for which the meeting is called may require the directors to call a meeting of shareholders of APG BVI;

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Under Delaware law, only the stockholders may remove directors, while under British Virgin Islands law and the APG BVI Amended and Restated Memorandum and Articles of Association, a majority of the directors may remove a fellow director;

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Under the APG Delaware certificate of incorporation and bylaws, subject to the rights of any series of preferred stock, vacancies and unfilled directorships will be filled solely by the remaining directors, while under the APG BVI Amended and Restated Memorandum and Articles of Association vacancies may be filled by either the directors or the shareholders;

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Under Delaware law, directors may not act by proxy, while under British Virgin Islands law, directors may appoint another director or person to vote in his or her place, exercise his or her other rights as director, and perform his or her duties as director;

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Under Delaware law, a sale of all or substantially all of the assets of APG Delaware requires stockholder approval, while the APG BVI Amended and Restated Memorandum and Articles of Association eliminate the shareholder vote otherwise required by the British Virgin Islands laws for a sale of more than 50% of the assets of APG BVI; and

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Under Delaware law, “business combinations” with “interested stockholders” are prohibited for a certain period of time absent certain requirements, while British Virgin Islands law provides no similar prohibition.

Share Conversion

APG BVI is currently authorized to issue an unlimited number of no par value shares which may be either ordinary shares or preferred shares. As of March 31, 2020, there were 169,294,244 ordinary shares of APG BVI issued and outstanding, and 4,000,000 Founder Preferred Shares issued and outstanding, which are convertible into ordinary shares on a one-for-one basis. In addition, as of March 31, 2020, there were issued and outstanding (i) 64,546,077 warrants exercisable to purchase 21,515,359 APG ordinary shares (with each three warrants entitling the holder to subscribe for one ordinary share) at an exercise price of $11.50 per whole ordinary share, (ii) 162,500 options to purchase APG ordinary shares at an exercise price of $11.50 on a one-for-one basis, all of which are fully vested and (iii) 1,441,546 unvested restricted stock units which vest and settle into APG ordinary shares, on a one-for-one basis, based on the vesting schedule applicable to the restricted stock unit awards. See “Description of Capital Stock; Comparison of Rights—Shares Reserved for Future Issuances.”

In connection with the Domestication, each ordinary share of APG BVI that is issued and outstanding immediately prior to the Effective Time will automatically convert into one share of common stock of APG Delaware. Similarly, outstanding options, warrants, restricted stock units and other rights to acquire APG ordinary shares will become options, warrants, restricted stock units or rights to acquire shares of common stock of APG Delaware. It will not be necessary for shareholders of APG BVI who currently hold share certificates to exchange their existing share certificates for certificates of shares of common stock of APG Delaware in connection with the Domestication. See “The Domestication—Domestication Share Conversion” below.

In connection with the Domestication, each Founder Preferred Share that is issued and outstanding immediately prior to the Effective Time will be converted into one share of Series A Preferred Stock of APG Delaware. The Series A Preferred Stock will be convertible into shares of APG Delaware common stock on a one-for-one basis at any time at the option of the holder and will be automatically converted into shares of APG Delaware common stock on the last day of the seventh full financial year of APG Delaware following October 1, 2019 (or if such date is not a trading day, the first trading day immediately following such date). The Annual Dividend Amount required to be paid on the Series A Preferred Stock may be paid in cash or in shares of common stock of APG Delaware, at the option of APG Delaware. Accordingly, APG Delaware may issue additional shares of APG Delaware common stock as a dividend on the Series A Preferred Stock. See “Description of Capital Stock; Comparison of Rights—Series A Preferred Stock.”

Reasons for the Domestication

Our Board of Directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware and that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. Our Board of Directors further believes that there are several reasons why the Domestication is in the best interests of Company and its shareholders, including (1) the prominence, predictability and flexibility afforded by Delaware law, (2) the well-established principles of corporate governance in Delaware judicial precedent and (3) our increased ability to attract and retain qualified directors. See “The Domestication— Background and Reasons for the Domestication” below for further detail.

Risk Factors

An investment in our common stock will involve risks and uncertainties. Please review the section entitled “Risk Factors” beginning on page 8 of this prospectus.

Material U.S. Federal Income Tax Consequences

See “Material U.S. Federal Income Tax Consequences” for important information regarding U.S. federal income tax consequences relating to (1) the APi Acquisition and the Domestication and (2) the ownership and disposition of APG Delaware common stock.

No Vote or Dissenters Rights of Appraisal in the Domestication

Under British Virgin Islands law and the Amended and Restated Memorandum and Articles of Association of APG BVI, we do not need shareholder approval of the Domestication, and our shareholders do not have statutory dissenters’ rights of appraisal or any other appraisal rights as a result of the Domestication. See “The Domestication—No Vote or Dissenters’ Rights of Appraisal in the Domestication.”

Summary Consolidated Financial Information

The following tables present summary historical consolidated financial data as of the dates and for each of the periods indicated.

The summary historical consolidated financial data for the Successor as of and for the year ended December 31, 2019 and for the Predecessor for the period from January 1, 2019 to September 30, 2019 was derived from the audited consolidated financial statements of the Company included in this prospectus.

The summary historical consolidated financial data included below is not necessarily indicative of future results and should be read in conjunction with “APG Management’s Discussion and Analysis of Financial Condition and Results of Operation”, as well as our and APi Group’s consolidated financial statements and notes thereto contained in this prospectus.

	Successor	Predecessor
($ in millions except per share data)	As of and for the Year Ended December 31, 2019	Period from January 1, 2019 to September 30, 2019
Statement of operations data:
Net revenues	$985	$3,107
Cost of revenues	787	2,503

Gross profit	198	604

Selling, general and administrative expenses	359	490
Impairment of goodwill, intangibles, and long-lived assets	—	12

Operating income (loss)	(161)	102
Interest expense, net	15	20
Investment income and other, net	(25)	(11)
Income tax provision	2	7

Net income (loss)	$(153)	$86

Weighted average shares outstanding used in computing basic and diluted loss per share	133	N/A
Net loss per share applicable to ordinary shareholders—basic and diluted	$(1.15)	N/A

Balance Sheet Data:
Total assets	$4,011	N/A
Total long-term debt	1,190	N/A
Total equity	1,757	N/A

Cash Flow Data:
Net cash provided by/(used in) operating activities	$150	$145
Net cash used in investing activities	(1,728)	(51)
Net cash (used in)/provided by financing activities	1,398	(10)

	Successor	Predecessor
($ in millions except per share data)	As of and for the Year Ended December 31, 2019	Period from January 1, 2019 to September 30, 2019
Cash and cash equivalents at end of the period	256	138

Other Operational and Financial Data:
Gross profit margin (1)	20.1%	19.4%
Net working capital	$519	N/A
Capital expenditures	11	53

(1)	Gross profit margin represents gross profit as a percentage of net revenues.

RISK FACTORS

Any investment in our securities involves a number of risks and uncertainties, including the risks described below. If any of the following risks actually occur, our business, financial condition and results of operations could be materially affected. As a result, the trading price of our shares could decline, perhaps significantly, and you could lose all or part of your investment. The risks discussed below are not the only ones we face. Additional risks that are currently unknown to us or that we currently consider to be immaterial may also impair our business or adversely affect our financial condition or results of operations. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Industry

Our businesses are dependent on levels of construction activity and an economic downturn in that industry could materially and adversely affect our business.

The demand for our services is substantially dependent upon the existence of construction projects across multiple markets including energy and infrastructure, commercial and industrial, and safety systems. Any period of economic recession affecting the volume or size of those projects is likely to adversely impact our business. Many of the construction projects that require our services involve long timelines from conception to completion, and many of the services that we offer are required later in the project’s lifecycle. Consequently, some of our businesses experience the results of economic trends later in an economic cycle.

The construction industry and individual markets within that industry have historically been vulnerable to macroeconomic downturns and we expect that will continue to be the case. The industry is traditionally cyclical in nature and economic downturns can adversely affect the willingness and ability of our customers to commit to capital expenditures. Such a decline would likely reduce the demand for certain of our services.

For example, the market for hydrocarbons has historically experienced significant volatility and has not fully recovered from the latest downturn, which began in 2015. To the extent that energy producers reduce exploration, development or refining activities in response to changes in their respective markets, the demand for our services would be adversely affected. In the past, reductions in new housing starts have also negatively affected the construction industry, including electrical utility transmission buildouts, and grid connections, and pipeline construction. Generally, when demand for our services is reduced, it leads to greater price competition and decreased revenue and profit, any of which could materially and adversely affect our results of operations and liquidity.

Adverse developments in the credit markets could adversely affect the funding of significant construction projects and therefore reduce demand for our services.

Adverse developments in the credit markets, including reduced liquidity or rising interest rates, could reduce the availability of funding for large capital projects, including construction projects that require our services. Volatility in the credit and equity markets could reduce the availability of debt or equity financing for significant construction projects, causing a reduction in capital spending, which, in the past has resulted, and in the future could result, in project pipeline constraints, project deferrals and project cancellations, any of which could materially and adversely affect our results of operations and liquidity.

Our long-term success depends, in part, on the quality and safety of the services we provide and systems we install. A deterioration in the quality or reputation of our businesses could have an adverse impact on our reputation, business, consolidated financial condition or results of operations.

The success of each of our businesses and our ability to attract and retain customers typically depends in large part on reputation. Such dependence makes our businesses susceptible to reputational damage and heightened competition from other companies. Changes in management practices, or acts or omissions that adversely affect our business, including any crime, scandal, litigation, negative publicity, catastrophic fires or similar events or accidents and injuries can have a substantial negative impact on the operations of our businesses, and can cause a loss of customer and prospective customer confidence. We or any of our businesses could also face legal claims and adverse publicity from a variety of events or conditions, many of which are beyond our control. If the reputation or perceived quality of our businesses decline, then our business, consolidated financial condition or results of operations could be adversely affected.

Our business strategy includes acquiring companies and making investments that complement our existing businesses. These acquisitions and investments could be unsuccessful or consume significant resources, which could adversely affect our operating results.

We expect to continue to analyze and evaluate the acquisition of strategic businesses, product lines or technologies with the potential to strengthen our industry position or enhance our existing offerings. We cannot assure you that we will identify or successfully complete transactions with suitable acquisition candidates in the future. Nor can we assure you that completed acquisitions will be successful.

Acquisitions and investments may involve significant cash expenditures, debt incurrence, operating losses and expenses that could have a material adverse effect on our business, consolidated financial condition, results of operations and cash flows. Acquisitions involve numerous other risks, including:

•	diversion of management’s time and attention from daily operations;

•	difficulties integrating acquired businesses, technologies and personnel into our business;

•	inability to obtain required regulatory approvals and/or required financing on favorable terms;

•	potential loss of key employees, key contractual relationships, or key customers of acquired companies or from our existing businesses; and

•	assumption of the liabilities and exposure to unforeseen liabilities of acquired companies.

Under certain circumstances, it may be difficult for us to complete transactions quickly and to integrate acquired operations efficiently into our current business operations. Moreover, we may be unable to obtain strategic or operational benefits that are expected from our acquisitions. Any acquisitions or investments may ultimately harm our business or consolidated financial condition, as such acquisitions may not be successful and may ultimately result in impairment charges.

We are a decentralized company and place significant decision-making authority with our subsidiaries’ management, which presents certain risks.

We believe our practice of conferring significant authority upon the management of our subsidiaries has been important to our successful growth and has allowed us to be responsive to opportunities and to our customers’ needs. However, this practice presents certain risks, including the risk we would be slower to identify a misalignment between a subsidiary’s and our overall business strategy. Our decentralized organization also creates the possibility that our operating subsidiaries assume excessive risk without appropriate guidance from our centralized accounting, tax, treasury and insurance functions, or external legal counsel, as to the potential overall impact. If an operating subsidiary fails to follow our company policies, including those relating to compliance with applicable laws, we could be subjected to risks of noncompliance with applicable regulations, or made party to a contract, arrangement or situation that requires the assumption of disproportionate liabilities or contain other less desirable terms.

The construction industry is highly competitive and our failure to effectively compete could reduce our market share and harm our financial performance.

The construction industry is highly fragmented, and we compete with other companies in each of the markets in which we operate, ranging from small independent firms servicing local markets to larger firms servicing regional and national markets. We also compete with existing and prospective customers who perform some of the services we offer, which could reduce the amount of services we perform for our customers. There are relatively few barriers to entry for certain of the services we provide and, as a result, any organization that has adequate financial resources and access to technical expertise and skilled personnel may become a competitor. Further, smaller competitors are more susceptible to consolidation. Consolidation of smaller entities could create larger national competitors which could adversely affect our business or profitability.

Most of our customers’ work is awarded through bid processes. Consequently, price is often a significant factor that determines whether we are awarded the project, especially on smaller, less complex projects. Smaller competitors may have an advantage against us based on price alone due to their lower costs and financial return requirements. Additionally, our bids for certain projects may depend on customer perception, including our perceived relative ability to perform the work as compared to our competitors or a customer’s perception of technological advantages held by our competitors as well as other factors. Our results of operations could be materially and adversely affected if we are unsuccessful in bidding for projects or renewing our master service agreements, or if our ability to be awarded such projects or agreements requires that we accept less desirable terms, including lower margins.

We may not accurately estimate the costs associated with services provided under fixed price contracts, which could impair our financial performance.

A portion of our agreements with customers contain fixed price terms. Under these contracts, we typically set the price of our services on a per unit or aggregate basis and assume the risk that costs associated with our performance may be greater than what we estimated. We also enter into contracts for specific projects or jobs that require the installation or construction of an entire infrastructure system or specified units within an infrastructure system, many of which are priced on a fixed price or per unit basis. Profitability for these contracts will be reduced if actual costs to complete a project exceed our original estimates. If estimated costs to complete the remaining work for a project exceed the expected revenue to be earned, the full amount of any expected loss is recognized in the period the loss is determined. Our profitability is therefore dependent upon our ability to accurately estimate the costs associated with our services and our ability to execute in accordance with our plans. A variety of factors could negatively affect these estimates, including changes in expected productivity levels, conditions at work sites differing materially from those anticipated at the time we bid on the contract and higher than expected costs of labor and/or materials. These variations, along with other risks inherent in performing fixed price contracts, could cause actual project results to differ materially from our original estimates, which could result in lower margins than anticipated, or losses, which could reduce our profitability, cash flows and liquidity.

Improperly managed projects or project delays may result in additional costs or claims against us, which could have a material adverse effect on our operating results, cash flows and liquidity.

The quality of our performance on any given project depends in large part upon the ability of the project manager(s) to manage relationships and the project itself and to timely deploy appropriate resources, including both third-party contractors and our own personnel. Our results of operations, cash flows and liquidity could be adversely affected if a project manager or our personnel miscalculate the resources or time needed to complete a project with capped or fixed fees, or the resources or time needed to meet contractual milestones. Additionally, delays on a particular project, including delays in designs, engineering information or materials provided to us by the customer or a third party, delays or difficulties in equipment and material delivery, schedule changes, delays from failure to timely obtain permits or rights-of-way or to meet other regulatory requirements, weather-related delays, governmental, industry, political and other factors, some of which are beyond our control, could result in cancellations or deferrals of project work, which could lead to a decline in revenue, or, for project deferrals, could cause us to incur costs for standby pay, and could lead to personnel shortages on other projects scheduled to commence at a later date.

We could also encounter project delays due to local opposition, including political and social activism, which could include injunctive actions or public protests related to the siting of oil, natural gas, or electric power transmission lines or for power generation or other facilities, and such delays could adversely affect our project margins. In addition, some of our agreements require that we share in cost overages or pay liquidated damages if we do not meet project deadlines; therefore, any failure to properly estimate or manage cost, or delays in the completion of projects, could subject us to penalties, which could adversely affect our results of operations, cash flows and liquidity. Further, any defects or errors, or failures to meet our customers’ expectations, could result in reputational harm and large damage claims against us. Due to the substantial cost of, and potentially long lead-times necessary to acquire certain of the materials and equipment used in our complex projects, damage claims could substantially exceed the amount we can charge for our associated services.

We maintain a workforce based upon current and anticipated workloads. We could incur significant costs and reduced profitability from underutilization of our workforce if we do not receive future contract awards, if contract awards are delayed, or if there is a significant reduction in the level of services we provide.

Our estimates of future performance and results of operations depend, among other factors, on whether and when we receive new contract awards, which affect the extent to which we are able to utilize our workforce. The rate at which we utilize our workforce is affected by a variety of factors, including our ability to forecast the need for our services, which allows us to maintain an appropriately sized workforce, our ability to transition employees from completed projects to new projects or between internal business groups, our ability to manage attrition, and our need to devote resources to non-chargeable activities such as training or business development. While our estimates are based upon our good faith judgment, professional knowledge and experience, these estimates may not be accurate and may frequently change based on newly available information. In the case of large-scale projects where timing is often uncertain, it is particularly difficult to predict whether and when we will receive a contract award. The uncertainty of contract award timing can present difficulties in matching our workforce size to our project needs. If an expected contract award is delayed or not received, we could incur costs resulting from underutilization of our workforce, redundancy of facilities, or from efforts to right-size our workforce and/or operations, which could reduce our profitability and cash flows.

To the extent our contracts require customers to pay at specific milestones or at the end of a project, our ability to collect accounts receivables will be dependent on our financial health at such time.

Slowing conditions in the industries we serve, customer difficulties in obtaining project financing, economic downturns or bankruptcies could also impair the financial condition of one or more of our customers and hinder their ability to pay us on a timely basis. To the extent that any of our contracts require customers to pay at specific milestones or at the end of a project, our ability to timely identify these difficulties and pare back our expenses and resources could be further impaired. In the past, we incurred significant losses after customers filed for bankruptcy or experienced financial difficulties following a general economic downturn, in which certain industry factors worsened the effect of the overall economic downturn on those customers. In difficult economic times, some of our clients may find it difficult to pay for our services on a timely basis, increasing the risk that our accounts receivable could become uncollectible and ultimately be written off. In certain cases, our clients are project-specific entities that do not have significant assets other than their interests in the project. From time to time, it may be difficult for us to collect payments owed to us by these clients. Delays in client payments may require us to make a working capital investment, which could negatively affect our cash flows and liquidity. If a client fails to pay us on a timely basis or defaults in making payments on a project for which we have devoted significant resources, it could materially and adversely affect our consolidated results of operations, cash flows and liquidity.

Our inability to recover on contract modifications against project owners or subcontractors for payment or performance could negatively affect our business.

We routinely present contract modifications to our clients and subcontractors for changes in contract specifications or requirements. We consider unapproved change orders to be contract modifications for which customers have not agreed to both scope and price. We consider claims to be contract modifications for which we seek, or will seek, to collect from customers, or others, for customer-caused changes in contract specifications or design, or other customer-related causes of unanticipated additional contract costs on which there is no agreement with customers. Claims can also be caused by non-customer-caused changes, such as rain or other weather delays. In some cases, settlement of contract modifications may not occur until after completion of work under the contract. A failure to promptly document and negotiate a recovery for multiple contract modifications could rise to the level of negatively impacting our cash flows, and reductions in our ability to recover contract modifications could have a negative impact on our consolidated financial condition, results of operations and cash flows.

The nature of our business exposes us to potential liability for workmanship, design and other claims, which could materially and adversely affect our business and results of operations.

Under our contracts with customers, we may guarantee the work performed against, among other things, defects in workmanship, and we may agree to indemnify our customers for losses related to our services and materials. As much of the work we perform is inspected by our customers for any defects in construction prior to acceptance of the project, the claims that we have historically received have not been substantial. Additionally, materials used in construction are often provided by the customer or are warranted against defects by the supplier. If customer claims occur, we generally would be obligated to re-perform the services and/or repair or replace the item and any other facilities impacted thereby, at our sole expense, and we could also be responsible for other damages if we are not able to adequately satisfy customer claims. In addition, we may be required under contractual arrangements with our customers to honor any defects or failures in materials we provide. While we generally require the materials suppliers to provide us warranties or indemnification that are consistent with those we provide to our customers, if any of these suppliers default on their obligations to us, we may incur costs to repair or replace the defective materials. Costs incurred as a result of claims could adversely affect our business, consolidated financial condition, results of operations and cash flows.

Furthermore, our business involves professional judgments regarding the planning, design, development, construction, operations and management of electric power transmission, communications and pipeline infrastructure. Because our projects are often technically complex, our failure to make judgments and recommendations in accordance with applicable professional standards, including engineering standards, could result in damages. A significantly adverse or catastrophic event at a project site or completed project resulting from the services we performed could result in significant professional or product liability, personal injury (including claims for loss of life) or property damage claims or other claims against us, as well as reputational harm. These liabilities could exceed our insurance limits or could impact our ability to obtain third-party insurance in the future. In addition, customers, subcontractors or suppliers who have agreed to indemnify us against any such liabilities or losses might refuse or be unable to pay us. An uninsured claim, either in part or in whole, if successful and of a material magnitude, could have a substantial impact on our business, consolidated financial condition, results of operations and cash flows.

Many of our services are exposed to significant risks of liability for employee acts or omissions, or system failure.

Many of our businesses perform services at large projects and industrial facilities where accidents or system failures can be disastrous and costly. If a customer or third party believes that he or she has suffered harm to person or property due to an actual or alleged act or omission of one or more of our employees, faulty construction, or a failure of a system we installed, then they may pursue legal action against us. Any claim, regardless of its merit or eventual outcome, could result in substantial costs, divert management’s attention and create negative publicity, particularly for claims relating to environmental matters where the amount of the claim could be extremely large.

Because many of our services are intended to protect lives and real and personal property, we may have greater exposure to litigation risks than businesses that provide other services. For example, with respect to our safety services, we could face liability for failure to respond adequately to alarm activations, failure of our safety systems to operate as expected or losses caused by erroneous alarm activations. The nature of the services we provide exposes us to the risks that we may be held liable for employee acts or omissions, faulty construction or system failures. We work to include contractual provisions limiting our liability for our installation and monitoring services, and we typically maintain liability insurance to cover losses if our services fail to satisfy applicable requirements and standards. However, in the event of litigation, it is possible that contract limitations may be deemed inapplicable or unenforceable, that our insurance coverage is insufficient, or that insurance carriers deny coverage of our claims. As a result, such employee acts or omissions, faulty construction or system failures could have a material adverse effect on our business, consolidated financial condition, results of operations and cash flows.

Our businesses may be affected by difficult work sites and environments, which could cause delays, increase our costs and reduce profitability.

Our businesses perform services under a variety of conditions, including, but not limited to, challenging and hard to reach terrain and difficult site conditions. Performing services under such conditions can result in project delays or cancellations, potentially causing us to incur unanticipated costs, reductions in revenue or the payment of liquidated damages. In addition, some of our contracts require that we assume the risk should actual site conditions vary from those expected. Some of our projects involve challenging engineering, procurement and construction phases, which may occur over extended time periods. We may encounter difficulties or delays in designs or materials provided by the customer or a third party, equipment and material delivery delays, schedule changes, delays from customer failure to timely obtain rights-of-way, weather-related delays, delays by subcontractors in completing their portion of the project and other factors, some of which are beyond our control, but that affect our ability to complete a project as originally scheduled. In some cases, delays and additional costs may be substantial, and we may be required to cancel a project and/or compensate the customer for the delay. We may not be able to recover any of such costs. Any such delays, cancellations, errors or other failures to meet customer expectations could result in damage claims substantially in excess of the revenue associated with a project. Delays or cancellations could also negatively affect our reputation or relationships with our customers, which could adversely affect our ability to secure new contracts.

Our unionized workforce and related obligations could adversely affect our operations.

As of December 31, 2019, approximately 44% of our employees were covered by collective bargaining agreements. Certain of our unionized employees have participated in strikes and work stoppages in the past, and we cannot be certain that strikes or work stoppages will not occur in the future. Strikes or work stoppages could adversely impact relationships with our customers and could cause us to lose business and experience a decline in revenues. Our ability to complete future acquisitions also could be adversely affected because of our union status for a variety of reasons. For instance, our union agreements may be incompatible with the union agreements of a business we want to acquire, and some businesses may not want to become affiliated with a union-based company. Additionally, we may be required to increase our exposure to withdrawal liabilities for underfunded multiemployer pension plans to which an acquired company historically contributed or presently contributes. Further, certain of our customers require or prefer a non-union workforce, and they may reduce the amount of work assigned to us if our non-union labor crews become unionized, which could negatively affect our business, consolidated financial condition, results of operations and cash flows.

We are and may become subject to periodic regulatory proceedings, including Fair Labor Standards Act (“FLSA”) and state wage and hour class action lawsuits, which may adversely affect our business and financial performance.

Pending and future wage and hour litigation, including claims relating to the Fair Labor Standards Act, analogous state laws, or other state wage and hour laws could result in significant attorney fees and settlement costs. Resolution of non-litigated alleged wage and hour violations could also negatively impact our performance. The potential settlement of, or awards of damages for, such claims also could materially impact our financial performance as could operational adjustments implemented in response to a settlement, court order or in an effort to mitigate future exposure. Additionally, an increased volume of alleged statutory violations or matters referred to an agency for potential resolution could result in significant attorney fees and settlement costs that could, in the aggregate, materially impact our financial performance.

We are and may become subject to periodic litigation which may adversely affect our business and financial performance.

We are subject to various lawsuits, administrative proceedings and claims that arise in the ordinary course of business. We could be party to class and collective actions, along with other complex legal disputes, that could materially impact our business by requiring, among other things, unanticipated management attention, significant attorney fees and settlement spend, or operational adjustments implemented in response to a settlement, court order or to mitigate future exposure.

We may have litigation in a variety of matters, some matters may be unpredictable or unanticipated, and the frequency and severity of litigation could increase. Because lawsuits are inherently unpredictable, assessing contingencies is highly subjective and requires judgements about future events. A judgement that is not covered by insurance or that is significantly in excess of our insurance coverage could materially adversely affect our consolidated financial condition or results of operations.

We serve customers who are involved in energy exploration, production and transportation, and adverse developments affecting activities in these industries, including sustained low or further reduced oil or natural gas prices, reduced demand for oil and natural gas products, or increased regulation of exploration and production, could have a material adverse effect on our results of operations.

Our energy and infrastructure businesses depend on energy industry participants’ willingness to make operating and capital expenditures to build pipelines to transport oil and natural gas and the development and production of oil and natural gas in the United States. A reduction in these activities generally results in decreased demand for our support services in that industry. Therefore, if these expenditures decline, our business is likely to be adversely affected.

The level of activity in the new construction of oil and natural gas pipelines, oil and natural gas exploration and production in the U.S. has been volatile. The prices of crude oil and related products dropped substantially in the fourth quarter of 2014 and have been negatively affected by a combination of factors, including weakening demand, increased worldwide production, the decision by the Organization of Petroleum Exporting Countries to keep production levels unchanged and a strengthening in the U.S. dollar relative to most other currencies. If crude oil prices do not rise, or take longer to recover than anticipated, energy and production companies, pipeline owners and operators and public utility or local distribution companies in the regions we conduct our business may reduce or delay capital spending to expand or maintain their pipelines or oil and natural gas production. Decreases in production related field activities could have an adverse effect on our consolidated financial position, results of operations, demand for services, and cash flows.

Our customers may further consolidate, which could materially adversely affect our revenues and margins.

Our customers may consolidate, especially in periods of significant industry downturns. We expect any customers that consolidate will take actions to harmonize pricing from their suppliers and rationalize their supply chain, which could adversely affect our business and results of operations. There can be no assurance that, following consolidation, our large customers will continue to buy from us across different service offerings or geographic regions, or at the same levels as prior to consolidation, which could adversely affect our business, consolidated financial condition, results of operations and cash flows.

Demand for our businesses can be materially affected by new or changed governmental regulation.

Our customers operate in regulated industries and are subject to regulations that can change frequently and without notice. The adoption of new laws or regulations, or changes to the enforcement or interpretation of existing laws or regulations, could cause our customers to reduce spending on the services we provide, which could adversely affect our revenues, results of operations, and liquidity. Delays in implementing anticipated regulations or reversals of previously adopted regulations could adversely affect demand for our services. For example, the anticipation by utilities that coal-fueled power plants may become uneconomical to operate because of potential environmental regulations has increased demand for gas pipeline construction for utility customers. If these environmental regulations are not implemented, this could reduce demand for our services.

A portion of our future growth is based on the ability and willingness of public and private entities to invest in infrastructure.

A portion of our current business and a portion of our future growth is expected to result from public and private investments in infrastructure. As a result, reduced or delayed spending, including the impact of government sequestration programs or other changes in budget priorities could result in the deferral, delay or disruption of our projects. These potential events could impact our ability to be timely paid for our current services, which could adversely affect our cash flows and margins.

The impact of the coronavirus (COVID-19) pandemic, or similar global health concerns, could adversely affect our ability to timely complete projects and source the supplies we need, and may impact labor availability and productivity, which could adversely impact our business, financial condition and results of operations.

The coronavirus outbreak in China in December 2019 and the subsequent spread of the virus throughout the world has resulted in widespread infections and fatalities. Governments in affected countries, including the United States, have launched measures to combat the spread of COVID-19, including travel bans, quarantines and lock-downs of affected areas that include closures of non-essential businesses. We rely on the availability of our skilled workforce and third-party contractors to meet contractual milestones and timely complete projects. If the COVID-19 pandemic or similar outbreak were to require us to discontinue operations, or to cause shortages of our workforce or third-party contractors, it could result in cancellations or deferrals of project work, which could lead to a decline in revenue and an increase in costs. In addition, such outbreak may impact the availability of the commodities, supplies and materials needed for projects, and we may experience difficulties obtaining such commodities, supplies and materials from suppliers or vendors whose supply chains are impacted by the outbreak. If we are unable to source the essential commodities, supplies and materials in adequate quantities, at acceptable prices and in a timely manner, our business, financial condition and results of operations could be adversely affected. Similarly, our customers may be impacted by the COVID-19 pandemic, which could cause them to cancel or defer project work, which could have a negative impact on our business.

In addition, our results of operations are materially affected by conditions in the credit and financial markets and the economy generally. Global credit and financial markets have experienced extreme volatility and disruptions as a result of the COVID-19 pandemic including diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. There can be no assurance that deterioration in credit and financial markets and confidence in economic conditions will not occur or be sustained as a result of the COVID-19 pandemic. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, or do not improve, it may make any necessary debt or equity financing more difficult, more costly, and more dilutive. Failure by us or our customers to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon current or expected projects.

The full extent to which the COVID-19 pandemic impacts our business, markets, supply chain, customers and workforce will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 pandemic and the actions to treat or contain it or to otherwise limit its impact, among others.

The industries we serve, including the construction industry, can be seasonal, cyclical and affected by weather conditions at project sites and other variations, the combined effects of which can potentially delay cash flows and adversely impact our results of operations.

Our revenue and results of operations can be subject to seasonal and other variations. These variations are influenced by various factors, including weather, customer spending patterns, bidding seasons, project schedules, holidays and timing, in particular, for large, non-recurring projects. In particular, many of the construction projects that demand our services include significant portions of outdoor work. As a result, seasonal changes and adverse weather conditions can adversely affect our business operations through declines in demand for our services and alterations and delays in applicable schedules. Adverse weather conditions such as extended rainy and cold weather in the spring and fall can reduce demand for our products and reduce sales or render our contracting operations less efficient resulting in under-utilization of crews and equipment and lower contract profitability. Although our businesses serve customers across the United States, Canada and the United Kingdom, major weather events such as hurricanes, tornadoes, tropical storms and heavy snows could also adversely impact a substantial number of projects and affect our revenues and profitability. Warmer and drier weather during the third and fourth quarters of our fiscal year typically results in higher activity and revenues during those quarters. Our first and second fiscal quarters typically have lower levels of activity due to weather conditions. A cool, wet spring increases drying time on projects, which can delay sales in our third fiscal quarter, while a warm dry spring may enable earlier project startup.

Furthermore, the industries we serve can be cyclical in nature. Fluctuations in end-user demand within those industries, or in the supply of services within those industries, can affect demand for our services. As a result, our business may be adversely affected by industry declines or by delays in new projects. Variations or unanticipated changes in project schedules in connection with large construction and installation projects can create fluctuations in revenue and could adversely affect our business, consolidated financial position, results of operations and cash flows.

A portion of our contracts allocate the risk of price increases in supplies to us.

For certain contracts, including where we have assumed responsibility for procuring materials for a project, we are exposed to market risk of increases in certain commodity prices of materials, such as copper and steel, which are used as components of supplies or materials utilized in all of our operations. In addition, our customers’ capital budgets may be impacted by the prices of certain materials. These prices could be materially impacted by general market conditions and other factors, including U.S. trade relationships with other countries or the imposition of tariffs. We are also exposed to increases in energy prices, including as they relate to gasoline prices for our rolling-stock fleet of approximately 8,000 units. Additionally, the price of fuel required to run our vehicles and equipment is unpredictable and fluctuates based on events outside our control. Any increase in fuel costs could materially reduce our profitability and liquidity to the extent we are not able to adjust our pricing for such expenses. While we believe we can increase our prices to adjust for some price increases in commodities, there can be no assurance that price increases of commodities, if they were to occur, would be recoverable. Additionally, some of our fixed price contracts do not allow us to adjust our prices and, as a result, increases in material or fuel costs could reduce our profitability with respect to such projects.

Our participation in joint ventures exposes us to liability and/or harm to our reputation for failures of our partners.

As part of our business, we have entered into joint venture arrangements and likely will continue to do so. The purpose of these joint ventures is typically to combine skills and resources to allow for the bidding and performance of particular projects. Success of these jointly performed projects can be adversely affected by the performance of our joint venture partners, over whom we may have little or no control. Differences in opinions or views between us and our joint venture partners could result in delayed decision-making or failure to agree on material issues that could adversely affect the business and operations of our joint ventures. Additionally, the failure by a joint venture partner to comply with applicable laws, regulations or client requirements could negatively impact our business.

We and our joint venture partners are generally jointly and severally liable for all liabilities and obligations of our joint ventures. If a joint venture partner fails to perform or is financially unable to bear its portion of required capital contributions or other obligations, including liabilities stemming from claims or lawsuits, we could be required to make additional investments, provide additional services or pay more than our proportionate share of a liability to make up for our partner’s shortfall. Further, if our partners experience cost overruns or project performance issues that we are unable to adequately address, the customer may terminate the project, which could result in legal liability to us, harm our reputation and reduce our profit or increase our loss on a project.

Our contracts contain provisions that may require us to pay damages or incur costs if we fail to meet our contractual obligations.

If we do not meet our contractual obligations, our customers may look to us to pay damages or pursue other remedies, including, in some instances, the payment of liquidated damages. Additionally, if we fail to meet our contractual obligations, or if our customer anticipates that we cannot meet our contractual obligations, our customers may, in certain circumstances, seek reimbursement from us to cover the incremental cost of having a third party complete or remediate our work. Our results of operations could be adversely affected if we are required to pay damages or incur costs as a result of a failure to meet our contractual obligations.

The loss of key senior management personnel or the failure to hire and retain highly skilled personnel could negatively affect our business.

We depend on our senior management and other key personnel to operate our businesses. We also rely on other highly skilled personnel. Competition for qualified personnel in the construction industry, especially with respect to specialized projects or unique skills sets in applicable trades, is intense. The loss of any of our executive officers or other key employees or the inability to identify, hire, train, retain, and manage skilled personnel, could harm our business.

Risks associated with our operations in Canada and the United Kingdom could harm our business and prospects.

Our overall business, consolidated financial condition, results of operations and cash flows could be negatively impacted by our activities and operations outside the United States. Our international operations are presently conducted primarily in Canada, but we also perform certain services in the United Kingdom and to a much lesser extent, Mexico, Asia and the Caribbean. Although approximately 7% of our revenue was derived from areas outside the United States as of December 31, 2019, it is possible the number of countries in which we operate and the amount of work we perform in foreign countries could increase in the future. We are paid for work outside the United States in currencies other than the U.S. dollar. Such payments may exceed our local currency needs, and, in certain instances, those amounts may be subject to temporary blocking or taxes or tariffs, and we may experience difficulties if we attempt to convert such amounts to U.S. dollars.

We could be adversely affected by our failure to comply with the laws applicable to our foreign activities, including the U.S. Foreign Corrupt Practices Act and other similar worldwide anti-bribery laws.

Applicable U.S. and non-U.S. anti-corruption laws, including but not limited to the U.S. Foreign Corrupt Practices Act (“FCPA”), prohibit us from, among other things, corruptly making payments to non-U.S. officials for the purpose of obtaining or retaining business. We pursue opportunities in certain parts of the world that experience government corruption, and in certain circumstances, compliance with these laws may conflict with longstanding local customs and practices. Our policies mandate compliance with all applicable anti-corruption laws. We have policies and procedures designed to ensure that our employees and intermediaries who work for us outside the United States comply with these laws, and we otherwise require such employees and intermediaries to comply with these laws. However, there can be no assurance that such policies, procedures and other requirements will protect us from liability under the FCPA or other similar laws for actions or inadvertences taken by our employees or intermediaries. Liability for such actions or inadvertences could result in severe criminal or civil fines, penalties, forfeitures, disgorgements or other sanctions. This in turn could have a material adverse effect on our reputation, business, consolidated financial condition, results of operations, and cash flows. In addition, detecting, investigating and resolving actual or alleged violations of such laws is expensive and could consume significant time and attention of our senior management, in-country management, and other personnel.

Our failure to comply with the regulations of OSHA, the U.S. DOT and other state and local agencies that oversee safety and transportation compliance could reduce our revenue, profitability and liquidity.

The Occupational Safety and Health Act of 1970, as amended, establishes certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by OSHA and various recordkeeping, disclosure and procedural requirements. Various standards, including standards for notices of hazards and safety, may apply to our operations. We incur capital and operating expenditures and other costs in the ordinary course of business in complying with OSHA and other state and local laws and regulations, and could incur penalties and fines in the future, including, in extreme cases, criminal sanctions.

While we invest substantial resources in occupational health and safety programs, the construction industry involves a high degree of operational risk, and there can be no assurance that we will avoid significant liability. Although we have taken what we believe to be appropriate precautions, we have had employee injuries and fatalities in the past and may suffer additional injuries or fatalities in the future. Serious accidents of this nature may subject us to substantial penalties, civil litigation or criminal prosecution. Personal injury claims for damages, including for bodily injury or loss of life, could result in substantial costs and liabilities, which could materially and adversely affect our consolidated financial condition, results of operations or cash flows. In addition, if our safety record were to deteriorate, or if we suffered substantial penalties or criminal prosecution for violation of health and safety regulations, customers could cancel existing contracts and not award future business to us, which could materially adversely affect our liquidity, cash flows and results of operations. If we were not able to successfully resolve such issues, our ability to service our customers could be damaged, which could lead to a material adverse effect on our consolidated results of operations, cash flows and liquidity.

Unsatisfactory safety performance may subject us to liabilities, affect customer relationships, result in higher operating costs, negatively impact employee morale and result in higher employee turnover.

Our business is subject to operational hazards due to the nature of services we provide and the conditions in which we operate, including electricity, fires, explosions, mechanical failures and weather-related incidents. Construction projects undertaken by us expose our employees to electrical lines, pipelines carrying potentially explosive or toxic materials, heavy equipment, transportation accidents, adverse weather conditions and the risk of damage to equipment and property. These hazards, among others, can cause personal injuries and loss of life, severe damage to or destruction of property and equipment and other consequential damages and could lead to suspension of operations and large damage claims which could, in some cases, substantially exceed the amount we charge for the associated services. In addition, if serious accidents or fatalities occur, or if our safety records were to deteriorate, we may be restricted from bidding on certain work or obtaining new contracts, and certain existing contracts could be terminated. Our safety processes and procedures are monitored by various agencies and ratings bureaus. The occurrence of accidents in the course of our business could result in significant liabilities, employee turnover, increase the costs of our projects or harm our ability to perform under our contracts or enter into new customer contracts, all of which could materially adversely affect our profitability and our consolidated financial condition.

We are exposed to product liability, workmanship warranty, casualty, negligence, construction defect, breach of contract and other claims and legal proceedings.

From time to time, we are subject to product liability, workmanship warranty, casualty, negligence, construction defect, breach of contract and other claims and legal proceedings relating to the products we install that, if adversely determined, could adversely affect our consolidated financial condition, results of operations and cash flows. We rely on manufacturers and other suppliers to provide us with most of the products we install. Because we do not have direct control over the quality of such products manufactured or supplied by such third-party suppliers, we are exposed to risks relating to the quality of such products. In addition, we are exposed to potential claims arising from the conduct of our employees, and other subcontractors, for which we may be contractually liable.

We have in the past been, and may in the future be, subject to liabilities in connection with injury or damage incurred in conjunction with the installation of our products. Although we currently maintain what we believe to be suitable and adequate insurance, we may be unable to maintain such insurance on acceptable terms or such insurance may not provide adequate protection against potential liabilities.

Such claims and legal proceedings can be expensive to defend and can divert the attention of management and other personnel for significant periods of time, regardless of the ultimate outcome. In addition, lawsuits relating to construction defects typically have statutes of limitations that can run as long as ten years. Claims of this nature could also have a negative impact on customer confidence in our businesses and services. Current or future claims could have a material adverse effect on our reputation, business, consolidated financial condition and results of operations.

We are subject to many laws and regulations in the jurisdictions in which we operate, and changes to such laws and regulations may result in additional costs and impact our operations.

We are committed to upholding the highest standards of corporate governance and legal compliance. We are subject to many laws and regulations in the jurisdictions in which we operate. We expect to be subject to various laws and regulations that apply specifically to U.S. public companies. These include the rules and regulations of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the various regulations, standards and guidance put forth by the SEC and other governmental agencies to implement those laws. New laws, rules and regulations, or changes to existing laws or their interpretations, could create added legal and financial costs and uncertainty for us. In addition, our United Kingdom operations are subject to laws and regulations that are in some cases different from those of the United States, including labor laws such as the U.K. Modern Slavery Act and laws and regulations governing information collected from employees, customers and others, specifically the European Union’s General Data Protection Regulation, which went into effect in May 2018. These laws and regulations, and the economic, financial, political and regulatory impact of the United Kingdom’s decision to leave the European Union, could increase the cost and complexity of doing business in the U.K. and negatively impact our financial position and results of operations. Our efforts to comply with evolving laws, regulations and reporting standards may increase our general and administrative expenses, divert management time and attention or limit our operational flexibility, all of which could have a material adverse effect on our consolidated financial position and results of operations.

Our failure to comply with environmental laws could result in significant liabilities and increased environmental regulations could result in increased costs.

Our operations are subject to various environmental laws and regulations, including those dealing with the handling and disposal of waste products, PCBs, fuel storage, water quality and air quality. We perform work in many different types of underground environments. If the field location maps supplied to us are not accurate, or if objects are present in the soil that are not indicated on the field location maps, our underground work could strike objects in the soil, some of which may contain pollutants. These objects may also rupture, resulting in the discharge of pollutants. In such circumstances, we may be liable for fines and damages, and we may be unable to obtain reimbursement from the parties providing the incorrect information. We perform work in and around environmentally sensitive areas such as rivers, lakes and wetlands. In addition, we perform directional drilling operations below certain environmentally sensitive terrains and water bodies. Due to the inconsistent nature of the terrain and water bodies, it is possible that such directional drilling may cause a surface fracture, resulting in the release of subsurface materials. These subsurface materials may contain contaminants in excess of amounts permitted by law, potentially exposing us to remediation costs and fines. We also own and lease several facilities at which we store our equipment. Some of these facilities contain fuel storage tanks that are above or below ground. If these tanks were to leak, we could be responsible for the cost of remediation as well as potential fines.

Moreover, new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or leaks, or the imposition of new clean-up requirements could require us to incur significant costs or become the basis for new or increased liabilities that could negatively impact our business, consolidated financial condition, results of operations and cash flows. In certain instances, we have obtained indemnification or covenants from third parties (including predecessors or lessors) for such clean-up and other obligations and liabilities. However, such third-party indemnities or covenants may not cover all of our costs and the indemnitors may not pay amounts owed to us, and such unanticipated obligations or liabilities, or future obligations and liabilities, may have a material adverse effect on our business, consolidated financial condition, results of operations and cash flows. Further, we cannot be certain that we will be able to identify or be indemnified for all potential environmental liabilities relating to any acquired business.

Misconduct by our employees, subcontractors or partners or our overall failure to comply with laws or regulations could harm our reputation, damage our relationships with customers, reduce our revenue and profits, and subject us to criminal and civil enforcement actions.

Misconduct, fraud, non-compliance with applicable laws and regulations, or other improper activities by one or more of our employees, subcontractors or partners could have a significant negative impact on our business and reputation. Examples of such misconduct include employee or subcontractor theft, the failure to comply with safety standards, laws and regulations, customer requirements, environmental laws and any other applicable laws or regulations. While we maintain policies and procedures to prevent and detect these activities, such precautions may not be effective and are subject to inherent limitations, including human error and fraud. The failure of any of our employees to comply with applicable laws or regulations or other acts of misconduct could subject us to fines and penalties, harm our reputation, damage our relationships with customers, reduce our revenue and profits and subject us to criminal and civil enforcement actions.

As government contractors, our subsidiaries are subject to a number of rules and regulations, and their contracts with government entities are subject to audit. Violations of the applicable rules and regulations could result in a subsidiary being barred from future government contracts.

Government contractors must comply with many regulations and other requirements that relate to the award, administration and performance of government contracts. A violation of these laws and regulations could result in imposition of fines and penalties, the termination of a government contract or debarment from bidding on government contracts in the future. Further, despite our decentralized nature, a violation at one of our locations could impact other locations’ ability to bid on and perform government contracts. Additionally, because of our decentralized nature, we face risks in maintaining compliance with all local, state and federal government contracting requirements. Prohibition against bidding on future government contracts could have an adverse effect on our consolidated financial condition and results of operations.

In the event of a cybersecurity incident, we could experience operational interruptions, incur substantial additional costs, become subject to legal or regulatory proceedings or suffer damage to our reputation.

In addition to the disruptions that may occur from interruptions in our information technology systems, cybersecurity threats and sophisticated and targeted cyberattacks pose a risk to our information technology systems and the systems that we design and install. We have established security policies, processes and defenses designed to help identify and protect against intentional and unintentional misappropriation or corruption of our information technology systems, disruption of our operations or the secure operation of the systems we install. Despite these efforts, our information technology systems may be damaged, disrupted or shut down due to attacks by unauthorized access, malicious software, computer viruses, undetected intrusion, hardware failures or other events, and in these circumstances our disaster recovery plans may be ineffective or inadequate. These breaches or intrusions could lead to business interruption, exposure of proprietary or confidential information, data corruption, damage to our reputation, exposure to legal and regulatory proceedings and other costs. Such events could have a material adverse impact on our consolidated financial condition, results of operations and cash flows. In addition, we could be adversely affected if any of our significant customers or suppliers experiences any similar events that disrupt their business operations or damage their reputation. We maintain monitoring practices and protections of our information technology to reduce these risks and test our systems on an ongoing basis for potential threats. There can be no assurance, however, that our efforts will prevent the risk of a security breach of our databases or systems that could adversely affect our business.

Certain of our businesses are party to asbestos-related litigation that could adversely affect our consolidated financial condition, results of operations and cash flows.

Certain of our businesses, along with numerous other third parties, are named as defendants in personal injury lawsuits based on alleged exposure to asbestos containing materials. These cases typically involve product liability claims based primarily on allegations of sale, distribution, installation or use of industrial products that either contained asbestos or were used with asbestos containing components. We cannot predict with certainty the extent to which we will be successful in litigating or otherwise resolving lawsuits in the future and we continue to evaluate different strategies related to asbestos claims filed against us including entity restructuring and judicial relief. Unfavorable rulings, judgments or settlement terms could have a material adverse impact on our business and consolidated financial condition, results of operations and cash flows.

The amounts we have recorded for asbestos-related liabilities in the consolidated statements of financial position are based on our current strategy for resolving asbestos claims, currently available information, and a number of variables, estimates and assumptions. Key variables and assumptions include the number and type of new claims that are filed each year, the average cost of resolution of claims, the identity of defendants and the resolution of coverage issues with insurance carriers, amount of insurance, and the solvency risk with respect to our insurance carriers. Many of these factors are closely linked, such that a change in one variable or assumption will impact one or more of the others, and no single variable or assumption predominately influences the determination of our asbestos-related liabilities and insurance-related assets. Furthermore, predictions with respect to these variables are subject to greater uncertainty in the later portion of the projection period. Other factors that may affect our liability and cash payments for asbestos-related matters include uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, reforms of state or federal tort legislation and the applicability of insurance policies among subsidiaries. As a result, actual liabilities or insurance recoveries could be significantly higher or lower than those recorded if assumptions used in our calculations vary significantly from actual results. If actual liabilities are significantly higher than those recorded, the cost of resolving such liabilities could have a material adverse effect on our consolidated financial position, results of operations and cash flows.

The due diligence undertaken in connection with the APi Acquisition may not have revealed all relevant considerations or liabilities of APi Group, which could have a material adverse effect on our consolidated financial condition or results of operations.

There can be no assurance that the due diligence undertaken by us in connection with our acquisition of APi Group has revealed all relevant facts that may be necessary to evaluate such acquisition, including the determination of the price, or to formulate a business strategy, particularly with respect to recent acquisitions completed by APi Group. Furthermore, the information provided during due diligence may have been incomplete, inadequate or inaccurate. As part of the due diligence process, we have also made subjective judgments regarding the results of operations, consolidated financial condition and prospects of APi Group. If the due diligence investigation has failed to correctly identify material issues and liabilities that may be present in APi Group, or if we consider any identified material risks to be commercially acceptable relative to the opportunity, we may incur substantial impairment charges or other losses. In addition, we may be subject to significant, previously undisclosed liabilities relating to the acquired businesses that were not identified during due diligence and which could contribute to poor operational performance, undermine any attempt to restructure the acquired companies or businesses in line with our business plan and have a material adverse effect on our business, consolidated results of operations, consolidated financial condition, cash flows, liquidity and/or prospects.

We may have limited recourse for indemnity claims under the business combination agreement governing the APi Acquisition.

Under the terms of the business combination agreement governing the APi Acquisition (the “BCA”), we will have limited recourse against the Sellers for losses and liabilities arising or discovered after the closing of the APi Acquisition. Except in the event of fraud or for certain specific indemnification matters, we cannot make a claim for indemnification against the Sellers for a breach of the representations and warranties or covenants in the BCA. In connection with the APi Acquisition, we obtained a representation and warranty insurance policy to provide indemnification for breaches of certain representations and warranties which policy is subject to certain specified limitations and exclusions. There can be no assurance that, in the event of a claim, the insurance policy will cover the relevant losses, or that proceeds that are recoverable under the insurance policy (if any) will be sufficient to compensate us for any losses incurred. Therefore, we may have limited recourse against the Sellers and/or the representations and warranties insurance provider in respect of claims for breach of the warranties, covenants and other provisions in the BCA, which could have a material adverse effect on our business, financial condition and results of operations.

Financial Risks

Our substantial indebtedness may adversely affect our cash flow and our ability to operate our business and fulfill our obligations under our indebtedness.

As of December 31, 2019, on a consolidated basis, we had $1.2 billion in principal amount of debt outstanding under our Credit Facilities (as later defined), capital lease obligations totaling approximately $18 million and other indebtedness totaling approximately $14 million.

Our substantial indebtedness could have significant effects on our operations. For example, it may:

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require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, dividends, research and development efforts and other general corporate purposes;

•	increase the amount of our interest expense, because our borrowings are at variable rates of interest, which, if interest rates increase, would result in higher interest expense;

•	cause credit rating agencies to view our debt level negatively;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	limit our ability to make strategic acquisitions, introduce new technologies or exploit business opportunities; and

•	place us at a competitive disadvantage compared to our competitors that have less indebtedness.

In addition, the credit agreement governing the Credit Facilities contains covenants that restrict our operations. These covenants restrict, among other things, our ability to incur additional debt, grant liens, pay cash dividends, enter new lines of business, redeem our ordinary shares, make certain investments and engage in certain merger, consolidation or asset sale transactions. These restrictions could limit our ability to plan for or react to market conditions, meet extraordinary capital needs or otherwise take actions that we believe are in the best interest of the Company. Further, a failure by us to comply with any of these covenants and restrictions could result in an event of default that, if not waived or cured, could result in the acceleration of all or a substantial portion of the outstanding indebtedness thereunder.

The terms of our indebtedness may limit our ability to borrow additional funds or capitalize on business opportunities, and our future debt level may limit our future financial and operating flexibility.

The credit agreement governing the Credit Facilities prohibits distributions on, or purchases or redemptions of, securities if any default or event of default is continuing. In addition, it contains various covenants limiting our ability to, among other things, incur indebtedness if certain financial ratios are not maintained, grant liens, engage in transactions with affiliates, enter into sale-leaseback transactions, and sell substantially all of our assets or enter into a merger or consolidation. The credit agreement governing the Credit Facilities also treats a change of control as an event of default and also requires us to maintain certain leverage ratios.

Our ability to access capital markets to raise capital on favorable terms will be affected by our debt level, our operating and financial performance, the amount of our current maturities and debt maturing in the next several years, and by prevailing credit market conditions. Moreover, if lenders or any future credit rating agency downgrade our credit rating, then we could experience increases in our borrowing costs, face difficulty accessing capital markets or incurring additional indebtedness, be unable to receive open credit from our suppliers and trade counterparties, be unable to benefit from swings in market prices and shifts in market structure during periods of volatility in the crude oil and natural gas markets or suffer a reduction in the market price of our common stock. If we are unable to access the capital markets on favorable terms at the time a debt obligation becomes due in the future. The price and terms upon which we might receive such extensions or additional bank credit, if at all, could be more onerous than those contained in existing debt agreements. Any such arrangements could, in turn, increase the risk that our leverage may adversely affect our future financial and operating flexibility and thereby impact our ability to pay cash distributions at expected rates.

We may need additional capital in the future for working capital, capital expenditures or acquisitions, and we may not be able to access capital on favorable terms, or at all, which would impair our ability to operate our business or achieve our growth objectives.

Our ability to generate cash is essential for the funding of our operations and the servicing of our debt. If existing cash balances together with the borrowing capacity under our Credit Facilities were not sufficient to make future investments, make acquisitions or provide needed working capital, we may require financing from other sources. Our ability to obtain such additional financing in the future will depend on a number of factors including prevailing capital market conditions, conditions in our industry, and our operating results. These factors may affect our ability to arrange additional financing on terms that are acceptable to us. If additional funds were not available on acceptable terms, we may not be able to make future investments, take advantage of acquisitions or pursue other opportunities.

A portion of our business depends on our ability to provide surety bonds. Any difficulties in the financial and surety markets or in our ability to obtain surety bonds may cause a material adverse effect on our bonding capacity and, therefore, our capacity to compete for or work on projects.

As of December 31, 2019, there was approximately $318,000 in outstanding construction surety bonds (bid, payment, and performance bonds) related to our projects that required an underlying surety bond. Historically, surety market conditions have experienced times of difficulty as a result of significant losses incurred by surety companies and the results of macroeconomic trends outside of our control. Consequently, during times when less overall bonding capacity is available in the market, surety terms have become more expensive and more restrictive. We cannot guarantee our ability to maintain a sufficient level of bonding capacity in the future, which could preclude our ability to bid for certain contracts or successfully contract with some customers.

Additionally, even if we continue to access bonding capacity to sufficiently bond future projects, we may be required to post collateral to secure bonds, which would decrease the liquidity we would have available for other purposes. Our surety providers are under no commitment to guarantee us access to new bonds in the future; thus, our ability to access or increase bonding capacity is at the sole discretion of our surety providers. If our surety companies were to limit or eliminate our access to bonds, the alternatives would include seeking bonding capacity from other surety companies, increasing business with clients that do not require bonds and posting other forms of collateral for project performance, such as letters of credit or cash. We may be unable to secure these alternatives in a timely manner, on acceptable terms, or at all. If we were to experience an interruption or reduction in the availability of bonding capacity as a result of these or any other reasons, we may be unable to compete for or work on the portion of projects available to us that require bonding.

We could incur additional costs to cover certain guarantees.

In some instances, we guarantee completion of a project by a specific date or price, cost savings, achievement of certain performance standards or performance of our services at a certain standard of quality. If we subsequently fail to meet such guarantees, we may be held responsible for costs resulting from such failures. Such a failure could result in our payment of liquidated or other damages. To the extent that any of these events occur, the total costs of a project could exceed the original estimated costs, and we would experience reduced profits or, in some cases, a loss.

We are effectively self-insured against many potential liabilities.

Although we maintain insurance policies with respect to a broad range of risks, including automobile liability, general liability, workers’ compensation and employee group health, these policies do not cover all possible claims and certain of the policies are subject to large deductibles. Accordingly, we are effectively self-insured for a substantial number of actual and potential claims. In addition, if any of our insurance carriers defaulted on their obligations to provide insurance coverage by reason of its insolvency or for other reasons, our exposure to claims would increase and our profits would be adversely affected. Our estimates for unpaid claims and expenses are based on known facts, historical trends and industry averages, utilizing the assistance of an actuary. The determination of such estimated liabilities and their appropriateness are reviewed and updated at least quarterly. However, these liabilities are difficult to assess and estimate due to many relevant factors, the effects of which are often unknown, including the severity of an injury or damage, the determination of liability in proportion to other parties, the timeliness of reported claims, the effectiveness of our risk management and safety programs and the terms and conditions of our insurance policies. Our accruals are based upon known facts, historical trends and our reasonable estimate of future expenses, and we believe such accruals are adequate. However, unknown or changing trends, risks or circumstances, such as increases in claims, a weakening economy, increases in medical costs, changes in case law or legislation, or changes in the nature of the work we perform, could render our current estimates and accruals inadequate. In such case, adjustments to our balance sheet may be required and these increased liabilities would be recorded in the period that the experience becomes known. Insurance carriers may be unwilling, in the future, to provide our current levels of coverage without a significant increase in insurance premiums and/or collateral requirements to cover our obligations to them. Increased collateral requirements may be in the form of additional letters of credit and/or cash, and an increase in collateral requirements could significantly reduce our liquidity. If insurance premiums increase, and/or if insurance claims are higher than our estimates, our profitability could be adversely affected.

We may be required to contribute cash to meet our underfunded obligations in certain multiemployer pension plans.

Our collective bargaining agreements generally require us to participate with other companies in multiemployer pension plans. To the extent those plans are underfunded, the Employee Retirement Income Security Act of 1974, as amended by the Multiemployer Pension Plan Amendments Act of 1980, may subject us to substantial liabilities under those plans if we withdraw from them or they are terminated or experience a mass withdrawal.

In addition, the Pension Protection Act of 2006 added special funding and operational rules generally applicable to plan years beginning after 2007 for multiemployer plans that are classified as “endangered,” “seriously endangered” or “critical” status based on multiple factors (including, for example, the plan’s funded percentage, cash flow position and whether it is projected to experience a minimum funding deficiency). Plans in these classifications must adopt measures to improve their funded status through a funding improvement or rehabilitation plan, as applicable, which may require additional contributions from employers (which may take the form of a surcharge on benefit contributions) and/or modifications to retiree benefits. Certain plans to which we contribute or may contribute in the future are in “endangered,” “seriously endangered” or “critical” status. The amount of additional funds, if any, that we may be obligated to contribute to these plans in the future cannot be estimated due to uncertainty of the future levels of work that require the specific use of union employees covered by these plans, as well as the future contribution levels and possible surcharges on contributions applicable to these plans.

Increases in healthcare costs could adversely affect our financial results.

The costs of providing employee medical benefits have steadily increased over a number of years due to, among other things, rising healthcare costs and legislative requirements. Because of the complex nature of healthcare laws, as well as periodic healthcare reform legislation adopted by Congress, state legislatures, and municipalities, we cannot predict with certainty the future effect of these laws on our healthcare costs. Continued increases in healthcare costs or additional costs created by future health care reform laws adopted by Congress, state legislatures, or municipalities could adversely affect our consolidated results of operations and financial position.

Our backlog is subject to reduction or cancellation, and revenues may be realized in different periods than initially reflected in our backlog.

Our backlog includes the estimated unsatisfied performance obligations associated with the services to be performed under customer contracts. These estimates are based on contract terms and evaluations regarding the timing of the services to be provided. In many instances, our customers are not contractually committed to procure specific volumes of services under a contract. Revenue estimates reflected in our backlog can be subject to change due to a number of factors, including contract cancellations and contract changes made by our customers to the amount or nature of the work actually performed under a contract. In addition, revenue reflected in our backlog may be realized in periods different from those previously reported due to the factors above as well as project accelerations, or delays due to various reasons, including, but not limited to, customer scheduling changes, commercial issues such as permitting, engineering revisions, difficult job site conditions, and adverse weather. The amount or timing of our backlog can also be impacted by the merger or acquisition activity of its customers. As a result, our backlog as of any particular date is an uncertain indicator of the amount of or timing of future revenues and earnings.

Our financial results are based, in part, upon estimates and assumptions that may differ from actual results. In addition, changes in accounting principles may cause unexpected fluctuations in our reported financial information.

In preparing our consolidated financial statements in conformity with GAAP, our management made a number of estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. These estimates and assumptions must be made because certain information used in the preparation of our consolidated financial statements is either dependent on future events or cannot be calculated with a high degree of precision from data available. In some cases, these estimates are particularly uncertain, and we must exercise significant judgment. Key estimates include: the recognition of revenue and project profit or loss, which we define as project revenue, less project costs of revenue, including project-related depreciation, in particular, on construction contracts accounted for under the cost-to-cost method, for which the recorded amounts require estimates of costs to complete and the amount of variable consideration included in the contract transaction price; allowances for doubtful accounts; fair value estimates, including those related to acquisitions, valuations of goodwill and intangible assets, acquisition-related contingent consideration and equity investments; asset lives used in computing depreciation and amortization; fair values of financial instruments; self-insurance liabilities; other accruals and allowances; income taxes; and the estimated effects of litigation and other contingencies. Actual results could differ materially from the estimates and assumptions that we use, which could have a material adverse effect on our consolidated results of operations, cash flows and liquidity.

In addition, accounting rules and regulations are subject to review and interpretation by the Financial Accounting Standards Board (the “FASB”), the SEC and various other governing bodies. A change in GAAP could have a significant effect on our reported financial results. Additionally, the adoption of new or revised accounting principles could require that we make significant changes to our systems, processes and controls. We cannot predict the effect of future changes to accounting principles, which could have a significant effect on our reported financial results and/or our consolidated results of operations, cash flows and liquidity.

We will face new challenges, increased costs and administrative responsibilities as a U.S. public company, and management will devote substantial time to related compliance initiatives.

As a U.S. publicly traded company with listed equity securities, we will need to comply with certain laws, regulations and requirements, including certain provisions of Sarbanes-Oxley, certain regulations of the SEC and certain of the NYSE requirements applicable to public companies. Complying with these statutes, regulations and requirements will occupy a significant amount of the time of our Board and management and will significantly increase our costs and expenses.

We will need to:

•	institute a more comprehensive compliance framework;

•

update, evaluate and maintain a system of internal controls over financial reporting in compliance with the requirements of Section 404 of Sarbanes-Oxley and the related rules and regulations of the SEC;

•	prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

•	revise our existing internal policies, such as those relating to disclosure controls and procedures and insider trading;

•	comply with SEC rules and guidelines requiring registrants to provide their financial statements in interactive data format using eXtensible Business Reporting Language (“XBRL”);

•	involve and retain to a greater degree outside counsel and accountants in the above activities; and

•	enhance our investor relations function.

In addition, we also expect that being a public company subject to these rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified executive officers and members of our Board, particularly to serve on our audit committee.

If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately and timely, which could harm our business and adversely affect our share price.

As a U.S. publicly traded company, we will be subject to the reporting requirements of the Exchange Act, Sarbanes-Oxley, and the rules and regulations and the listing standards of the NYSE. Accordingly, we will be required to establish and maintain internal controls over financial reporting and disclosure controls and procedures and to comply with those requirements. Even when such controls are implemented, management will not be able to guarantee that our internal controls and disclosure controls and procedures will prevent all possible errors. Because of the inherent limitations in all control systems, no system of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our business have been detected. These inherent limitations include the possibility that judgments in decision-making can be faulty and subject to simple error or mistake. Furthermore, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and any system of controls may not succeed in achieving its stated goals under all potential future conditions. Over time, measures of control may become inadequate because of changes in conditions or the degree of compliance with policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected.

In connection with our preparation of our consolidated financial statements for the years ended December 31, 2019, 2018 and 2017, we and our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting. Any failure to maintain effective internal control over financial reporting or remediate material weaknesses could adversely affect us.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Prior to the APi Acquisition, APi Group was not subject to public company internal control framework requirements and therefore did not design and document its control environment to be in compliance with required public company standards. Additionally, we and our independent registered public accounting firm were not required to and did not perform an evaluation of our internal control over financial reporting as of December 31, 2019, 2018 and 2017 in accordance with the provisions of the Sarbanes-Oxley Act. In connection with our preparation of our consolidated financial statements in this registration statement for the years ended December 31, 2019, 2018 and 2017, we and our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting, and we cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. If we fail to remediate any material weaknesses or if we otherwise fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.

As indicated above, control deficiencies in our internal control over financial reporting have been identified which constitute material weaknesses relating to inadequate design and implementation of:

•	information technology general controls that prevent the information systems from providing complete and accurate information consistent with financial reporting objectives and current needs;

•	internal controls over the preparation of the financial statements, including the insufficient review and oversight over financial reporting, journal entries along with related file documentation;

•	internal controls to identify and manage segregation of certain accounting duties;

•	internal controls over estimated costs of completion on contracts where revenue is recognized over time; and

•	management review controls over projected financial information used in fair value financial models used for purchase accounting and intangible asset valuations.

Under standards established by the United States Public Company Accounting Oversight Board, a material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

Management is in the process of developing a remediation plan. The material weaknesses will not be considered remediated until management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. We will monitor the effectiveness of our remediation plans and will make changes management determines to be appropriate.

If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could be adversely affected and we could become subject to litigation or investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

Earnings for future periods may be impacted by impairment charges for goodwill and intangible assets.

We carry a significant amount of goodwill and identifiable intangible assets on our consolidated balance sheets. Goodwill is the excess of purchase price over the fair value of the net assets of acquired businesses. We assess goodwill and indefinite-lived intangible assets for impairment each year, or more frequently if circumstances suggest an impairment may have occurred. We have determined in the past and may again determine in the future that a significant impairment has occurred in the value of our goodwill. Additionally, we have a significant amount of identifiable intangible assets and fixed assets that could also be subject to impairment. If we determine that a significant impairment has occurred in the value of our unamortized intangible assets or fixed assets, we could be required to write off a portion of our assets, which could adversely affect our consolidated financial condition or our reported results of operations.

Our use of revenue recognition over time could result in a reduction or reversal of previously recorded revenue or profits.

A material portion of our revenue is recognized over time by measuring progress toward complete satisfaction of performance obligations in the proportion that our actual costs bear to our estimated contract costs at completion. The earnings or losses recognized on individual contracts are based on estimates of contract revenue, costs and profitability. We review our estimates of contract revenue, costs and profitability on an ongoing basis. Prior to contract completion, we may adjust our estimates on one or more occasions as a result of change orders to the original contract, collection disputes with the customer on amounts invoiced or claims against the customer for increased costs incurred by us due to customer induced delays and other factors. Contract losses are recognized in the fiscal period when the loss is determined. Contract profit estimates are also adjusted in the fiscal period in which it is determined that an adjustment is required. As a result of the requirements of over time revenue recognition, the possibility exists, for example, that we could have estimated and reported a profit on a contract over several periods and later determined, usually near contract completion, that all or a portion of such previously estimated and reported profits were overstated. If this occurs, the full aggregate amount of the overstatement will be reported for the period in which such determination is made, thereby eliminating all or a portion of any profits from other contracts that would have otherwise been reported in such period or even resulting in a loss being reported for such period. On a historical basis, we believe that we have made reasonably reliable estimates of the progress towards completion on our long-term contracts. However, given the uncertainties associated with these types of contracts, it is possible for actual costs to vary from estimates previously made, which may result in reductions or reversals of previously recorded revenue and profits.

We may incur substantial additional indebtedness, which could further exacerbate the risks that we may face.

Subject to the restrictions in the agreements that govern the Credit Agreement, we may incur substantial additional indebtedness (including secured indebtedness) in the future. These restrictions are subject to waiver and a number of significant qualifications and exceptions, and indebtedness incurred in compliance with these restrictions could be substantial.

Any material increase in our level of indebtedness will have several important effects on our future operations, including, without limitation:

•	we would have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage would increase its vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

•	depending on the levels of our outstanding indebtedness, our ability to obtain additional financing for working capital, capital expenditures and general corporate purposes could be limited.

An increase in interest rates would increase the interest costs on our Credit Facilities and on our floating rate indebtedness and could impact adversely our ability to refinance existing indebtedness or to sell assets.

Interest payments for borrowings under the Credit Facilities are based on floating rates. As a result, an increase in interest rates will reduce our cash flow available for other corporate purposes.

Rising interest rates also could limit our ability to refinance existing indebtedness when it matures and increase interest costs on any indebtedness that is refinanced. We have and may continue to enter into agreements such as floating-to-fixed interest rate swaps, caps, floors and other hedging contracts in order to fully or partially hedge against the cash flow effects of changes in interest rates for floating rate debt. For example, effective October 1, 2019, we entered into an interest rate swap on a portion of our Term Loan, which swapped a portion of the principal amount which was accruing interest at a rate based on LIBOR for a fixed rate. However, we may not maintain interest rate swaps with respect to all of our floating rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk. In addition, these agreements expose us to the risk that other parties to the agreements will not perform or that the agreements will be unenforceable.

Discontinuation, reform or replacement of LIBOR and other benchmark rates, or uncertainty related to the potential for any of the foregoing, may adversely affect our business.

Interest payments for borrowings under the Credit Facilities are based on floating rates which at times references a LIBOR rate. It is expected that a transition away from the widespread use of LIBOR to alternative rates will occur over the course of the next few years. The U.K. Financial Conduct Authority announced in 2017 that it intends to phase out LIBOR by the end of 2021. In addition, other regulators have suggested reforming or replacing other benchmark rates. The discontinuation, reform or replacement of LIBOR or any other benchmark rates may have an unpredictable impact on contractual mechanics in the credit markets or cause disruption to the broader financial markets. Uncertainty as to the nature of such potential discontinuation, reform or replacement may negatively impact interest expense related to borrowings under our Credit Facilities, including the Term Loan and the interest rate swap we entered into with respect thereto. We may in the future pursue amendments to our Credit Facilities to provide for a transition mechanism or other reference rate in anticipation of LIBOR’s discontinuation, but we may not be able to reach agreement with its lenders on any such amendments. Further, certain of our current debt instruments limit the amount of indebtedness we and our subsidiaries may incur. As a result, additional financing to replace our LIBOR-based indebtedness may be unavailable, available on less favorable terms or restricted by the terms of our outstanding indebtedness.

Risks Relating to Our Common Stock

There is currently no public trading market for our common stock and an active trading market for our common stock may not develop.

Other than limited trading on the OTC Market Group’s Pink marketplace, there is currently no public or other market for shares of our common stock. Although our ordinary shares were initially listed for trading on the LSE, trading of our ordinary shares was suspended upon announcement of our agreement to acquire APi Group. We do not currently anticipate that trading of our ordinary shares on the LSE will resume. Although we expect that listing on the NYSE will occur in connection with the Domestication, there is no guarantee that we will effect or maintain that listing or a listing on any other exchange.

Even if following the Domestication our common stock becomes listed on the NYSE, we cannot predict the extent to which investor interest in APG will lead to the development of an active trading market on the NYSE or how liquid that market might become. An active public market for our common stock may not develop or be sustained. If an active public market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at a price that is attractive to you, or at all.

We have numerous equity instruments outstanding that would require us to issue additional shares of common stock. Therefore, you may experience significant dilution of your ownership interests and the future issuance of additional shares of our common stock, or the anticipation of such issuances, could have an adverse effect on our stock price.

We currently have outstanding numerous equity instruments outstanding that would require us to issue additional shares of common stock for no or a fixed amount of additional consideration. Specifically, as of March 31, 2020 we had outstanding the following:

•

4,000,000 Founder Preferred Shares, which will be convertible into shares of our ordinary shares (or common stock following the Domestication), on a one-for-one basis, at any time at the option of the holder;

•	64,546,077 warrants, which are exercisable for 21,515,359 ordinary shares (or common stock following the Domestication) at any time at the option of the holder at a price of $11.50 per whole share;

•

162,500 options which are exercisable to purchase ordinary shares (or common stock following the Domestication) on a one-for-one basis, at any time at the option of the holder at an exercise price of $11.50 per share; and

•

1,441,546 unvested restricted stock units which vest and settle into ordinary shares (or common stock following the Domestication), on a one-for-one basis, based on the vesting schedule applicable to the restricted stock unit awards.

We also had 15,558,454 ordinary shares available under the APi Group Corporation 2019 Equity Incentive Plan as of that date. In addition, we will be obligated to pay dividends on our 4,000,000 outstanding Founder Preferred Shares (or the Series A Preferred Stock into which they will be converted in the Domestication) based on the market price of our common stock if such market price exceeds certain trading price minimums. These dividends are payable in cash or shares of our common stock, at our sole option (which we intend to settle in shares). The issuance of ordinary shares pursuant to the terms of the Founder Preferred Shares will reduce (by the applicable proportion) the percentage shareholdings of those shareholders holding ordinary shares prior to such issuance which may reduce your net return on your investment in our ordinary shares (or common stock following the Domestication). We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for our common stock in connection with future acquisitions, future issuances of our securities for capital raising purposes or for other business purposes. Future sales by us of substantial amounts of our common stock, or the perception that sales could occur, could have a material adverse effect on the price of our common stock.

Our stock price may be volatile after the listing on the NYSE and, as a result, you could lose a significant portion or all of your investment.

The market price of our common stock on the NYSE may fluctuate after listing as a result of several factors, including the following:

•	our operating and financial performance and prospects;

•	variations in our quarterly operating results or those of other companies in our industries;

•	volatility in our industries, the industries of our customers and suppliers and the securities markets;

•	risks relating to our businesses and industries, including those discussed above;

•	strategic actions by us or our competitors;

•	damage to our reputation, including as a result of issues relating to the quality or safety of the services we provide and systems we install;

•	actual or expected changes in our growth rates or our competitors’ growth rates;

•	investor perception of us, the industries in which we operate, the investment opportunity associated with the common stock and our future performance;

•	addition to or departure of our executive officers;

•

changes in financial estimates or publication of research reports by analysts regarding our common stock, other comparable companies or our industries generally, or termination of coverage of our common stock by analysts;

•	our failure to meet estimates or forecasts made by analysts, if any;

•	trading volume of our ordinary shares;

•	future sales of our common stock by us or our shareholders;

•	economic, legal and regulatory factors unrelated to our performance;

•	adverse or new pending litigation against us; or

•	the release or expiration of lock-up or other transfer restrictions on our outstanding common stock.

Furthermore, the stock markets often experience significant price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions or interest rate changes may cause the market price of our common stock to decline.

We may issue preferred stock in the future, and the terms of the preferred stock may reduce the value of our common stock.

Under the terms of APG Delaware’s new certificate of incorporation which will be in effect upon the effectiveness of the Domestication, our Board of Directors will be authorized to create and issue one or more additional series of preferred stock, and, with respect to each series, to determine number of shares constituting the series and the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, which may include dividend rights, conversion or exchange rights, voting rights, redemption rights and terms and liquidation preferences, without stockholder approval. If we create and issue one or more additional series of preferred stock, it could affect your rights or reduce the value of our outstanding common stock. Our Board of Directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of our common stock and which could have certain anti-takeover effects.

If securities or industry analysts either do not publish research about us, or publish inaccurate or unfavorable research about us, our businesses could be adversely impacted or, if such analysts change their recommendations regarding our common stock adversely, our stock price or trading volume could decline.

The trading market for our common stock will be influenced in part by the research and reports that securities or industry analysts may publish about us, our businesses, our market, or our competitors. If one or more of the analysts initiate research with an unfavorable rating or downgrade our common stock, provide more favorable recommendations about our competitors, or publish inaccurate or unfavorable research about our businesses, the trading price of our common stock would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

We cannot assure you that we will declare dividends or have the available cash to make dividend payments.

To the extent we intend to pay dividends on our common stock, we will pay such dividends at such times (if any) and in such amounts (if any) as the Board determines appropriate and in accordance with applicable law. Payments of such dividends will be dependent on the availability of any dividends or other distributions from APi Group and its subsidiaries to us. We can therefore give no assurance that we will be able to pay dividends going forward or as to the amount of such dividends, if any.

We operate as a holding company and our principal source of operating cash will be income received from our subsidiaries.

We have a holding company structure and do not have any material assets or operations other than ownership of equity interests of our subsidiaries. Our operations are conducted almost entirely through our subsidiaries, and our ability to generate cash to meet our obligations or to pay dividends is highly dependent on the earnings of, and receipt of funds from, our subsidiaries through dividends or intercompany loans. As a result, we are dependent on the income generated by our subsidiaries to meet our expenses and operating cash requirements. The amount of distributions and dividends, if any, which may be paid from APi Group and its subsidiaries to us will depend on many factors, including APi Group’s results of operations and consolidated financial condition, limits on dividends under applicable law, its constitutional documents, documents governing any indebtedness of APG or APi Group, and other factors which may be outside of our control. If our subsidiaries are unable to generate sufficient cash flow, we may be unable to pay its expenses or make distributions and dividends on the ordinary shares.

Our stockholders may be required to bring certain actions or proceedings relating to us in the Delaware Court of Chancery and certain actions asserting claims arising under the Securities Act in the federal district courts of the United States.

Pursuant to APG Delaware’s new certificate of incorporation, unless we consent in writing to an alternative forum, the Delaware Court of Chancery will be the sole and exclusive forum for: (1) derivative actions or proceedings brought on behalf of us; (2) actions asserting a claim of fiduciary duty owed by any of our directors, officers or employees to us or our stockholders; (3) civil actions to interpret, apply, enforce or determine the validity of the APG Delaware certificate of incorporation or bylaws; or (4) actions asserting a claim governed by the internal affairs doctrine. Under APG Delaware’s new certificate of incorporation, if the Delaware Court of Chancery lacks jurisdiction over any of the foregoing actions or proceedings, then the sole and exclusive forum for such actions or proceedings will be another state or federal court located in the State of Delaware, as long as such court has jurisdiction over the parties. These Delaware forum provisions require our stockholders to bring certain types of actions and proceedings relating to Delaware law in the Delaware Court of Chancery or another state or federal court located in the State of Delaware and therefore may prevent our stockholders from bringing such actions or proceedings in another court that a stockholder may view as more convenient, cost-effective or advantageous to the stockholder or the claims made in such action or proceeding, or may discourage them from bringing such actions or proceedings.

In addition, pursuant to APG Delaware’s certificate of incorporation, unless we consent in writing to an alternative forum, the U.S. federal district courts will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any action asserting a claim arising under the Securities Act. This forum provision prevents our stockholders from bringing claims arising under the Securities Act in state court, which court our stockholders may view as more convenient, cost effective or advantageous to the claims made in such action and therefore may discourage such actions. In addition, while the Delaware Supreme Court has recently upheld provisions of the certificates of incorporation of other Delaware corporations that are similar to this forum provision, a court of a state other than the State of Delaware could decide that such provisions are not enforceable under the laws of that state.

Neither the Delaware nor the Securities Act forum provisions are intended by us to limit the forums available to our stockholders for actions or proceedings asserting claims arising under the Exchange Act.

Risks Relating to Taxation

Our change in classification to a U.S. domestic corporation for U.S. federal income tax purposes may result in adverse tax consequences for you.

APG BVI believes that at the time of the APi Acquisition, APG BVI became a U.S. domestic corporation for U.S. federal income tax purposes as a result of an inversion transaction. See the description of the inversion transaction in “Material U.S. Federal Income Tax Consequences—Inversion.” If you are a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences” below) of APG ordinary shares, you may be subject to U.S. federal income tax as a result of APG becoming a U.S. domestic corporation for U.S. federal income tax purposes. If you are a non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) of APG ordinary shares or warrants, you may become subject to withholding tax on any dividends paid on the ordinary shares of APG BVI or the common stock of APG Delaware subsequent to APG becoming a U.S. domestic corporation for U.S. federal income tax purposes.

If you are a U.S. Holder who owns (directly, indirectly, or constructively) APG ordinary shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of our shares entitled to vote (and less than 10% of the total value of all classes of our shares) at the time APG became taxable as a U.S. domestic corporation, you must generally recognize gain (but not loss) with respect to such APG ordinary shares, even if you continue to hold your stock and have not received any cash as a result of the APi Acquisition or Domestication. As an alternative to recognizing gain, however, such U.S. holder may elect to include in income the “all earnings and profits amount,” as the term is defined in Treasury Regulation Section 1.367(b)-2(d), attributable to its APG ordinary shares.

If a U.S. Holder owns (directly, indirectly, or constructively) APG ordinary shares representing 10% or more of the total combined voting power of all classes of our shares entitled or 10% or more of the total value of all classes of our shares at the time APG became taxable as a U.S. domestic corporation, such U.S. Holder will be required to include in income the “all earnings and profits amount” attributable to its APG ordinary shares. Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more (by vote or value) of our shares for U.S. federal tax purposes.

If APG is a passive foreign investment company (“PFIC”) at any time during a U.S. Holder’s holding period of APG ordinary shares, such U.S. Holder may be required to recognize gain in connection with APG becoming a U.S. domestic corporation for U.S. federal income tax purposes and be subject to complex rules applicable to a shareholder of a PFIC. APG believes that it has been a PFIC since its inception. The determination of whether a non-U.S. corporation is a PFIC is primarily factual and there is little administrative or judicial authority on which to rely to make a determination.

EACH U.S. HOLDER IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR.

For a more detailed description of the material U.S. federal income tax consequences associated with the Domestication, please read “Material U.S. Federal Income Tax Consequences” starting on page 127 of this prospectus. WE STRONGLY URGE YOU TO CONSULT WITH YOUR OWN TAX ADVISOR.

Upon effectiveness of the Domestication, the rights of holders of APG Delaware common stock arising under the DGCL as well as our new organizational documents will differ from and may be less favorable to the rights of holders of APG ordinary shares arising under the BVI Companies Act as well as our current memorandum and articles of association.

Upon effectiveness of the Domestication, the rights of holders of APG Delaware common stock will arise under our new certificate of incorporation and bylaws as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in our current memorandum and articles of association and the BVI Companies Act and, therefore, some rights of holders of APG Delaware common stock could differ from the rights that holders of APG ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under the BVI Companies Act, such actions are generally available under the DGCL. This change could increase the likelihood that APG Delaware becomes involved in costly litigation, which could have a material adverse effect on APG Delaware. In addition, there are differences between the new organizational documents of APG Delaware and the current constitutional documents of APG BVI. For a more detailed description of the rights of holders of APG Delaware common stock and how they may differ from the rights of holders of APG ordinary shares, please see “Description of Capital Stock; Comparison of Rights.” The forms of the new certificate of incorporation and bylaws of APG Delaware are attached as Appendix B and Appendix C, respectively, to this prospectus and we urge you to read them.

Delaware law and APG Delaware’s new organizational documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

APG Delaware’s new certificate of incorporation and bylaws that will be in effect upon the effectiveness of the Domestication, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by APG Delaware’s board of directors and therefore depress the trading price of APG Delaware common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of our board of directors or taking other corporate actions, including effecting changes in our management. Among other things, APG’s new organizational documents include provisions regarding:

•

the ability of the APG Delaware board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, APG Delaware’s directors and officers;

•

a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

•

the requirement that a special meeting of stockholders may be called only by a majority of the entire APG Delaware board of directors or APG Delaware’s chief executive officer, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

•

the ability of the APG Delaware board of directors to amend the bylaws, which may allow APG Delaware’s board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•

advance notice procedures with which stockholders must comply to nominate candidates to the APG Delaware board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the APG Delaware board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of APG Delaware.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the APG Delaware board of directors or management. In addition, Section 203 of the DGCL restricts certain “business combinations” with “interested stockholders” for three years following the date that a person becomes an interested stockholder unless: (1) the “business combination” or the transaction which caused the person or entity to become an interested stockholder is approved by the Board of Directors prior to such business combination or transactions; (2) upon the completion of the transaction in which the person or entity becomes an “interested stockholder,” such interested stockholder holds at least 85% of the voting stock of APG Delaware not including (x) shares held by officers and directors and (y) shares held by employee benefit plans under certain circumstances; or (3) at or after the person or entity becomes an “interested stockholder,” the “business combination” is approved by the Board of Directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by such interested stockholder. A Delaware corporation may elect not to be governed by Section 203. APG Delaware has not made such an election.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2019.

You should read this table in conjunction with “Selected Consolidated Financial Information”, “APG Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited financial statements and related notes included elsewhere in this prospectus.

(in millions, except per share data)	As of December 31, 2019
Debt:
Credit Facilities(1)	1,200
Other Indebtedness	32

Total debt	$1,232
Stockholders’ equity:
Ordinary shares (no par value)(2)	—
Preferred shares (no par value)(3)	—
Additional paid in capital	1,885
Retained deficit	(131)
Accumulated other comprehensive loss	3

Total shareholders’ equity	$1,757

Total capitalization	$2,989

(1)

As of December 31, 2019, there was $1.2 billion of indebtedness outstanding under the term loan facility and no indebtedness outstanding under the revolving credit facility, both of which we obtained in connection with the APi Acquisition. See “APG Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facilities.”

(2)

Does not include (i) 4,000,000 shares issuable upon the conversion of the Founder Preferred Shares, (ii) 21,515,359 shares issuable upon the exercise of the APG warrants, (iii) 162,500 shares issuable upon the exercise of the outstanding non-executive director options, (iv) 929,266 unvested restricted stock units which vest and settle into ordinary shares on a one-for-one basis or (v) shares issuable as dividends pursuant to the terms of our Founder Preferred Shares.

(3)

In connection with the Domestication, the 4,000,000 outstanding Founder Preferred Shares will be converted into 4,000,000 shares of Series A Preferred Stock which, as of October 1, 2019, entitle the holder to receive an annual dividend payable in cash or stock at our option based on the market price of APG Delaware common stock if such market price exceeds certain trading price minimums. See “Description of Capital Stock; Comparison of Rights—Shares Reserved for Future Issuances.”

MARKET AND DIVIDEND INFORMATION

Ordinary Shares

Our ordinary shares are listed for trading on the LSE under the symbol “JTWO”. Our shares began trading on the LSE on October 10, 2017 and were suspended from trading on September 3, 2019 due to the announcement of the then-pending APi Acquisition. Our ordinary shares are currently quoted on the OTC Market Group’s Pink marketplace under the symbol “JJAQF.”

In connection with the initial public offering on October 10, 2017, we issued 121,032,500 of our ordinary shares. As of March 31, 2020, we had 169,294,244 ordinary shares outstanding and 18 record holders of our ordinary shares. We have not declared or paid any dividends on our ordinary shares in the past two fiscal years, and have no current plans to pay dividends on our ordinary shares. In connection with the Domestication, we intend to list our common stock on the NYSE under the ticker symbol “APG”.

Warrants

Our warrants are listed for trading on the LSE under the symbol “JTOW”. Our warrants began trading on the LSE on October 10, 2017 and were suspended from trading on September 3, 2019 due to the announcement of the then-pending APi Acquisition.

On October 5, 2017, an aggregate of 125,032,500 warrants were issued (with each three warrants entitling the holder to subscribe for one ordinary share) pursuant to a warrant instrument executed by J2, and were exercisable to purchase an aggregate of 41,677,500 APG ordinary shares. On October 1, 2019, we completed the Warrant Financing, in which an aggregate of 60,486,423 warrants were exercised at a reduced exercise price of $10.25 for an aggregate of 20,162,141 ordinary shares.

As of March 31, 2020, there were 64,546,077 warrants outstanding exercisable for approximately 21,515,359 ordinary shares. As of March 31, 2020, we had one record holder of our warrants.

THE DOMESTICATION

General

APG will effect the Domestication by filing with the Secretary of State of the State of Delaware a certificate of corporate domestication and a certificate of incorporation of APG Delaware, and by filing with the British Virgin Islands Registrar of Corporate Affairs a notice of continuance out of the British Virgin Islands and certified copies of the certificates filed in Delaware. The Domestication and the certificate of incorporation of APG Delaware were approved by our Board of Directors, and no action of our shareholders is required to effect the Domestication. Under Delaware law, the Domestication is deemed effective upon the filing of the certificate of corporate domestication and the certificate of incorporation with the Secretary of State of the State of Delaware. In addition, APG must file with the British Virgin Islands Registrar of Corporate Affairs a notice of continuance out of the British Virgin Islands and if the British Virgin Islands Registrar of Corporate Affairs is satisfied that the requirements of the BVI Companies Act have been satisfied with respect to the Domestication, it will issue a certificate of discontinuance and, at that time, we shall cease to be registered as a company in the British Virgin Islands and will continue as the same legal entity incorporated in Delaware. We intend to file the certificate of continuance with the British Virgin Islands Registrar of Corporate Affairs on the day certified copies of the certificates are issued by the Secretary of State of the State of Delaware. APG BVI has not received, and is not required by British Virgin Islands law to receive, approval of a plan of arrangement in the British Virgin Islands, and no plan of arrangement is contemplated.

In connection with the Domestication, APG Delaware’s Board of Directors will adopt bylaws, which, together with the new certificate of incorporation filed with the Secretary of State of the State of Delaware, will be the organizational documents of APG Delaware from and after the Domestication.

Background and Reasons for the Domestication

Our Board of Directors approved the domestication of APG from the British Virgin Islands to the State of Delaware in connection with the registration of the shares of common stock of APG Delaware with the SEC. Our Board of Directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware and that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. Our Board of Directors further believes that there are several reasons why the Domestication is in the best interests of Company and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

•

Prominence, Predictability, and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•

Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe, such clarity would be advantageous to APG Delaware, our Board of Directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for APG Delaware’s stockholders from possible abuses by directors and officers.

•

Increased Ability to Attract and Retain Qualified Directors. The Domestication from the British Virgin Islands to Delaware is attractive to directors, officers, and stockholders alike. Our reincorporation in Delaware may make APG Delaware more attractive to future candidates for our Board of Directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. Our Board of Directors therefore believes that providing the benefits afforded directors by Delaware law will enable APG Delaware to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers. The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both British Virgin Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than British Virgin Islands law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Effects of the Domestication

The BVI Companies Act permits a British Virgin Islands company to discontinue from the British Virgin Islands and continue in an appointed jurisdiction (which includes Delaware) as if it had been incorporated under the laws of that other jurisdiction. The BVI Companies Act and our memorandum and articles of association authorize our Board of Directors to continue APG BVI in a jurisdiction outside of the British Virgin Islands (in this case, Delaware) without a shareholder vote. Consequently, we are not asking for your vote or soliciting proxies with respect to the Domestication. The BVI Companies Act does not provide shareholders with statutory rights of appraisal in relation to a discontinuance under the BVI Companies Act.

Section 388 of the DGCL provides that an entity organized in a country outside the United States may become domesticated as a corporation in Delaware by the filing with the Secretary of State of the State of Delaware of a certificate of incorporation and a certificate of corporate domestication stating, among other things, that the domestication has been approved as provided in the document, instrument or other writing, as the case may be, governing the internal offers of the non-United States entity and the conduct of its business or applicable non-Delaware law, as appropriate. Section 388 of the DGCL provides that prior to the filing of a certificate of corporate domestication with the Secretary of State of the State of Delaware, the domestication and the certificate of incorporation to be filed with the Secretary of State of the State of Delaware must be approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the non-United States entity and the conduct of its business or by applicable non-Delaware law, as appropriate. Section 388 of the DGCL does not provide any other approval requirements for a domestication. The DGCL does not provide stockholders with statutory rights of appraisal in connection with a domestication under Section 388 of the DGCL.

Under Section 184 of the BVI Companies Act, APG BVI will cease to be a company incorporated under the BVI Companies Act and will continue as the same legal entity incorporated under the laws of Delaware. Similarly, Section 388 of the DGCL provides that, upon domesticating in Delaware:

•	APG Delaware will be deemed to be the same entity as APG BVI, and the domestication will constitute a continuation of the existence of APG BVI in the form of APG Delaware;

•	all rights, privileges and powers, as well as all property, of APG BVI will remain vested in APG Delaware;

•	all debts, liabilities and duties of APG BVI will remain attached to APG Delaware and may be enforced against APG Delaware to the same extent as if originally incurred by it; and

•	unless otherwise agreed to or otherwise required under applicable British Virgin Islands law, the domestication will not be deemed a dissolution of APG BVI.

No Change in Business, Locations, Fiscal Year or Employee Plans

The Domestication will effect a change in our jurisdiction of incorporation, and other changes of a legal nature, including changes in our organizational documents, which are described in this prospectus. Because there is no change in our legal entity, the business, assets and liabilities of APG and its subsidiaries on a consolidated basis, as well as our principal locations and fiscal year, will be the same upon effectiveness of the Domestication as they are prior to the Domestication.

Upon effectiveness of the Domestication, all of our obligations will continue as outstanding and enforceable obligations of APG Delaware.

All APG BVI employee benefit plans and agreements will be continued by APG Delaware.

Our Management and Our Board of Directors

Our executive officers will be the executive officers of APG Delaware immediately following the effectiveness of the Domestication. Our current executive officers are Russell Becker, President and Chief Executive Officer, Thomas Lydon, Chief Financial Officer, Julius Chepey, Chief Information Officer, Andrea Fike, General Counsel and Secretary, Paul Grunau, Chief Learning Officer and Mark Polovitz, Vice President and Controller.

Our directors before the effectiveness of the Domestication will be the directors of APG Delaware immediately following the effectiveness of the Domestication. The composition of our Board of Directors changed upon the consummation of the APi Acquisition. Our current directors are Sir Martin E. Franklin, James E. Lillie, Ian G. H. Ashken, Russell Becker, Anthony E. Malkin, Thomas V. Milroy, Lord Paul Myners, Cyrus D. Walker and Carrie A. Wheeler. Mr. Franklin and Mr. Lillie are our Co-Chairmen. Upon the consummation of the APi Acquisition, Rory Cullinan, Jean-Marc Huët and Brian Kaufmann stepped down from our Board of Directors and Messrs. Ashken, Becker, Malkin and Walker and Ms. Wheeler joined our Board of Directors. See “Management and Corporate Governance—Board of Directors.”

Domestication Share Conversion

In connection with the Domestication, our currently issued and outstanding ordinary shares will automatically convert, on a one-for-one basis, into shares of APG Delaware common stock. Consequently, at the Effective Time, each holder of an APG ordinary share will instead hold a share of APG Delaware common stock representing the same proportional equity interest in APG Delaware as that shareholder held in APG BVI immediately prior to the Effective Time. The number of shares of APG Delaware common stock outstanding immediately after the Effective Time will be the same as the number of ordinary shares of APG BVI outstanding immediately prior to the Effective Time.

It is not necessary for shareholders of APG BVI to exchange their existing share certificates for share certificates of APG Delaware in connection with the Domestication. A shareholder who currently holds any of our share certificates will receive a new stock certificate upon request pursuant to Section 158 of the DGCL or upon any future transaction in APG Delaware common stock that requires the transfer agent to issue stock certificates in exchange for existing share certificates. Until surrendered and exchanged, each certificate evidencing APG ordinary shares will be deemed for all purposes of the Company to evidence the identical number of shares of APG Delaware common stock.

Similarly, outstanding options and warrants to acquire, and restricted stock units that settle into, APG ordinary shares will be converted into options or warrants to acquire, or restricted stock units that settle into, shares of APG Delaware common stock. APG Delaware will not issue new options or warrants to acquire, or restricted stock units that settle into, APG Delaware common stock until such future transaction that requires the issuance of options or warrants to acquire, or restricted stock units that settle into, APG Delaware common stock in exchange for existing options or warrants to acquire, or restricted stock units that settle into, APG ordinary shares. After the effectiveness of the Domestication and until surrendered and exchanged, each option or warrant to acquire, or restricted stock unit that settles into, a portion of APG ordinary shares will be deemed for all purposes of the Company to evidence an option or warrant to acquire, or restricted stock unit that settles into, the identical portion of shares of APG Delaware common stock.

Comparison of Shareholder Rights

The Domestication will change our jurisdiction of incorporation from the British Virgin Islands to the State of Delaware. While we are currently governed by the BVI Companies Act, upon Domestication, we will be governed by the DGCL. There are differences between British Virgin Islands corporate law and Delaware corporate law. In addition, in connection with the Domestication, we will be governed by a newly adopted certificate of incorporation and bylaws, which are different from our current organizational documents. For a more detailed description of how the new organizational documents and Delaware law may differ from our current organizational documents and British Virgin Islands law, please see “Description of Capital Stock; Comparison of Rights—Comparison of Rights” below. Our business, assets and liabilities on a consolidated basis, as well as our executive officers, principal business locations and fiscal year, will not change as a result of the Domestication.

The most significant differences between our current organizational documents and British Virgin Islands law and the new organizational documents and Delaware law are as follows:

•

Delaware law requires that all amendments to the certificate of incorporation of APG Delaware (other than a certificate of designation setting forth a copy of the resolution of the APG Delaware Board of Directors fixing the designations and the powers, preferences and rights, if any, and the qualifications, limitations and restrictions, if any, of the shares of one or more new series of preferred stock of APG Delaware or a change in APG Delaware’s name) must be approved by the Board of Directors and by the stockholders, while amendments to the Amended and Restated Memorandum and Articles of Association of APG BVI may be made solely by resolutions of the directors (in limited circumstances) or by the holders of ordinary shares;

•	Delaware law prohibits the repurchase of shares of APG Delaware when it is or would be rendered insolvent by such repurchase, while there are no such limitations in the BVI Companies Act;

•

The APG Delaware certificate of incorporation will prohibit the common stockholders of APG Delaware from acting by written consent, while the APG BVI Amended and Restated Memorandum and Articles of Association permit shareholder action by written consent;

•

The APG Delaware bylaws will not permit the stockholders of APG Delaware to call meetings of stockholders under any circumstances, while the shareholders holding 30% of the voting rights in respect of the matter for which the meeting is called may require the directors to call a meeting of shareholders of APG BVI;

•

Under Delaware law, only the stockholders may remove directors, while under British Virgin Islands law and the APG BVI Amended and Restated Memorandum and Articles of Association, a majority of the directors may remove a fellow director;

•

Under the APG Delaware certificate of incorporation and bylaws, subject to the rights of any series of preferred stock, vacancies and unfilled directorships will be filled solely by the remaining directors, while under the APG BVI Amended and Restated Memorandum and Articles of Association vacancies may be filled by either the directors or the shareholders;

•

Under Delaware law, directors may not act by proxy, while under British Virgin Islands law, directors may appoint another director or person to vote in his or her place, exercise his or her other rights as director, and perform his or her duties as director;

•

Under Delaware law, a sale of all or substantially all of the assets of APG Delaware requires stockholder approval, while the APG BVI Amended and Restated Memorandum and Articles of Association eliminate the shareholder vote otherwise required by the British Virgin Islands laws for a sale of more than 50% of the assets of APG BVI; and

•

Under Delaware law, “business combinations” with “interested stockholders” are prohibited for a certain period of time absent certain requirements, while British Virgin Islands law provides no similar prohibition.

No Vote or Dissenters’ Rights of Appraisal in the Domestication

Under the BVI Companies Act and our memorandum and articles of association, shareholder approval of the Domestication is not required, and our shareholders do not have statutory rights of appraisal or any other appraisal rights of their shares as a result of the Domestication. Nor does Delaware law provide for any such rights. We are not asking you for a proxy and you are requested not to send us a proxy. No shareholder vote or action is required to effect the Domestication.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following tables present selected historical consolidated financial data as of the dates and for each of the periods indicated.

The selected historical consolidated financial data for the Successor was derived from our audited consolidated financial statements included in this prospectus.

The selected historical consolidated financial data for the Predecessor for the period from January 1, 2019 to September 30, 2019 and as of and for each of the years ended December 31, 2018 and December 31, 2017 was derived from the audited consolidated financial statements of the Predecessor included in this prospectus.

The selected historical consolidated financial data for the Predecessor as of and for each of the two years ended December 31, 2016 and 2015 was derived from the Predecessor’s financial statements that are not included in this prospectus. The Predecessor consolidated financial statements as of and for each of the two years ended December 31, 2016 and 2015 were audited under U.S. accounting principles and standards applicable to private companies as promulgated by the AICPA.

Except as otherwise indicated, all of the selected consolidated financial information of the Predecessor and the Successor included in the following tables was prepared in accordance with GAAP.

The selected historical consolidated financial data included below is not necessarily indicative of future results and should be read in conjunction with “APG Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our and APi Group’s consolidated audited financial statements and notes thereto contained in this prospectus.

Successor

($ in millions except per share data)	As of and for the Year Ended December 31, 2019	As of and for the Year Ended December 31, 2018	Period From Inception September 18, 2017) to December 31, 2017
Statement of Operations data:
Net revenues	$985	$—	$—
Cost of revenues	787	—	—

Gross profit	198	—	—
Selling, general and administrative expenses	359	3	1

Operating loss	(161)	(3)	(1)
Interest expense, net	15	—	—
Investment income and other, net	(25)	(23)	(3)
Income tax provision	2	—	—

Net income (loss)	$(153)	$20	$2

Balance Sheet data:
Total assets	$4,011	$1,250	$1,230
Total shareholders’ equity	$1,757	$1,250	$1,230

Predecessor

	Period From January 1, 2019 to September 30,	As of and for the Year Ended December 31
($ in millions)	2019	2018	2017	2016(1)	2015(1)
Statement of Operations data:
Net revenues	$3,107	$3,728	$3,046	$2,608	$2,449
Cost of revenues	2,503	2,941	2,382	2,004	1,906

Gross profit	604	787	664	604	543
Selling, general and administrative expenses	490	625	511	498	431
Impairment of goodwill, intangibles, and long-lived assets	12	—	30	—	—

Operating income (loss)	102	162	123	106	112
Interest expense, net	20	22	8	5	3
Investment income and other, net	(11)	(6)	(5)	(12)	(3)

Other expense (income), net	9	16	3	(7)	—

Income before income taxes	93	146	120	113	112
Income tax provision	7	10	8	9	6

Net income attributable to Predecessor	$86	$136	$112	$104	$106

	Period From January 1, 2019 to September 30,	As of and for the Year Ended December 31
($ in millions)	2019	2018	2017	2016(1)	2015(1)
Balance Sheet data:
Total assets	N/A	$2,041	$1,516	$1,423	$1,074
Total long-term debt, less current portion	N/A	305	126	138	1
Total stockholders’ equity	N/A	633	582	526	505

(1)

The Predecessor consolidated financial statements as of and for each of the two years ended December 31, 2016 and 2015 were audited under U.S. accounting principles and standards applicable to private companies as promulgated by the AICPA.

APG MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of APG’s financial condition and results of operations for the years ended December 31, 2019, 2018 and 2017 which for 2019, includes the results of operations for APi Group for the period following the APi Acquisition (October 1, 2019 through December 31, 2019). This discussion should be read in conjunction with “Prospectus Summary—Summary Consolidated Financial Information,” “Selected Consolidated Financial Information” and APG’s historical audited consolidated financial statements included elsewhere in this prospectus.

We have also included a discussion of the results of operations and financial condition of APi Group for the nine months ended September 30, 2019 and the twelve months ended December 31, 2018 and 2017. This discussion should be read in conjunction with “Prospectus Summary—Summary Consolidated Financial Information,” “Selected Consolidated Financial Information” and APi Group’s historical audited consolidated financial statements included elsewhere in this prospectus.

Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We were incorporated with limited liability under the laws of the British Virgin Islands under the BVI Companies Act on September 18, 2017 under the name J2 Acquisition Limited. We were formed for the purpose of acquiring a target company or business. On October 10, 2017, we raised gross proceeds of approximately $1.25 billion in connection with our initial public offering in the United Kingdom and our ordinary shares and warrants were listed on the London Stock Exchange (LSE).

On October 1, 2019, we completed our acquisition of APi Group and changed our name to APi Group Corporation in connection with the APi Acquisition. With over 90 years of history and more than 40 businesses operating from over 200 locations, APi Group is a market leading provider of commercial safety services, specialty services and industrial services operating primarily in the United States, as well as in Canada and the United Kingdom with approximately $3.1 billion of net revenue of the Predecessor for the Predecessor 2019 Period and $985 million of net revenue of the Successor for the Successor 2019 Partial Period. APi Group provides a variety of specialty contracting services, including engineering and design, fabrication, installation, inspection, maintenance, service and repair, and retrofitting and upgrading. We offer comprehensive and diverse solutions on a broad geographic scale. We have a strong base of diverse, long-standing customer relationships in each of the industries we serve. We also have an experienced management team and a strong leadership development culture.

We operate our business under three primary operating segments which are also our reportable segments:

•

Safety Services – A leading provider of safety services in North America, focusing on end-to-end integrated occupancy systems (fire protection solutions, HVAC and entry systems), including design, installation, inspection and service of these integrated systems. This segment also provides mission critical services, including life safety, emergency communication systems and specialized mechanical services. The work performed within this segment spans across industries and facilities and includes commercial, industrial, residential, medical and special-hazard settings.

•

Specialty Services – A leading provider of diversified, single-source infrastructure and specialty contractor solutions, focusing on infrastructure services and specialized industrial plant solutions, including maintenance and repair of water, sewer and telecom infrastructure. The customers in this segment vary from public and private utility, communications, industrial plants and governmental agencies throughout the United States.

•

Industrial Services – A leading provider of a variety of specialty contracting services to the energy industry focused on transmission and distribution. This segment’s services include oil and gas pipeline infrastructure, access and road construction, supporting facilities, and performing ongoing integrity management and maintenance.

We focus on recurring revenue and repeat business from our diversified long-standing customers across a variety of end markets, which provides us with stable cash flows and a platform for organic growth. Maintenance and service revenues are predictable through contractual arrangements with typical terms ranging from days to three years, with the majority having durations of less than six months, and are often recurring due to consistent renewal rates and long-standing customer relationships.

We intend to domesticate into Delaware from the British Virgin Islands. In connection with the Domestication, we intend to list our common stock on the NYSE. It is currently anticipated that the listing of our ordinary shares and warrants on the LSE will be cancelled at or around the time the listing on the NYSE is achieved. Our listing on the LSE will remain suspended until such cancellation takes effect.

Prior to the APi Acquisition, we had no revenue or other operations other than the active solicitation of a target business with which to complete a business combination. We generated small amounts of non-operating income in the form of unrealized and realized gains on marketable securities and interest income on cash and cash equivalents. During that time, we had losses as a result of administrative costs and diligence costs related to actively soliciting target businesses, including transaction, financing and diligence costs related to the APi Acquisition and the Credit Facilities (as discussed below). We relied upon the proceeds from the initial public offering to fund our limited acquisition-related operations prior to the closing of the APi Acquisition.

Credit Facilities

In connection with the closing of the APi Acquisition, on October 1, 2019, we entered into a Credit Agreement by and among APi Group DE, Inc., our wholly-owned subsidiary, as borrower (the “Borrower”), APG, as a guarantor, the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto, and Citibank, N.A., as administrative agent and as collateral agent (the “Credit Agreement”), pursuant to which we incurred a $1.2 billion seven-year senior secured term loan (the “Term Loan”) under the senior secured term loan facility (the “Term Loan Facility”), which was used to fund a part of the cash portion of the purchase price in the APi Acquisition. The Credit Agreement also provides for a $300 million five-year senior secured revolving credit facility (the “Revolving Credit Facility,” and together with the Term Loan Facility, the “Credit Facilities”). See “Liquidity and Capital Resources—Credit Facilities” for more information regarding the Credit Facilities.

Initial Public Offering and Warrant Financing

In connection with the initial public offering on October 10, 2017, we issued 121,000,000 of our ordinary shares, no par value, for gross proceeds of $1.21 billion. In addition, on October 10, 2017, we issued an aggregate of 32,500 ordinary shares to our non-founder directors for $10.00 per share in lieu of their first year cash director fees. Each APG ordinary share has voting rights and winding-up rights.

In connection with the October 10, 2017 initial public offering and listing on the LSE, Mariposa Acquisition IV, LLC (the “Founder Entity”) purchased 4,000,000 preferred shares, no par value, for $40 million (the “Founder Preferred Shares”). Beginning in 2019, if the average stock price of our ordinary shares exceeds $11.50 per share for any ten (10) consecutive trading days of the calendar year, the holder of Founder Preferred Shares will receive a dividend in the form of APG ordinary shares or cash, at our sole option (which we intend to settle in shares). The first annual dividend amount will be equal to 20% of the appreciation, if any, of the average market price per share of APG ordinary shares for the last ten (10) trading days of the calendar year (the “Dividend Price”) over the Company’s initial offering price of $10.00 per share, multiplied by 141,194,638 shares (the “Annual Dividend Amount”). In subsequent years, the Annual Dividend Amount will be calculated based on the appreciated stock price compared to the highest Dividend Price previously used in calculating the Annual Dividend Amount. In the event the Company is liquidated, an Annual Dividend Amount shall be payable for the shortened Dividend Year. Subsequent to the liquidation, the holders of Founder Preferred Shares shall have the right to a pro rata share (together with holders of the ordinary shares) in the distribution of the surplus assets of the Company. Dividends are paid for the term the Founder Preferred Shares are outstanding. The Founder Preferred Shares will be automatically converted into APG ordinary shares on a one-for-one basis upon the last day of the seventh full financial year following the APi Acquisition, being December 31, 2026. Each Founder Preferred Share is convertible into one APG ordinary share at the option of the holder and votes with the APG ordinary shares as a single class.

Each of the 4,000,000 Founder Preferred Shares, 121,000,000 APG ordinary shares issued in connection with the initial public offering and the 32,500 APG ordinary shares issued to the non-founder directors, was issued with an APG warrant (125,032,500 warrants in aggregate), entitling the holder of each APG warrant to purchase 1/3 of an APG ordinary share with a strike price of $11.50 per whole APG ordinary share. Each APG warrant is exercisable until three (3) years from the date of the APi Acquisition, unless mandatorily redeemed by us. The APG warrants are mandatorily redeemable by us at a price of $0.01 per warrant should the average market price of an APG ordinary share exceed $18.00 for ten (10) consecutive trading days. On October 1, 2019, we completed the Warrant Financing, in which an aggregate of 60,486,423 warrants were exercised at a reduced exercise price of $10.25 for an aggregate of 20,162,141 ordinary shares. As of December 31, 2019, there were 64,546,077 warrants outstanding exercisable for approximately 21,515,359 ordinary shares. See Note 17 – “Shareholders’ Equity” to the consolidated financial statements.

Certain Factors and Trends Affecting APG’s Results of Operations

Summary of Principal Acquisitions

Predecessor 2018

APi Group completed the following principal acquisitions in 2018:

•

In February 2018, APi Group acquired a Minnesota-based specialty services provider with annual revenues of approximately $295 million for cash consideration of approximately $126 million, net of cash acquired. This business provides installation, maintenance and repair services for infrastructure in the communication, power distribution, gas distribution and alternative energy markets throughout the U.S. and is included in the Specialty Services segment since the date of acquisition.

•

In January 2018, APi Group acquired an Ohio-based specialty services provider with annual revenues of approximately $60 million for cash consideration of approximately $92 million, net of cash acquired. This business provides pipeline construction services, including natural gas distribution, midstream, transmission and related facility services throughout the Midwest and Eastern U.S. and is included in the Specialty Services segment since the date of acquisition.

•

In January 2018, APi Group acquired a Texas-based safety services provider with annual revenues of approximately $56 million for cash consideration of approximately $43 million, net of cash acquired. This business provides contracting, design and installation services related to automatic fire protection systems throughout the Midwest and Southern U.S. and is included in the Safety Services segment since the date of acquisition.

Predecessor 2017

APi Group completed the following principal acquisition in 2017:

•

In February 2017, APi Group acquired a Minnesota-based industrial services provider with annual revenues of approximately $68 million for cash consideration of approximately $53 million, net of cash acquired. This business provides heavy highway contracting services in northern Minnesota and Wisconsin and is included in the Specialty Services segment since the date of acquisition.

Economic, Industry and Market Factors

We closely monitor the effects of general changes in economic and market conditions on our customers. General economic and market conditions can negatively affect demand for our customers’ products and services, which can affect their planned capital and maintenance budgets in certain end markets. Market, regulatory and industry factors could affect demand for our services, including: (i) changes to customers’ capital spending plans; (ii) mergers and acquisitions among the customers we serve; (iii) new or changing regulatory requirements or other governmental policy changes or uncertainty; (iv) economic, market or political developments; (v) changes in technology, tax and other incentives; and (v) access to capital for customers in the industries we serve. Availability of transportation and transmission capacity and fluctuations in market prices for oil, gas and other fuel sources can also affect demand for our services for pipeline and power generation construction services. These fluctuations, as well as the highly competitive nature of our industries, can result, and has resulted, in lower bids and lower profit on the services we provide. In the face of increased pricing pressure or other market developments, we strive to maintain our profit margins through productivity improvements, cost reduction programs and business streamlining efforts. While we actively monitor economic, industry and market factors that could affect our business, we cannot predict the effect that changes in such factors may have on our future consolidated results of operations, liquidity and cash flows, and we may be unable to fully mitigate, or benefit from, such changes.

We are currently monitoring the short- and long-term impacts of COVID-19, a global pandemic that has caused a significant slowdown in the global economy beginning in March 2020. During the three months ended March 31, 2020, we continued to provide services to our customers and saw a relatively minor impact to our business. To date, the services we provide have been deemed to be essential in most instances. However, more recently, we are seeing various disruptions in our work due to the domino effects of the various “shelter in place” orders in local and state jurisdictions, including but not limited to customers deferring inspection and service projects, and temporary shutdowns of active projects as they work through COVID-19 related matters. Currently, due to the statutory nature of much of our work and the long-term investments being made across the public and private utility sector, we have not experienced significant cancellations to date. However, we may experience delays in certain projects. We are actively quoting new work and seeking to accelerate certain inspection and service projects for customers such as schools, universities, hotels, casinos and other customers that may be temporarily operating at less than capacity or closed. Should the macro economy continue to be negatively impacted by the COVID-19 pandemic, it is possible that some projects could be delayed indefinitely or cancelled, or that we are not successful in accelerating inspection and service projects.

To date, we have been able to source the supply and materials needed for our business with minimal disruptions. However, the continued impact of COVID-19 on our vendors is evolving and could make it difficult to obtain needed materials.

While we cannot estimate the duration or future negative financial impact of the COVID-19 pandemic on our business, we are currently experiencing some negative impact, which we expect to continue in the future. Our revenue and earnings could be adversely affected by the impact of the COVID-19 pandemic on (1) our operations, including loss of our workforce, cancellation or delays in current and future projects, increased costs related to implementing and maintaining newly-mandated work rules and limited supplies; (2) our customers’ and vendors’ businesses; and (3) general global economic conditions. If the COVID-19 pandemic were to require us to discontinue operations, or to cause shortages of our workforce or third-party contractors, it could result in cancellations or deferrals of project work, which could lead to a decline in revenue and an increase in costs. In addition, the pandemic may impact the availability of the commodities, supplies and materials needed for projects. Furthermore, the pandemic may impact the cash flows and creditworthiness of our customers, which could impact their ability to pay us for work performed on existing projects. In response to these uncertainties, we have taken precautionary measures that we expect will help to protect our business and all of our constituencies. We have implemented a preemptive cost reduction plan, which includes reducing labor costs, eliminating non-essential discretionary spending, freezing our non-essential capital spending, suspending employer matched 401(k) contributions, and reviewing our leases to determine opportunities to renegotiate lease terms or potentially consolidate businesses into common facilities. We expect these actions will save both expense and cash in 2020 if market conditions require us to maintain them throughout the rest of the year.

In addition, our results of operations may be materially affected by conditions in the credit and financial markets. Global credit and financial markets have experienced extreme volatility and disruptions as a result of the COVID-19 pandemic including diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. There can be no assurance that deterioration in credit and financial markets and confidence in economic conditions will not occur or be sustained as a result of the COVID-19 pandemic. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, or do not improve, it may make any necessary debt or equity financing more difficult, more costly, and more dilutive. Failure by us or our customers to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon current or expected projects.

The full extent to which the COVID-19 pandemic impacts our business, markets, supply chain, customers and workforce will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the pandemic and the actions to treat or contain it or to otherwise limit its impact, among others.

Effect of Seasonality and Cyclical Nature of Business

Our revenue and results of operations can be subject to seasonal and other variations. These variations are influenced by weather, customer spending patterns, bidding seasons, project schedules, holidays and timing, in particular, for large, non-recurring projects. Typically, our revenue is lowest at the beginning of the year and during the winter months in North America during the first quarter because cold, snowy or wet conditions cause project delays. Revenue is generally higher during the summer and fall months during the third and fourth quarters, due to increased demand for our services when favorable weather conditions exist in many of the regions in which we operate. Continued cold and wet weather can often affect second quarter productivity. In the fourth quarter, many projects tend to be completed by customers seeking to spend their capital budgets before the end of the year, which generally has a positive effect on our revenue. However, the holiday season and inclement weather can cause delays, which can reduce revenue and increase costs on affected projects.

Additionally, the industries we serve can be cyclical. Fluctuations in end-user demand within those industries, or in the supply of services within those industries, can affect demand for our services. As a result, our business may be adversely affected by industry declines or by delays in new projects. Variations or unanticipated changes in project schedules in connection with large construction and installation projects, can create fluctuations in revenue.

Income Taxes

Historically, APi Group has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code for federal tax purposes. As a result, APi Group’s income has not been subject to U.S. federal income taxes or state income taxes in those states where the S Corporation status is recognized. No provision or liability for federal or state income tax has been provided in its consolidated financial statements except for those taxing jurisdictions where the S Corporation status is not recognized. The provision for income tax in APi Group’s historical periods consists of these taxes. However, in prior periods, APi Group made significant distributions to its shareholders based on its S Corporation earnings. These distributions will no longer be necessary.

In connection with the APi Acquisition, APi Group’s S Corporation status was terminated and APG will be treated as a C Corporation under Subchapter C of the Internal Revenue Code and will be part of the consolidated tax group of the Company. The Company’s domestication and the revocation of APi Group’s S Corporation election will have a material impact on our consolidated results of operations, financial condition and cash flows. Our effective income tax rate for 2019 and future periods will increase as compared to prior periods and our net income will decrease in 2019 and future periods relative to prior periods since we will be subject to both federal and state taxes on APi Group’s earnings.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years that those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date. A valuation allowance is provided when, in management’s judgment, it is more likely than not that some portion or all of the deferred tax asset will not be realized. We have reflected the necessary deferred tax assets and liabilities in the accompanying consolidated balance sheets. We believe the future tax deductions will be realized principally through future taxable income, future reversals of existing taxable temporary differences, and carryback to taxable income in prior years.

We recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely to be realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. We also record interest and penalties related to unrecognized tax benefits within income tax expense.

Description of Key Line Items

Net Revenues

Revenue is generated from the sale of various types of construction services, fabrication and distribution. We derive revenue primarily from construction services under contractual arrangements with durations ranging from days to three years, with the majority having durations of less than six months, and which may provide the customer with pricing options that include a combination of fixed, unit, or time and materials pricing. Revenue for fixed price agreements is generally recognized over time using the cost-to-cost method of accounting which measures progress based on the cost incurred to total expected cost in satisfying our performance obligation.

Revenue from time and material construction contracts is recognized as the services are provided. Revenue earned is based on total contract costs incurred plus an agreed-upon markup. Revenue for these cost-plus contracts is recognized over time on an input basis as labor hours are incurred, materials are utilized, and services are performed. Revenue from wholesale or retail unit sales is recognized at a point-in-time upon shipment.

Cost of Revenues

Cost of revenues consists of direct labor, materials, subcontract costs and indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Labor costs are considered to be incurred as the work is performed. Subcontractor labor is recognized as the work is performed.

Gross Profit

Our gross profit is influenced by direct labor, materials and subcontract costs. Our profit margins are also influenced by raw material costs, contract mix, weather and proper coordination with contract providers. Labor intensive contracts usually drive higher margins than those contracts that include material, subcontract and equipment costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of personnel, facility leases, advertising and marketing expenses, administrative expenses associated with accounting, finance, legal, information systems, leadership development, human resources and risk management and overhead associated with these functions. Selling expenses consist primarily of compensation and associated costs for sales and marketing personnel, costs of advertising, trade shows and corporate marketing. General and administrative expense consists primarily of compensation and associated costs for executive management, finance, legal, information systems, leadership development and other administrative personnel, facility leases, outside professional fees and other corporate expenses.

Amortization of Intangible Assets

Amortization expense reflects the charges incurred to amortize our finite-lived identifiable intangible assets, such as customer relationships, which are amortized over their estimated useful lives.

Impairment of Goodwill, Intangibles and Long-Lived Assets

We do not amortize goodwill or other identifiable indefinite-lived intangible assets; rather, goodwill and other intangible assets with indefinite lives are tested for impairment annually, or more frequently as events and circumstances change. Expenses for impairment charges related to the write-down of goodwill balances and identifiable intangible assets balances are recorded to the extent their carrying values exceed their estimated fair values. Expenses for impairment charges related to the write-down of other long-lived assets (which includes amortizable intangibles) are recorded when triggering events indicate their carrying values may exceed their estimated fair values.

Results of Operations

The following is a discussion of APG’s financial condition and results of operations for the years ended December 31, 2019 and December 31, 2018 and for the period from September 18, 2017 (our inception) to December 31, 2017. We were formed on September 18, 2017 and had no operations until we acquired APi Group on October 1, 2019.

The following financial information has been extracted from the audited consolidated financial statements of APG included in this prospectus.

	Year Ended December 31, 2019	Year Ended December 31, 2018	Period From Inception September 18, 2017 through December 31, 2017	2019 v 2018 Change		2018 v Period from Inception September 18, 2017 through December 31, 2017 Change
($ in millions)				$	%	$	%
Statement of Operations data:
Net revenues	$985	$—	$—	$985	NM	$—	NM
Cost of revenues	787	—	—	787	NM	—	NM

Gross profit	198	—	—	198	NM	—	NM
Selling, general and administrative expenses	359	3	1	356	NM	2	NM

Operating income (loss)	(161)	(3)	(1)	(158)	NM	(2)	NM
Interest expense, net	15	—	—	15	NM	—	NM
Other income (expense), net	—	—	—	—	NM	—	NM
Investment and other expense (income), net	(25)	(23)	(3)	(2)	9%	(20)	NM

Income (loss) before income taxes	(151)	20	2	(171)	NM	18	NM
Income tax provision	2	—	—	2	NM	—	NM

Net income (loss)	$(153)	$20	$2	$(173)	NM	$18	NM

NM = Not meaningful

Our activity from inception to the closing of the APi Acquisition and the Credit Facilities on October 1, 2019 was the preparation for the acquisition of a target company. Since the initial public offering, our activity has been limited to the evaluation of business combination candidates. We did not generate any operating revenues until the closing of the APi Acquisition. During the period from inception until the APi Acquisition, we generated investment income from investment of our cash on hand in treasury securities.

Year Ended December 31, 2019

APG’s results of operations for the year ended December 31, 2019 includes the results of operations of APi Group from October 1, 2019 (the date of the APi Acquisition) through December 31, 2019. As a result, for the year ended December 31, 2019, the changes in our results of operations, including consolidated and segment operating results, for the year ended December 31, 2019 compared to prior year in all cases were a result of the APi Acquisition.

Year Ended December 31, 2018

For the year ended December 31, 2018, our general and administrative expenses increased to $3 million from $1 million for the period from inception to December 31, 2017, due primarily to full year of activity and also to the inclusion of certain expenses incurred in reviewing acquisition opportunities. Our investment income increased from $3 million for the period from inception to December 31, 2017 to $23 million for the year ended December 31, 2018 due to the inclusion of activity for a full year to increased rates of investment return on treasury security investments during the year ended December 31, 2018. Interest income was not material in either period presented.

Operating Segment Results

	Net Revenues
	Year Ended December 31, 2019 (Successor)	January 1, 2019 Through September 30, 2019 (Predecessor)	Year Ended December 31, 2018 (Predecessor)	January 1, 2019 through September 30, 2019 v 2018
				Change
($ in millions)				$	%
Safety Services	$435	$1,342	$1,705	$(363)	(21.3)%
Specialty Services	386	1,107	1,359	(252)	(18.5)%
Industrial Services	167	670	723	(53)	(7.3)%
Corporate and Eliminations	(3)	(12)	(59)	47	(79.7)%

	$985	$3,107	$3,728	$(621)	(16.7)%

	Operating Income (loss)
	Year Ended December 31, 2019 (Successor)			January 1, 2019 through September 30, 2019 v 2018
		January 1, 2019 Through September 30, 2019 (Predecessor)

			Year Ended December 31, 2018 (Predecessor)
				Change
($ in millions)				$	%
Safety Services	$34	$161	$178	$(17)	(9.6)%
Specialty Services	19	60	57	3	5.3%
Industrial Services	(5)	—	13	(13)	(100.0)%
Corporate and Eliminations	(209)	(119)	(86)	(33)	38.4%

	$(161)	$102	$162	$(60)	(37.0)%

	EBITDA
	Year Ended December 31, 2019 (Successor)			January 1, 2019 through September 30, 2019 v 2018
		January 1, 2019 Through September 30, 2019 (Predecessor)

			Year Ended December 31, 2018 (Predecessor)
				Change
($ in millions)				$	%
Safety Services	$59	$170	$197	$(27)	(13.7)%
Specialty Services	50	111	125	(14)	(11.2)%
Industrial Services	9	21	37	(16)	(43.2)%
Corporate and Eliminations	(185)	(111)	(82)	(29)	35.4%

	$(67)	$191	$277	$(86)	(31.0)%

APG’s results of operations for the year ended December 31, 2019 includes the results of operations of APi Group from October 1, 2019 (the date of the APi Acquisition) through December 31, 2019. As a result, for the year ended December 31, 2019, the changes in our segment operating results for the year ended December 31, 2019 compared to prior year in all cases were a result of the APi Acquisition.

APi Group’s operating segment results for the period from January 1, 2019 through September 30, 2019 declined as compared to the results of operations for the year ended December 31, 2018 given the three fewer months in 2019.

Liquidity and Capital Resources

Overview

Our primary sources of liquidity are cash flows from the operating activities of our consolidated subsidiaries, available cash and cash equivalents, and our access to our Revolving Credit Facility. We believe that these sources will be sufficient to fund our liquidity requirements for at least the next twelve months. As of December 31, 2019, we had $491 million of total liquidity, comprising $256 million in cash and cash equivalents and $235 million ($300 million less outstanding letters of credit of approximately $65 million) of available borrowings under our Revolving Credit Facility. We also expect to continue to raise cash through equity and debt offerings when capital market conditions are favorable and other sources of liquidity are not sufficient. Our principal liquidity requirements have been, and we expect will be, any contingent consideration due to selling shareholders, including tax payments in connection therewith, for working capital and general corporate purposes, including capital expenditures and debt service, as well as to identify, execute and integrate strategic acquisitions. Capital expenditures were approximately $11 million in the Successor year ended December 31, 2019, and $53 million for the Predecessor period ended September 30, 2019.

Prior to the APi Acquisition, our sources of cash were primarily the net proceeds of our initial public offering and cash proceeds from the early exercise of the APG Warrants in connection with the Warrant Financing. We used this cash to fund ongoing costs and expenses, the costs and expenses incurred in connection with seeking to identify and effect our initial acquisition, and to fund the APi Acquisition.

Credit Facilities

Our Credit Agreement provides for (1) a term loan facility, pursuant to which we incurred a $1.2 billion Term Loan, which we used to fund a part of the cash portion of the purchase price in the APi Acquisition and (2) a $300 million Revolving Credit Facility of which up to $150 million can be used for the issuance of letters of credit. As of December 31, 2019, we had $1.2 billion of indebtedness outstanding under the Term Loan, no amounts outstanding under the $300 million Revolving Credit Facility. As of December 31, 2019, $235 million was available after giving effect to $65 million of outstanding letters of credit, which reduce availability.

The interest rate applicable to the Term Loan is, at our option, either (1) a base rate plus an applicable margin equal to 1.50% or (2) a Eurocurrency rate (adjusted for statutory reserves) plus an applicable margin equal to 2.50%. At the option of the Borrower, the interest period for a Term Loan that is a Eurocurrency rate loan may be one, two, three or six months (or twelve months or any other period agreed with the applicable lenders under the Term Loan). Interest on the Term Loan is payable (1) with respect to a Eurocurrency rate loan, at the end of each interest period except that, if the interest period exceeds three months, interest is payable every three months and (2) with respect to a base rate loan, on the last business day of each March, June, September and December. As of December 31, 2019, the Term Loan was bearing interest at 4.30% per annum. Principal payments on the Term Loan will commence with the first quarter ending on March 31, 2020 and will be made in quarterly installments on the last day of each fiscal quarter, for a total annual amount equal to 1.00% of the initial aggregate principal amount of the Term Loan. The Term Loan matures on October 1, 2026. We may prepay the Term Loan in whole or in part at any time without penalty, except that any prepayment in connection with a repricing transaction within six months of October 1, 2019 will be subject to 1.00% prepayment premium. Additionally, subject to certain exceptions, the Term Loan Facility may be subject to mandatory prepayments using (i) proceeds from non-ordinary course asset dispositions, (ii) proceeds from certain incurrences of debt or (iii) commencing in 2020, a portion of our annual excess cash flows based upon certain leverage ratios. Effective October 1, 2019, we entered into a $720 million of notional value 5-year interest rate swap, exchanging one-month LIBOR for a fixed rate of 1.62% per annum. Accordingly, our fixed interest rate per annum on the swapped $720 million of Term Debt is 4.12%.

The interest rate applicable to borrowings under the Revolving Credit Facility is, at our option, either (1) a base rate plus an applicable margin equal to 1.25% or (2) a Eurocurrency rate (adjusted for statutory reserves) plus an applicable margin equal to 2.25%. The unused portion of the Revolving Credit Facility is subject to a commitment fee of 0.375% or 0.50% based on our first lien net leverage ratio. Funds available under the Revolving Credit Facility were used, in part, to finance the APi Acquisition and fees and expenses for certain transactions related thereto, and may be used for general corporate purposes. The Revolving Credit Facility matures on October 1, 2024.

The Credit Agreement also provides for incremental facilities or loans pursuant to which the Borrower may request one or more new tranches of term loans, an increase in the principal amount of any term loan, one or more new tranches of revolving loan commitments and/or an increase in any tranche of revolving loan commitments up to an unlimited amount based upon certain financial covenants and leverage ratios and subject to compliance with customary conditions set forth in the Credit Agreement including compliance, on a pro forma basis, with the financial covenants and ratios set forth therein and, with respect to any additional term loan incurred no later than twelve months after October 1, 2019, which is secured on a pari passu basis with existing term loans and has a yield exceeding the applicable rate then in effect for any existing term loan by more than 50 basis points, an increase in the margin on existing term loans to the extent required by the terms of the Credit Agreement. Upon the Borrower’s request, each lender may decide whether to participate in any incremental facility or loan. The creation or provision of an incremental facility or loan does not require the consent of any existing lender other than any existing lender providing all or part of such incremental facility or loan.

The obligations under the Credit Agreement are guaranteed, jointly and severally, by APG and substantially all of the Borrower’s material direct and indirect U.S. and Canadian subsidiaries (the “Guarantors”). In connection with the Credit Agreement, the Borrower and the Guarantors entered into a pledge and security agreement pursuant to which obligations under the Credit Agreement are secured by a first-priority security interest in substantially all of the assets of the Borrower and the Guarantors, whether existing at the time of entry into such agreement or acquired in the future, including mortgages on material real property and the pledge by the Borrower and the Guarantors generally of 100% of the capital stock and other equity interests in their respective domestic subsidiaries and 65% of the capital stock and other equity interests in their respective first tier non-domestic subsidiaries, in each case subject to certain exceptions.

The Credit Agreement contains customary representations and warranties, and affirmative and negative covenants, including limitations on additional indebtedness, dividends and other distributions, entry into new lines of business, use of loan proceeds, capital expenditures, restricted payments, restrictions on liens on assets, transactions with affiliates and dispositions. To the extent total outstanding borrowings under the Revolving Credit Facility (excluding undrawn letters of credit up to $40 million) is greater than 30% of the total commitment amount of the Revolving Credit Facility, APG’s first lien net leverage ratio shall not exceed (i) 4.50 to 1.00 for each fiscal quarter ending in 2020, (ii) 4.00 to 1.00 for each fiscal quarter ending in 2021 and (iii) 3.75 to 1.00 for each fiscal quarter ending thereafter. Our net leverage lien ratio as of December 31, 2019 was 2.42:1.

In addition, the Credit Agreement contains customary provisions relating to events of default that include, among others, non-payment of principal, interest or fees, breach of covenants, inaccuracy of representations and warranties, failure to make payment on, or defaults with respect to, certain other indebtedness having an aggregate principal amount in excess of $75 million, bankruptcy and insolvency events, judgments in excess of $75 million or that could reasonably be expected to have a material adverse effect, change of control and certain events relating to ERISA plans. Upon the occurrence of an event of default, and after the expiration of any applicable grace period, payment of any outstanding loans under the Credit Agreement may be accelerated and the lenders could foreclose on their security interests in the assets of the Borrower and the Guarantors.

One of APi Group’s Canadian subsidiaries had a $20 million unsecured line of credit agreement with a variable interest rate based upon the prime rate. APi Group had no amounts outstanding under the line of credit at December 31, 2019.

Although we believe we have sufficient resources to fund our future cash requirements, there are many factors with the potential to influence our cash flow position including weather, seasonality, commodity prices, and market conditions. Given the uncertainties regarding the COVID-19 global pandemic and its potential unforeseen impacts, in late March 2020, we drew down $200 million under our Revolving Credit Facility. We were in compliance with all covenants contained in the Credit Agreement as of December 31, 2019 and were in compliance after giving effect to the draw-down of the Revolving Credit Facility in March 2020.

Predecessor

On January 30, 2018, APi Group entered into an unsecured financing agreement consisting of a $330 million term loan and a $500 million revolving credit facility (together, the “APi Group Facility”). The agreement governing the APi Group Facility contained certain restrictive and financial covenants, including requirements for a fixed-charge coverage ratio and total leverage ratio. APi Group was in compliance with all of its debt covenants as of December 31, 2018. In connection with the APi Acquisition, on October 1, 2019, the entire principal amount of the term loan and the principal amount outstanding under the revolving credit facility were repaid and the APi Group Facility was terminated.

The term loan and the revolving credit facility under the APi Group Facility had a maturity date of January 30, 2023. The revolving credit facility permitted APi Group to borrow funds at a variety of interest rate terms, some of which were adjusted based on APi Group’s leverage ratios. The facility also provided for the issuance of up to $150 million of letters of credit, so long as there was a sufficient amount available for borrowing under the facility. At December 31, 2018, APi Group had $261 million outstanding under the revolving credit facility under the APi Group Facility, with a weighted-average interest rate of at 3.92% per annum. $177 million was available after giving effect to $62 million of outstanding letters of credit, which reduced availability. At December 31, 2018, APi Group had $318 million outstanding under the term loan which with a weighted-average interest rate of 3.78% per annum.

In addition, one of APi Group’s subsidiaries had outstanding letters of credit of $19 million at December 31, 2017, which have now been terminated.

One of APi Group’s Canadian subsidiaries had a $20 million unsecured line of credit agreement with a variable interest rate based upon the prime rate. APi Group had $1 million outstanding under the line of credit at December 31, 2018.

Cash Flows

The following table summarizes net cash flows with respect to APG’s operating, investing and financing activities for the periods indicated:

Successor

	Year Ended December 31,
($ in millions)	2019 (Successor)	2018 (Successor)	2017 (Successor)
Net cash provided by operating activities	$150	$21	$—
Net cash provided by (used in) investing activities	(1,728)	397	(1,208)
Net cash provided by financing activities	1,398	—	1,227
Effect of foreign currency exchange rate on cash and cash equivalents	(1)	—	—

Net increase (decrease) in cash and cash equivalents	$(181)	$418	$19

Cash and cash equivalents at the end of the period	$256	$437	$19

The following table summarizes net cash flows with respect to APi Group’s operating, investing and financing activities for the periods indicated:

Predecessor

	Period from January 1, 2019 through September 30, 2019 (Predecessor)	Years Ended
($ in millions)		December 31, 2018 (Predecessor)	December 31, 2017 (Predecessor)
Net cash provided by operating activities	$145	$112	$118
Net cash used in investing activities	(51)	(300)	(56)
Net cash provided by (used in) financing activities	(10)	203	(106)
Effect of foreign currency exchange rate on cash and cash equivalents	—	(2)	3

Net increase (decrease) in cash and cash equivalents	$84	$13	$(41)

Cash and cash equivalents at the end of the period	$138	$54	$41

Cash flows for the years ended December 31, 2019 and 2018 (Successor) and the period from January 1, 2019 through September 30, 2019 and the years ended December 31, 2018 and 2017 (Predecessor)

Cash flow information for the year ended December 31, 2019 includes cash flows of APi Group from and after the closing of the APi Acquisition (October 1, 2019). The changes in cash flows in 2019 from 2018 relate primarily to the funding of the APi Acquisition and its inclusion in our operations subsequent to the closing of the APi Acquisition.

Net Cash Provided by Operating Activities

Net cash provided by operating activities was $150 million in the Successor year ended December 31, 2019 and $145 million for the Predecessor period ended September 30, 2019 compared to $112 million for the Predecessor year ended December 31, 2018. The increase in cash provided by operating activities was primarily driven by changes in working capital levels related to prior acquisitions at APi Group and changes in business mix.

Net Cash Used in Investing Activities

Net cash used in investing activities was $1.7 billion in the Successor year ended December 31, 2019 and $51 million for the Predecessor period ended September 30, 2019 compared to net cash used in investing activities of $300 million for the Predecessor in 2018. The increase in cash used in investing activities for the Successor year ended December 31, 2019 compared to the Predecessor year ended December 31, 2018 was attributed to payments of cash consideration in connection with the APi Acquisition. This was offset by proceeds from the sale of marketable securities as we used deposited amounts to complete the APi Acquisition. The decrease in cash used in investing activities for the Predecessor period ended September 30, 2019 compared to the Predecessor year ended December 31, 2018 resulted from payments of cash consideration for APi Group’s prior 2018 acquisitions as well as decreases in capital expenditures since the 2019 Predecessor period was not a full year.

Net Cash Provided by (Used in) Financing Activities

Net cash provided by financing activities of the Successor was $1.4 billion for the year ended December 31, 2019 and net cash used in financing activities was $10 million in the Predecessor period ended September 30, 2019, compared to net cash provided by financing activities of the Predecessor of $203 million in 2018. The increase in cash provided by financing activities for the Successor year ended December 31, 2019 compared to the Predecessor year ended December 31, 2018 was primarily due to our entering a $1.2 billion term loan facility as part of the APi Acquisition. The increase in cash used in financing activities for the Predecessor period ended September 30, 2019 compared to the cash provided by financing activities for the Predecessor year ended December 31, 2018 was primarily due to APi Group’s issuance of a $330 million term loan in 2018.

Cash flows for the years ended December 31, 2018 and 2017 (Successor)

Net Cash provided by Operating Activities

Net cash provided by operating activities for the Successor years ended December 31, 2018 and 2017 included primarily investment income and certain cash administrative expenses. The only operating activities during the year ended December 31, 2018 related to the administration of the Company and the investment of the cash on hand.

Net Cash provided by (used in) Investing Activities

Net cash provided by (used in) investing activities consisted of investments in treasury bills during the Successor years ended December 31, 2018 and 2017 offset by maturities of treasury bill investments during the year ended December 31, 2018.

Net Cash provided by Financing Activities

Net cash provided by financing activities for the Successor during the period from inception to December 31, 2017 consisted of the proceeds from the initial public offering offset by costs associated with the offering.

Contractual Obligations and Commitments

The following is a summary of material contractual obligations and other commercial commitments as of December 31, 2019 during the periods indicated below (in millions):

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1–3 Years	3–5 Years	After 5 Years
Term loan, revolving credit facility, and other notes payable (1)	$1,214	$19	$31	$24	$1,140
Finance lease obligations (2)	18	1	17	—	—
Operating leases (3)	104	26	34	19	25
Other long-term obligations, including current portion (4)	8	1	3	2	2

Total contractual obligations (5)	$1,344	$47	$85	$45	$1,167

(1)

Amounts represent contractual obligations based on the earliest date that the obligation may become due, excluding interest, based on borrowings outstanding as of December 31, 2019. For further information relating to these obligations, see Note 12 – “Debt” to the consolidated financial statements. The estimated future interest payment obligations on borrowings outstanding, as of December 31, 2019, excluding the impacts of any interest rate cash flow hedges, was approximately $53 million, $155 million, $100 million, and $25 million for the period of less than 1 year, 1-3 years, 3-5 years, and after 5 years, respectively.

(2)

Amounts represent contractual minimum lease obligations on capital leases as of December 31, 2019, excluding imputed interest. For further information relating to these obligations, see Note 11 – “Leases” to the consolidated financial statements. The estimated imputed interest on finance lease obligations outstanding as of December 31, 2019 was approximately $0 million, $1 million, $0 million, and $0 million for the period of less than 1 year, 1-3 years, 3-5 years, and after 5 years, respectively.

(3)

Amounts represent contractual minimum lease obligations on operating leases as of December 31, 2019, excluding imputed interest. For further information regarding these obligations, see Note 11 – “Leases” to the audited consolidated financial statements. The estimated imputed interest on operating lease obligations outstanding as of December 31, 2019 was approximately $3 million, $4 million, $2 million, and $3 million for the period of less than 1 year, 1-3 years, 3-5 years, and after 5 years, respectively.

(4)

Amounts primarily represent obligations for asbestos claims as of December 31, 2019, excluding interest. The estimated interest on other long-term obligations outstanding as of December 31, 2019 was approximately $0 million, $1 million, $0 million, and $0 million for the period of less than 1 year, 1-3 years, 3-5 years, and after 5 years, respectively.

(5)	Total does not include contractual obligations reported on the December 31, 2019 balance sheet as current liabilities, except for current portion of long-term debt, short-term debt.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial agreement involving assets.

Recently Issued Accounting Pronouncements

We review new accounting standards to determine the expected impact, if any, of the adoption of such standards will have on our financial position and/or results of operations. See Note 3 – “Recent accounting pronouncements” in the notes to our consolidated financial statements for further information regarding new accounting standards, including the anticipated dates of adoption and the effects on our consolidated financial position, results of operations or liquidity.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

Revenue Recognition from Contracts with Customers

We adopted ASC 606 under the modified retrospective method as of January 1, 2018. ASC 606 aligns revenue recognition with the timing of when promised goods or services are transferred to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. This core principle is achieved through the application of the following five step model: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to performance obligations in the contract, and (5) recognize revenue as performance obligations are satisfied.

We recognize revenue at the time the related performance obligation is satisfied by transferring a promised good or service to our customers. A good or service is considered to be transferred when the customer obtains control. We can transfer control of a good or service and satisfy our performance obligations either over time or at a point in time. We transfer control of a good or service over time and, therefore, satisfy a performance obligation and recognize revenue over time, if one of the following three criteria are met: (a) the customer simultaneously receives and consumes the benefits provided as we perform, (b) our performance creates or enhances an asset that the customer controls as the asset is created or enhanced, or (c) our performance does not create an asset with an alternative use to them, and we have an enforceable right to payment for performance completed to date.

For our performance obligations satisfied over time, we recognize revenue by measuring the progress toward complete satisfaction of that performance obligation. The selection of the method to measure progress towards completion can be either an input or output method and requires judgment based on the nature of the goods or services to be provided.

For our construction contracts, revenue is generally recognized over time as our performance creates or enhances an asset that the customer controls as it is created or enhanced. Our fixed price construction projects generally use a cost-to-cost input method to measure progress towards completion of the performance obligation as we believe it best depicts the transfer of control to the customer which occurs as we incur costs on our contracts. Under the cost-to-cost measure of progress, the extent of progress towards completion is measured based on the ratio of costs incurred to date to the total estimated costs at completion of the performance obligation. Costs incurred include direct materials, labor and subcontract costs and indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. These contract costs are included in the results of operations under cost of sales. Labor costs are considered to be incurred as the work is performed. Subcontractor labor is recognized as work is performed.

Revenue from time and material construction contracts is recognized as the services are provided and is equal to the sum of the contract costs incurred plus an agreed upon markup. Revenue earned from distribution contracts is recognized upon shipment or performance of the service.

We have a right to payment for performance completed to date at any time throughout our performance of a contract, including in the event of a cancellation, and as such, revenue is recognized over time. These performance obligations use the cost-to-cost input method to measure our progress towards complete satisfaction of the performance obligation as we believe it best depicts the transfer of control to the customer which occurs as we incur costs on the contracts.

Due to uncertainties inherent in the estimation process, it is possible that estimates of costs to complete a performance obligation will be revised from time to time on an on-going basis. For those performance obligations for which revenue is recognized using a cost-to-cost input method, changes in total estimated costs, and related progress towards complete satisfaction of the performance obligation, are recognized on a cumulative catch-up basis in the period in which the revisions to the estimates are made. When the current estimate of total costs for a performance obligation indicate a loss, a provision for the entire estimated loss on the unsatisfied performance obligation is made in the period in which the loss becomes evident.

The timing of revenue recognition may differ from the timing of invoicing to customers. Contract assets include unbilled amounts from our long-term construction projects when revenues recognized under the cost-to-cost measure of progress exceed amounts invoiced to our customers. Such amounts are recoverable from our customers based upon various measures of performance, including achievement of certain milestones, completion of specified units or completion of a contract. In addition, many of our time and materials arrangements, as well as our contracts to perform turnaround services within the Specialty Services segment, are billed in arrears pursuant to contract terms that are standard within the industry, and resulting in contract assets and/or unbilled receivables being recorded, as revenue is recognized in advance of billings. Contract assets are generally classified as current within the consolidated balance sheets. As of December 31, 2019 and 2018, no contract assets included unbilled revenues for unapproved change orders.

Contract liabilities from our long-term construction contracts arise when amounts invoiced to their customers exceed revenues recognized under the cost-to-cost measure of progress. Contract liabilities additionally include advanced payments from our customers on certain contracts. Contract liabilities decrease as we recognize revenue from the satisfaction of the related performance obligation and are recorded as either current or long-term, depending upon when they expect to recognize such revenue. The long-term portion of contract liabilities is included in other long-term obligations in the consolidated balance sheets.

Business Combinations

The determination of the fair value of net assets acquired in a business combination and estimates of acquisition-related contingent consideration requires estimates and judgments of future cash flow expectations for the acquired business and the related identifiable tangible and intangible assets. Fair values of net assets acquired are calculated using standard valuation techniques. Fair values of contingent consideration liabilities are estimated using an income approach such as discounted cash flows or option pricing models. We allocate purchase consideration to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair values of assets acquired and liabilities assumed, management makes significant estimates and assumptions consistent with those of a market participant, especially with respect to intangible assets. Critical estimates in valuing intangible assets include, but are not limited to, future expected cash flows from backlog, customer relationships, and trade names; and discount rates. In estimating the future cash flows, management considers demand, competition and other economic factors. Management’s estimates are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates, which could result in impairment charges in the future.

Due to the time required to obtain the necessary data for each acquisition, U.S. GAAP provides a “measurement period” of up to one year from the date of acquisition in which to finalize these fair value determinations. During the measurement period, preliminary fair value estimates may be revised if new information is obtained about the facts and circumstances existing as of the date of acquisition, or based on the final net assets and working capital of the acquired business, as prescribed in the applicable purchase agreement. Such adjustments may result in the recognition, or adjust the fair values, of acquisition-related assets and liabilities and/or consideration paid, and the related depreciation and amortization expense, which are referred to as “measurement period adjustments.”

Significant changes in the assumptions or estimates used in the underlying valuations, including the expected profitability or cash flows of an acquired business, could materially affect our operating results in the period such changes are recognized.

Insurance Liabilities

We use high retention insurance programs to manage our risk for health, workers’ compensation, general liability and auto insurance. Accrued liabilities include our best estimates of amounts expected to be incurred for these losses. The estimates are based on claim reports provided by the insurance carrier and actuarial analyses provided by third-party actuarial specialists, and management’s best estimates including the maximum premium for a policy period. The amounts the Company will ultimately incur could differ in the near term from the estimated amounts accrued. At December 31, 2019 (Successor) and December 31, 2018 (Predecessor), the Company had accrued $53 million and $57 million, respectively, relating to workers’ compensation, general and automobile claims, with $33 million and $38 million, respectively, included in other noncurrent liabilities. The Company recorded a receivable from the insurance carriers of $7 million and $10 million at December 31, 2019 (Successor) and December 31, 2018 (Predecessor), respectively, to offset the liabilities due above the Company’s deductible, which, under contract, are payable by the insurance carrier. The Company has outstanding letters of credit as collateral totaling approximately $65 million and $61 million at December 31, 2019 (Successor) and December 31, 2018 (Predecessor), respectively. The Company had $4 million accrued within accrued salaries and wages relating to outstanding health insurance claims at December 31, 2019 (Successor) and December 31, 2018 (Predecessor).

The Periodic Assessment of Potential Impairment of Goodwill

Goodwill represents the excess of cost over the fair market value of net tangible and identifiable intangible assets of acquired businesses and is stated at cost. Goodwill is not amortized but instead is annually tested for impairment, or more frequently if events or circumstances indicate that the carrying amount of goodwill may be impaired. Our annual impairment testing date is October 1. On October 1, 2019 as a result of the APi Acquisition, all of our net tangible and identified intangible assets were measured at a preliminary estimated fair value and the resulting preliminary goodwill reflects the excess of cost over the fair value of net tangible and identifiable intangible assets acquired. As of December 31, 2019, preliminary goodwill of $980 million is subject to annual impairment testing.

Goodwill is required to be measured annually for impairment at the reporting unit level, which represents the operating segment level or one level below the operating segment level for which discrete financial information is available.

As part of the APi Acquisition which occurred on October 1, 2019, we used discounted cash flow projections and related assumptions for sales growth, operating margins and discount rate in determining the fair value of APi Group. Goodwill was calculated as the excess of cost over the fair value of net identifiable assets at the APi Acquisition date. As the APi Acquisition aligns with our annual goodwill testing date, we determined that the preliminary fair values identified in purchase accounting approximate carrying value of each reporting unit.

On an annual basis, we use a qualitative approach to test goodwill for impairment by first assessing qualitative factors to determine whether it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform a quantitative goodwill impairment test. The qualitative approach, which was only applied to a portion of our reporting units in 2018 and 2017, assesses various factors including, in part, the macroeconomic environment, industry and market specific conditions, financial performance, operating costs and cost impacts, as well as issues or events specific to the reporting unit. If necessary, the next step in the goodwill impairment test involves comparing the fair value of each of the reporting units to the carrying value of those reporting units. If the carrying value of a reporting unit exceeds the fair value of the reporting unit, an impairment loss would be recognized (not to exceed the carrying amount of goodwill).

Both qualitative and quantitative goodwill impairment testing requires significant use of judgment and assumptions, including the identification of reporting units; the assignment of assets and liabilities to reporting units; and the estimation of future cash flows, business growth rates, terminal values, discount rates, market multiples and total enterprise value. We use various valuation approaches, such as the income approach and market approach. The income approach used is the discounted cash flow methodology and is based on multi-year cash flow projections. The cash flows projected are analyzed on a “debt-free” basis (before cash payments to equity and interest-bearing debt investors) in order to develop an enterprise value from operations for the reporting unit. A provision is also made, based on these projections, for the value of the reporting unit at the end of the forecast period, or terminal value. The present value of the finite-period cash flows and the terminal value are determined using a selected discount rate. The market approach involves estimating value based on the trading multiples for comparable public companies and recent transactions involving similar companies to the reporting unit. Multiples are determined through an analysis of certain publicly traded companies that are selected based on operational and economic similarity with the business operations of the reporting unit and through an analysis of guideline transactions involving similar companies to the reporting unit. A comparative analysis between the reporting unit and the public companies and guideline transactions forms the basis for the selection of appropriate risk-adjusted multiples. The comparative analysis incorporates both quantitative and qualitative risk factors which relate to, among other things, the nature of the industry in which the reporting unit and other comparable companies are engaged.

In 2019, APi Group concluded it had a triggering event requiring assessment of goodwill impairment within the Infrastructure/Utility reporting unit within the Specialty Services segment. As a result, APi Group performed an interim impairment test and recorded a goodwill impairment charge of $12 million within impairment of goodwill, intangibles and long-lived assets on the consolidated statement of operations for the period from January 1, 2019 through September 30, 2019. The impairment was measured using the income and market approach, consistent with methods APi Group employs to perform its annual goodwill impairment test.

In 2017, as a result of APi Group’s annual impairment testing, a goodwill impairment was identified within the Civil reporting unit within the Industrial Services segment. The goodwill impairment charge of $17 million was recorded within impairment of goodwill, intangibles and long-lived assets on the consolidated statement of operations for the year ended December 31, 2017.

Some of the inherent estimates and assumptions used in determining fair value of the reporting units are outside the control of management, including interest rates, cost of capital, tax rates, credit ratings, labor inflation, industry growth, and market capitalization. Given the uncertainties regarding the COVID-19 global pandemic and its potential financial impact on our business and our market capitalization which occurred subsequent to our annual impairment testing date and our year end December 31, 2019, there can be no assurance that our estimates and assumptions for purposes of the goodwill asset impairment testing performed during the fourth quarter of 2019 will prove to be accurate predictions of the future.

While we believe we have made reasonable estimates and assumptions to calculate the fair values of the reporting units, it is possible changes could occur. If in future years, the reporting unit’s actual results are not consistent with the estimates and assumptions used to calculate fair value, we may be required to recognize material impairments to goodwill. We will continue to monitor the impact of the COVID-19 pandemic and any changes to our reporting units for other signs of impairment. We may be required to perform additional impairment testing based on changes in the economic environment, disruptions to our business, significant declines in operating results of our reporting units, sustained deterioration of our market capitalization, and other factors, which could result in impairment charges in the future. Although management cannot predict when changes in macroeconomic conditions will occur, if there is significant deterioration from levels at year end in the construction industry, market prices for oil and gas and other fuel sources, or our market capitalization, it is reasonably likely we will be required to record material impairment charges in the future.

The Periodic Assessment of Potential Impairment of Indefinite-Lived Intangible Assets

We periodically review the carrying amount of our long-lived asset groups when events or changes in circumstances such as asset utilization, physical change, legal factors, or other matters indicate the carrying value may not be recoverable. If facts or circumstances support the possibility of impairment, we will compare the carrying value of the asset or asset group with the undiscounted future cash flows related to the asset or asset group. If the carrying value of the asset or asset group is greater than the undiscounted cash flows, the resulting impairment will be determined as the difference between the carrying value and the fair value, where fair value is determined for the carrying amount of the specific asset groups based on discounted future cash flows or appraisal of the asset groups.

In 2017, APi Group concluded it had a triggering event requiring assessment of impairment for certain intangible assets in the Industrial Services segment. As a result, APi Group reviewed the intangible assets for impairment and recorded a $7 million impairment charge within impairment of goodwill, intangibles and long-lived assets on the consolidated statement of operations for the year ending December 31, 2017. The impairment was measured under the market approach utilizing an appraisal to determine fair values of the impaired assets. This method is consistent with the methods APi Group employed in prior periods to value other intangible assets.

Additionally, in 2017, management concluded it had a triggering event requiring assessment of impairment for certain long-lived assets in the Specialty Services segment because of a material change in the Western North Dakota market. As a result, APi Group reviewed the long-lived assets for impairment and recorded a $6 million impairment charge within impairment of goodwill, intangibles and long-lived assets on the consolidated statement of operations for the year ending December 31, 2017. The impairment was measured under the market approach utilizing an appraisal to determine fair values of the impaired assets. This method is consistent with the methods APi Group employed in prior periods to value other long-lived assets. The inputs utilized in the analyses are classified as Level 3 inputs within the fair value hierarchy, as defined in ASC Topic 820.

Qualitative and Quantitative Disclosures about Market Risk

Interest Rate Risk

As of December 31, 2019, our variable interest rate debt was primarily related to our $1.2 billion senior secured loan in addition to a $300 million senior secured revolving credit facility. As of December 31, 2019, excluding letters of credit outstanding of $65 million, we had no amounts of outstanding revolving loans and our term loan balance was $1.2 billion with a weighted-average interest rate of 4.40%. A 100-basis point increase in the applicable interest rates under our credit facilities would have increased our interest expense by approximately $3 million for the year ended December 31, 2019.

Foreign Currency Risk

Our foreign operations are primarily in Canada and the United Kingdom. Revenue generated from foreign operations represented approximately 7% of our consolidated revenue for the year ended December 31, 2019 (Successor). Revenue and expense related to our foreign operations are, for the most part, denominated in the functional currency of the foreign operation, which minimizes the impact that fluctuations in exchange rates would have on net income or loss. We are subject to fluctuations in foreign currency exchange rates when transactions are denominated in currencies other than the functional currencies. Such transactions were not material to our operations in 2019. Translation gains or losses, which are recorded in accumulated other comprehensive income (loss) on the consolidated balance sheet, result from translation of the assets and liabilities of APi Group’s foreign subsidiaries into U.S. dollars. Foreign currency translation losses (gains) totaled approximately $3 million, $3 million, ($11) million and $8 for the year ended December 31, 2019 (Successor), the period from January 1, 2019 through September 30, 2019, and the years ended December 31, 2018 and 2017 (Predecessor), respectively.

Our exposure to fluctuations in foreign currency exchange rates could increase in the future if we continue to expand our operations outside of the United States. We seek to manage foreign currency exposure by minimizing our consolidated net asset and liability positions in currencies other than the functional currency, which exposure was not significant to our consolidated financial position as of December 31, 2019.

Other Market Risk

We are also exposed to construction market risk and its potential related impact on accounts receivable or contract assets on uncompleted contracts. The amounts recorded may be at risk if our customers’ ability to pay these obligations is negatively impacted by economic conditions. We continually monitor the creditworthiness of our customers and maintain ongoing discussions with customers regarding contract status with respect to change orders and billing terms. Therefore, management believes it takes appropriate action to manage market and other risks, but there is no assurance that management will be able to reasonably identify all risks with respect to the collectability of these assets. See also “Revenue Recognition from Contracts with Customers” under Critical Accounting Policies within this section of Management’s Discussion and Analysis of Financial Condition and Results of Operations.

In addition, we are exposed to market risk of fluctuations in certain commodity prices of materials, such as copper and steel, which are used as components of supplies or materials utilized in our operations. We are also exposed to increases in energy prices, particularly as they relate to gasoline prices for our vehicle fleet. While we believe we can increase our contract prices to adjust for some price increases in commodities, there can be no assurance that such price increases, if they were to occur, would be recoverable. Additionally, our fixed price contracts do not allow us to adjust prices and, as a result, increases in material costs could reduce profitability with respect to projects in progress.

Significant declines in market prices for oil and gas and other fuel sources may also impact our operations. Prolonged periods of low oil and gas prices may result in projects being delayed or cancelled and in a low oil and gas price environment, certain of our businesses could become less profitable or incur losses.

Predecessor Results of Operation

The following discussion relates to the results of operations of APi Group for the period from January 1, 2019 through September 30, 2019 and the years ended December 31, 2018 and 2017:

	January 1, 2019 Through September 30, 2019 (Predecessor)	Year Ended December 31, 2018 (Predecessor)	Year Ended December 31, 2017 (Predecessor)	January 1, 2019 through Sept 30, 2019 v 2018 Change		2018 v 2017 Change
($ in millions)				$	%	$	%
Net revenues	$3,107	$3,728	$3,046	$(621)	(16.7)%	$682	22.4%
Cost of revenues	2,503	2,941	2,382	(438)	(14.9)%	559	23.5%

Gross profit	604	787	664	(183)	(23.3)%	123	18.5%
Selling, general, and administrative expenses	490	625	511	(135)	(21.6)%	114	22.3%
Impairment of goodwill, intangibles and long-lived assets	12	—	30	12	NM	(30)	NM

Operating income (loss)	102	162	123	(60)	(37.0)%	39	31.7%

Interest expense, net	20	22	8	(2)	(9.1)%	14	175.0%
Other expense (income), net	(11)	(6)	(5)	(5)	83.3%	(1)	NM

Other expense, net	9	16	3	(7)	(43.8)%	13	433.3%

Income before income tax provision	93	146	120	(53)	(36.3)%	26	21.7%
Income tax provision	7	10	8	(3)	(30.0)%	2	25.0%

Net income	$86	$136	$112	$(50)	(36.8)%	$24	21.4%

NM = Not meaningful

Period from January 1, 2019 through September 30, 2019 compared to the Year Ended December 31, 2018

APi Group’s results of operations for the period from January 1, 2019 through September 30, 2019 declined as compared to the results of operation for the year ended December 31, 2018 given the three fewer months in 2019.

Year Ended December 31, 2018 compared to the Year Ended December 31, 2017

Net revenues

Net revenues for 2018 were $3.7 billion compared to $3.0 billion for 2017, an increase of $682 million or 22.4%. The increase in net revenues was largely attributable to acquisitions consummated during 2018 ($371 million) in the Safety Services and Specialty Services segments as well as increases in organic growth from the Industrial Services segment due to the market recovery in the oil and gas industry. This was partially offset by decreases in net revenues in the Specialty Services segment due to timing and completion of large projects in 2017.

Cost of revenues and Gross profit

The following table presents cost of revenues, gross profit (net revenues less cost of revenues), and gross profit margin (gross profit as a percentage of net revenues) for the years ended December 31, 2018 and 2017:

	For the Years Ended December 31,
	2018 (Predecessor)	2017 (Predecessor)	Change
($ in millions)			$	%
Cost of revenues	$2,941	$2,382	$559	23.5%
Gross profit	787	664	123	18.5%
Gross profit margin	21.1%	21.8%

APi Group’s gross profit for the year ended December 31, 2018 was $787 million, a $123 million, or 18.5%, increase compared to gross profit of $664 million for the year ended December 31, 2017. The gross profit increase from 2017 to 2018 was primarily attributable to increased revenue. Of the $123 million increase, $50 million was attributable to incremental margin from companies acquired in 2018. APi Group’s gross profit margin was 21.1% and 21.8% for 2018 and 2017, respectively. The decrease in gross profit margin is primarily attributable to a change in the mix of revenue. Specifically, the Industrial Services segment is APi Group’s lowest gross profit margin business and it experienced a higher proportion of revenue growth in 2018 that negatively impacted consolidated gross margins.

Operating expenses

The following table presents operating expenses and operating margin (operating income as a percentage of net revenues) for the years ended December 31, 2018 and 2017:

	For the Years Ended December 31,
	2018 (Predecessor)	2017 (Predecessor)	Change
($ in millions)			$	%
Selling, general and administrative expenses	$625	$511	$114	22.3%
Impairment of goodwill, intangibles, and long-lived assets	—	30	(30)	NM

Total operating expenses	$625	$541	$84	15.5%

Operating expenses as a percentage of revenue	16.8%	17.8%
Operating margin	4.3%	4.0%

NM = Not meaningful

APi Group’s operating expenses for the year ended December 31, 2018 were $625 million, a $84 million increase compared to operating expenses of $541 million for the year ended December 31, 2017. Operating expenses as a percentage of revenues were 16.8% and 17.8% for 2018 and 2017, respectively. The increase in selling, general and administration expense is attributable to companies acquired in 2018 and 2017 ($32 million), including incremental increases in contingent consideration expense. In addition to the impact of acquisitions, selling general and administrative expenses increased due to increases in employee compensation as well as other selling general and administrative expenses such as information technology, consulting and other professional fees. Amortization expenses in 2018 increased $18 million over the prior year as a result of the acquisitions during the year. Impairment charges in 2017 were primarily related to the impairment of goodwill ($17 million) and intangible assets ($7 million) in APi Group’s Civil reporting unit within the Industrial Services segment. Operating expenses as a percent of revenue decreased for the year ended December 31, 2018 primarily due to leverage of APi Group’s scalable overhead structure.

Operating income and EBITDA

	Operating Income and EBITDA
	Years Ended December 31
($ in millions)	2018 (Predecessor)	2017 (Predecessor)	Increase (Decrease)	% Change
Operating income	$162	$123	$39	31.7%
EBITDA	277	197	80	40.6%

Operating income as a percentage of net revenues remained consistent between 2018 and 2017 at 4.3% and 4.0%, respectively. EBITDA as a percentage of net revenues increased from 6.5% in 2017 to 7.4% in 2018. The increase was driven by increases in depreciation and amortization expenses in 2018 which increased approximately $40 million over the prior year as a result of acquisitions.

Interest expense, net

Interest expense was $22 million and $8 million for 2018 and 2017, respectively. The increase in interest expense was primarily due to an increase in average outstanding borrowings of $187 million and higher average borrowing costs primarily related to APi Group’s 2018 acquisitions for which APi Group entered into an unsecured financing agreement consisting of a $330 million term loan and a $500 million revolving credit facility. The increase was further driven by a higher United States dollar LIBOR rate, impacting rates paid on variable rate debt.

Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)

We supplement our reporting of consolidated financial information determined in accordance with U.S. GAAP with certain non-U.S. GAAP financial measures, including earnings before interest, taxes, depreciation and amortization (“EBITDA”). Management believes these non-U.S. GAAP measures provide meaningful information and help investors understand our financial results and assess our prospects for future performance. We use EBITDA to evaluate our performance, both internally and as compared with our peers, because it excludes certain items that may not be indicative of our core operating results.

The following table presents a reconciliation of net income (loss) to EBITDA for the periods indicated. For a discussion and presentation of the U.S. GAAP results of the Predecessor for the Predecessor 2019 Period and the Successor for the Successor 2019 period, see “Results of Operations.”

	Years Ended
($ in millions)	December 31, 2018 (Predecessor)	December 31, 2017 (Predecessor)
Reported net income (loss)	$136	$112
Adjustments to reconcile net income (loss) to EBITDA:
Interest expense, net	22	8
Foreign & state income taxes	10	8
Depreciation	60	38
Amortization	49	31

EBITDA	$277	$197

Operating Segment Results 2018 versus 2017

	Net Revenues
	Years Ended December 31
($ in millions)	2018 (Predecessor)	2017 (Predecessor)	Increase (Decrease)	% Change
Safety Services	$1,705	$1,601	$104	6.5%
Specialty Services	1,359	1,063	296	27.8%
Industrial Services	723	439	284	64.7%
Corporate and Eliminations	(59)	(57)	(2)	3.5%

	$3,728	$3,046	$682	22.4%

	Operating Income
	Years Ended December 31,
	2018	2017	Increase	%
($ in millions)	(Predecessor)	(Predecessor)	(Decrease)	Change
Safety Services	$178	$151	$27	17.9%
Specialty Services	57	61	(4)	(6.6)%
Industrial Services	13	—	13	NM
Corporate and Eliminations	(86)	(89)	3	(3.4)%

	$162	$123	$39	31.7%

	EBITDA
	Years Ended December 31
($ in millions)	2018 (Predecessor)	2017 (Predecessor)	Increase (Decrease)	% Change
Safety Services	$197	$165	$32	19.4%
Specialty Services	125	95	30	31.6%
Industrial Services	37	26	11	42.3%
Corporate and Eliminations	(82)	(89)	7	(7.9)%

	$277	$197	$80	40.6%

NM = Not meaningful

The following discussion breaks down APi Group’s net revenues and operating income by operating segment for the year ended December 31, 2018 compared to the year ended December 31, 2017.

Safety Services

Segment net revenues increased by $104 million, or 6.5%, in 2018 primarily due to the acquisition of an automatic fire protection systems business ($56 million) as well as continued organic revenue growth from the segment’s base business.

Segment operating income as a percentage of net revenues for 2018 and 2017 was approximately 10.4% and 9.4%, respectively. The increase was primarily driven by improved project margins by APi Group’s continued focus on growing recurring revenue.

Segment EBITDA as a percentage of net revenues increased from 10.3% to 11.6% in 2017 and 2018, respectively, driven by continued focus on improved project margins as well as an increase of $7 million amortization as a result of a 2018 acquisition of a safety services business.

Specialty Services

Segment net revenues increased for 2018 by $296 million, or 27.8%. The increase was primarily due to the acquisitions of a pipeline services business and a business specializing in infrastructure installation and maintenance in 2018 (collectively contributing $315 million in net revenue), partially offset by a decrease due to the timing and the completion of large projects in 2017.

Segment operating income as a percentage of net revenues declined to approximately 4.2% in 2018 from 5.7% in 2017. The decrease was primarily driven by lower gross margins related to lower labor productivity, as well as increased amortization and earnout expense of $23 million in connection with 2018 acquisitions.

Segment EBITDA as a percentage of net revenue increased a percentage of net revenues from 8.9% in 2017 to 9.2% in 2018. This differs from the decrease in segment operating income as a result of a $29 million increase in depreciation and amortization expense related to two specialty services acquisitions completed in early 2018.

Industrial Services

Segment net revenues for 2018 increased by $284 million, or 64.7%, primarily due to APi Group’s increased volume of projects dues to higher demand of customers program spending.

Segment operating income as a percentage of net revenues for 2018 and 2017 was approximately 1.8% and 0.0%, respectively. The increase was primarily driven by the absence of $30 million of goodwill, intangible assets and long-lived asset impairment charges incurred in 2017 within the Civil reporting unit.

Segment EBITDA as a percentage of net revenue decreased from 5.9% in 2017 to 5.1% in 2018 as a result of the decrease in depreciation and amortization as a percentage of net revenues from 2017 to 2018.

Predecessor Cash Flows

The following table summarizes net cash flows with respect to APi Group’s operating, investing and financing activities for the period from January 1, 2019 through September 30, 2019 and the years ended December 31, 2018 and 2017:

	January 1, 2019 through September 30, 2019 (Predecessor)

		Years Ended December 31,
		2018	2017
($ in millions)		(Predecessor)	(Predecessor)
Net cash provided by operating activities	$145	$112	$118
Net cash used in investing activities	(51)	(300)	(56)
Net cash provided (used in) by financing activities	(10)	203	(106)
Effect of foreign currency exchange rate on cash and cash equivalents	—	(2)	3

Net increase (decrease) in cash and cash equivalents	$84	$13	$(41)

Cash and cash equivalents at the end of the period	$138	$54	$41

Cash flows for the period from January 1, 2019 through September 30, 2019 compared to the year ended December 31, 2018

Net Cash Provided by Operating Activities

Net cash provided by operating activities was $145 million for the period ended September 30, 2019 compared to $112 million in 2018. The increase in cash provided by operating activities was primarily driven by changes in working capital levels related to prior acquisitions at APi Group and changes in business mix.

Net Cash Used in Investing Activities

Net cash used in investing activities was $51 million for the period ended September 30, 2019 compared to $300 million in year ended December 31, 2018. The decrease in cash used in investing activities was due to payments of cash consideration for APi Group’s 2018 acquisitions in addition to decreases in capital expenditures since the 2019 period was not a full year.

Net Cash Provided by (Used in) Financing Activities

Net cash used in financing activities was $10 million for the period ended September 30, 2019, compared to net cash provided by financing activities of $203 million in 2018. The decrease from 2018 to 2019 was primarily due APi Group’s issuance of a $330 million term loan in 2018.

Cash flows for the years ended December 31, 2018 and 2017

Net Cash provided by Operating Activities

Net cash provided by operating activities for 2018 was $112 million compared to $118 million for 2017. The reduction in cash flows from operating activities was primarily due to organic revenue growth which resulted in increased working capital levels, as well as incremental increase in working capital needs for business acquired in 2018 and increased interest payments ($16 million) from higher debt levels.

Net Cash Used in Investing Activities

Net cash used in investing activities was $300 million for 2018 compared to net cash used in investing activities of $56 million for 2017. The increase in cash used in investing activities was attributed primarily to increased payments for acquisitions of businesses ($171 million) and increased capital expenditures ($35 million).

Net Cash Provided by (Used in) Financing Activities

Net cash provided by financing activities for 2018 was $203 million compared to net cash used in financing activities of $106 million in 2017. The increase in cash provided by financing activities was primarily due to APi Group’s issuance of a $330 million term loan, offset by repayments of debts.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial information for the year ended December 31, 2019 gives effect to our acquisition of APi Group on October 1, 2019 (the “Acquisition”).

The pro forma information is preliminary, is being furnished solely for informational purposes and is not necessarily indicative of the combined results of operations that might have been achieved for the period indicated, nor is it necessarily indicative of the future results of the combined company. Income taxes do not reflect the amounts that would have resulted had APG and APi Group filed consolidated income tax returns during the periods presented.

The unaudited condensed combined financial information gives effect to events that are directly attributable to the Acquisition, factually supportable and, with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined company. The unaudited pro forma condensed combined statement of operations also does not include any material nonrecurring charges that might arise as a result of the Acquisition.

The pro forma adjustments and allocation of purchase price are preliminary and are based on management’s current estimates of the fair value of the assets to be acquired and liabilities to be assumed and are based on all available information. The areas of the purchase price allocation that are not yet finalized are primarily related to the valuation of: (i) property and equipment; (ii) intangible assets; (iii) lease-related assets and liabilities; (iv) indemnification assets; and (v) pre-acquisition commitments and contingencies. Additionally, the purchase price allocation is provisional for income tax-related matters and a final determination of deferred purchase consideration. Management’s estimates of the fair values reflected in the unaudited pro forma condensed combined financial statements are subject to change and may differ materially from actual adjustments, which will be based on the final determination of fair values and useful lives.

A final determination of fair value will be determined by management after giving consideration to relevant information. Any final adjustments may change the allocation of purchase price and could affect the fair value assigned to the assets and liabilities and result in a change to the unaudited pro forma condensed combined financial statements presented herein. Amounts preliminarily allocated to and the estimated useful lives of intangible assets with indefinite and definite lives may change significantly, which could result in a material increase or decrease in amortization of definite lived intangible assets. Estimates related to the determination of fair value and useful lives of other assets acquired may also change, which could affect the fair value assigned to the other assets and result in a material increase or decrease in depreciation or amortization expense.

APG’s condensed consolidated balance sheet at December 31, 2019 included in this prospectus presents the balance sheet of the combined company and accordingly no unaudited pro forma condensed combined balance sheet is presented herein.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 is presented as if the Acquisition had been completed on January 1, 2019. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 combines the historical results of APG for the year ended December 31, 2019 and the historical results of APi Group for the period from January 1, 2019 to September 30, 2019.

The unaudited pro forma condensed combined statements of operations should be read in conjunction with the historical consolidated financial statements and accompanying notes included in this prospectus.

The estimated income tax rate applied to the pro forma adjustments is 31.0%, the expected statutory rate, and all other tax amounts are stated at their historical amounts.

The following unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are based on available information and assumptions that APG believes are reasonable. They do not purport to represent what the actual consolidated results of operations or the consolidated financial position of APG would have been had the Acquisition occurred on the dates indicated, or on any other date, nor are they necessarily indicative of APG’s future consolidated results of operations or consolidated financial position after the Acquisition. APG’s actual consolidated financial position and consolidated results of operations after the Acquisition will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results of APG and APi Group following the date of the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2019

(in millions, except per share amounts)

	Successor APG (Year Ended December 31, 2019) (a)	Predecessor APi Group (Period Jan 1 – Sept 30, 2019) (a)	Pro Forma Adjustments		Pro Forma Combined
Net revenues	$985	$3,107	$—		$4,092
Cost of revenues	787	2,503	68	(b)(c)	3,358

Gross profit	198	604	(68)		734
Selling, general and administrative expenses	359	490	(115	)(b)(c)(d)	734
Impairment of goodwill, intangibles and long-lived assets	—	12	—		12

Operating income (loss)	(161)	102	47		(12)
Nonoperating expenses:
Interest expense, net	15	20	25	(e)(f)	60
Other expense (income), net	(25)	(11)	20	(f)	(16)

Net nonoperating expense (income)	(10)	9	45		44

Income (loss) before income taxes	(151)	93	2		(56)
Income tax expense (benefit)	2	7	(26	)(g)	(17)

Net income (loss)	$(153)	$86	$28		$(39)

Earnings (loss) per share:
Basic	$(1.15)		NM		$(0.23)
Diluted	$(1.15)		NM		$(0.23)
Weighted-average shares outstanding:
Basic	133.1		36.4	(h)	169.5
Diluted	133.1		36.4	(h)	169.5

NM = Not meaningful

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Description of the Transaction

The total consideration paid at closing for the Acquisition was approximately $2.9 billion, consisting of approximately $2.6 billion in cash and the issuance of 28,373,000 ordinary shares with a value of approximately $291 million to the sellers of APi Group. The Company funded the cash portion of the purchase price and related transaction expenses with a combination of cash on hand, a $1.2 billion term loan under a new term loan facility and approximately $207 million of proceeds from an early warrant exercise financing. In addition, the deferred consideration of also includes deferred payments of approximately $147 million. The Company expects to make payments of deferred consideration of $86 million in April 2020 and the remainder being paid through April 2021.

Note 2. Basis of Pro Forma Presentation

These unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X and present the pro forma results of operations of the combined company based on the historical financial statements of APG and APi Group after giving effect to the Acquisition and financing arrangements expected to be entered into in connection with the Acquisition, including the repayment of certain APi Group debt and the other adjustments described in these notes.

The pro forma combined statement of operations for the year ended December 31, 2019 combines the audited historical consolidated statements of operations of APG (“Successor”) for the year ended December 31, 2019 (which include the results of APi Group form the period from the Acquisition on October 1, 2019 through December 31, 2019), and the audited historical consolidated statement of operations of APi Group (“Predecessor”) for the period from January 1, 2019 to September 30, 2019, giving effect to the Acquisition as if the Acquisition and the related expected debt financing had been consummated on January 1, 2019, the beginning of the period presented. With respect to the unaudited pro forma condensed combined statement of operations, the historical consolidated financial statements of APG and APi Group have been adjusted to give effect only to events that are expected to have a continuing impact on the results of APG following the completion of the Acquisition.

The Acquisition was accounted for under the acquisition method of accounting in accordance with FASB ASC 805, Business Combinations, using the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. APG was considered the acquirer for financial reporting purposes. Accordingly, the Acquisition consideration allocated to APi Group’s assets and liabilities was based upon their estimated preliminary fair values at the effective time of the Acquisition. The amount of the Acquisition consideration that was in excess of the estimated preliminary fair values of APi Group’s assets and liabilities was recorded as goodwill in APG’s consolidated balance sheet after the completion of the Acquisition. As of the date of this prospectus, APG has not completed the detailed valuation work necessary to arrive at the required final determinations of the fair value of APi Group’s assets and liabilities and the related allocation of purchase price in the Acquisition. Accordingly, the unaudited pro forma purchase price allocation is preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary unaudited pro forma purchase price allocation has been made solely for the purpose of preparing these unaudited pro forma condensed combined financial statements.

Increases or decreases in the final fair values of relevant balance sheet amounts will result in adjustments to APG’s balance sheet and/or statement of operations until the purchase price allocation is finalized. There can be no assurance that such finalization will not result in material changes from the preliminary purchase price allocation included in the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined statement of operations does not reflect any potential divestitures that may be undertaken subsequent to the consummation of the Acquisition, or any cost savings, operating synergies or enhanced revenue opportunities that APG may achieve as a result of the Acquisition, the costs to integrate the operations of APG and APi Group, or the costs necessary to achieve such cost savings, operating synergies and enhanced revenues.

Note 3. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations are as follows:

(a) Statements of Operations

The statements of operations were derived from the audited statement of operations of the Predecessor for the period from January 1, 2019 to September 30, 2019 and the audited statement of operations of the Successor for the year ended December 31, 2019 (which include the results of APi Group form the period from the Acquisition on October 1, 2019 through December 31, 2019), included in this prospectus.

(b) Amortization of Acquired Intangible Assets

The pro forma acquisition-related amortization expense represents additional amortization expense associated with the preliminary estimated fair value of APi Group’s amortizable trade names, customer relationships and backlog using the weighted-average useful lives as outlined in the following table (dollars in millions).

	Preliminary Estimated Fair Value	Estimated Weighted- Average Useful Lives	Preliminary Estimated Annual Amortization
Amortizable trade names	$308	15 years	$21
Customer relationships	778	8 years	97
Backlog	112	1.25 years	89

Total			$207

The unaudited pro forma adjustment for acquisition-related amortization expense is calculated as follows (in millions):

	Historical Amortization	Preliminary Estimated Annual Amortization	Pro Forma Adjustment
Amortization in SG&A – Predecessor	$26
Amortization in SG&A –Successor	29

Amortization in SG&A	55	$118	63
Amortization in Cost of revenues - Successor	22	89	67

Total amortization expense	$77	$207	$130

(c) Depreciation Expense

The pro forma adjustment to depreciation expense represents increased depreciation expense associated with the increase APi Group’s property and equipment to its preliminary estimated fair value. The pro forma adjustment, weighted-average depreciable lives and allocation among cost of revenues and SG&A is set out in the following table (in millions):

	Preliminary Estimated Fair Value	Estimated Weighted- Average Depreciable Lives	Estimated Annual Depreciation Expense
Land	$18	N/A	$—
Buildings and improvements	63	28 years	2
Machinery and equipment	340	5 years	69

Total	$421		$71

Depreciation - Cost of revenues			$55
Depreciation - SG&A			$16

The unaudited pro forma adjustment for depreciation expense is calculated as follows (in millions):

	Predecessor Historical Depreciation	Successor Historical Depreciation	Total Combined Depreciation
Pro forma estimated annual depreciation			$71
Less: Historical depreciation	$52	$18	(70)

Pro forma adjustment			$1

Pro forma depreciation adjustment – Cost of revenues			$1
Pro forma depreciation adjustment – SG&A			$—

(d) Transaction and Other Nonrecurring Costs

The following represent material nonrecurring charges that are directly related to the Acquisition that are excluded from operating income in the unaudited pro forma condensed combined statement of operations (in millions):

Transaction Costs and Other Nonrecurring Costs
Transaction costs in historical financial statements - Predecessor	$5
Transaction costs in historical financial statements - Successor	18
Acquisition-related share-based compensation - Founder Preferred Shares - Successor	155

Pro forma adjustment	$178

The acquisition-related share-based compensation for the Successor relates to the share-based compensation charge for the fair value of the Founder Preferred Shares annual dividend recognized upon consummation of the Acquisition as a one-time charge.

(e) Interest Expense

The unaudited pro forma adjustment to interest expense is calculated as follows (in millions):

Year Ended December 31, 2019
Pro forma interest expense for Predecessor period related to APG Credit Facility and Term Loan (1)	$43
Less: Interest expense related to Predecessor’s Credit Facility	(19)

Pro forma adjustment	$24

(1)	Includes $1 million debt issue cost amortization and $1 million commitment fees on the unused portion of the Revolving Credit Facility.

The unaudited pro forma adjustment of $24 million for the year ended December 31, 2019 reflects an increase in interest expense primarily as a result of the additional pro forma interest expense of $43 million for the Predecessor period from January 1, 2019 to September 30, 2019 for a $1.2 billion of Term Loan and a $300 million Revolving Credit Facility issued in connection with the Acquisition. The Revolving Credit Facility, which (other than the issuance of standby letters of credit) was $20 million drawn on upon the closing of the Acquisition, contains a 0.5% commitment fee on the unused portion of the Revolving Credit Facility. As of the Acquisition closing date, the Term Loan’s interest rate was 4.29% based on the 1-month LIBOR rate plus the applicable margin of 250 basis points. These borrowings and available cash on hand were used to fund a portion of the cash consideration for the Acquisition at closing. The overall net increase in interest expense is primarily due to incremental borrowings required to finance a portion of the cash component of the total Acquisition consideration.

A 0.125% change in the interest rate on the Term Loan would change annual pro forma interest expense by approximately $1 million.

(f) Other Expense, Net and Other Items

The unaudited pro forma adjustment to interest income and other income related to eliminating APG’s investment earnings and interest income attributable to investments made prior to the Acquisition since these investments were liquidated and the resulting cash on hand was used to fund the Acquisition and therefore are being excluded from pro forma earnings before taxes in the unaudited pro forma condensed combined statement of operations consists of the following (in millions):

Interest and Other Income
Interest income (being eliminated)	$1
Investment income (being eliminated)	20

Pro forma adjustment	$21

(g) Income Tax Expense

To calculate the pro forma adjustment to income tax expense, a combined U.S. federal and state statutory tax rate of 31.0% has been applied to the pro forma adjustments for the year ended December 31, 2019.

(h) Weighted Average Shares Outstanding

The unaudited pro forma adjustment to shares outstanding used in the calculation of basic and diluted earnings per share are calculated as follows (shares in millions):

	Year Ended December 31, 2019
	Basic	Diluted
Issuance of APG ordinary shares in conjunction with APi Acquisition	48.5	48.5
Portion of the year (9 months) APG shares issued for APi Acquisition were not outstanding	.75	.75

Pro forma adjustment	36.4	36.4

APG issued 28.4 million shares to the Sellers of APi Group as part of the purchase price. Additionally, APG issued 20.1 shares in conjunction with the early exercise of warrants to fund a portion of the purchase price.

The unaudited pro forma weighted average number of basic shares outstanding is calculated by adding APG’s weighted average number of basic shares outstanding for the year ended December 31, 2019 and the number of APG ordinary shares issued to APi Group stockholders in the Acquisition for 9 months of the year those shares were not outstanding. Similarly, the unaudited pro forma weighted average number of diluted shares outstanding is calculated by adding APG’s weighted average number of diluted shares outstanding for the year ended December 31, 2019 and the number of shares of APG’s ordinary shares issued to APi Group stockholders in the Acquisition for 9 months of the year those shares were not outstanding.

BUSINESS

History

We were incorporated on September 18, 2017 with limited liability under the laws of the British Virgin Islands under the BVI Companies Act under the name J2 Acquisition Limited. J2 was created for the purpose of acquiring a target company or business. On October 10, 2017, J2 raised gross proceeds of approximately $1.25 billion in connection with its initial public offering in the United Kingdom and its ordinary shares and warrants were listed on the LSE.

On October 1, 2019, we completed our acquisition of APi Group, a market leading provider of commercial safety solutions and industrial specialty services, and we changed our name to APi Group Corporation.

The consideration paid at closing for the APi Acquisition was approximately $2.9 billion, consisting of approximately $2.6 billion in cash and the issuance of 28,373,000 ordinary shares with a value of approximately $291 million to the Sellers. We funded the cash portion of the purchase price and related transaction expenses with a combination of cash on hand, a $1.2 billion term loan under the new term loan facility and approximately $207 million of proceeds from the Warrant Financing. In addition, we accrued deferred consideration of approximately $147 million primarily related to the step-up in the basis of the assets acquired for tax purposes which is expected to be paid between April 2020 and April 2021.

The issuance of ordinary shares as part of the consideration in the APi Acquisition was exempt from registration in reliance on Section 4(a)(2) of the Securities Act as they were issued in a transaction not involving a public offering to a limited number of sophisticated investors with knowledge and experience of financial and business matters related to an investment in the Company’s securities.

APi Group was founded in 1926 as a small insulation contracting and distribution company and has grown organically and through disciplined acquisitions to be an industry leader with more than 40 businesses operating from over 200 locations providing commercial safety services, specialty services and industrial services to diversified industries. For the year ended December 31, 2019, we generated approximately $3.1 billion of net revenue of the Predecessor for the Predecessor 2019 Period and $985 million of net revenue of the Successor for the Successor 2019 Partial Period.

Our Industry

The industries in which we operate are highly fragmented and comprised of national, regional and local companies that provide services to customers across various end markets and geographies. We believe the following industry trends are affecting, and will continue to affect, demand for our services.

Increased Regulation. According to the National Fire Prevention Association, in 2018, there were over 1.3 million reported fires resulting in 3,655 related civilian deaths, 15,200 related civilian injuries and $25.6 billion in related property damage. As a result, the life safety industry is highly regulated at the federal, state and local levels and continuous regulatory changes, including mandated building codes and inspections and maintenance requirements, continue to generate increasing demand for our services, often on a recurring basis. Specifically, the Uniform Building Codes written by the National Fire Protection Association, and the International Code Council regulate fire suppression and sprinkler systems. Among other things, these codes require testing, inspections, repair, maintenance and specific retrofits of building fire suppression and sprinkler systems which generates recurring revenue related to those services. As these associations and government agencies continue to adopt new, more stringent regulations, the demand for our services increases.

Additionally, the Tax Cuts and Jobs Act of 2017 provides federal tax incentives to businesses that install fire suppression and sprinkler systems in new buildings, upgrade existing systems or retrofit existing structures with systems.

Deferred Infrastructure Investment. Following several years of deferred investment, the aging U.S. infrastructure system requires significant maintenance, repair and retrofit services which has spurred demand in our industry. State and local municipalities have deferred infrastructure spending for many years which has resulted in the need to rebuild or retrofit a large portion of the U.S. infrastructure. One industry publication anticipates that up to an estimated $4 trillion will need to be invested in U.S. infrastructure by 2025. Additionally, the Fixing America’s Surface Transportation Act, enacted in December 2015, approved over $300 billion in spending through 2020 to repair U.S. road systems.

Furthermore, demand for oil and gas pipeline infrastructure has grown significantly in recent years as technological advances and cost-effective production technologies have increased producible U.S. oil and natural gas reserves. According to the U.S. Energy Information Administration’s October 2019 Short-Term Energy Outlook report, the U.S. will produce an estimated average of 12.3 million barrels of crude oil per day in 2019 and will rise by 0.9 million barrels per day in 2020 to an annual average of 13.2 million barrels per day. This increase in oil production, along with strong demand and aging pipeline infrastructure, has led to capacity issues, whereby more pipeline infrastructure is required to move this increased level of production to market. These trends are expected to continue to drive demand for U.S. oil and gas production, thus creating expanded opportunities for new pipeline infrastructure and maintenance of existing pipeline infrastructure throughout North America.

Increased Non-Residential Construction. The demand for non-residential construction has led to an increased demand for specialty contracting services. Many of the non-residential end markets, including commercial markets such as lodging and retail, are benefitting from an increase in consumer income in the U.S. which has enabled additional discretionary spending. As a leading provider of specialty contracting services, we expect to benefit from this increased demand in non-residential construction. This demand for non-residential construction also necessitates the installation of life safety systems, thereby creating a growing base of non-residential buildings that require mandatory, recurring maintenance of existing life safety systems. We believe that we are well positioned as one of the largest providers of specialty contracting services and safety solutions to benefit from these significant and multiple non-residential construction opportunities.

Our Business

With over 90 years of history and more than 40 businesses operating from over 200 locations, we are a market leading provider of commercial safety solutions, specialty services and industrial solutions operating primarily in the United States, as well as in Canada and the United Kingdom with approximately $3.1 billion of net revenue of the Predecessor for the Predecessor 2019 Period and $985 million of net revenue of the Successor for the Successor 2019 Partial Period . We provide a variety of specialty contracting services, including engineering and design, fabrication, installation, inspection, maintenance, service and repair, and retrofitting and upgrading. We offer comprehensive and diverse solutions on a broad geographic scale. We have a strong base of diverse, long-standing customer relationships in each of the industries we serve. We also have an experienced management team and a strong leadership development culture.

We believe that our core strategies of driving organic growth and growth through accretive acquisitions, promoting sharing of best practices across all of our businesses and leveraging our scale and services offerings, place us in the position to capitalize on opportunities and trends in the industries we serve, grow our businesses and advance our position in each of our markets. We believe that our diverse customer base, regional approach to operating our businesses, specialty operations in niche markets, strong commitment to leadership development, long-standing customer relationships with a robust reputation in the industries we serve, and strong safety track record differentiates us from our competitors.

We have a disciplined acquisition platform which has historically provided strategic acquisitions that are integrated into our operations. Since 2005, we have completed more than 60 acquisitions. We target companies that align with our strategic priorities and demonstrate key value drivers such as culture, geography, end markets and client base, capabilities and leadership. Each of our businesses maintains its identity, reputation, customer relationships and culture following acquisition, and we invest heavily into cultivating leadership at each business. Our acquired businesses benefit from the resources of direct access to the APG network, which facilitates organizational sharing of knowledge and best practices, increases collaboration across our businesses and develops cross-brand solutions which foster enhanced experience, quality and efficiency.

We employ a regional operating model designed to improve speed and responsiveness to our customers across our businesses, empower leadership of our businesses to drive business performance and execute key decisions and foster cross-functional sharing of best practices. This structure promotes a business-owner mindset among our individual business leaders and combines the personal attention of a small-to-medium sized company with the strength and support of an industry leader. It also allows each of our businesses to remain highly focused on best positioning itself within the categories in which it competes and reinforces strong accountability for operational and financial performance.

We operate our business under three primary operating segments which are also our reportable segments: Safety Services, Specialty Services and Industrial Services.

Safety Services

In our Safety Services business, we focus on providing a full suite of commercial industrial building and mechanical system solutions focused on occupancy systems and installation. The Safety Services segment focuses on end-to-end integrated mechanical systems (fire protection solutions, HVAC and entry systems), including design, installation, inspection, and service of integrated mechanical systems. Our businesses within this segment also provide mass notification and emergency communication systems. The work performed within this segment spans across industries and facilities and includes commercial, industrial, healthcare, education, retail, government, high tech and special-hazard settings. These systems typically have a finite lifecycle which, coupled with mandated inspection, provides us with predictable, recurring revenue stream opportunities.

We believe that we are the leading provider of fire protection and sprinkler system solutions in North America based on revenue, with well-established safety solutions companies located principally in the U.S. and Canada with operations in the United Kingdom. Our broad footprint, which is comprised of more than 150 branch offices across the U.S., allows us to execute multi-site roll-outs for national accounts which are serviced through a single point of contact, the APi National Service Group (“NSG”) team. As a nationwide service team providing 24-hour consistent and coordinated service to our customers, our NSG team allows us to enhance our understanding of our customers on a national scale, and build deeper relationships with them which positively contributes to our revenue and captures growth opportunities.

For the year ended December 31, 2019, the Safety Services segment generated $1.3 billion of net revenue of the Predecessor for the Predecessor 2019 Period and $435 million of net revenue of the Successor for the Successor 2019 Partial Period. In addition, for the year ended December 31, 2019, the Safety Services segment generated $170 million of segment EBITDA of the Predecessor during the Predecessor 2019 Period and $59 million of segment EBITDA of the Successor during the Successor 2019 Partial Period.

Specialty Services

In our Specialty Services business, we provide a variety of infrastructure services and specialized industrial plant solutions, which include installation, maintenance and repair of critical infrastructure such as underground electric, gas, water, sewer and telecommunications infrastructure. Our services include engineering and design, fabrication, installation, maintenance, service and repair, and retrofitting and upgrading. With infrastructure and specialty contracting companies throughout the U.S., we are a single-source provider encompassing a variety of facility life cycle solutions from initial project concept and design, through the start-up and construction phases to complex retrofits and upgrades. We serve customers in the public and private sectors, including utilities, communications, healthcare, education, manufacturing, industrial plants and government agencies from various facilities across North America. Our specialty infrastructure services include underground electrical, transmission line and fiber optic cable installation, natural gas line distribution services, road and bridge maintenance, water line and sewer installation, servicing and repair, solar farm preparation erection, groundwater remediation, waste control and environmental dredging, and demolition. We also provide specialty services, including electrical containment systems, insulation, refrigeration, heating, ventilation and other temperature control, specialty and industrial ductwork, as well as structural fabrication and erection and material and equipment distribution.

With the increasing complexity and demand associated with sophisticated engineering services, we leverage our scale, in-house engineering expertise and experience, and technological advances in design to provide differentiated, high value-add specialty services to our customers. This enables us to access larger, more complex design-build projects with greater margin opportunity.

The typical facility infrastructure life cycle ranges from 10 to 20 years. Our large installed base of infrastructure projects provides us with repeat revenue opportunity as well as recurring revenue from related non-discretionary maintenance and service spend. With our diversified revenue model, we are not dependent on new facility activity.

For the year ended December 31, 2019, the Specialty Services segment generated $1.1 billion of net revenue of the Predecessor for the Predecessor 2019 Period and $386 million of net revenue of the Successor for the Successor 2019 Partial Period. In addition, for the year ended December 31, 2019, the Specialty Services segment generated $111 million of segment EBITDA of the Predecessor during the Predecessor 2019 Period and $50 million of segment EBITDA of the Successor during the Successor 2019 Partial Period.

Industrial Services

In our Industrial Services business, we are a regional transmission and distribution services contractor providing a variety of niche contracting services and solutions to the energy industry, including designing and building new, or retrofitting and upgrading existing, oil and gas pipeline infrastructure and supporting facilities, and performing ongoing integrity management and maintenance services. Our portfolio of niche industrial specialty services contractor businesses is strategically positioned geographically to address opportunities in active oil and gas basins. Our industrial solutions service lines include earthwork, installation and maintenance services. Our earthwork services include right-of-way clearing, restoration and maintenance and mat hauling. Our installation services encompass design and installation of energy pipeline transmission and distribution systems, gas compressors and construction of oil pumping stations and oil terminal facilities, and directional drilling. Our maintenance services include pipeline inspection and cleaning, maintenance and rehabilitation, compression and metering station inspection, quality assurance and control, leak repair and pipeline replacement.

We provide these critical transmission and distribution specialty services to energy companies, including those involved in the development, transportation, storage and processing of natural gas, oil and other related products, utilities, government agencies and other contractors. We believe that regulatory-mandated inspection and services requirements have been increasing, which we expect to provide us with recurring revenue opportunities for our maintenance services.

For the year ended December 31, 2019, the Industrial Services segment generated $670 million of net revenue of the Predecessor for the Predecessor 2019 Period and $167 million of net revenue of the Successor for the Successor 2019 Partial Period. In addition, for the year ended December 31, 2019, the Industrial Services segment generated $21 million of segment EBITDA of the Predecessor during the Predecessor 2019 Period and $9 million of segment EBITDA of the Successor during the Successor 2019 Partial Period.

Our Competitive Strengths

We believe that the following are our key competitive strengths:

Leading Market Positions in Diverse Set of Niche Industries. We believe that we are one of the leaders in each of the niche industries we serve, including the industry leader in fire protection and sprinkler system solutions and among the top five specialty contractors in North America. We believe that our diverse and strong customer base in each of our end markets, regional approach to operating our businesses, operations in niche industries with strong cross-selling opportunities and recurring revenue potential, strong commitment to leadership development, long-standing customer relationships with a robust reputation in the industries we serve, and strong safety track record differentiates us from our competitors. As a result, we believe we have better access to new business opportunities, allowing us to maintain and advance our market share positions.

Attractive Industry Fundamentals. We believe that the industries in which we operate are subject to increasingly complex and evolving regulatory environments and have experienced pent-up demand resulting from years of deferred maintenance and retrofit investment. In addition, we believe that there is increasing demand for specialty contracting services and for inspection and maintenance services relating to aging energy infrastructure as customers try to prolong the useful lives of their pipelines and limit incidents. We believe these tailwinds present great opportunities for us to drive growth in our businesses and enhance our market share positions. We also believe that the diversity of the niche markets we serve and the regulatory-driven demand for our services will enable us to continue our growth throughout various economic cycles.

Repeat Revenue with Diverse, Strong Customer Base. We focus on repeat business with long-term, well-diversified customers across a variety of end markets, which we believe provides us with a stable cash flow profile and substantial runway for organic growth. Maintenance and service revenues are less cyclical, and are highly recurring due to consistent renewal rates and deep customer relationships. We have longstanding relationships with our diverse roster of repeat blue chip customers who are spread across a variety of end markets.

Disciplined Acquisition Platform with History of Strategic Acquisitions. We have a disciplined acquisition platform through which we systematically target, execute and integrate strategic acquisitions. Since 2005, we have completed over 60 acquisitions. Through our selective approach, we identify and assess companies that align with our strategic priorities and demonstrate key value drivers such as culture, geography, end markets and client base, capabilities and leadership, opportunity to expand our service offering or geographic footprint, or provide a competitive opportunity such as new end markets or client base. Each of our businesses maintains its identity, reputation, customer relationships and culture following acquisition while benefiting from the resources of the APG network, which we believe is an important differentiator.

Differentiated Leadership Culture and Operating Model. We believe that one of our core pillars of success is our distinct leadership development culture predicated on Building Great LeadersTM, our cross-functional leadership development platform designed to enable independent company leadership, cultivate broad management skills, enhance organizational flexibility, and empower the next cohort of leaders across our businesses. This culture of investing in leadership development at all levels of the organization has created an empowered, entrepreneurial atmosphere which facilitates organizational sharing of knowledge and best practices and enables the development of cross-brand solutions and innovation. Moreover, we employ a decentralized operating model which improves speed and responsiveness to customers in industries with strict requirements. This also empowers the leaders of our businesses to drive business performance and execute key decisions, while highlighting the significant focus we place on ensuring members of our team receive continuous investment in their development.

Attractive Financial Performance and Strong Margin and Cash Flow Profile. We believe that, due to our differentiated operating model, diversified services offerings, historically strong organic growth and disciplined acquisition strategy, we have an attractive financial performance profile. In addition, we support margin growth by leveraging our scale to benefit from procurement savings resulting from enhanced purchasing power, serving higher-margin, niche industries, and requiring minimal ongoing maintenance capital expenditures (typically 2% of total net revenue). We also have significant recurring revenue, which supports our ability to generate strong operating cash flows.

Our Business Strategy

We intend to continue to grow our businesses, both organically and through acquisitions and advance our position in each of the markets we serve by pursuing the following integrated business strategies:

Drive Organic Growth. We believe that we can continue to grow our businesses organically and capture additional market share across each of our segments by focusing on growing maintenance and service revenues and maximizing cross-selling opportunities.

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Grow Maintenance and Service Revenue. We believe that we can drive substantial organic growth by focusing on growing our maintenance and service revenue, which is a component of our business in each of our segments. We plan to capitalize on our broad base of installed projects, cross-selling opportunities with respect to new project installations, and customer relationships to continue to grow maintenance and service revenue.

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Maximize Cross-Selling Opportunities. With over 40 businesses, a broad reach across a variety of different industries, geographies, and end markets and a culture of collaboration, we believe that we have significant cross-selling opportunities to service more of the project life cycle and, once a project is completed, to continue to grow attractive recurring revenue streams.

Accelerate Growth through Acquisitions. We have a well-established acquisition platform with a track record of executing accretive acquisitions through our selective approach to targeting and assessing potential acquisitions that align with our values and strategic priorities. We believe that the markets in which we operate are fragmented and lend themselves to continued opportunistic acquisitions. We have grown, and plan to continue to drive growth through, accretive acquisitions, targeting businesses in our existing segments and those complementary to our service offerings.

Continue to Foster Leadership Development throughout All Levels of the Organization. We plan to continue to invest in and support our leadership development culture through our Building Great LeadersTM platform, which we believe will continue to empower the leaders across our businesses, drive business performance and create future cross-selling opportunities. Our programmatic training and development curriculum focuses on a range of topics from enhancing technical capabilities to developing soft skills, and decision-making training to enable independent company leadership. We believe that this culture will continue to support our decentralized operating model, which combines the personal attention of a small-to-medium sized company with the strength and support of an industry leader.

Leverage Our Scale and Services Portfolio. We believe that we can grow our businesses and increase our market position by leveraging our scale and broad portfolio of services offerings to capitalize on demand for single-source national providers. For example, we plan to focus on expanding national accounts and further developing an entity-wide purchasing program to realize the benefits from volume discounts and vendor pricing. In addition, we plan to leverage our industry-leading positions and the leadership across our businesses to capture growth opportunities across each of our segments.

Customers

We have long-standing relationships with many customers in each of the industries we serve. We serve customers in both the public and private sectors, including commercial, industrial, manufacturing, retail, education, healthcare, communications, utilities, energy, high tech and governmental markets. Our customers range from Fortune 500 companies with diverse, worldwide operations to single-location companies. We have low customer concentration with no single customer accounting for more than 5% of our total net revenue for 2019.

Our focus on providing high quality service promotes deep, long-term relationships with our customers which often results in continued opportunities for new business and a reliable source of recurring revenue for ongoing inspection, maintenance and monitoring services. We often provide services under master service and other service agreements, which can be multi-year agreements, subject to earlier termination. The remainder of our work is generated pursuant to contracts for specific projects or jobs that require shorter-term specialty contracting services.

Customers are billed with varying frequency, the timing of which is generally dependent upon advance billing terms, milestone billings based on completion of certain phases of the work, or when services are provided. Under the typical payment terms of master and other service agreements and contracts for specific projects, the customer makes progress payments based on quantifiable measures of performance as defined in the agreements. Some of our contracts include retainage provisions, under which a portion of the contract amount can be retained by the customer until final contract settlement.

Government Regulation and Environmental Matters

A significant portion of our business activities is subject to foreign, federal, state and local laws and regulations. These regulations are administered by various foreign, federal, state and local health and safety and environmental agencies and authorities, including OSHA of the U.S. Department of Labor and the EPA. Failure to comply with these laws and regulations may involve civil and criminal liability. From time to time, we are also subject to a wide range of reporting requirements, certifications and compliance as prescribed by various federal and state governmental agencies. Expenditures relating to such regulations are made in the normal course of our business and are neither material nor place us at any competitive disadvantage. We do not currently expect that compliance with such laws and regulations will require us to make material expenditures. We believe we have all required licenses to conduct our business activities and are in substantial compliance with applicable regulatory requirements. If we fail to comply with applicable regulations, we could be subject to substantial fines or revocation of our operating licenses.

We are subject to various federal and state labor and employment laws and regulations, including the Fair Labor Standards Act, Equal Opportunity Employment Act and wage and hour laws, that govern minimum wage requirements, overtime, working conditions, mandatory benefits, health insurance and other employment-related matters. Additionally, a large portion of our business uses labor that is provided under collective bargaining agreements. As such, we are subject to federal laws and regulations related to unionized labor and collective bargaining, including the National Labor Relations Act.

We also are subject to various environmental laws and regulations that impose liability and cleanup responsibility for releases of hazardous substances into the environment. Under certain of these laws and regulations, liabilities can be imposed for cleanup of properties, regardless of whether we directly caused the contamination or violated any law at the time of discharge or disposal. The presence of contamination from such substances or wastes could interfere with ongoing operations or adversely affect our business. In addition, we could be held liable for significant penalties and damages under certain environmental laws and regulations. Our contracts with customers may also impose liabilities on us regarding environmental issues that arise through the performance of our services. From time to time, we may incur costs and obligations related to environmental compliance and/or remediation matters.

Competitive Environment

We operate in industries which are highly competitive and highly fragmented. There are relatively few barriers to entry in many of the industries in which we operate, and as a result, any organization that has adequate financial resources and access to technical expertise could become a competitor. In each of our segments, we compete with a number of companies, ranging from small, owner-operated businesses operating in narrow geographic regions to large companies with national scale who have significant financial, technical and marketing resources. The national or regional firms that compete with us include (1) in our Safety Services segment, Tyco (Johnson Controls), EMCOR, Comfort Systems, (2) in our Specialty Services segment, Quanta Services, EMCOR, MasTec and Comfort Systems USA, and (3) in our Industrial Services segment, Quanta Services and MasTec.

We compete based on a variety of factors, including price, service, technical expertise and experience, quality, safety record, response time and reputation for customer service. A portion of our revenue is derived from agreements with customers that contain fixed price or per unit terms, and price is often an important factor in the bid process for such work. However, we believe our customers also consider a variety of other factors, including those described above, when selecting a service provider, and we believe that our technical capabilities, broad geographic reach and skilled labor force enable us to compete against our larger competitors.

Supply

We have multiple domestic and foreign supply sources at competitive pricing for substantially all of our raw material and installed components. The raw materials and various purchased components we use such as piping, steel, sheet metal, fire suppression/detection components and HVAC equipment have generally been available in sufficient quantities in a timely manner. We do and can rely on multiple third-party manufacturers as a source for pre-fabricated goods or system components. Historically we have been able to mitigate commodity cost exposure by purchasing or price locking commodities early for particular projects, as well as selectively using time or market-based escalation provisions in proposals and contracts. We do not anticipate experiencing any significant procurement challenges, as the purchases of required materials can be sourced from multiple sources; however, tariffs or other changes in U.S. trade relations or other factors such as the impact of pandemics could result in limited availability of or increased costs for some materials.

Sales and Marketing

All employees, from leadership to project managers, are responsible for developing and maintaining successful long-term relationships with key customers in each of the industries we serve. We intend to continue our emphasis on developing and maintaining long-term relationships with our customers by providing reliable, high-quality service in a professional manner. We believe we can continue to leverage specific technical and marketing strengths at the individual business-level to expand the services offered in each business’s market. Our culture of collaboration across more than 40 businesses provides significant cross-selling opportunities to leverage our current project base, existing relationships and professional expertise to provide additional services to our existing customers.

For our safety services business, we provide a single point of contact for customers with a regional or national portfolio of properties through our NSG team which enhances our understanding of customers on a national scale and allows us to build more meaningful relationships with our customers. Through our NSG team, we are able to quickly and efficiently allocate resources to meet customer needs.

Recruiting, Training and Safety

Our continued success will depend, in part, on our ability to continue to attract, motivate, retain and reward high-quality, skilled employees. We are a military veteran recruiter in the U.S. and benefit from the leadership and loyalty that military veterans bring to our Company. We believe our success in attracting and retaining qualified employees will be based on the quality of our training, leadership development and opportunities for advancement. Our unique Leadership Development Program, predicated on Building Great LeadersTM, was created for select employees to develop their leadership skills from mentors inside the Company while also broadening their understanding of the services offered across our businesses. This rotational program exposes participants to several of the Company’s businesses across all three segments over the span of one year. On each rotation, the participant is assigned a mentor who provides real-time feedback and counseling and is offered first-hand exposure to various leadership roles and functions. Graduates of the program are placed at an individual business based on their performance and feedback from their mentors.

We have a safety culture that is grounded in our commitment to zero incidents. We have established safety training and on-site safety programs throughout our operations to ensure that all employees comply with safety standards we have established and that are established under federal, state and local laws and regulations. We have implemented our safety program, STEPS (Striving Toward Excellence and Professionalism in Safety), which promotes safety culture awareness throughout our operations. Additionally, we participate in an annual Safety Week which includes activities designed to elevate safety awareness and we hold an annual competition to acknowledge and reward businesses exhibiting excellence in safety. Safety audits are conducted by safety professionals at each business to ensure the highest safety standards are upheld.

Our rate of incidents recordable under the standards of the Occupational Safety and Health Administration (“OSHA”) per one hundred employees per year, also known as the OSHA recordable rate, was 1.4 during 2018, less than half of the most recently published OSHA rate for our industry and was 1.2 during 2019.

Insurance and Legal Proceedings

The primary insured risks in our operations are bodily injury, property damage and workers’ compensation injuries. We are insured for workers’ compensation, employer’s liability, auto liability, general liability and employee group health insurance and retain the risk for claims resulting from uninsured deductibles per-incident or occurrence. Because we have very large deductibles, the vast majority of our claims are paid by us, so as a practical matter we self-insure the great majority of these risks. Losses under all of these insurance programs are accrued based upon our estimate of the ultimate liability for claims reported and an estimate of claims incurred but not reported, with assistance from third-party actuaries. These insurance liabilities are difficult to assess and estimate due to unknown factors, including the severity of an injury, the extent of damage, the determination of our liability in proportion to other parties and the number of incidents not reported. The accruals are based upon known facts, historical trends and industry averages using the assistance of an actuary to project the extent of these obligations, and management believes such accruals are adequate.

We are subject to certain claims and lawsuits arising in the normal course of business. We maintain various insurance coverages to minimize financial risk associated with these claims. We have estimated and provided accruals for probable losses and related legal fees associated with certain litigation in our consolidated financial statements. While we cannot predict the outcome of these proceedings, in our opinion and based on reports of counsel, any liability arising from these matters individually and in the aggregate will not have a material effect on our operating results, cash flows or consolidated financial condition, after giving effect to provisions already recorded.

Seasonality and Cyclicality

Our revenues and results of operations can be subject to seasonal and other variations. These variations are influenced by weather, customer spending patterns, bidding seasons, receipt of required regulatory approvals, permits and rights of way, project timing and schedules, and holidays. Typically, our revenue is lowest at the beginning of the year and during the winter months in North America during the first quarter because cold, snowy or wet conditions cause project delays. Revenue is generally higher during the summer and fall months during the third and fourth quarters, due to increased demand for our services when favorable weather conditions exist in many of the regions in which it operates but continued cold and wet weather can often affect second quarter productivity. In the fourth quarter, many projects tend to be completed by customers seeking to spend their capital budgets before the end of the year, which generally has a positive effect on our revenue. However, the holiday season and inclement weather can cause delays, which can reduce revenue and increase costs on affected projects.

Additionally, the industries we serve can be cyclical. Fluctuations in end-user demand within those industries, or in the supply of services within those industries, can affect demand for our services. As a result, our business may be adversely affected by industry declines or by delays in new projects. Variations or unanticipated changes in project schedules in connection with large construction and installation projects, can create fluctuations in revenue.

Properties

We own our corporate headquarters in New Brighton, Minnesota and own and lease other facilities throughout the United States, Canada and other foreign locations where we conduct business. Our facilities are utilized for operations in our three reportable segments and include offices, warehouses, storage, maintenance shops and training and educational facilities. As of December 31, 2019, we owned approximately 33 facilities and leased approximately 275 facilities. We believe that our existing facilities are sufficient for our current needs.

Remaining Unsatisfied Performance Obligations

Our remaining unsatisfied performance obligations (“remaining performance obligations”) at December 31, 2019 were $1.3 billion. Remaining performance obligations increase with awards of new contracts and decrease as we perform work and recognize revenue on existing contracts. We include a project within our remaining performance obligations at such time as the project is awarded and agreement on contract terms has been reached. Our remaining performance obligations include amounts related to contracts for which a fixed price contract value is not assigned when a reasonable estimate of total transaction price can be made.

Remaining performance obligations include unrecognized revenues to be realized from uncompleted construction contracts. Although many of our construction contracts are subject to cancellation at the election of our customers, in accordance with industry practice, we do not limit the amount of unrecognized revenue included within remaining performance obligations due to the inherent substantial economic penalty that would be incurred by our customers upon cancellation. We believe our reported remaining performance obligations for our construction contracts are firm and contract cancellations have not had a material adverse effect on us.

Remaining performance obligations also include unrecognized revenues expected to be realized over the remaining term of service contracts. However, to the extent a service contract includes a cancellation clause which allows for the termination of such contract by either party without a substantive penalty, the remaining contract term, and therefore, the amount of unrecognized revenues included within remaining performance obligations, is limited to the notice period required for the termination.

Our remaining performance obligations are comprised of: (a) original contract amounts, (b) change orders for which we have received written confirmations from our customers, (c) pending change orders for which we expect to receive confirmations in the ordinary course of business, (d) claim amounts that we have made against customers for which we have determined we have a legal basis under existing contractual arrangements and as to which the variable consideration constraint does not apply, and (e) other forms of variable consideration to the extent that such variable consideration has been included within the transaction price of our contracts. Such claim and other variable consideration amounts were immaterial for all periods presented.

Employees

As of December 31, 2019, we had approximately 14,700 employees, of which approximately 6,500 were represented by unions and were subject to various collective bargaining agreements. We have not experienced and do not expect any significant strikes or work stoppages and believe our relations with employees covered by collective bargaining agreements are good.

MANAGEMENT AND CORPORATE GOVERNANCE

Board of Directors

Upon consummation of the Domestication, the bylaws of APG Delaware will permit our Board of Directors to set the size of the Board at not less than one director. Our Board of Directors currently consists of nine directors. For the size and scope of our business and operations, we believe a board of approximately this size is appropriate as it is small enough to allow for effective communication among the members but large enough so that we get a diverse set of perspectives and experiences around our board room. The APG Delaware bylaws will provide that, in uncontested elections, directors will be elected by a majority of the votes cast, and in contested elections, directors will be elected by a plurality of the votes cast.

Upon consummation of the Domestication, each director on our Board of Directors will serve a one-year term or until their successor has been duly elected and qualified, subject to their earlier death, resignation, disqualification or removal. Pursuant to the DGCL and our bylaws, in general, any vacancies on our Board of Directors resulting from death, retirement, resignation, disqualification, removal or other cause may be filled only by an affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director. Our current directors are as follows:

Name	Age
Sir Martin E. Franklin*	55
James E. Lillie*	58
Ian G. H. Ashken	59
Russell Becker	54
Anthony E. Malkin	57
Thomas V. Milroy	64
Lord Paul Myners	72
Cyrus D. Walker	52
Carrie A. Wheeler	48

*	Denotes Co-Chairman

Upon the consummation of the APi Acquisition, Rory Cullinan, Brian Kaufmann and Jean-Marc Huët stepped down from our Board of Directors and Messrs. Ashken, Becker, Malkin and Walker and Ms. Wheeler joined our Board of Directors.

We believe that each of our directors possesses the experience, skills and qualities to fully perform his or her duties as a director and contribute to our success. Our directors were nominated because we believe each is of high ethical character, highly accomplished in his or her field with superior credentials and recognition, has a reputation, both personal and professional, that is consistent with our image and reputation, has the ability to exercise sound business judgment, and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Our directors as a group complement each other and each of their respective experiences, skills and qualities so that collectively the Board operates in an effective, collegial and responsive manner. Each director’s principal occupation and other pertinent information about particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director, appears on the following pages.

Sir Martin E. Franklin served as a director of J2 since its inception in September 2017, and continues to serve as a director and Co-Chairman of APG since the completion of the APi Acquisition on October 1, 2019. Mr. Franklin is the founder and Chief Executive Officer of Mariposa Capital LLC and Chairman and controlling shareholder of Royal Oak Enterprises, LLC, a manufacturer of charcoal and grilling products, since July 2016. Mr. Franklin is also founder and Executive Chairman of Element Solutions Inc (previously known as Platform Specialty Products Corporation), a specialty chemicals company, and has served as a director since its inception in April 2013, and co-founder and co-chairman of Nomad Foods, a leading European frozen food company, and has served as a director since its inception in April 2014. Mr. Franklin was the founder and Chairman of Jarden Corporation (“Jarden”), a broad-based consumer products company, from 2001 until April 2016 when Jarden merged with

Newell Brands Inc. (“Newell”). Mr. Franklin became Chairman and Chief Executive Officer of Jarden in 2001, and served as Chairman and Chief Executive Officer until 2011, at which time he began service as Executive Chairman. Prior to founding Jarden in 2001, between 1992 and 2000, Mr. Franklin served as the Chairman and/or Chief Executive Officer of three public companies: Benson Eyecare Corporation, an optical products and services company; Lumen Technologies, Inc., a holding company that designed, manufactured and marketed lighting products; and Bollé Inc., a holding company that designed, manufactured and marketed sunglasses, goggles and helmets worldwide. In the last five years, Mr. Franklin also served as a director of the following public companies: Restaurant Brands International Inc. and Newell.

We believe Mr. Franklin’s qualifications to serve on our Board of Directors include his leadership, extensive experience as a member of other corporate boards and his knowledge of public companies.

James E. Lillie served as a director of J2 since its inception in September 2017, and continues to serve as a director and Co-Chairman of APG since the completion of the APi Acquisition on October 1, 2019. Mr. Lillie served as Jarden’s Chief Executive Officer from June 2011 until the consummation of Jarden’s business combination with Newell in April 2016. Mr. Lillie joined Jarden in 2003 as Chief Operating Officer and was named President in 2004 and Chief Executive Officer in June 2011. From 2000 to 2003, Mr. Lillie served as Executive Vice President of Operations at Moore Corporation, Limited. From 1999 to 2000, he served as Executive Vice President of Operations at Walter Industries, Inc., a Kohlberg, Kravis, Roberts & Company (“KKR”) portfolio company. From 1990 to 1999, Mr. Lillie held a succession of senior level management positions across a variety of disciplines including human resources, manufacturing, finance and operations at World Color, Inc., another KKR portfolio company. Since June 2015, Mr. Lillie has served on the board of directors of Nomad Foods Limited and since February 2017, he has served on the board of directors of Tiffany & Co.

We believe Mr. Lillie’s qualifications to serve on our Board of Directors include his executive experience, service on other corporate boards and his knowledge of public companies.

Ian G. H. Ashken has served as a director of APG since the completion of the APi Acquisition on October 1, 2019. Mr. Ashken was the co-founder of Jarden and served as its Vice Chairman and President until the consummation of Jarden’s business combination with Newell in April 2016. Mr. Ashken was appointed to the Jarden board in June 2001 and served as Vice Chairman, Chief Financial Officer and Secretary from September 2001. Mr. Ashken was Secretary of Jarden until February 2007 and Chief Financial Officer until June 2014. Prior to Jarden, Mr. Ashken served as the Vice Chairman and/or Chief Financial Officer of three public companies: Benson Eyecare Corporation, Lumen Technologies, Inc. and Bollé Inc. between 1992 and 2000. Mr. Ashken also serves as a director of Element Solutions Inc and Nomad Foods Limited, and is a director or trustee of a number of private companies and charitable institutions. During the last five years, Mr. Ashken also previously served as a director of Newell.

We believe Mr. Ashken’s qualifications to serve on our Board of Directors include his executive experience, service on other corporate boards and his knowledge of public companies.

Russell Becker has served as a director of APG since the completion of the APi Acquisition on October 1, 2019. Mr. Becker joined APi Group in 2002 as its President and Chief Operating Officer and became its Chief Executive Officer in 2004. Prior to leading APi Group, Mr. Becker served in a variety of roles at The Jamar Company, a subsidiary of APi Group, including as a Manager of Construction from 1995 to 1997 and as President from 1998 until he joined APi Group in 2002. Mr. Becker served as a project manager for Ryan Companies from 1993 to 1995 and as a field engineer with Cherne Contracting from 1991 to 1993. Previously, Mr. Becker served on the board of directors for Children’s Hospitals and Clinics of Minnesota Foundation and the Construction Industry Round Table. Since July 2017, Mr. Becker has served on the board of directors of Liberty Diversified Industries and since January 2019 has served on the board of directors for Marvin Companies, each a private company. Mr. Becker also serves on the advisory board for the Construction Management Program at Michigan Technical University.

We believe Mr. Becker’s qualifications to serve on our Board of Directors include his extensive knowledge of APi Group and his years of leadership at APi Group.

Anthony E. Malkin has served as a director of APG since the completion of the APi Acquisition on October 1, 2019. Since October 2013, Mr. Malkin has served as Chairman and Chief Executive Officer of Empire State Realty Trust, Inc. (“ESRT”), a real estate investment trust. Mr. Malkin joined ESRT’s predecessor entities in 1989. Mr. Malkin has been a leader in existing building energy efficiency retrofits through coordinating the team of Clinton Climate Initiative, Johnson Controls, JLL and Rocky Mountain Institute in a groundbreaking project at the Empire State Building. Mr. Malkin led the development of standards for energy efficient office tenant installations, now known as the Tenant Energy Optimization Program, at the Urban Land Institute. Mr. Malkin also serves as a member of the Real Estate Roundtable and Chair of its Sustainability Policy Advisory Committee, the Climate Mobilization Advisory Board of the New York City Department of Buildings, Urban Land Institute, the Board of Governors of the Real Estate Board of New York, the Partnership for New York City’s Innovation Council and the Building Committee of the Metropolitan Museum of Art.

We believe Mr. Malkin’s qualifications to serve on our Board of Directors include his real estate investment experience, service on other corporate boards and his knowledge of public companies.

Thomas V. Milroy served as a director of J2 since its inception in September 2017, and continues to serve as a director of APG since the completion of the APi Acquisition on October 1, 2019. Previously, Mr. Milroy served as a director of Tim Hortons Inc. from August 2013 to December 2014 and Restaurant Brands International Inc. from December 2014 to June 2018. Mr. Milroy also served as Managing Director of Generation Capital Limited, a private investment company, from January 2016 to January 2019. From March 2008 to October 2014, Mr. Milroy served as Chief Executive Officer of BMO Capital Markets, where he was responsible for all of BMO’s business involving corporate, institutional and government clients globally and acted as senior advisor to the Chief Executive Officer of BMO Financial Group from November 2014 to January 2015. Mr. Milroy also serves as a director of Interfor Corporation, a large lumber producer, and Generation Capital Limited. Mr. Milroy is a member of the Law Society of Upper Canada.

We believe Mr. Milroy’s qualifications to serve on our Board of Directors include his experience as past Chief Executive Officer of a large financial services company, service on other corporate boards and his knowledge of finance, investment and corporate banking, mergers and acquisitions, risk assessment and business development.

Lord Paul Myners served as a director and Chairman of J2 since its inception in September 2017, and continues to serve as a director of APG since the completion of the APi Acquisition on October 1, 2019. Lord Myners is Chancellor of the University of Exeter and a member of the Court of the London School of Economics and Political Science. Lord Myners served as the Financial Services Secretary in Her Majesty’s Treasury, the United Kingdom’s finance ministry, from October 2008 to May 2010. Prior to his service at the Treasury, Lord Myners served as chairman or a member of the board of several organizations, including as chairman of Guardian Media Group from 2000 to 2008, director of GLG Partners Inc. from 2007 to 2008, director of Land Securities Group plc from 2006 to 2008 (chairman from 2007 to 2008), chairman of Marks & Spencer plc from 2004 to 2006, chairman of Aspen Insurance Holdings Ltd from 2002 to 2007. Lord Myners served as chairman of Platform Acquisition Holdings Limited (now known as Element Solutions Inc) from April 2013 until its business combination with MacDermid, Incorporated in October 2013 and a director of Gartmore Investment Management Limited from 1986 to 2001. Lord Myners also served as the chairman of Justice Holdings Limited from February 2011 until its business combination with Burger King Worldwide, Inc. in June 2012 and Landscape Acquisition Holdings Limited (now known as Digital Landscape Group, Inc.) from November 2017 until its acquisition of AP WIP Investments Holdings, LP in February 2020. Lord Myners has also served in an advisory capacity to the United Kingdom Treasury and the United Kingdom Department of Trade & Industry, with particular focus on corporate governance practices. Other positions held by Lord Myners have included chairman of the Trustees of Tate, chairman of the Low Pay Commission, a member of the Court of the Bank of England, and a member of the Investment Board of GIC, Singapore’s sovereign wealth fund. Lord Myners is currently serving as a non-executive director of Nomad Foods Limited and Windmill Hill Asset Management. Lord Myners is vice-chairman of Global Counsel, chairman and a partner of Cevian Capital LLP, Chairman of Daniel J Edelman (UK) and an Independent Director of Rockefeller Capital Management. Lord Myners is a Visiting Fellow at Nuffield College, Oxford, an Executive Fellow at London Business School and a crossbench member of the UK’s House of Lords, the senior chamber in Parliament.

We believe Lord Myners’ qualifications to serve on our Board of Directors include his extensive experience in investment management and banking, service on other corporate boards and his knowledge of finance and international banking.

Cyrus D. Walker has served as a director of APG since the completion of the APi Acquisition on October 1, 2019. Since April 1, 2018, Mr. Walker has served as the founder and Chief Executive Officer of The Dibble Group, an insurance brokerage and consulting firm. From January 2000, Mr. Walker served in several roles at Nemco Group, LLC, an insurance brokerage and consulting firm, including serving as its Co-Chief Executive Officer until April 2012, when it was acquired by a subsidiary of NFP Corp., a multi-national insurance brokerage and consulting business. Mr. Walker also founded and served as Chief Executive Officer of OSI Benefits, an insurance brokerage consulting firm and division of Opportunity Systems, Inc., from 1995 to January 2000. Mr. Walker currently serves as a director of Folding Helmet Technology Limited, a UK-based privately held helmet safety technology firm. Mr. Walker previously served on the boards of Blue Marble Materials, a privately held sustainability and energy business, and Opportunity Systems, Inc., a privately held data processing firm.

We believe Mr. Walker’s qualifications to serve on our Board of Directors include his executive experience and service on other corporate boards.

Carrie A. Wheeler has served as a director of APG since the completion of the APi Acquisition on October 1, 2019. From 1996 to December 2017, Ms. Wheeler served in several roles of increasing responsibility at TPG Global, a global private equity firm, including as a Partner and Head of Consumer Retail Investing. Ms. Wheeler currently serves on the board of directors and audit committee of Dollar Tree (since March 2019) and on the board of directors of Opendoor, a tech-based real estate company (since September 2019). Ms. Wheeler also serves on the boards of several not-for-profit organizations focused on education and children’s healthcare. In addition, Ms. Wheeler has previously served on a number of other corporate boards.

We believe Ms. Wheeler’s qualifications to serve on our Board of Directors include her extensive experience in business assessment, mergers and acquisitions, financing and guiding public market transactions, and her substantial experience serving on audit committees.

Corporate Governance

Corporate Governance Guidelines

Our Board of Directors is responsible for overseeing the management of our company. The Board has adopted Corporate Governance Guidelines (“Governance Guidelines”) which set forth our governance principles relating to, among other things:

•	director independence;

•	director qualifications and responsibilities;

•	mandatory retirement age for independent directors at 73;

•	board structure and meetings;

•	management succession;

•	share ownership guidelines, which urge independent directors with more than one year of service to own at least 1,000 shares of common stock; and

•	the performance evaluation of our Board.

Our Governance Guidelines will be available in the Investor Relations section of our website at www.apigroupinc.com.

Director Independence

The composition of the Board and its committees will be subject to the independence standards set forth under the NYSE governance standards as well as the Governance Guidelines which have been adopted by the

Board. Under the NYSE governance standards, a director qualifies as independent if the Board affirmatively determines that the director has no material relationship with us. While the focus of the inquiry is independence from management, the Board is required to broadly consider all relevant facts and circumstances in making an independence determination. In making each of these independence determinations, the Board has considered all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with us. Specifically, Mr. Malkin currently serves as an executive officer of a company that has in the past procured services from one or more APi Group companies. We reviewed these commercial relationships and found that all transactions between us and the relevant companies were made in the ordinary course of business and negotiated at arms’ length. Furthermore, these commercial relationships were below the threshold set forth in the NYSE governance standards (i.e., two percent of such other company’s consolidated gross revenues for such year or $1 million, whichever is greater). As a result, our Board determined that these commercial relationships did not impair Mr. Malkin’s independence.

Based on information provided by each director concerning his or her background, employment, and affiliations, and after considering the transactions described above, the Board has affirmatively determined that each of Lord Myners, Messrs. Ashken, Lillie, Milroy, Malkin and Walker and Ms. Wheeler are “independent” as that term is defined under the applicable rules and regulations of the SEC and the NYSE governance standards. Because Mr. Franklin controls the entity which receives advisory fees from us, he is not independent under NYSE governance standards. As Chief Executive Officer of APG (and of APi Group prior to the APi Acquisition), Mr. Becker is also not independent.

Board Committees

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Copies of the committee charters of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee setting forth the responsibilities of the committees will be available in the Investor Relations section of our website at www.apigroupinc.com, and such information is also available in print to any stockholder who requests it through our Investor Relations department. The committees will periodically review their respective charters and recommend any needed revisions to the Board. The following is a summary of the composition of each committee:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Ian G. H. Ashken	X*		X
Anthony E. Malkin		X
Thomas V. Milroy	X	X*
Lord Paul Myners			X*
Cyrus D. Walker			X
Carrie A. Wheeler	X	X

*	Denotes Chair of applicable Committee

Audit Committee

The Board has adopted a written Audit Committee Charter that governs the responsibilities of the Audit Committee. The Audit Committee is responsible for, among other things:

•	overseeing preparation of our financial statements, the financial reporting process and our compliance with legal and regulatory matters;

•	appointing and overseeing the work of our independent auditor;

•	preapproving all auditing services and permitted non-auditing services to be performed for us by our independent auditor and approving the fees associated with such work;

•	approving the scope of the annual audit;

•	reviewing interim and year-end financial statements;

•	overseeing our internal audit function, reviewing any significant reports to management arising from such internal audit function and reporting to the Board; and

•	approving the audit committee report required to be included in our annual proxy statement.

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. Pursuant to the Audit Committee Charter, the Audit Committee reviews and pre-approves all audit and non-audit services performed by our independent accountant.

The Board has reviewed the background, experience, and independence of the Audit Committee members and based on this review, has determined that each member of the Audit Committee:

•	meets the independence requirements of the NYSE governance standards;

•	meets the enhanced independence standards for audit committee members required by the SEC; and

•	is financially literate, knowledgeable and qualified to review financial statements.

In addition, the Board has determined that each of Mr. Ashken and Ms. Wheeler qualifies as an “audit committee financial expert” under the SEC rules.

Compensation Committee

The Board has adopted a written Compensation Committee Charter that governs the responsibilities of the Compensation Committee. The Compensation Committee is responsible for, among other things:

•	assisting the Board in developing and evaluating potential candidates for executive positions;

•

reviewing and approving corporate goals and objectives with respect to compensation for the Chief Executive Officer (“CEO”), evaluating the CEO’s performance and approving the CEO’s compensation based on such evaluation;

•	determining the compensation of other non-CEO executive officers and all equity awards to such executive officers and other employees;

•	reviewing on a periodic basis compensation and benefits paid to directors and recommending such compensation to the Board of Directors for approval;

•

reviewing and approving our equity-based compensation plans and incentive compensation plans, including reviewing and approving the target performance benchmarks, if any, and range of aggregate value of our annual incentive program for senior management; and

•	approving the compensation committee report on executive compensation required to be included in our annual proxy statement.

The Board has reviewed the background, experience and independence of the Compensation Committee members and based on this review, has determined that each member of the Compensation Committee:

•	meets the independence requirements of the NYSE governance standards;

•	is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act; and

•	meets the enhanced independence standards for Compensation Committee members established by the SEC.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee who presently serve or in the past year have served on the Compensation Committee has interlocking relationships as defined by the SEC or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions.

Nominating and Corporate Governance Committee

The Board has adopted a written Nominating and Corporate Governance Committee Charter that governs the responsibilities of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	assisting our Board in identifying prospective director nominees and recommending nominees for each annual meeting of shareholders to our Board;

•	leading the search for individuals qualified to become members of the Board and selecting director nominees to be presented for stockholder approval at our annual meetings;

•	reviewing the Board’s committee structure and recommending to the Board for approval directors to serve as members of each committee;

•	developing and recommending to the Board for approval a set of corporate governance guidelines and generally advising the Board on corporate governance matters;

•	reviewing such corporate governance guidelines on a periodic basis and recommending changes as necessary; and

•	reviewing director nominations submitted by stockholders.

The Nominating and Corporate Governance Committee may, when it deems appropriate, delegate certain of its responsibilities to one or more Nominating and Corporate Governance Committee members or subcommittees. In making nominations, the Nominating and Corporate Governance Committee is required to submit candidates who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders. In evaluating nominees, the Nominating and Corporate Governance Committee is required to take into consideration the following attributes, which are desirable for a member of the Board: leadership, independence, interpersonal skills, financial acumen, business experiences, industry knowledge and diversity of viewpoints.

The Board has reviewed the background, experience and independence of the Nominating and Corporate Governance Committee members and based on this review, has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements of the NYSE governance standards and SEC rules and regulations.

Code of Business Conduct and Ethics

Our Board has adopted a written Code of Business Conduct and Ethics (“Code of Conduct”) that establishes the standards of ethical conduct applicable to all our directors, officers, and employees. In addition, our Board has adopted a written Code of Ethics for Senior Financial Officers (“Code of Ethics”) applicable to our CEO and senior financial officers. Copies of our Code of Conduct and Code of Ethics will be publicly available in the Investor Relations section of our website at www.apigroupinc.com. Any waiver of our Code of Ethics with respect to our chief executive officer, chief financial officer, controller or persons performing similar functions or waiver of our Code of Conduct with respect to our directors or executive officers may only be authorized by our Board of Directors and will be disclosed on our website as promptly as practicable, as may be required under applicable SEC and NYSE rules.

Director Compensation Policy

From September 18, 2017 until October 1, 2019, we paid our non-founder directors an annual fee of $75,000 and our then-chairman, Lord Myners, an annual fee of $100,000. For 2017, each such director received his annual fee in the form of ordinary shares of the Company.

In connection with the initial public offering, Lord Myners was granted a five-year option to acquire 50,000 ordinary shares and Mr. Milroy and our other then-non-founder directors (other than Mr. Kaufmann) were each granted a five-year option to acquire 37,500 ordinary shares pursuant to Option Deeds, all at an exercise price of $11.50 per ordinary share (subject to adjustment in accordance with their respective Option Deeds).

In connection with the completion of the APi Acquisition, we adopted the following non-employee director compensation policy:

•	Annual Retainer. Each non-employee director is entitled to an annual cash fee of $75,000, payable quarterly.

•	Committee Fees. Members of any of our Committees are entitled to an additional annual cash fee of $5,000. Each of the chairs of our Committees is entitled to an additional $10,000 annual cash fee.

•

Annual Equity Award. Each non-employee director will be granted annually a number of restricted stock units equal to $100,000 at the date of issue. The restricted stock units will vest and settle into shares of APG Delaware common stock on the earlier of the one-year anniversary of the date of issuance and the date of the following year’s annual meeting of stockholders (other than the restricted stock units granted on October 1, 2019).

In addition, all of our directors are entitled to be reimbursed by APG for reasonable expenses incurred by them in the course of their directors’ duties relating to APG.

Lord Myners and Messrs. Ashken, Milroy, Malkin and Walker and Ms. Wheeler will be paid compensation for their respective services on our Board. Mr. Franklin will not receive any additional compensation for services as a director in light of his affiliation with Mariposa Capital, LLC, which provides advisory services to the Company in exchange for a fee. In addition, Mr. Becker, who serves as our Chief Executive Officer, is not entitled to receive any additional compensation for his services as a director. For his initial term as director, Mr. Lillie has elected to waive all compensation for service as a director.

The table below sets forth the non-employee director compensation for the year ended December 31, 2019. Mr. Becker, our Chief Executive Officer, is omitted from the table as he does not receive any additional compensation for his services as a director. For more information on Mr. Becker’s compensation, see “Executive Compensation”.

Name	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)(4)	Total ($)
Sir Martin E. Franklin	—	—	—
James E. Lillie	—	—	—
Ian G. H. Ashken	22,500	102,500	125,000
Anthony E. Malkin	20,000	102,500	122,500

Name	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)(4)	Total ($)
Thomas V. Milroy	78,750	102,500	181,250
Lord Paul Myners	93,750	102,500	196,250
Cyrus D. Walker	20,000	102,500	122,500
Carrie A. Wheeler	21,250	102,500	123,750
Rory Cullinan (1)	56,250	—	56,250
Jean-Marc Huët (1)	56,250	—	56,250
Brian Kaufmann (1)	—	—	—

(1)	Each of Messrs. Cullinan, Huët and Kaufmann stepped down from our Board of Directors in connection with the APi Acquisition.
(2)

Reflects annual retainers paid under our prior director compensation program from January 1, 2019 through September 30, 2019 and our current director compensation program from October 1, 2019 through December 31, 2019, calculated on a pro-rata basis.

(3)

Represents the aggregate grant date fair values of restricted stock units granted during 2019, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used in calculating the amounts for 2019, see Note 18 to our historical consolidated financial statements for the year ended December 31, 2019 included elsewhere in this prospectus.

(4)	The following table sets forth the aggregate number of restricted stock units and unexercised stock options outstanding at December 31, 2019 for each of our non-employee directors:

Name	Aggregate Number of Restricted Stock Units Outstanding at December 31, 2019	Aggregate Number of Unexercised Stock Options Outstanding at December 31, 2019
Sir Martin E. Franklin	—	—
James E. Lillie	—	—
Ian G. H. Ashken	10,000	—
Anthony E. Malkin	10,000	—
Thomas V. Milroy	10,000	37,500
Lord Paul Myners	10,000	50,000
Cyrus D. Walker	10,000	—
Carrie A. Wheeler	10,000	—
Rory Cullinan	—	37,500
Jean-Marc Huët	—	37,500
Brian Kaufmann	—	—

Executive Officers

Set forth below is certain information relating to our current executive officers. Biographical information with respect to Mr. Becker is set forth above under “—Board of Directors”.

Name	Age	Title
Russell Becker	54	President and Chief Executive Officer
Thomas Lydon	55	Chief Financial Officer
Julius Chepey	59	Chief Information Officer
Andrea Fike	59	General Counsel and Secretary
Paul Grunau	54	Chief Learning Officer
Mark Polovitz	37	Vice President and Controller

Thomas Lydon has served as Chief Financial Officer of APG since the completion of the APi Acquisition on October 1, 2019, and previously served as Chief Financial Officer of APi Group since July 2014. Prior to joining APi Group, Mr. Lydon was a partner at KPMG LLP, where he served for 28 years in positions of increasing responsibility. From 1995 to 1997, Mr. Lydon ran KPMG’s U.S. desk in Sydney, Australia, and from 1999 to 2001, he led KPMG’s internal audit practice in Minneapolis, Minnesota. In 2001, Mr. Lydon became managing partner of KPMG’s Des Moines, Iowa office and was promoted in 2009 as business unit partner in charge of audit for the Des Moines and Minneapolis offices. Mr. Lydon also serves on the boards of two non-profits and is a certified public accountant.

Julius Chepey has served as Chief Information Officer of APG since the completion of the APi Acquisition on October 1, 2019, and previously served as Chief Information Officer of APi Group since February 2010. Prior to joining APi Group, Mr. Chepey was VP Information Technology at J. D. Irving Limited, a large private company with operations in various industries in Atlantic Canada, reporting directly to the owner. From 1998 to 2007, Mr. Chepey was the IT Leader of Information Technology for M. A. Mortenson Company, a construction and development company based in Golden Valley, Minnesota, serving as Information Technology Director from 1998 to 2001, and was promoted to Chief Information Officer in 2002. Mr. Chepey also serves on the board of a non-profit.

Andrea Fike has served as General Counsel of APG since January 2020 and as Secretary since March 2020. Most recently, Ms. Fike was Executive Vice President and General Counsel for iMedia Brands, Inc. (f/k/a EVINE Live Inc.), a digital and television media and retailing company. From April 2017 to June 2019, Ms. Fike headed the iMedia Brands legal department and assumed leadership of several operations functions, including the company’s customer solutions group, after which she was a consultant until she joined APG. Prior to that, Ms. Fike served as Senior Vice President and General Counsel at Regency Corporation, an educational institution, from 2008 to July 2017. At Regency Corporation, Ms. Fike was responsible for management of the legal and compliance, campus operations and human resources functions. Prior to that, she spent eight years at FICO, an analytics software company, where she was responsible for oversight of the legal department. Prior to that, Ms. Fike spent ten years at a law firm where, as a partner, she focused on financial institutions regulatory law. Ms. Fike also serves on the board of a non-profit.

Paul Grunau has served as Chief Learning Officer of APG since the completion of the APi Acquisition on October 1, 2019, and previously served as Chief Learning Officer of APi Group since January 2016. Mr. Grunau also previously served as Chief Operating Officer of APi Group from 2009 to 2011. Mr. Grunau initially joined APi Group in 2006 following the acquisition of Grunau Company by APi Group, and had been the President and owner of Grunau Company from 1999 until its acquisition. From 2011 to December 2015, he served as Chief Operating Officer of Health Payment Systems, a health care technology startup in which he was a founding investor. Mr. Grunau also served as a director of APi Group from 2011 until the closing of the APi Acquisition. Mr. Grunau also serves on the boards of two private companies and previously served on the boards of non-profits.

Mark Polovitz has served as Vice President and Controller of APG since the completion of the APi Acquisition on October 1, 2019, and previously served as Vice President and Controller of APi Group since July 2011. Mr. Polovitz initially joined APi Group in January 2009, where he served in a variety of roles on the corporate accounting and finance team and led internal business system conversions for legacy and acquired companies. Prior to joining APi Group, Mr. Polovitz was a CPA with PWC in their audit practice from 2005 to January 2009. Mr. Polovitz also serves on the audit committee of the board of a non-profit.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis provides information regarding our executive compensation philosophy, programs and decisions for 2019 for our named executive officers. For 2019, our named executive officers are:

Russell Becker	President and Chief Executive Officer
Thomas Lydon	Chief Financial Officer
Julius Chepey	Chief Information Officer
Paul Grunau	Chief Learning Officer
Mark Polovitz	Vice President and Controller

We did not have any executive officers prior to the completion of the APi Acquisition. Messrs. Becker, Lydon, Chepey, Grunau and Polovitz were executive officers of APi Group during 2019 through the APi Acquisition on October 1, 2019. Upon completion of the APi Acquisition, each became executive officers of APG. The APi Group board of directors and management were responsible for all decisions regarding executive compensation prior to October 1, 2019, the date of the APi Acquisition.

Compensation Philosophy and Objectives

Our Compensation Committee’s guiding principle when reviewing and determining executive compensation is to assure that the Company’s compensation policies attract and retain the key employees necessary to support the Company’s growth and success, both operationally and strategically, and to motivate executives to achieve short- and long-term goals with the ultimate objective of creating sustainable improvements in shareholder value.

Given the recent APi Acquisition, we are currently in the process of developing a formal executive compensation program that furthers the Company’s compensation philosophy and objectives of maintaining a top-tier management team that is competitively compensated and promoting shareholder alignment. The program will also seek to ensure that:

•	executives are appropriately rewarded for their contributions to our successful performance;

•	a significant portion of each executive’s compensation is “at risk” and tied to overall Company, business unit, and individual performance; and

•	there is a balance of short and long-term compensation elements to motivate and reward superior performance without encouraging excessive or unnecessary risk taking.

Executive Compensation Setting Process

Review of the Compensation Committee

Our Board of Directors has adopted a written Compensation Committee Charter that governs the responsibilities of the Compensation Committee. The Compensation Committee is responsible for, among other things, the design, implementation and administration of short- and long-term compensation (including benefits and awards under our 2019 Equity Incentive Plan) for directors, executive officers and other employees. The Compensation Committee is also responsible for reviewing and approving corporate goals and objectives with respect to compensation for the Chief Executive Officer (“CEO”), evaluating the CEO’s performance and approving the CEO’s compensation based on such evaluation.

When making compensation decisions, the Compensation Committee intends to consider the dynamics of operating in the commercial safety services, industrial specialty services and specialty contracting services industries, the importance of rewarding and retaining talented and experienced executives to continue to guide the Company, the alignment of our executive compensation program with stockholders’ interests and the voting guidelines of certain proxy advisory firms and stockholders. In reviewing and determining executive compensation, the Compensation Committee also expects to consider: compensation levels at peer companies, derived from compensation surveys provided by outside consultants; the Company’s past-year performance, growth and relative stockholder return; the results of any say on pay votes by shareholders; achievement of specific pre-established financial goals; a subjective determination of the executives’ past performance and expected future contributions to the Company; and past equity awards granted to such executives.

Peer Group and Market Benchmarking

In designing competitive and appropriate compensation packages for the named executive officers, the Compensation Committee expects to identify a representative peer group in the same or similar industries. Factors used to select our peer group will include industry segment, revenues, profitability, market capitalization and number of employees. The Compensation Committee will consider compensation data and practices of this group of peer companies, as well as current market trends and practices generally.

Use of Outside Consultants

The Compensation Committee expects to retain an outside compensation and benefits consulting firm from time to time to respond directly to the Compensation Committee and its inquiries regarding management pay, compensation design and other related matters. The information from the outside consultant regarding pay practices at other companies will be provided to the Compensation Committee as a resource for their deliberations for executive compensation decisions and will be useful in at least two respects. First, the Compensation Committee recognizes that compensation practices must be competitive in the marketplace. Second, this marketplace information is one of the many factors that management and the Compensation Committee will consider in assessing the reasonableness and appropriateness of our compensation programs. Although at this time we do not intend to target executive compensation to any peer group median, we do intend to strive to provide a compensation package that is competitive in the market and rewards each executive’s performance in executing the strategic and financial goals of the Company.

Role of Executives in Establishing Compensation

We expect our CEO to evaluate the individual performance and the competitive pay positioning of senior management members who report directly to the CEO, including the named executive officers. Our CEO can then make recommendations to the Compensation Committee regarding the target compensation, job leveling and grading for such named executive officers and other executive officers of the Company.

Components of the Executive Compensation Program

Prior to the APi Acquisition, the primary components of the Company’s executive compensation program consisted of base salary, annual cash incentive compensation and the opportunity to receive stock options. In connection with the APi Acquisition, our Board of Directors approved executive employment agreements for Messrs. Becker and Lydon and an offer of employment for Mr. Grunau (collectively, the “Employment Agreements”) which provide for a base salary, annual cash incentive compensation, annual time- and performance-based equity incentive awards (each, an “LTI Award”) and participation in our employee benefits plans. Although Messrs. Chepey and Polovitz do not have formal employment or employment-related agreements with the Company, they will receive a base salary and may also receive (i) annual incentive compensation based on individual and/or Company performance and/or (2) an LTI award. The Compensation Committee believes that a combination of these components provides these named executive officers with a competitive executive compensation package that serves to motivate and retain the executive while promoting the Company’s pay-for-performance philosophy.

The Employment Agreements also provide for an initial long-term equity incentive grant (the “Initial Grant”) and a one-time cash transaction bonus for Messrs. Becker and Lydon relating to the APi Acquisition which were granted and paid in 2019. Mr. Becker and Mr. Lydon also received an additional one-time cash transaction bonus from APi Group as directed by the Sellers.

Base Salary

The Compensation Committee believes base salary serves to attract and retain high-quality executives needed to lead our complex business. The Compensation Committee expects to annually review the named executive officers’ base salaries and make appropriate adjustments subject to the terms of any individual employment agreements. Any adjustments will be based on individual responsibilities and performance, internal pay equity, compensation history and executive potential.

Pursuant to their respective Employment Agreements, Mr. Becker is entitled to a base salary of $1.25 million, Mr. Lydon is entitled to a base salary of $825,000 and Mr. Grunau is entitled to a base salary of $340,000, which amounts will be reviewed and adjusted annually by the Compensation Committee. Messrs. Chepey and Polovitz have current base salaries of $300,000 and $275,000, respectively.

Annual Cash Incentive Compensation

Consistent with the Company’s pay-for-performance philosophy, and to promote alignment with stockholders’ interests, the Company expects that a portion of each named executive officer’s compensation will be based on performance against annual individual and Company performance metrics and targets approved by the Compensation Committee annually. Performance metrics will be chosen to reinforce our focus on profitability and enhancement of long-term shareholder value. Performance targets will be designed to be challenging, yet reasonably achievable, in order to incentivize superior performance while maintaining focus on the Company’s long-term growth. The Company expects that target payout opportunities under any annual cash incentive plan will be based on factors such as the Company’s performance and growth, achievement of specific financial goals and creation of stockholder value, a subjective determination of the executives’ past performance and expected future contributions to the Company and aggregate compensation of persons holding similar positions with comparable companies.

Pursuant to their respective Employment Agreements, Mr. Becker and Mr. Lydon are both eligible to receive an annual cash incentive award with a target incentive opportunity equal to 100% of their annual base salary and a maximum incentive opportunity equal to 200% of their annual base salary, in each case subject to the performance metrics and targets to be established by the Compensation Committee. Messrs. Grunau, Chepey and Polovitz are also expected to participate in any annual cash incentive program established by the Compensation Committee. For 2019, each of Mr. Becker and Mr. Lydon were eligible to receive a full year cash incentive opportunity of $2.0 million and $150,000, respectively, provided that the Company achieves a minimum of $400.0 million of Adjusted EBITDA for fiscal 2019 (calculated in the same manner as used in connection with the closing of the APi Acquisition, and generally defined as EBITDA (net income attributable to APi Group plus interest expenses, income taxes, depreciation and amortization), excluding the impact of certain additional items included in earnings). For 2019, pursuant to his Employment Agreement, Mr. Grunau will be entitled to receive $275,000 under the annual cash incentive program based on Company performance for 2019. The Company did not achieve the required Adjusted EBITDA target in 2019. As a result, neither Mr. Becker nor Mr. Lydon received any annual cash incentive compensation for 2019. Messrs. Grunau, Chepey and Polovitz received a bonus of $275,000, $250,000 and $200,000, respectively, to compensate them for their performance and contributions in 2019.

LTI Awards

Any LTI Awards granted by the Compensation Committee are intended to align the financial interests of our executives with those of the stockholders of the Company by rewarding stock price appreciation and the achievement of specific pre-established financial metrics over multi-year performance periods, therefore creating long-term stockholder value. We believe that stockholders’ interests are best served by balancing the focus of executives’ decisions between short and long-term measures. We also believe that providing executives with opportunities to acquire significant stakes in the Company’s growth incentivizes and rewards executives for sound business decisions and high-performance team environments, while fostering the accomplishment of short- and long-term strategic objectives and improvement in stockholder value, all of which are essential to our ongoing success. We expect our executive officers and other key management personnel to be and remain stockholders in the Company.

All LTI Awards will be granted under the Company’s 2019 Equity Incentive Plan, which was approved by our Board of Directors effective as of October 1, 2019 in connection with the closing of the APi Acquisition, or such other long-term incentive plans, programs and arrangements established and modified from time to time by the Compensation Committee. We expect any LTI Awards will be granted in the form of stock options, restricted stock units, performance shares or other forms of equity or long-term incentive as determined by the Compensation Committee and on terms to be specified by the Compensation Committee in its discretion.

2019 LTI Program

Pursuant to their respective Employment Agreements, Mr. Becker, Mr. Lydon and Mr. Grunau each received an initial grant of 490,000, 150,000 and 48,780 restricted stock units, respectively, which will vest in three equal annual installments on the first, second and third anniversaries of the grant date.

Messrs. Becker, Lydon, Grunau, Chepey and Polovitz will be eligible to participate in our 2019 Equity Incentive Plan and any other long-term incentive plan, program and/or arrangements applicable to senior-level executives as established and modified from time to time by the Compensation Committee, in its sole discretion. Pursuant to their respective Employment Agreements, beginning in 2021, Messrs. Becker and Lydon will be awarded annual time and/or performance based long term compensation awards under the 2019 Equity Incentive Plan and/or such other plans, programs or arrangements having a grant date value of not less than 400% and 185%, respectively, of his then current base salary. The awards will be granted in the form of stock options, restricted stock units, performance shares or other forms of equity or long-term incentive as determined by the Compensation Committee and on terms to be specified by the Compensation Committee in its discretion. All other awards granted to the named executive officers will be made at the discretion of the Compensation Committee on terms and conditions approved by the Compensation Committee.

Benefits and Other Perquisites

We provide employees, including the named executive officers, with a range of employee benefits including life and health insurance, disability benefits and retirement benefits (as described below), that are designed to assist in attracting and retaining skilled employees critical to our long-term success and to be competitive with market practice.

Profit Sharing & 401(k) Plan

Most of our domestic employees, including our named executive officers, are eligible to participate in the Company’s tax-qualified Profit Sharing & 401(k) Plan (the “401(k) Plan”). Pursuant to the 401(k) Plan, employees may elect to contribute a portion of their current compensation to the 401(k) Plan, in an amount up to the statutorily prescribed annual limit. The 401(k) Plan provides the option for the Company to make matching contributions. Participants may also direct the investment of their 401(k) Plan accounts into several investment alternatives.

Other Benefits and Perquisites

We also provide each of our named executive officers with an executive term life insurance policy which provides a death benefit of $550,000 and an executive disability insurance policy which covers up to 75% of their base salary. In addition, we provide each of our named executive officers with a car allowance.

Company matching contributions allocated to each named executive officer under the 401(k) Plan, premiums paid by the Company on the life and disability insurance policies on behalf of each named executive officer and amounts paid by the Company for the car allowance for each named executive officer are shown in the “All Other Compensation” column in the Summary Compensation Table for Fiscal 2019 in the “Executive Compensation” section.

Other Compensation-Related Practices and Policies

Change in Control

The Employment Agreements for our named executive officers provide that if an executive is terminated either without “cause” (as defined in the Employment Agreements) or terminates their employment for “good reason” (as defined in the Employment Agreements) during the two-year period immediately following a “change in control” (as defined in the 2019 Equity Incentive Plan), they shall be entitled to certain payments and benefits. See “—Potential Payments Upon Termination or Change in Control.” We believe such change in control provisions serve the best interests of the Company and our stockholders by allowing our executives to exercise sound business judgement without fear of significant economic loss in the event they lose their employment with the Company as a result of a change in control. We also believe that such arrangements are competitive, reasonable and necessary to attract and retain key executives.

Severance

The Employment Agreements provide that if an executive is involuntarily terminated without “cause” or terminates their employment for “good reason”, they shall be entitled to all previously earned and accrued but unpaid amounts of their base salary up to their termination date. Subject to certain conditions, such an executive will also be entitled to severance pay as set forth in their Employment Agreement and described under “—Potential Payments Upon Termination or Change in Control.”

Clawback Policy

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, required stock exchanges to adopt rules requiring listed companies to develop and implement a policy for recovery (i.e., clawback) of incentive-based compensation from executive officers in the event of the restatement of previously published financial statements resulting from a material accounting error, material noncompliance with financial reporting requirements or violations of U.S. securities laws. These rules have not yet been adopted.

The Company’s 2019 Equity Incentive Plan includes a clawback policy which allows the Company to recoup any equity awards issued thereunder. The Compensation Committee will review, amend or adopt a clawback policy as necessary to ensure compliance with these regulations.

Equity Holding Policy

To ensure strong linkage between the interests of our management team and those of our stockholders, the Compensation Committee may adopt stock ownership guidelines for executive officers. Under such a policy, the executive officers of the Company, including the named executive officers and certain other employees who receive LTI Awards, may be required to meet certain equity holding requirements.

2019 Equity Incentive Compensation Plan

Overview

Effective as of October 1, 2019, our Board of Directors approved the APi Group Corporation 2019 Equity Incentive Plan, hereinafter referred to as our “2019 Plan.” The purpose of our 2019 Plan is to assist our Company and its subsidiaries and other designated affiliates, which we refer to as “Related Entities”, in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to our Company or its Related Entities, by enabling such persons to acquire or increase a proprietary interest in our Company in order to strengthen the mutuality of interests between such persons and our stockholders, and providing such persons with long term performance incentives to expend their maximum efforts in the creation of shareholder value.

Administration. Our 2019 Plan is to be administered by a committee designated by our Board of Directors consisting of not less than two directors, hereinafter referred to as the “Plan Committee”; provided, however, that except as otherwise expressly provided in the 2019 Plan, our Board of Directors may exercise any power or authority granted to the Plan Committee under our 2019 Plan. The Plan Committee will consist solely of independent directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director.

Subject to the terms of our 2019 Plan, the Plan Committee is authorized to select eligible persons to receive awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the 2019 Plan, construe and interpret the 2019 Plan and award agreements, and correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the Plan Committee may deem necessary or advisable for the administration of our 2019 Plan.

Eligibility. The persons eligible to receive awards under our 2019 Plan are the officers, directors, employees, consultants and other persons who provide services to our Company or any Related Entity. An employee on leave of absence may be considered as still in the employ of our Company or a Related Entity for purposes of eligibility for participation in our 2019 Plan.

Types of Awards. Our 2019 Plan provides for the issuance of stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, bonus stock and awards in lieu of cash compensation, other stock-based awards and performance awards. Performance awards may be based on the achievement of certain business or personal criteria or goals, as determined by the Plan Committee.

Shares Available for Awards; Annual Per-Person Limitations. The total number of ordinary shares of our Company that may be subject to the granting of awards under our 2019 Plan is equal to 17,000,000 shares, of which 15,558,454 are currently available. The foregoing limit shall be increased by the number of shares with respect to which awards granted under our 2019 Plan are forfeited, expire or otherwise terminate without issuance of shares, or that are settled for cash or otherwise do not result in the issuance of shares. Awards issued in substitution for awards previously granted by a company acquired by our Company or a Related Entity, or with which our Company or any Related Entity combines, do not reduce the limit on grants of awards under our 2019 Plan.

The Plan Committee is authorized to adjust outstanding awards (including adjustments to exercise prices of options and other affected terms of awards) in the event that a dividend or other distribution (whether in cash, shares or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the ordinary shares so that an adjustment is appropriate. The Plan Committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations, or business conditions.

Description of Awards

Stock Options and Stock Appreciation Rights. The Plan Committee is authorized to grant stock options, including both incentive stock options, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and stock appreciation rights entitling the participant to receive the amount by which the fair market value of an ordinary share on the date of exercise exceeds the grant price of the stock appreciation right. The exercise price per share subject to an option and the grant price of a stock appreciation right are determined by the Plan Committee, but must not be less than the fair market value of an ordinary share on the date of grant. For purposes of the 2019 Plan, the term “fair market value” means the fair market value of an ordinary share or other property as determined by the Plan Committee or under procedures established by the Plan Committee. Unless otherwise determined by the Plan Committee, the fair market value of an ordinary share as of any given date shall be the closing sales price per ordinary share of the Company as reported on the principal stock exchange or market on which the ordinary shares are traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported. The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment or other service generally are fixed by the Plan Committee, except that no option or stock appreciation right may have a term exceeding ten years. Methods of exercise and settlement and other terms of the stock appreciation right are determined by the Plan Committee. The Plan Committee, thus, may permit the exercise price of options awarded under the 2019 Plan to be paid in cash, shares (including the withholding of shares otherwise deliverable pursuant to the award), other awards or other property (including loans to participants). Options may be exercised by payment of the exercise price in cash, ordinary shares or other property having a fair market value equal to the exercise price, as the Plan Committee may determine from time to time.

Restricted Stock and Restricted Stock Units. The Plan Committee is authorized to grant restricted stock and restricted stock units. Restricted stock is a grant of ordinary shares which may not be sold or disposed of, and which shall be subject to such risks of forfeiture and other restrictions as the Plan Committee may impose. A participant granted restricted stock generally has all of the rights of a stockholder of the Company, unless otherwise determined by the Plan Committee. An award of restricted stock units confers upon a participant the right to receive ordinary shares, cash equal to the fair market value of a specified number of ordinary shares, or a combination thereof, as determined by the Plan Committee, at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as the Plan Committee may impose. Prior to settlement, an award of restricted stock units carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents. The Plan Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, ordinary shares, other awards or other property equal in value to dividends paid on a specific number of ordinary shares or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional ordinary shares, awards or otherwise as specified by the Plan Committee.

Bonus Stock and Awards in Lieu of Cash Obligations. The Plan Committee is authorized to grant ordinary shares as a bonus free of restrictions, or to grant ordinary shares or other awards in lieu of Company obligations to pay cash under our 2019 Plan or other plans or compensatory arrangements, subject to such terms as the Plan Committee may specify.

Other Stock-Based Awards. The Plan Committee is authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to common shares. The Plan Committee determines the terms and conditions of such awards.

Performance Awards. The Plan Committee is authorized to grant performance awards to participants on terms and conditions established by the Plan Committee. The performance criteria to be achieved during any performance period and the length of the performance period is determined by the Plan Committee upon the grant of the performance award. Performance awards may be valued by reference to a designated number of ordinary shares (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance units). Performance awards may be settled by delivery of cash, shares or other awards, or any combination thereof, as determined by the Plan Committee.

Other Terms of Awards. Awards may be settled in the form of cash, ordinary shares, other awards or other property, in the discretion of the Plan Committee. The Plan Committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the Plan Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The Plan Committee is authorized to place cash, shares or other awards in trusts or make other arrangements to provide for payment of our obligations under the 2019 Plan. The Plan Committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any ordinary shares or other property to be distributed will be withheld (or previously acquired ordinary shares or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under our 2019 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Plan Committee may, in its discretion, permit transfers, subject to any terms and conditions the Plan Committee may impose pursuant to the express terms of an award agreement, and such transfers are by gift or pursuant to a domestic relations order and are to a “permitted assignee” (as defined in the 2019 Plan) that is a permissible transferee under the applicable rules of the SEC for registration of shares of stock on a Form S-8 registration statement.

Awards under our 2019 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Plan Committee may, however, grant awards in exchange for other awards under our 2019 Plan, awards under other Company plans, or other rights to payment from our Company, and may grant awards in addition to and in tandem with such other awards, rights or other awards.

Minimum Vesting. Except for certain limited situations (including death, disability, retirement, a “change in control” of our Company (as defined in the 2019 Plan), grants to new hires to replace forfeited compensation, grants representing payment of earned performance awards or other incentive compensation, substitute awards, or grants to directors), all awards shall be subject to a minimum vesting period of one year. The Plan Committee may not waive the vesting requirements set forth in the foregoing sentence. The minimum vesting limitations is not required to cover awards representing an aggregate of up to 5% of the maximum number of shares authorized under the 2019 Plan (subject to adjustment as provided under the 2019 Plan).

Acceleration of Vesting; Change in Control. The Plan Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award, and such accelerated exercisability, lapse, expiration and, if so provided in the award agreement or otherwise determined by the Plan Committee, vesting shall occur in the case of a “change in control” of our Company, as defined in our 2019 Plan. In addition, the Plan Committee may provide in an award agreement that the performance goals relating to any performance award will be deemed to have been met upon the occurrence of any “change in control.”

Amendments, Termination and Governing Law

Amendment and Termination. Our Board of Directors may amend, alter, suspend, discontinue or terminate our 2019 Plan or the Plan Committee’s authority to grant awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which our ordinary shares are then listed or quoted. Thus, stockholder approval may not necessarily be required for every amendment to our 2019 Plan. Our 2019 Plan will terminate at the earliest of (a) such time as no shares remain available for issuance under our 2019 Plan, (b) termination of our 2019 Plan by our Board of Directors, or (c) the tenth anniversary of the effective date of the 2019 Plan. Awards outstanding upon expiration of our 2019 Plan shall remain in effect until they have been exercised or terminated, or have expired.

Governing Law. The validity, construction and effect of the 2019 Plan, any rules and regulations under the 2019 Plan, and any award agreement will be determined in accordance with the laws of the British Virgin Islands (prior to the Domestication) and the laws of the State of Delaware (after the Domestication).

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal 2019

The following table summarizes the compensation to our named executive officers for the fiscal year ended December 31, 2019, which includes compensation paid by APi Group for the period from January 1, 2019 through September 30, 2019 and by APG for the period of October 1, 2019 through December 31, 2019. The APi Group board of directors and management were responsible for all decisions regarding compensation prior to the October 1, 2019 APi Acquisition and the APG board of directors and management were responsible for all decisions regarding compensation following the APi Acquisition.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(2)	Total ($)
Russell Becker President and Chief Executive Officer	2019	1,100,000	6,256,461	(3)	5,022,500	—	(4)	24,375	12,403,336
Thomas Lydon Chief Financial Officer	2019	825,000	950,000	(5)	1,537,500	—	(4)	18,370	3,330,870
Julius Chepey Chief Information Officer	2019	300,000	250,000	(6)	—	—		17,070	567,070
Paul Grunau Chief Learning Officer	2019	332,500	275,000	(6)	499,995	—		26,011	1,133,506
Mark Polovitz Vice President and Controller	2019	228,750	700,000	(7)	—	—		15,270	944,020

(1)

The amounts in this column do not reflect compensation actually received by the named executive officer nor do they reflect the actual value that will be recognized by the named executive officer. Instead the amounts represent the aggregate grant date fair value of restricted stock units granted during 2019, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used in calculating the amounts for 2019, see Note 18 to our historical consolidated financial statements for the year ended December 31, 2019 included elsewhere in this prospectus.

(2)

These amounts represent Company payments for executive life and disability insurance benefits, a Company-paid car allowance, Company matching contributions to such named executive officer’s 401(k) plan and, for Mr. Lydon, a nominal gift card.

(3)

This amount includes a $2,500,000 one-time transaction bonus paid to Mr. Becker in connection with the closing of the APi Acquisition, including a portion that was directed by the Sellers, and a $3,756,461 bonus relating to a bonus arrangement with APi Group that was terminated upon the closing of the APi Acquisition.

(4)

Pursuant to their employment agreements, Messrs. Becker and Lydon were entitled to receive payments under the annual cash incentive program based on Company performance in 2019. However, since the Company did not achieve the target level of performance, no payments were made under the annual cash incentive program. See “Compensation Discussion and Analysis—Annual Cash Incentive Compensation” for more information.

(5)	This amount represents a one-time transaction bonus paid to Mr. Lydon in connection with the closing of the APi Acquisition, including a portion that was directed by the Sellers.
(6)	This amount represents a bonus relating to the named executive officer’s 2019 performance.
(7)

This amount includes a $500,000 one-time transaction bonus paid to Mr. Polovitz in connection with the closing of the APi Acquisition that was directed by the Sellers and a $200,000 bonus relating to his 2019 performance.

Grants of Plan-Based Awards During Fiscal 2019

The table below provides information regarding equity and non-equity awards granted to APG’s named executives during fiscal 2019.

		Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Target ($)
Russell Becker	10/1/2019	2,000,000	490,000	5,022,500
Thomas Lydon	10/1/2019	150,000	150,000	1,537,500
Julius Chepey	—	—	—	—
Paul Grunau	10/1/2019	—	48,780	499,995
Mark Polovitz	—	—	—	—

(1)

Amounts represent the potential payments of annual cash incentive compensation based on 2019 performance. As disclosed in the Compensation Discussion and Analysis section, because the performance level for 2019 was not met, no annual cash incentive compensation was earned on the 2019 non-equity incentive plan awards.

(2)

This column represents the number of restricted stock units granted in 2019 to our named executive officers. These restricted stock units vest in equal installments on the first, second and third anniversaries of the grant date.

Outstanding Equity Awards at Fiscal 2019 Year End

The following table provides information concerning unvested restricted stock units held by each of our named executive officers as of December 31, 2019.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Russell Becker	10/1/2019	490,000	5,169,500
Thomas Lydon	10/1/2019	150,000	1,582,500
Julius Chepey	—	—	—
Paul Grunau	10/1/2019	48,780	514,629
Mark Polovitz	—	—	—

(1)	The restricted stock units vest in equal installments on the first, second and third anniversaries of the grant date.
(2)

The market value of the restricted stock units is calculated by multiplying the closing price of APG ordinary shares on the OTC Market Group’s Pink marketplace on December 31, 2019, or $10.55 per share, by the number of restricted stock units.

Options Exercised and Stock Vested During Fiscal 2019

In connection with the consummation of the APi Acquisition on October 1, 2019, all outstanding unvested equity awards (which consisted of options to purchase APi Group common stock) automatically vested and were settled in exchange for the right to receive an amount equal to the excess of the per share APi Acquisition consideration over the strike price of the application options and each was automatically cancelled and terminated. The following table provides information regarding the compensation received by each of our named executive officers from APi Group on October 1, 2019 relating to the settlement of their respective APi Group stock options:

Name	Amount
Russell Becker	$27,104,393
Thomas Lydon	$2,510,357
Julius Chepey	—
Paul Grunau	$4,923,390
Mark Polovitz	—

Nonqualified Deferred Compensation Table for Fiscal 2019

Prior to the APi Acquisition, APi Group maintained a nonqualified deferred compensation plan. In connection with the APi Acquisition, that plan was terminated. As a result, Mr. Becker received a distribution of the aggregate balance held under such plan. APG does not maintain a non-qualified deferred compensation plan. The following table sets forth the amount of such distribution.

Name	Aggregate Withdrawals/Distributions
Russell Becker	$2,965,715

Potential Payments Upon Termination or Change in Control

Our Employment Agreements with Messrs. Becker, Lydon and Grunau (each an “Executive,” and collectively “Executives”) provide for severance payments under certain circumstances. Under these Employment Agreements, the Company may terminate Executive’s employment at any time with or without “cause,” as defined in the Employment Agreements, and Executive may terminate employment at any time for “good reason,” as defined in the applicable Employment Agreements. With respect to Messrs. Becker and Lydon, if the Company should terminate Executive without cause or if Executive terminates employment for good reason, Executive would be entitled to receive (i) his base salary for two years from the date of termination, (ii) an amount equal to two times his target annual bonus, paid in two annual installments, assuming all targets are met, (iii) any earned and accrued but unpaid base salary up to the date of termination, (iv) his pro-rata annual bonus for the year in which the termination occurs, (v) any unpaid annual bonus with respect to any completed fiscal year and (vi) his vested employee benefits. Executive would not be entitled to any unearned salary, bonus or other benefits if the Company were to terminate him for cause or if Executive were to terminate employment voluntarily without good reason. With respect to Mr. Grunau, if the Company should terminate Executive without cause, he would be entitled to receive an amount equal to two times his annual base salary, payable in equal installments over a 24-month period.

With respect to Messrs. Becker and Lydon, pursuant to his Employment Agreement, if the Company should terminate Executive without cause or if Executive terminates employment for good reason during the two-year period immediately following a “change in control,” as defined in the Employment Agreements, then in lieu of any amounts otherwise payable, Executive would be entitled to receive (i) all earned and accrued but unpaid base salary and annual bonus amounts up to the date of termination, (ii) an amount equal to two times his base salary, (iii) an amount equal to two times his target annual bonus, assuming all targets are met, (iv) continued insurance coverage for eighteen months following the date of termination, (v) full and immediate vesting of all outstanding long-term incentive awards, (vi) reasonable legal fees and related expenses as a result of the termination and (vii) outplacement counseling.

Upon a change in control, each Executive will be entitled to the benefit resulting from the acceleration of his unvested restricted stock units upon a change in control as provided in his restricted stock unit agreement, whether or not his employment is terminated.

With respect to Messrs. Becker and Lydon, pursuant to his Employment Agreement, if employment should terminate as a result of the death or disability of the Executive, the Executive, or his estate, would be entitled to receive (i) all previously earned and accrued but unpaid base salary up to the date of termination and (ii) his pro-rata annual bonus for the year in which termination occurs. The Company’s obligation under the Employment Agreements with Executives terminates on the last day of the month in which Executive’s death occurs or on the date of termination of employment on account of Executive’s disability.

Mr. Chepey and Mr. Polovitz are not entitled to any severance or related benefits upon termination. Upon a change in control, Mr. Chepey and Mr. Polovitz would be entitled to receive the benefit resulting from the acceleration of their unvested restricted stock units as provided in their restricted stock unit agreements. However, as those restricted stock units were not awarded until after December 31, 2019, Mr. Chepey and Mr. Polovitz are not included in the table below.

The following table shows the estimated benefits payable to each Executive in the event of termination of employment and/or change in control of the Company. The amounts shown assume that a termination of employment or a change in control occurs on December 31, 2019. The amounts do not include payments or benefits provided under insurance or other plans that are generally available to all full-time employees.

Name	Termination without Cause or for Good Reason not in connection with a Change in Control ($)	Death or Disability ($)	Termination without Cause or for Good Reason in connection with a Change in Control ($)	Change in Control ($)
Russell Becker
Cash Severance (1)	$5,000,000	$1,250,000	$5,000,000	—
Intrinsic Value of Equity (2)	—	—	5,022,500	5,022,500
Insurance Benefits (3)	—	—	65,465	—
Total	$5,000,000	$1,250,000	$10,087,965	$5,022,500
Thomas Lydon
Cash Severance (1)	$3,300,000	$825,000	$3,300,000	—
Intrinsic Value of Equity (2)	—	—	1,537,500	1,537,500
Insurance Benefits (3)	—	—	59,911	—
Total	$3,300,000	$825,000	$4,897,411	$1,537,500
Paul Grunau
Cash Severance (1)	$680,000	—	$680,000	—
Intrinsic Value of Equity (2)	—	—	499,995	499,995
Total	$680,000	—	$1,179,995	$499,995

(1)

For Messrs. Becker and Lydon, cash severance includes: (i) base salary for two years and (ii) two times target annual bonus amount. For Mr. Grunau, cash severance includes two times annual base salary.

(2)

Represents the value of the acceleration of vesting of Executive’s restricted stock unit awards in the event of death or disability or termination without cause or for good reason during the two-year period immediately following a change in control. The value is calculated by multiplying the closing price of APG ordinary shares on the OTC Market Group’s Pink marketplace on December 31, 2019, or $10.55 per share, by the number of restricted stock units.

(3)	Amount includes the cost of continuing health, dental, life and certain disability insurance plans for eighteen months.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of our CEO, Mr. Becker.

As of December 31, 2019, our employee population consisted of approximately 14,678 individuals working at APG and its subsidiaries, of which approximately 13,444 are based in the United States and approximately 1,234 are based outside of the United States. We selected December 31, 2019, the last day of our fiscal year, as the determination date for identifying the median employee.

In determining the identity of the median employee, we excluded 59 employees based in the United Kingdom, who represented less than 5% of our employee population. As a result, the Company’s employee population used for determining the median employee was approximately 14,619 individuals, including 13,444 employees based in the United States and approximately 1,175 employees based outside of the United States. To identify the median employee, we used the gross pay of all of our employees, excluding our CEO, our U.K.-based employees, and independent contractors and consultants who were not paid directly by the Company. We did not make any cost-of-living or other adjustments in identifying the median employee and we did not annualize the pay of any employees who were not employed for the full year.

We then calculated the 2019 total annual compensation of such median employee in accordance with the requirements of the executive compensation rules for the Summary Compensation Table (Item 402(c)(2)(x) of Regulation S-K). Under this calculation, the median employee’s annual total compensation was $64,059.

Utilizing the same executive compensation rules, and consistent with the amount reported in the “Total” Column of our Summary Compensation Table for Fiscal 2019 above for our CEO, the annual total compensation of our CEO was $12,403,336. The resulting ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was 194 to 1. This ratio represents a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described above.

We understand that the CEO pay ratio disclosure is intended to provide greater transparency to annual CEO pay and how it compares to the pay of the median employee. As disclosed in the Compensation Discussion and Analysis section and reported in the bonus column of the Summary Compensation Table, Mr. Becker received a $2,500,000 one-time transaction bonus in connection with the closing of the APi Acquisition and a $3,756,461 bonus relating to a bonus arrangement with APi Group that was terminated upon the closing of the APi Acquisition. As a result of the inclusion of these payments in Mr. Becker’s annual total compensation for 2019, we believe the ratio disclosed for 2019 is magnified, and that the ratio for 2020 will be lower.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices, and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

This information is being provided in response to SEC disclosure requirements. Neither the Compensation Committee nor management of the Company uses the pay ratio measure in making any compensation decisions.

RELATED PARTY TRANSACTIONS

Since January 1, 2017 through the date of this prospectus, neither we nor our predecessor, APi Group, have entered into any related party transactions other than as set forth below. The transactions described below under the heading “Predecessor” were transactions entered into or maintained by APi Group prior to the APi Acquisition when it was a private, closely-held company. In addition, the related party in many of the transactions with our predecessor is Lee Anderson, Sr., who is a former director and former owner of more than 5% of APi Group. Mr. Anderson is not a related party of the successor. Except as otherwise noted, the transactions listed below to which our predecessor was a party were terminated in connection with the APi Acquisition.

Successor

Advisory Services Agreement

On October 1, 2019, APG entered into an Advisory Services Agreement with Mariposa Capital, LLC, an affiliate of Mr. Franklin. Under this agreement, Mariposa Capital, LLC agreed to provide certain services, including corporate development and advisory services, advisory services with respect to mergers and acquisitions, investor relations services, strategic planning advisory services, capital expenditure allocation advisory services, strategic treasury advisory services and such other services relating to APG as may from time to time be mutually agreed. In connection with these services, Mariposa Capital, LLC is entitled to receive an annual fee equal to $4,000,000, payable in quarterly installments. The initial term of this agreement will terminate on October 1, 2020 and will be automatically renewed for successive one-year terms unless either party notifies the other party in writing of its intention not to renew this agreement no later than 90 days prior to the expiration of the term. This agreement may only be terminated by APG upon a vote of a majority of our directors. In the event that this agreement is terminated by APG, the effective date of the termination will be six months following the expiration of the initial term or a renewal term, as the case may be.

Placing Agreement

On October 5, 2017, we entered into a Placing Agreement (the “Placing Agreement”) with Mr. Franklin, Mr. Lillie, Mr. Ashken, Lord Myners and the other then non-founder independent directors, and the Founder Entity, and Citigroup Global Markets Limited and UBS Limited (together, the “Placing Agents”), in connection with our October 2017 public offering, pursuant to which the Placing Agents procured subscribers for APG BVI’s ordinary shares (with matching warrants), other than the ordinary shares that were subscribed for by the Founder Entity. Under the Placing Agreement, each of the directors and the Founder Entity agreed that they would not, without the prior written consent of the Placing Agents, offer, sell, contract to sell, pledge or otherwise dispose of any ordinary shares or warrants (or any preferred shares in the case of Founder Entity) which they held directly or indirectly in J2, for a period commencing on the date of the Placing Agreement and ending one year after the completion of the APi Acquisition.

Registration Rights

The Company has agreed to provide Mr. Franklin, Mr. Lillie, Mr. Ashken and the Founder Entity with certain registration rights that require the Company to provide them with such information and assistance following the APi Acquisition, subject to the restrictions described in the paragraph above and customary exceptions, as they may reasonably request to enable it to effect a disposition of all or part of their ordinary shares or warrants, including, without limitation, the preparation, qualification and approval of a prospectus in respect of such ordinary shares or warrants.

In connection with the Warrant Financing, each of the Founder Entity and certain entities managed by Viking Global Investors LP (the “Viking Opportunities Fund”) that beneficially owned more than 5% of the Company’s issued and outstanding common shares, irrevocably committed to exercise their respective APG Warrants. In exchange for such commitment, the Company agreed, among other things, that when requested by written notice (delivered not earlier than three months following the APi Acquisition), the Company would use commercially reasonable efforts to promptly enter into a customary registration rights agreement with such entity, which agreement would provide for customary registration rights (subject to customary exceptions) with respect to the ordinary shares, or any other equity interests later acquired by such entity in exchange for the ordinary shares in connection with a recapitalization, redomiciliation or similar transaction. Pursuant to the foregoing agreement, on March 24, 2020, we entered into a registration rights agreement with the Viking Opportunities Fund, the beneficial owner of approximately 19.7% of our outstanding ordinary shares. See “Description of Capital Stock; Comparison of Rights—Registration Rights” for a description of the registration rights agreement.

Additional Stock Issuances to Our Founder Entity, Certain Directors and Executive Officer

On October 1, 2019, in connection with the closing of the Warrant Financing, we issued and sold at $10.25 per share (1) 3,333,333 ordinary shares to the Founder Entity, (2) 8,333,333 ordinary shares to the Viking Opportunities Fund, (3) 3,333 ordinary shares to Lord Paul Myners and (4) 2,500 ordinary shares to each of Thomas V. Milroy, Rory Cullinan and Jean-Marc Huët.

On October 1, 2019, in connection with the closing of the APi Acquisition, we issued and sold 59,500 ordinary shares at $10.25 per share to Thomas Lydon, Chief Financial Officer, for a total purchase price of $609,875.

Predecessor

Transactions with Lee Anderson, Sr.

Operating Leases

APi Group and certain of its subsidiaries lease office and operating facilities necessary for the operation of our business from an entity owned by Lee Anderson, Sr. The terms of the leases run through December 2026. The leases provide that all taxes and operating costs are to be paid by the lessee and we believe the rent is at fair market rates. APi Group and its subsidiaries incurred rent expense of $859,316 and $850,808 for the years ended December 31, 2018 and 2017, respectively, and $650,932 for the nine months ended September 30, 2019, after which Mr. Anderson was no longer a related party.

Loans to Related Parties

APi Group loaned $4.5 million during the nine months ended September 30, 2019 and $12.0 million and $15.1 million during 2018 and 2017, respectively, to Lee Anderson, Sr. under interest-bearing notes due on demand. The largest aggregate principal amount outstanding under the notes was $21.6 million. The notes were unsecured and accrued interest at an annual rate of 2.25%. APi Group received principal and interest payments of $4.6 million in the nine months ended September 30, 2019 and $12.1 million and $21.9 million in 2018 and 2017, respectively. The loans were repaid in connection with the APi Acquisition, at which time there was $4.5 million in aggregate principal amount outstanding.

Until the closing of the APi Acquisition, APi Group held a 15% ownership interest in Trey Aviation, LLC, a holding company owned 85% by Lee Anderson, Sr. During 2012, 2013 and 2017, APi Group loaned an aggregate of $6.6 million to Trey Aviation, LLC under interest-bearing notes due on demand. The largest aggregate principal amount outstanding under the notes was $5.5 million. The notes were unsecured and accrued interest at annual rates ranging from 2.25% to 2.72%. APi Group received principal and interest payments of $103,196 in the nine months ended September 30, 2019 and $76,781 and $1.1 million in 2018 and 2017, respectively. The loans were repaid in connection with the APi Acquisition, at which time there was $4.5 million in aggregate principal amount outstanding.

Lease of Aircraft

APi Group rented aircraft owned by Trey Aviation, LLC, a holding company owned 85% by Lee Anderson, Sr. and, until the closing of the APi Acquisition, 15% by APi Group. APi Group incurred expense of $2.4 million for the nine months ended September 30, 2019 and $3.7 million and $3.6 million for 2018 and 2017, respectively, relating to the rental of the aircraft.

Investment in Related Party

APi Group had a preferred partnership investment in A&L Partnership, LLP, a limited liability partnership controlled by Lee Anderson, Sr. The carrying value of APi Group’s preferred partnership investment was $3.1 million, $3.5 million and $6.3 million as of September 30, 2019, December 31, 2018 and 2017, respectively. The partnership interest was redeemed in connection with the closing of the APi Acquisition for $8.7 million pursuant to the terms of the partnership agreement. APi Group received cash distributions on its interest of $400,000 in the nine months ended September 30, 2019 and $2.8 million and $6.9 million in 2018 and 2017, respectively.

Services with Related Parties

APi Group and its subsidiaries performed contractor services for entities owned by Lee Anderson, Sr. APi Group earned contract revenue of $569,735 during the period from January 1, 2019 to September 30, 2019 and $846,194 and $607,813 during the years ended December 31, 2018 and 2017, respectively, for such services. We believe the amounts paid by the entities owned by Mr. Anderson were based on fair market rates.

APi Group and its subsidiaries lease rental equipment necessary for the operation of our business from an entity owned by Lee Anderson, Sr. for use in APi Group’s and its subsidiaries’ businesses. APi Group and its subsidiaries incurred rental expense of $2.0 million for the nine months ended September 30, 2019 and $2.3 million and $2.3 million for the years ended December 31, 2018 and 2017, respectively, relating to the rental equipment. The entity is one of many rental equipment companies from which APi Group and its subsidiaries lease equipment, and we believe the amounts paid were based on fair market rental rates.

Other

From time to time prior to the closing of the APi Acquisition, APi Group provided back office purchasing support to an entity owned by Lee Anderson, Sr. at cost, which amounts were reimbursed. In addition, APi Group also covered the entity’s employees under APi Group’s benefit plans, and it was reimbursed by the entity at cost. The aggregate amounts paid and reimbursed for back office purchasing support and premiums under the benefit plans were approximately $327,965 for the nine months ended September 30, 2019 and $380,234 and $681,912 for the years ended December 31, 2018 and 2017, respectively, which aggregate amounts were completely offset by the aggregate amounts APi Group owed to the entity for equipment rental as disclosed above.

Transactions with Russell Becker

Stock Purchase and Financing

In December 2013, APi Group entered into a stock purchase agreement with Russell Becker, its chief executive officer, pursuant to which Mr. Becker agreed to purchase 248,000 common shares for $10.0 million. In consideration for the issuance of these shares, APi Group received a promissory note for the amount of the purchase price, and principal payments were due in annual installments of $1.4 million from 2015 through 2022. The largest aggregate principal amount outstanding under the promissory note was $10.0 million and it accrued interest at an annual rate of 1.65%. APi Group received principal and interest payments of $1.9 million in the nine months ended September 30, 2019 and $1.5 million and $3.0 million in 2018 and 2017, respectively. The promissory note was secured by the underlying common shares that were issued. APi Group had an obligation to repurchase the shares at the end of Mr. Becker’s employment with APi Group based upon the fair value of the shares at the time of the repurchase, which was to be determined by an annual independent appraisal. The loan was repaid prior to the closing of the APi Acquisition.

Operating Lease

APi Group leased its headquarters building from an entity owned 76% by APi Group and, until the closing of the APi Acquisition, 24% by Russell Becker. In connection with the closing, APi Group acquired Mr. Becker’s interest in such entity for $3.3 million. APi Group incurred rent expense of $1.1 million for the nine months ended September 30, 2019 and $1.5 million and $1.5 million in 2018 and 2017, respectively, relating to the lease.

Policy Concerning Related Party Transactions

The Board of Directors has determined that the Audit Committee is best suited to review and approve or ratify transactions with related persons, in accordance with the policy set forth in the Audit Committee Charter. Such review will apply to any transaction or series of related transactions or any material amendment to any such transaction involving a related person and the Company or any subsidiary of the Company. For purposes of the policy, “related persons” will consist of executive officers, directors, director nominees, any stockholder beneficially owning more than 5% of the issued and outstanding common stock, and immediate family members of any such persons. In reviewing related person transactions, the Audit Committee will take into account all factors that it deems appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No member of the Audit Committee will be permitted to participate in any review, consideration or approval of any related person transaction in which the director or any of his immediate family member is the related person.

APi Group did not have any policy with respect to related party transactions.

SECURITY OWNERSHIP

The following table sets forth certain information regarding (1) all shareholders known by the Company to be the beneficial owners of more than 5% of the Company’s issued and outstanding ordinary shares and (2) each director, each named executive officer and all directors and executive officers as a group, together with the approximate percentages of issued and outstanding ordinary shares owned by each of them. Percentages are calculated based upon shares issued and outstanding plus shares which the holder has the right to acquire under share options, warrants or Founder Preferred Shares exercisable for or convertible into ordinary shares within 60 days. Unless otherwise indicated, amounts are as of March 31, 2020 and each of the shareholders has sole voting and investment power with respect to the ordinary shares beneficially owned, subject to community property laws where applicable. As of March 31, 2020, we had 169,294,244 APG ordinary shares issued and outstanding.

Unless otherwise indicated, the address of each person named in the table below is c/o APi Group, Inc., 1100 Old Highway 8 NW, New Brighton, MN 55112.

	Ordinary shares beneficially owned
Beneficial Owner	Number		%
More than 5% Shareholders:
Mariposa Acquisition IV, LLC(1)	13,333,333	(2)	7.7%
Senator Investment Group LP(3)	13,333,333	(4)	7.7%
Entities managed by Viking Global Investors LP(5)	33,333,333		19.7%
Permian Investment Partners, L.P.(6)	9,102,665		5.4%
APi Group, Inc. Employee Stock Ownership Plan(7)	18,271,081		10.8%

Named Executive Officers and Directors:
Martin E. Franklin	13,333,333	(2)	7.7%
James E. Lillie	—	(8)	—
Ian G. H. Ashken	—	(9)	—
Russell Becker	2,538,220	(10)	1.5%
Julius Chepey	—	(11)	—
Paul Grunau	435,078	(12)	*
Thomas Lydon	59,500	(13)	*
Thomas V. Milroy	47,500	(14)	*
Anthony E. Malkin	—		—
Lord Paul Myners	63,333	(15)	*
Mark Polovitz	—	(16)	—
Cyrus D. Walker	—		—
Carrie A. Wheeler	—		—
All executive officers and directors as a group (14 persons)	16,476,964	(17)	9.3%

*	Represents beneficial ownership of less than one percent (1%) of our outstanding ordinary shares.
(1)	The address for Mariposa Acquisition IV, LLC is c/o Mariposa Capital LLC, 500 South Pointe Drive, Suite 240, Miami Beach, FL 33139. Mr. Franklin is the manager of Mariposa Acquisition IV, LLC.
(2)

This amount consists of (i) 9,333,333 APG ordinary shares and (ii) 4,000,000 APG ordinary shares issuable upon conversion of Founder Preferred Shares, which are convertible at any time at the option of the holder into APG ordinary shares on a one-for-one basis. The reported securities are held by Mariposa Acquisition IV, LLC. MEF Holdings, LLLP, the general partner of which is wholly-owned by the Martin E. Franklin Revocable Trust of which Mr. Franklin is the sole settlor and trustee, holds a limited liability company interest in Mariposa Acquisition IV, LLC and, as a result, may be deemed to have a pecuniary interest in 4,176,928 APG ordinary shares and 1,728,400 APG ordinary shares issuable upon conversion of Founder Preferred Shares held by Mariposa Acquisition IV, LLC.

(3)	Based on a Form TR-1 provided by Senator Investment Group LP as of October 12, 2017. The address for Senator Investment Group LP is 510 Madison Avenue, 28th Floor, New York, NY 10022.
(4)

This amount includes (i) 10,000,000 APG ordinary shares and (ii) 3,333,333 APG ordinary shares underlying 10,000,000 APG warrants to purchase ordinary shares which are exercisable, at any time at the option of the holder, in multiples of three for one APG ordinary share at a price of $11.50 per whole APG ordinary share.

(5)

Based on a Form TR-1 filed by Viking Global Investors LP and Viking Global Opportunities Liquid Portfolio Sub-Master LP as of October 2, 2019. According to the Form TR-1, the reported securities are held by Viking Global Opportunities Liquid Portfolio Sub-Master LP, which has the power to dispose of and vote the shares directly owned by it, which power may be exercised by its general partner, Viking Global Opportunities Portfolio GP LLC (“Viking Opportunities GP”), and Viking Global Investors LP (“VGI”), which provides managerial services to Viking Global Opportunities Liquid Portfolio Sub-Master LP. O. Andreas Halvorsen, David C. Ott and Rose Shabet, as Executive Committee members of Viking Global Partners LLC (the general partner of VGI) and Viking Opportunities GP have shared power to direct the voting and disposition of investments beneficially owned by VGI and Viking Opportunities GP. The address for each of the above entities is c/o Viking Global Investors LP, 55 Railroad Avenue, Greenwich, CT 06830.

(6)	Based on a Form TR-1 provided by Permian Investment Partners, L.P. on October 3, 2019. The address for Permian Investment Partners, L.P. is 295 Madison Avenue, 34th Floor, New York, NY 10017.
(7)

These ordinary shares are held by the APi Group, Inc. Employee Stock Ownership Plan (the “ESOP”) for the benefit of the employees of APi Group. The ESOP has been terminated effective upon the APi Acquisition. The trustee of the ESOP is GreatBanc Trust Company, which makes all investment decisions with respect to the ordinary shares held by the Plan as plan fiduciary. The address for the ESOP is c/o GreatBanc Trust Company, Trustee, 801 Warrenville Road, Suite 500, Lisle, Illinois 60532. The Company expects that the trustee of the ESOP will distribute the ordinary shares held by the ESOP to the participants following the receipt of a favorable determination letter from the Internal Revenue Service, other than the ESOP Escrow Shares (defined below) to the extent the indemnification escrow account has not been settled by such time. This amount includes 1,138,326 APG ordinary shares held in an indemnification escrow account in connection with the APi Acquisition (the “ESOP Escrow Shares”), of which shares the Company has the power to direct the vote.

(8)

JTOO, LLC, which is managed and 90% owned by Mr. Lillie and 10% owned by the Lillie 2015 Dynasty Trust of which he is the grantor, holds a limited liability company interest in Mariposa Acquisition IV, LLC and, as a result, may be deemed to have a pecuniary interest in 1,856,000 APG ordinary shares and 768,000 APG ordinary shares issuable upon conversion of Founder Preferred Shares held by Mariposa Acquisition IV, LLC.

(9)

IGHA Holdings, LLLP, the general partner of which is wholly-owned by The Ian G.H. Ashken Living Trust of which Mr. Ashken is the sole settlor and trustee, holds a limited liability company interest in Mariposa Acquisition IV, LLC and, as a result, may be deemed to have a pecuniary interest in 1,856,000 APG ordinary shares and 768,000 APG ordinary shares issuable upon conversion of Founder Preferred Shares held by Mariposa Acquisition IV, LLC.

(10)

This amount includes (i) 1,965,227 APG ordinary shares held individually and (ii) 572,993 held by The Russell A. Becker 2016 Family Trust, of which Mr. Becker’s spouse is the trustee and over which she has sole voting and investment power. This amount does not include Mr. Becker’s interest in approximately 150,064 ordinary shares held in the ESOP or any pro rata ownership interest he may have in the ESOP Escrow Shares to the extent any remain following the termination of the indemnification escrow.

(11)

Does not include Mr. Chepey’s interest in approximately 10,936 ordinary shares held in the ESOP or any pro rata ownership interest he may have in the ESOP Escrow Shares to the extent any remain following the termination of the indemnification escrow.

(12)

This amount does not include Mr. Grunau’s interest in approximately 12,014 ordinary shares held in the ESOP or any pro rata ownership interest he may have in the ESOP Escrow Shares to the extent any remain following the termination of the indemnification escrow.

(13)

This amount does not include Mr. Lydon’s interest in approximately 3,391 ordinary shares held in the ESOP or any pro rata ownership interest he may have in the ESOP Escrow Shares to the extent any remain following the termination of the indemnification escrow.

(14)

This amount includes (i) 10,000 APG ordinary shares and (ii) 37,500 APG ordinary shares underlying options to purchase ordinary shares, pursuant to an Option Deed, which are exercisable at any time until October 1, 2024 at the option of the holder.

(15)

This amount includes (i) 13,333 APG ordinary shares and (ii) 50,000 APG ordinary shares underlying options to purchase ordinary shares, pursuant to an Option Deed, which are exercisable at any time until October 1, 2024 at the option of the holder.

(16)

Does not include Mr. Polovitz’s interest in approximately 8,428 ordinary shares held in the ESOP or any pro rata ownership interest he may have in the ESOP Escrow Shares to the extent any remain following the termination of the indemnification escrow.

(17)

This amount includes an aggregate of 4,000,000 APG ordinary shares issuable upon conversion of Founder Preferred Shares and 162,500 APG ordinary shares issuable upon exercise of options to purchase APG ordinary shares that are convertible or exercisable within 60 days after March 31, 2020.

DESCRIPTION OF CAPITAL STOCK; COMPARISON OF RIGHTS

The following description of the APG Delaware capital stock (common and preferred) reflects our capital stock as it will exist from and after the effectiveness of the Domestication, as governed by our new certificate of incorporation and bylaws and by Delaware law. We also identify the material differences between the current rights of shareholders of APG BVI, a BVI limited liability entity, and the rights that the stockholders of APG Delaware will have once APG is a Delaware corporation. These descriptions are a summary only. We urge you to read the forms of the new certificate of incorporation and bylaws of APG Delaware in their entirety, which are attached as Appendix B and Appendix C, respectively, to this prospectus.

General

We currently are a company incorporated with limited liability under the laws of the British Virgin Islands and are registered with the Registrar of Corporate Affairs of the British Virgin Islands under registration number 1955622. We were incorporated in the British Virgin Islands on September 18, 2017 under the name J2 Acquisition Limited, and we changed our name to APi Group Corporation in connection with the APi Acquisition.

Authorized Share Capital

Until the effectiveness of the Domestication, APG will not exist as a Delaware entity and therefore will not have any Delaware capital stock. Upon effectiveness of the Domestication, APG Delaware’s authorized capital stock will consist of 500,000,000 shares of common stock, par value $0.0001 per share, and 7,000,000 shares of preferred stock, par value $0.0001 per share, of which 4,000,000 will be designated Series A Preferred Stock (the “Series A Preferred Stock”).

As of March 31, 2020, APG BVI had 169,294,244 ordinary shares issued and outstanding, and 4,000,000 Founder Preferred Shares issued and outstanding.

As of March 31, 2020, APG BVI had reserved 17,000,000 of its unlimited authorized ordinary shares for issuance under its existing share-based compensation and other benefit plans, subject to increase in accordance with the terms of such plans, and upon effectiveness of the Domestication, APG Delaware will reserve a similar number of its 500,000,000 authorized shares of common stock for such issuances.

APG Delaware Common Stock

Voting. Except as otherwise required by applicable law or as provided by the APG Delaware certificate of incorporation, including matters required to be submitted solely to a vote of the holders of Series A Preferred Stock (or any other series of preferred stock of APG Delaware then outstanding), each holder of APG Delaware common stock will be entitled to one vote for each share of APG Delaware common stock owned of record on all matters submitted to a vote of stockholders of APG Delaware. Except as otherwise required by applicable law or as provided by the APG Delaware certificate of incorporation, including matters required to be submitted solely to a vote of the holders of Series A Preferred Stock (or any other series of preferred stock of APG Delaware then outstanding), holders of APG Delaware common stock (as well as holders of any series preferred stock then outstanding and entitled to vote together with the holders of APG Delaware common stock, including the Series A Preferred Stock) will vote together as a single class on all matters presented to the APG Delaware stockholders for their vote or approval, including the election of directors. There will be no cumulative voting rights with respect to the election of directors or any other matters submitted to a vote of the stockholders of APG Delaware.

Dividends and distributions. Subject to applicable law and the rights of the holders of Series A Preferred Stock and the rights, if any, of the holders of any other series of preferred stock of APG Delaware then outstanding, the holders of APG Delaware common stock will have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by the APG Delaware board of directors from amounts legally available therefor.

Liquidation, dissolution or winding up. Subject to applicable law and the rights, if any, of the holders of any series of preferred stock of APG Delaware then outstanding, including the Series A Preferred Stock, in the event of the liquidation, dissolution or winding-up of APG Delaware, holders of its common stock will be entitled to share ratably in proportion to the number of shares of common stock held by them in the assets of APG Delaware available for distribution after payment or reasonable provision for the payment of all creditors of APG Delaware.

Redemption, conversion or preemptive rights. Holders of APG Delaware common stock will have no redemption rights, conversion rights or preemptive rights to subscribe to any or all additional issues of APG Delaware shares or securities convertible into APG Delaware capital stock.

Other provisions. There will be no redemption provisions or sinking fund provisions applicable to the common stock of APG Delaware.

The designations and the powers, preferences and rights, if any, and the qualifications, limitations and restrictions, if any, of the holders of the APG Delaware common stock will be subject to, and may be adversely affected by, the designations and the powers, preferences and rights, if any, and the qualifications, limitations and restrictions, if any, of the holders of any series of preferred stock of APG Delaware then outstanding, including the Series A Preferred Stock.

Shares Reserved For Future Issuances

Outstanding Warrants. As of March 31, 2020, there were 64,546,077 warrants outstanding, each warrant conferring the right to subscribe for one-third of an APG ordinary share (the “APG Warrants”). The APG Warrants were issued pursuant to that Warrant Instrument executed by J2 on October 5, 2017 (as supplemented, amended or amended and restated, the “APG Warrant Instrument”). Each APG Warrant entitles the registered holder (an “APG Warrantholder”) to subscribe for one-third of an APG BVI ordinary share upon exercise at a price of $11.50 per whole APG BVI ordinary share (subject to any prior adjustment in accordance with the terms and conditions set out in the APG Warrant Instrument and discussed below) at any time during the Subscription Period (defined below). Upon the effectiveness of the Domestication, the APG Warrants will be exercisable into the right to acquire the same fraction of a share of APG Delaware common stock.

Outstanding APG Warrants are exercisable until 5:00 p.m. London time on October 1, 2022 (provided that if such day is not a trading day, the trading day immediately following such day), unless earlier redeemed in accordance with the APG Warrant Instrument and as described below (the “Subscription Period”). Subject to any such prior adjustment, each APG Warrantholder will be required to hold and validly exercise three APG Warrants in order to receive one APG BVI ordinary share (prior to the effectiveness of the Domestication) or one share of APG Delaware common stock (after the effectiveness of the Domestication).

The APG Warrants are subject to mandatory redemption. APG may call the APG Warrants for redemption:

•	in whole but not in part,

•	at a price of $0.01 per APG Warrant,

•	upon not less than 20 days’ prior written notice of redemption to each APG Warrantholder,

•

if, and only if, the “Average Price” (as defined in the APG Warrant Instrument) of the APG BVI ordinary shares (prior to the effectiveness of the Domestication) or shares of APG Delaware common stock (after the effectiveness of the Domestication) equals or exceeds $18.00 per share (subject to any prior adjustment in accordance with the terms and conditions set out in the APG Warrant Instrument) for any 10 consecutive trading days.

The right to exercise the APG Warrants will be forfeited unless the APG Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of one or more APG Warrants will have no further rights except to receive the redemption price for such holder’s APG Warrants upon surrender of such APG Warrants. The redemption criteria for the APG Warrants has been established at a price which is intended to provide APG Warrantholders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing price of APG BVI ordinary shares (prior to the effectiveness of the Domestication) or shares of APG Delaware common stock (after the effectiveness of the Domestication) and the exercise price of the APG Warrants so that if the share price declines as a result of the redemption call, the redemption will not be expected to cause the share price to drop below the exercise price of the APG Warrants.

The exercise price and number of shares issuable on exercise of the APG Warrants may be adjusted in certain circumstances including in the event of a stock dividend or distribution, recapitalization, consolidation, combination or stock split. However, the APG Warrants will not be adjusted for issuances of shares at a price below the exercise price of the APG Warrants.

Subject to the terms and conditions of the APG Warrant Instrument, each of the APG Warrants will be transferable by an instrument of transfer in any usual or common form, or in any other form which may be approved by or on behalf of APG Delaware. No transfer of any of the APG Warrants to any person will be registered without the consent of APG if it would constitute a transfer to a Prohibited Person (as defined in the APG Warrant Instrument).

The APG Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration of the Subscription Period at the address of the Receiving Agent (as defined in the APG Warrant Instrument) designated for such purposes, with the subscription notice form on the reverse side of the warrant certificate properly completed and executed as indicated, accompanied by full payment of the exercise price in cleared funds for the number of whole shares being acquired with respect to the APG Warrants being exercised. The APG Warrantholders do not have the rights or privileges of holders of shares until they exercise their warrants and receive shares. After the issuance of APG BVI ordinary shares upon exercise of the APG Warrants prior to the effectiveness of the Domestication, each holder will be entitled to one vote for each whole APG BVI ordinary share held of record on all matters to be voted on by shareholders. After the issuance of shares of APG Delaware common stock upon exercise of the APG Warrants after the effectiveness of the Domestication, each holder will be entitled to one vote for each whole share of APG Delaware common stock held of record on all matters to be voted on by the holders of APG Delaware common stock.

No fractional shares will be issued upon exercise of the APG Warrants. Accordingly, no APG Warrants are exercisable unless a sufficient number of APG Warrants are exercised to equal a whole number of shares upon such exercise. In addition, no fraction of an APG Warrant will be issued or returned to the APG Warrantholder following exercise and any such fraction, determined after aggregation of all APG Warrants being exercised by such holder, will lapse and be cancelled.

Outstanding Options. As of March 31, 2020, there were 162,500 options exercisable to purchase the same number of APG BVI ordinary shares, at an exercise price of $11.50 per share, pursuant to the Option Deeds, which are exercisable at any time at the option of the holder. Upon the effectiveness of the Domestication, such options will be converted into the right to acquire shares of APG Delaware common stock. Such options have a term of five years and an exercise price of $11.50 per share. The exercise price and number of shares issuable on exercise of such options may be adjusted in certain circumstances including in the event of a stock dividend or distribution, a subdivision or consolidation or other variation to shares. Holders of APG options do not have the rights or privileges of holders of shares until they exercise their options and receive shares. After the issuance of APG BVI ordinary shares upon exercise of the APG options prior to the effectiveness of the Domestication, a holder will be entitled to one vote for each whole APG BVI ordinary share held of record on all matters to be voted on by shareholders. After the issuance of shares of APG Delaware common stock upon exercise of the APG Warrants after the effectiveness of the Domestication, a holder will be entitled to one vote for each whole share of APG Delaware common stock held of record on all matters to be voted on by the holders of shares of APG Delaware common stock.

Outstanding Restricted Stock Units. As of March 31, 2020, there were 1,441,546 unvested restricted stock units held by employees and directors which vest and settle into the same number of APG BVI ordinary shares based on the vesting schedule applicable to the restricted stock unit awards. Upon the effectiveness of the Domestication, the unvested restricted stock units will be converted into the right to receive the same number of shares of APG Delaware common stock based on the vesting schedule applicable to the restricted stock unit awards. The restricted stock units generally vest in three equal annual installments for employees and upon the first anniversary of the grant date for directors. The number of shares issuable upon vesting and settlement of the restricted stock units may be adjusted in certain circumstances including in the event of a stock dividend or distribution, recapitalization, combination or stock split. Holders of APG restricted stock units do not have the rights or privileges of holders of shares until their restricted stock units are vested and they receive shares.

Preferred Stock

Blank Check Preferred. Under the new APG Delaware certificate of incorporation, without stockholder approval, the APG Delaware board of directors will be authorized by resolution to create and issue one or more series of preferred stock of APG Delaware (in addition to the Series A Preferred Stock), and, with respect to each such series, to determine the number of shares constituting the series and the designations and the powers (including voting powers), preferences and rights, if any, which may include dividend rights, conversion or exchange rights, redemption rights and terms and liquidation preferences, and the qualifications, limitations and restrictions, if any, of the series. The APG Delaware board of directors may therefore create and issue one or more new series of preferred stock with voting power and preferences and rights that could adversely affect the holders of APG Delaware common stock and which could have certain anti-takeover effects. Before APG Delaware may issue any new series of preferred stock, its board of directors will be required to adopt resolutions creating and designating such series of preferred stock and certificate of designations setting forth a copy of such resolutions will be required to be executed, acknowledged and filed with the Secretary of State of the State of Delaware.

Series A Preferred Stock. Prior to the Domestication, APG had 4,000,000 Founder Preferred Shares outstanding. In connection with the Domestication, each Founder Preferred Share will be converted into one share of Series A Preferred Stock. The designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of the Series A Preferred Stock are set forth in the form of the new APG Delaware certificate of incorporation attached to this prospectus.

Dividends. Subject to applicable law and the rights, if any, of any series of preferred stock of APG Delaware then outstanding ranking senior to the Series A Preferred Stock as to dividends and on parity with the rights, if any, of any series of APG Delaware preferred stock then outstanding ranking on parity with the Series A Preferred Stock and, at any time on or after the consummation of the APi Acquisition, if the Average Price (as defined in the APG Delaware certificate of incorporation) per share of APG Delaware common stock (subject to adjustment in accordance with the APG Delaware certificate of incorporation) is $11.50 or more for any ten consecutive trading days, the holders of the Series A Preferred Stock will be entitled to receive, in respect of each Dividend Year (as defined below), in the aggregate, the “Annual Dividend Amount,” which is calculated as follows (the “Annual Dividend Amount”):

A X B, where:

A = an amount equal to 20% of the increase (if any) in the value of a share of APG Delaware common stock, such increase calculated as being the difference between (i) the Average Price (as defined in the APG Delaware certificate of incorporation) per share of APG Delaware common stock over the last ten consecutive trading days of the Dividend Year for such Dividend Year (the “Dividend Price”) and (ii) (x) if no Annual Dividend Amount has previously been paid, a price of $10.00 per share of APG Delaware common stock, or (y) if an Annual Dividend Amount has previously been paid, the highest Dividend Price for any prior Dividend Year (subject to adjustment in accordance with the APG Delaware certificate of incorporation); and

B = 141,194,638 shares, being a number of shares of APG Delaware common stock equal to the number of APG ordinary shares outstanding immediately following the APi Acquisition, including any APG ordinary shares issued pursuant to the exercise of APG Warrants, but excluding any APG ordinary shares issued to shareholders or other beneficial owners of APi Group, Inc. in connection with the APi Acquisition, which such number of shares is subject to adjustment as provided in the APG Delaware certificate of incorporation) (the “Series A Preferred Dividend Equivalent”).

“Dividend Year” means APG Delaware’s financial year (which may be twelve months or any longer or shorter period) as determined by the APG Delaware board of directors, except that (i) in the event of APG Delaware’s dissolution, the relevant Dividend Year will end on the trading day immediately prior to the date of dissolution and (ii) in the event of the automatic conversion of shares of Series A Preferred Stock of APG Delaware into shares of common stock of APG Delaware, the relevant Dividend Year will end on the trading day immediately prior to the date of such automatic conversion.

The Annual Dividend Amount is payable in shares of APG Delaware common stock or cash, as determined by the APG Delaware board of directors. Each Annual Dividend Amount will be divided between the holders of Series A Preferred Stock pro rata to the number of Series A Preferred Stock held by them on the last day of the relevant Dividend Year (the “Dividend Date”). If the APG board of directors determines to pay the Annual Dividend Amount in shares of APG Delaware common stock, then each holder of a share of Series A Preferred Stock will be entitled to receive such number of whole shares of APG Delaware common stock as is determined by dividing the pro rata amount of the Annual Dividend Amount to which such holders is entitled, by the relevant Dividend Price (provided that any fractional shares of APG Delaware common stock due pursuant to such calculation shall not be paid and instead the nearest lower whole number of shares of APG Delaware common stock will be paid).

Subject to applicable law and the rights, if any, of any series of preferred stock of APG Delaware then outstanding ranking senior to the Series A Preferred Stock as to dividends and on parity with the common stock of APG Delaware and any series of preferred stock of APG Delaware ranking on parity with such common stock, (i) a dividend per share of Series A Preferred Stock equal to the product obtained by multiplying the number of shares of APG Delaware common stock into which such shares of Series A Preferred Stock could then be converted, by the dividend payable on each such share of common stock, and (ii) a dividend per share of Series A Preferred Stock equal to the amount determined by dividing an amount equal to 20% of the dividend which would be distributable on such number of shares of APG Delaware common stock equal to the Series A Preferred Dividend Equivalent, by the number of shares of Series A Preferred Stock outstanding.

Automatic Conversion. The Series A Preferred Stock will be automatically converted into shares of APG Delaware common stock on a one-for-one basis (subject to adjustment in accordance with the APG Delaware certificate of incorporation) on the last day of the seventh full financial year of APG Delaware following October 1, 2019 (or if such date is not a trading day, the first trading day immediately following such date) (the “Automatic Conversion”).

Optional Conversion. By notice in writing and surrender of the relevant certificate or certificates to APG Delaware, a holder of Series A Preferred Stock will be able to convert some or all of such holder’s Series A Preferred Stock into an equal number of shares of APG Delaware common stock (subject to adjustment in accordance with the APG Delaware certificate of incorporation) and, in such circumstances, the shares of Series A Preferred Stock that were subject to such notice will be converted into shares of APG Delaware common stock on the fifth trading day after receipt by APG Delaware of such written notice (the “Optional Conversion”). In the event of an Optional Conversion, no relevant portion of the Annual Dividend Amount will be payable in respect of those shares of Series A Preferred Stock that are converted into shares of APG Delaware common stock for the Dividend Year in which the date of the Optional Conversion occurs.

Voting Rights. Each holder of Series A Preferred Stock will be entitled to one vote per share of Series A Preferred Stock on all matters submitted to a vote of stockholders of APG Delaware generally, voting together with holders of APG Delaware common stock as a single class. The holders of Series A Preferred Stock will also have the right to vote separately as a single class on any amendment to the APG Delaware certificate of incorporation, whether by merger, consolidation or otherwise, that would alter or change the powers, preferences or rights or the qualifications, limitations or restrictions of the Series A Preferred Stock so as to affect them adversely and as provided by applicable Delaware law.

Exclusive Forum

APG Delaware’s certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery will be the sole and exclusive forum for: (1) derivative actions or proceedings brought on behalf of us; (2) actions asserting a claim of fiduciary duty owed by any of our directors, officers or employees to us or our stockholder; (3) civil actions to interpret, apply, enforce or determine the validity of the certificate of incorporation or bylaws; or (4) actions asserting a claim governed by the internal affairs doctrine. If the Delaware Court of Chancery lacks jurisdiction over any of the foregoing actions or proceedings, the APG Delaware certificate of incorporation provides that the sole and exclusive forum for such actions or proceedings will be another state or federal court located in the State of Delaware, as long as such court has personal jurisdiction over the parties. In addition, the APG Delaware certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any action asserting a claim arising under the Securities Act.

Registration Rights

The Placing Agreement provides Mr. Franklin, Mr. Lillie, Mr. Ashken and the Founder Entity with certain registration rights that require the Company to provide them with such information and assistance following the APi Acquisition, subject to the restrictions described in the paragraph above, as they may reasonably request to enable it to effect a disposition of all or part of their APG BVI ordinary shares or APG BVI Warrants, including, without limitation, the preparation, qualification and approval of a prospectus in respect of such APG BVI ordinary shares or APG Warrants.

In addition, in connection with the Warrant Financing, each of the Founder Entity and entities managed by Viking Global Investors LP, which beneficially own more than 5% of the Company’s issued and outstanding APG BVI ordinary shares, irrevocably committed to exercise their respective APG Warrants. In exchange for such commitment, the Company agreed, among other things, that when requested by written notice (delivered not earlier than three months following the APi Acquisition), the Company would use commercially reasonable efforts to promptly enter into a customary registration rights agreement with such entity.

Viking Global Investors

On March 24, 2020, we entered into a registration rights agreement with Viking Global Opportunities Liquid Portfolio Sub-Master LP (“Viking”), the beneficial owner of approximately 19.7% of our outstanding ordinary shares. Those shares were acquired by Viking in our initial public offering and the Warrant Financing. Pursuant to the registration rights agreement, we agreed that, subject to certain terms and conditions, (i) on or promptly after the one year anniversary of our becoming subject to the SEC reporting company requirements, we will file with the SEC a registration statement registering the resale of the APG Delaware common stock held by the Viking Opportunities Fund and use our commercially reasonable efforts to have such registration statement declared effective as promptly as practicable after its filing (but no later than 60 days after filing) and (ii) if we propose to register any of our APG Delaware common stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in certain excluded registrations), we will register all of the shares that the Viking Opportunities Fund requests to be included in such registration (subject to customary cutbacks if the underwriters determine that less than all of the shares requested to be registered can be included in such offering).

In addition, we agreed, among other things to, (i) make and keep available adequate current public information (as those terms are understood and defined in Rule 144); (ii) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of us under the Securities Act and the Exchange Act (at any time after we have become subject to such reporting requirements); (iii) furnish certain information as may be requested by Viking as to our compliance with the reporting requirements of Rule 144 under the Securities Act and (iv) cooperate with Viking’s reasonable requests to facilitate any proposed sale of shares in accordance with the provisions of Rule 144 under the Securities Act, including, without limitation, by providing opinions of counsel, to the extent required.

The registration rights agreement contains customary indemnities. Our obligations under the registration rights agreement will terminate on the earlier of (a) such time as all of the shares that may be registered under the agreement have been sold and (b) such time as all of such shares may be sold, transferred or otherwise disposed of in a single transaction without limitation under Rule 144.

We have been advised by the Viking Opportunities Fund that, effective prior to the effectiveness of the registration statement of which this prospectus forms a part, it intends to transfer all of the ordinary shares held by the Viking Global Opportunities Liquid Portfolio Sub-Master LP to its affiliate, Viking Global Opportunities Illiquid Investments Sub-Master LP, following which such entity will become party to the registration rights agreement.

BCA Seller Lockup

Under the BCA, each of the sellers who received shares pursuant to the BCA agreed not to offer, pledge, sell or otherwise transfer or dispose of any such shares until the date that is 90 days from the date of listing of our shares on the NYSE, without our prior written consent (subject to customary exceptions). In addition, the trustee of the APi Group, Inc. Employee Stock Ownership Plan has agreed that until the earlier of (i) 90 days from the date of listing our shares on the NYSE or (ii) March 31, 2021 (except in connection with the satisfaction of certain indemnification obligations) it will not effect any transfers or distributions of shares to any of its participants.

Comparison of Rights

The rights of APG BVI’s shareholders are currently governed by the BVI Companies Act and APG BVI’s Amended and Restated Memorandum and Articles of Association (the “APG BVI Articles”). At the Effective Time, the shareholders of APG BVI holding ordinary shares will automatically receive shares of APG Delaware common stock. Accordingly, after the Domestication, the rights of the holders of APG Delaware common stock will be governed by Delaware law and APG Delaware’s certificate of incorporation and bylaws. The following discussion summarizes material differences between the current rights of holders of APG BVI ordinary shares under the BVI Companies Act and the APG BVI Articles and the rights of the holders of APG Delaware common stock under Delaware law and APG Delaware’s certificate of incorporation and bylaws.

Provision	APG BVI	APG Delaware
Authorized Capital	Unlimited number of ordinary shares and preferred shares, no par value per share.	500,000,000 shares of common stock, $0.0001 par value per share, and 7,000,000 shares of preferred stock, $0.0001 par value per share, of which shares of preferred stock, 4,000,000 shares will be designated as Series A Preferred Stock.

Preferred (Preference) Shares	Directors may issue one or more classes of preferred shares with preferences and other designations as	The APG Delaware certificate of incorporation will empower the APG Delaware board of directors to, by

Provision	APG BVI	APG Delaware
	they determine, in accordance with the BVI Companies Act and the APG BVI Articles. Other than the ability pursuant to the APG BVI Articles for directors to issue preferred shares as Founder Preferred Shares, this action requires an amendment to the APG BVI Articles.	resolution, create and issue one or more series of preferred stock and, with respect to such series, determine the number of shares constituting the series and the designations and the powers, preferences and rights, if any, and the qualifications, limitations and restrictions, if any, of the series.

Amendments to Organizational Documents (i.e., APG BVI Articles and APG Delaware certificate of incorporation and bylaws)	Amendments to the APG BVI Articles may be made by resolution of the directors (in limited circumstances) or by the shareholders (holders of ordinary shares and Founder Preferred Shares), provided that in the case of amendment by directors such amendment may only be made where the directors, in their discretion (acting in good faith) determine such amendment to be necessary or desirable in connection with or resulting from the APi Acquisition (including at any time after the APi Acquisition was consummated), including in connection with admission to listing on the NYSE and provided such amendment doesn’t have a materially adverse effect on the rights attaching to any class of shares as set out in the APG BVI Articles, unless the shareholders of the affected class consent in accordance with the APG BVI Articles.

Pursuant to Delaware law, amendments to the APG Delaware certificate of incorporation will be required to be approved by the APG Delaware board of directors and by the holders of at least a majority of the outstanding stock entitled to vote on the amendment, and if applicable, by the holders of at least a majority of the outstanding stock of each class or series entitled to vote on the amendment as a separate class or series. As permitted by Delaware law, the APG Delaware certificate of incorporation will require the prior vote or consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, voting or consenting as a separate class, to amend the APG Delaware certificate of incorporation, whether by merger, consolidation or otherwise, if such amendment would alter or change the powers, preferences or rights or the qualifications, limitations or restrictions of the Series A Preferred Stock so as to affect them adversely. As permitted by Delaware law, the APG Delaware certificate of incorporation will require the vote of the holders of sixty-six and two-thirds percent of the voting power of the outstanding stock entitled to vote to amend certain provisions of the APG Delaware certificate of incorporation relating to (i) removal of directors, (ii) the filling of director vacancies, (iii) stockholder amendments to the APG Delaware bylaws, (iv) the calling of a special meeting of stockholders, (v) limitation on stockholder action by written consent, and (vi) exculpation of directors. As permitted by Delaware law, the APG Delaware certificate of incorporation will require the vote of the holders of at least sixty-six and two-thirds percent of the voting power of the outstanding stock entitled to vote to amend the APG Delaware bylaws.

As permitted (but not required) by Delaware law, the APG Delaware certificate of incorporation will confer upon the APG Delaware board of directors the power to amend the APG Delaware bylaws.

Provision	APG BVI	APG Delaware
Voting Rights	Each ordinary share has one vote for each share. Each Founder Preferred Share has one vote for each share.	Each share of APG Delaware common stock will be entitled to one vote for each share. Each share of Series A Preferred Stock will be entitled to one vote for each share.

	Directors are elected by a resolution of directors to fill a vacancy or appoint an additional director or by a vote of shareholders. See “—Directors—Election/Appointment” below for information regarding the Founder Entity’s right to nominate and have appointed up to three directors.	The APG Delaware bylaws will provide that directors are elected by majority of the votes cast (rather than the plurality of votes otherwise provided by Delaware law), and in contested elections, by plurality of the votes cast. All other matters submitted to stockholders will be decided by the affirmative vote of a majority of the votes cast with respect to such matter unless otherwise specified by the APG Delaware certificate of incorporation or bylaws, Delaware law or the rules or regulations of an exchange upon which the securities of APG Delaware are listed.

Redemption of Shares; Treasury Shares	Shares may be repurchased as determined by the board subject to shareholder consent. There are no capital limitations in the BVI Companies Act.	Pursuant to Delaware law, shares may be repurchased or otherwise acquired, subject to the solvency restrictions of Delaware law, and except that shares subject to redemption at the option of APG Delaware may not be repurchased at a price which exceeds the price at which they could then be redeemed.

	APG BVI may hold or sell treasury shares.	Pursuant to Delaware law, APG Delaware may hold or sell treasury shares.

Shareholder/Stockholder Written Consent	Pursuant to British Virgin Islands law, any action required to be taken by meeting of shareholders may be taken without meeting if consent is in writing and is signed by a majority of the shareholders entitled to vote if permitted by the articles of association. The APG BVI Articles provide for such consent in writing.	The APG Delaware certificate of incorporation will provide that, except for actions requiring solely a vote of the Series A Preferred Stock voting separately as a single class or as otherwise provided for or fixed pursuant to the APG Delaware certificate of incorporation with respect to another series of preferred stock of APG Delaware, no action that is required or permitted to be taken by stockholders at a meeting may be effected by written consent in lieu of a meeting.

Provision	APG BVI	APG Delaware
Notice Requirements for Shareholder/Stockholder Nominations and Other Proposals	To bring a matter before a meeting or to nominate a candidate for director, 10 days’ written notice must be given by APG BVI to the shareholders.	As permitted (but not required) by Delaware law, the APG Delaware bylaws will provide that, in general, to bring a matter before an annual meeting of stockholders or to nominate a candidate for election as a director, a stockholder must give notice of the proposed matter or nomination not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. The APG Delaware bylaws will provide that in the event the date of the annual meeting of stockholders is more than 30 days before or more than 70 days after such anniversary date, such stockholder notice must be delivered not less than 90 days and not more than 120 days prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by APG Delaware.

Meeting of Shareholders/ Stockholders—Notice	BVI Companies Act permits as few as 7 days’ notice of meetings of shareholders to be provided to shareholders. Under the APG BVI Articles, not less than 10 days’ notice is required; no maximum limit.	As required by Delaware law, the APG Delaware bylaws will require not less than 10 days’ nor more than 60 days’ notice of a meeting of stockholders to be provided to stockholders, unless Delaware law provides for a different period.

Meeting of Shareholders/ Stockholders—Call of Meeting	Meetings of shareholders may be called by the directors and shall be called by the directors upon requisition by shareholders holding 30 percent of the voting rights in respect of the matter for which the meeting is requested. Pursuant to the APG BVI Articles, a meeting of the shareholders may be called by shorter notice if shareholders holding at least 90% of total voting rights on all matters to be considered at the meeting have waived notice of the meeting.	The APG Delaware bylaws will provide that annual meetings of stockholders are designated by the board of directors. The APG Delaware certificate of incorporation and bylaws will provide that special meetings of stockholders may be called only by the board of directors or the chief executive officer.

Meeting of Shareholders/ Stockholders—Quorum	Pursuant to British Virgin Islands law, a quorum for a meeting of shareholders is as designated in the	Pursuant to Delaware law, the certificate of incorporation or bylaws may specify the number of shares

Provision	APG BVI	APG Delaware
memorandum and articles of association. A quorum for a meeting of shareholders is designated in the APG BVI Articles as one shareholder. Meetings of shareholders may be adjourned for such time as directors determine.

required to constitute a quorum at a meeting of stockholders, but in no event may a quorum consist of less than one-third of shares entitled to vote at a meeting of stockholders.

Under the APG Delaware bylaws, the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at meeting of stockholders will be required to constitute a quorum. Also under the APG Delaware bylaws, if a quorum is absent at a meeting of stockholders, the stockholders present, by a majority in voting power thereof, will be able to adjourn the meeting. The person presiding at a meeting of stockholders will also be able to adjourn a meeting of stockholders under the APG Delaware bylaws. Notice will not need to be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person or by proxy and vote at such adjourned meeting are announced at the meeting from which the adjournment is taken. If the adjournment is for more than thirty days, however, a notice of the adjourned meeting will be required to be given to each stockholder of record entitled to vote at the meeting. If, after the adjournment, a new record date for the stockholders entitled to vote is fixed for the adjourned meeting, the APG Delaware board of directors will be required to fix a new record date for notice of the adjourned meeting and give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Meeting of Shareholders/ Stockholders—Record Date	The record date for determining the shareholders entitled to vote at a meeting of shareholders is as fixed by the directors.	Pursuant to Delaware law, the record date for determining the stockholders entitled to notice of any meeting of stockholders will be as fixed by the board of directors, but may not precede the date on which the resolution fixing the record date is adopted by the board of directors and may not be more than 60 days nor

Provision	APG BVI	APG Delaware
less than 10 days before the date of such meeting of stockholders. If the board of directors so fixes a date, such date will also be the record date for determining the stockholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting will be the date for making such determination. If no record date is fixed by the board of directors, the record date for determining the stockholders entitled to notice of and to vote at a meeting of stockholders will be the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

Directors—Election/Appointment

Directors are elected by the shareholders as entitled by their terms, including the holders of ordinary shares. Directors may also appoint a director to fill vacancy or as an additional director.

In addition, pursuant to the APG BVI Articles, for so long as the initial holder holds 20% or more of the Founder Preferred Shares, such holder will be entitled to nominate, and the directors will be required to appoint, up to three persons as director, and such holder may cause any director so nominated to be removed and replaced.

Directors of APG Delaware will be elected annually by the stockholders entitled to vote, including by the holders of APG Delaware common stock and the holders of Series A Preferred Stock (and any other series of preferred stock then outstanding and so entitled to vote), voting together as a single class.

Directors—Term	The term of APG BVI directors is fixed by resolution of shareholders or directors; if no term is fixed at appointment, the director serves indefinitely.	Directors of APG Delaware will serve for annual terms.

Provision	APG BVI	APG Delaware
Directors—Removal	APG directors may be removed by resolution of the shareholders or a resolution of directors.	Pursuant to Delaware law and the APG Delaware certificate of incorporation, directors may be removed by the stockholders, with or without cause, solely by the affirmative vote of the holders of at least a majority in voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

Directors—Vacancy	Vacancies and new directorships may be filled by a majority vote of shareholders or a majority of the directors, subject to the designation rights of the holder of Founder Preferred Share under the APG BVI Articles.	Under APG Delaware’s certificate of incorporation and bylaws, subject to the rights of any series of preferred stock, vacancies and newly created directorships will be filled solely by majority of remaining directors although less than a quorum or the sole remaining director (rather than also by the stockholders).

Directors—Number	Board must consist of at least one director. Maximum number of directors can be changed by amendment to the APG BVI Articles. The APG BVI Articles provide that there shall be not less than one director, with no maximum.	Under Delaware law, the number of directors is fixed by or in the manner provided in the bylaws unless fixed by the certificate of incorporation and if fixed by the certificate of incorporation, the number may be changed only by amendment to the certificate of incorporation. The APG Delaware bylaws will provide that the number of directors (not less than one) will be determined by resolution of the APG Delaware board of directors.

Directors—Quorum and Vote Requirements	A quorum of directors is as fixed by the directors with a minimum of two, except if there is only one director then a quorum will be one.	As permitted by Delaware law, the APG Delaware bylaws will provide that the presence of the directors entitled to cast a majority of the votes of the whole APG Delaware board of directors constitutes a quorum.

	A resolution of directors may be effected at a meeting of the directors by the affirmative vote of a majority of the directors present at the meeting who voted except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority.	Except where applicable law or the APG Delaware certificate of incorporation or bylaws otherwise provide, a majority of the votes cast by the directors present at a meeting at which there is a quorum will constitute action by the APG Delaware board of directors.

Provision	APG BVI	APG Delaware
Directors—Managing Director	Provision for the board to select one or more officers to be managing director.	Not applicable.

Director—Alternates	Directors may appoint another director or person to attend and vote in his place at any meeting of the directors and perform the duties and functions and exercise the rights of such appointing director.	Under Delaware law, directors may not act by proxy.

Directors and Officers—Fiduciary Duties

In summary, under British Virgin Islands law, directors and officers owe the following fiduciary duties:

•  Duty to act in good faith in what the directors believe to be in the best interests of the company as a whole;

•  Duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•  Directors should not improperly fetter the exercise of future discretion;

•  Duty to exercise powers fairly as between different groups of shareholders;

•  Duty not to put himself in a position of conflict between their duty to the company and their personal interests; and

•  Duty to exercise independent judgment.

Under Delaware law:

•  Directors and officers must act in good faith, with due care, and in the best interest of the corporation and all of its stockholders.

•  Directors and officers must refrain from self-dealing, usurping corporate opportunities and receiving improper personal benefits.

•  Decisions made by directors on an informed basis, in good faith and in the honest belief that the action was taken in the best interest of the corporation and all of its stockholders will be protected by the “business judgment rule.”

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as “a reasonably diligent person” having both:

•  the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company, and

Provision	APG BVI	APG Delaware

•  the general knowledge, skill and experience that that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of his position. However, in some instances, a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles or alternatively by shareholder approval at general meetings.

Director—Indemnification; Indemnification Insurance	A summary of indemnification of officers and directors under the BVI Companies Act and the APG BVI Articles is discussed below following this table of comparison.	A summary of indemnification of officers and directors under Delaware law, the APG Delaware bylaws and director indemnification agreements is discussed below following this table of comparison.

	A British Virgin Islands company may purchase insurance in relation to any person who is or was a director or officer of the company, including a liquidator of the company.	A Delaware corporation may purchase insurance in relation to any person who is or was a director or officer of the corporation.

Sale of Assets	Under the BVI Companies Act, the sale of more than 50% of the assets of the company not otherwise in the ordinary course of business requires approval by a majority of the ordinary shares at a meeting at which a quorum is present (a quorum being 50% of the votes of the outstanding voting shares), unless disapplied. The APG BVI Articles dissaply this requirement.	Pursuant to Delaware law, the sale of all or substantially all the assets of APG Delaware requires approval by the APG Delaware board of directors and the stockholders holding at least a majority of the outstanding shares of stock entitled to vote thereon.

Compulsory Acquisition	Under the BVI Companies Act, subject to any limitations in a company’s memorandum and articles, shareholders holding 90% of the votes of the outstanding shares entitled to vote, and shareholders	Under Delaware law, in a process known as a “short form” merger, a corporation that owns at least 90% of the outstanding shares of each class of voting stock of another corporation that, absent such law, would be entitled to

Provision	APG BVI	APG Delaware
	holding 90% of the votes of the outstanding shares of each class of shares entitled to vote, may give a written instruction to the company directing the company to redeem the shares held by the remaining shareholders.	vote on such merger, may either merge the other corporation into itself and assume all of its obligations or merge itself into the other corporation by executing, acknowledging and filing with the Secretary of State of the State of Delaware a certificate of such ownership and merger setting forth a copy of the resolution of its board of directors authorizing such merger. If the parent corporation is a Delaware corporation that is not the surviving corporation, the merger also must be approved by a majority of the outstanding stock of the parent corporation entitled to vote thereon. If the parent corporation does not own all of the stock of the subsidiary corporation immediately prior to the merger, the minority stockholders of the subsidiary corporation party to the merger will have appraisal rights.

Dissolution/Winding Up	Not applicable.	Under Delaware law, the dissolution of a corporation requires either (1) the approval of the board of directors and at least a majority of the outstanding stock entitled to vote thereon or (2) the approval of all of the stockholders entitled to vote thereon.

Dissenters’/Appraisal Rights	Not applicable.	A stockholder may dissent and obtain fair value of shares in connection with certain mergers and consolidations.

Shareholders’/Stockholders’ Derivative Actions

Generally speaking, the company is the proper plaintiff in any action. Derivative actions brought by one or more of the registered shareholders may only be brought with the leave of the Supreme Court where the following circumstances apply:

•  Those who control the company have refused a request by the shareholders to move the company to bring the action;

•  Those who control the company have refused to do so for improper reasons such that

Pursuant to Delaware law, in any derivative suit instituted by a stockholder of a corporation, it must be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which the stockholder complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law.

Pursuant to Delaware law, the complaint must set forth with particularity the efforts of the plaintiff to obtain action by the board of directors (“demand refusal”) or

Provision	APG BVI	APG Delaware

they are perpetrating a “fraud on the minority” (this is a legal concept and is different to “fraud” in the sense of dishonesty);

•  a company is acting or proposing to act illegally or beyond the scope of its authority;

•  the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained; or

•  the individual rights of the plaintiff shareholder have been infringed or are about to be infringed.

Once a shareholder has relinquished his, her or its shares (whether by redemption or otherwise), it is generally the case that they could no longer bring a derivative action as they would no longer be a registered shareholder.

the reasons for not making such effort (“demand excusal”).

Such action may not be dismissed or compromised without the approval of the court.

In general, the stockholder instituting the derivative suit must maintain stock ownership through the pendency of the derivative suit.

Anti-Takeover Provisions	Not applicable.

Delaware law generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation, with an “interested stockholder” who directly or indirectly beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

•  the business combination or the transaction which caused the person or entity to become an interested stockholder is approved by the board of directors prior to the business combination or the transaction;

•  upon the completion of the transaction in which the person

Provision	APG BVI	APG Delaware

or entity becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by officers and directors and (b) shares held by employee benefit plans under certain circumstances; or

•  at or after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.

A Delaware corporation may elect not to be governed by this Delaware law by provision of its initial certificate of incorporation. APG Delaware will not make such an election in the APG Delaware certificate of incorporation.

Indemnification of Directors and Officers

The APG BVI Articles provide that APG BVI may indemnify any person who is or was a director or who is or was, at our request, serving as a director of, or in any other capacity is or was acting for, another entity, against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. A person may be indemnified only if he or she acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. The decision of the APG BVI board of directors as to whether the director or officer acted honestly and in good faith with a view to APG BVI’s best interests and as to whether the director or officer had no reasonable cause to believe that his or her conduct was unlawful, is in the absence of fraud sufficient for the purpose of indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of no plea does not, by itself, create a presumption that a director or officer did not act honestly and in good faith and with a view to our best interests or that the director or officer had reasonable cause to believe that his or her conduct was unlawful.

Under the DGCL, a Delaware corporation may include in its certificate of incorporation a provision that, subject to the limitations described below, eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. Such a provision may not eliminate or limit the liability of a director for (i) any breach of the duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the willful or negligent payment of unlawful dividends or purchases or redemptions of shares of stock, or (iv) transactions from which such director derived an improper personal benefit. The APG Delaware certificate of incorporation will include a provision providing that directors of APG Delaware shall not be liable to APG Delaware or its stockholders for monetary damages for breach of fiduciary duty, except to the extent such exemption or limitation is not permitted by the DGCL.

The DGCL also provides that a Delaware corporation has the power to indemnify any person who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee of another entity, against reasonable expenses (including attorneys’ fees) and, in actions not brought by or in the right of the corporation, judgments, fines and amounts paid in settlement, in each case, actually and reasonably incurred in connection with such action, suit or proceeding, but only if such person acted in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful, except that in any action brought by or in the right of the corporation, such indemnification may not be made if such person is adjudged liable to the corporation (unless otherwise determined by the court in which such action, suit or proceeding was brought or the Delaware Court of Chancery). In addition, under Delaware law, to the extent that a present or former director or officer of a Delaware corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or any claim, issue or matter therein, he or she must be indemnified by the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him or her. Furthermore, under Delaware law, a Delaware corporation is permitted to maintain directors’ and officers’ insurance.

The APG Delaware bylaws will require APG Delaware to indemnify any person who is or was a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding described above by reason of the fact that such person is or was a director of APG Delaware or, while a director or officer of APG Delaware, is or was serving at the request of APG Delaware as a director, officer, employee or agent of another entity, to the fullest extent permitted by law. APG Delaware’s bylaws also will require APG Delaware to pay the legal expenses (including attorneys’ fees) of any such person in defending any such action, suit or proceeding in advance of its final disposition subject, in the case of present directors and officers, to the provision by such director or officer of an undertaking to repay the amounts advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the APG Delaware bylaws or otherwise.

Delaware Anti-Takeover Laws and the New APG Delaware Certificate of Incorporation and Bylaws

Delaware law and the APG Delaware certificate of incorporation and bylaws will contain provisions that may prevent or discourage a third party from acquiring APG Delaware, even if the acquisition would be beneficial to its stockholders.

Upon effectiveness of the Domestication and pursuant to the APG Delaware certificate of incorporation, the board of directors of APG Delaware will have the authority to create one or more series of preferred stock of APG Delaware (in addition to the Series A Preferred Stock) and to fix the designations and the powers, preferences and rights, if any, and the qualifications, limitations and restrictions, if any, of shares of such new series of preferred stock of APG Delaware and to issue shares of such series without a stockholder vote, which could be used to dilute the ownership of a hostile acquiror.

Upon the effectiveness of the Domestication and pursuant to the APG Delaware certificate of incorporation, the APG Delaware board of directors will have the power to amend the bylaws of APG Delaware, which may allow APG Delaware’s board of directors to take certain actions to prevent an unsolicited takeover.

Upon effectiveness of the Domestication, APG Delaware will also be subject to Delaware law prohibiting APG Delaware from engaging in any “business combination” with an “interested stockholder” for a period of three years subsequent to the time that the stockholder became an interested stockholder unless:

•	prior to such time, the APG Delaware’s board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock (with certain exclusions); or

•

at or after the person becomes an interested stockholder, the business combination is approved by the APG Delaware board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of APG Delaware not owned by the interested stockholder.

For purposes of Delaware law, an “interested stockholder” generally is defined as an entity or person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) directly or indirectly beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated or associated with such entity or person.

For purposes of Delaware law, a “business combination” includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. This Delaware law could prohibit or delay mergers or other takeover or change of control attempts with respect to APG Delaware and, accordingly, may discourage attempts that might result in a premium over the market price for the shares held by stockholders of APG Delaware.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Subject to the qualifications, assumptions and limitations in the opinion attached as Exhibit 8.1, the statements of law and legal conclusions set forth below represent the opinion of Greenberg Traurig.

This section describes the material U.S. federal income tax consequences of (A) the APi Acquisition and the Domestication to a U.S. Holder (as defined below) of APG ordinary shares and (B) the ownership and disposition of APG ordinary shares after the APi Acquisition and the ownership and disposition of shares of APG Delaware common stock after the Domestication by a non-U.S. Holder (as defined below). This section applies only to holders that hold APG ordinary shares or APG Delaware common stock, as applicable, as capital assets for U.S. federal income tax purposes (generally, property held for investment). This section is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder in light of its personal investment circumstances or status, nor does it address tax considerations applicable to a holder that is a member of a special class of holders subject to special rules, including:

•	a broker or dealer in securities;

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	a tax-exempt organization, qualified retirement plan, individual retirement account or other tax deferred account;

•	a financial institution, underwriter, insurance company, real estate investment trust or regulated investment company;

•	a person liable for alternative minimum tax;

•	a U.S. expatriate or former long-term resident of the United States;

•	a person that owns (directly, indirectly, or by attribution) 10% or more of APG voting stock (except as specifically provided below);

•	a partnership or other pass-through entity for U.S. federal income tax purposes, or a beneficial owner of a partnership or other pass-through entity;

•	a person that holds APG ordinary shares or APG Delaware common stock as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

•

a person that is required to accelerate the recognition of any item of gross income with respect to the APG ordinary shares or APG Delaware common stock as a result of such income being recognized on an applicable financial statement;

•	a U.S. holder whose functional currency is not the U.S. dollar;

•	a person that received APG ordinary shares or APG Delaware common stock as compensation for services;

•	a controlled foreign corporation; or

•	a passive foreign investment company.

This section is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the U.S. Internal Revenue Service (“IRS”) and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion does not address U.S. federal tax laws other than those pertaining to U.S. federal income taxation (such as estate or gift tax laws or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

We have not and do not intend to seek any rulings from the IRS regarding the APi Acquisition or the Domestication. The Domestication will be effected in part under the applicable provisions of British Virgin Islands law which are not identical to analogous provisions of U.S. corporate law. There is no assurance that the IRS will not take positions concerning the tax consequences of the APi Acquisition and/or the Domestication that are different from those discussed below, or that any such different positions would not be sustained by a court.

If a partnership (including for this purpose any entity or arrangement so characterized for U.S. federal income tax purposes) holds APG ordinary shares, the tax treatment of such partnership and a person treated as a partner of such partnership generally will depend on the status of the partner and the activities of the partnership.

Partnerships holding APG ordinary shares or APG Delaware common stock and persons that are treated as partners of such partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences of the APi Acquisition and the Domestication and holding or disposing of APG ordinary shares or APG Delaware common stock.

This summary does not address the U.S. federal income tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the APi Acquisition and the Domestication (whether or not any such transactions are undertaken in connection with APi Acquisition and the Domestication) including, without limitation, the exercise of an option to acquire APG ordinary shares or other right to acquire APG ordinary shares; or the consequences of the APi Acquisition to shareholders of APi Group.

THE FOLLOWING IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. SHAREHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE API ACQUISITION AND THE DOMESTICATION AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND POSSIBLE DISPOSITION OF APG DELAWARE COMMON STOCK, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

The following describes the material U.S. federal income tax consequences of the APi Acquisition and/or the Domestication, as the case may be, to a U.S. Holder. For purposes of this discussion, a U.S. Holder means a beneficial owner of an APG ordinary share that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Assumptions

This summary is based upon certain understandings and assumptions with respect to the business, assets and shareholders of APG BVI, including that APG BVI is not, nor at any time has been, a “controlled foreign corporation” as defined in Section 957 of the Code (“CFC”). APG believes that it is not and has never been a CFC. In the event that one or more of such understandings or assumptions proves to be inaccurate, the following summary may not apply and material adverse U.S. federal income tax consequences may result to U.S. Holders.

Inversion

APG BVI has determined that it will be treated as an “inverted corporation” as a result of the APi Acquisition, and, therefore, will be treated for U.S. federal income tax purposes as a U.S. domestic corporation thereafter, notwithstanding that it remains a BVI corporation. There is no assurance that the IRS will agree with this position. Based upon APG’s determination that it became a U.S. domestic corporation on the date of the APi Acquisition, the provisions of Section 367 of the Code, the passive foreign investment company (“PFIC”) rules, and other matters described below will be applicable on the date of the APi Acquisition.

U.S. Federal Income Tax Characterization of the APi Acquisition and the Domestication

Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) is a “mere change in identity, form, or place of organization of one corporation, however effected.” The APi Acquisition and the Domestication, as the case may be, will each constitute an F reorganization and the remainder of this section assumes that each of the APi Acquisition and the Domestication so qualify. Therefore, U.S. Holders will not recognize taxable gain or loss as a result of the APi Acquisition or the Domestication for U.S. federal income tax purposes, except as provided below under the caption headings “—Effect of Section 367” and “—PFIC Considerations.”

Basis and Holding Period Considerations

Since each of the APi Acquisition and the Domestication, respectively, qualifies as an F Reorganization, the tax basis of APG ordinary shares deemed received in the APi Acquisition and the APG Delaware common stock received by a U.S. Holder in the Domestication, as the case may be, will equal the U.S. Holder’s tax basis in the APG ordinary shares surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code. See the discussion under the caption heading “—Effect of Section 367,” below. The holding period for the APG ordinary shares received in the APi Acquisition and the APG Delaware common stock received by a U.S. Holder in the Domestication will include such holder’s holding period for the APG ordinary shares surrendered in exchange therefor.

Effect of Section 367

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. When it applies, Section 367 imposes income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Based on APG BVI’s determination to treat itself as a U.S. domestic corporation as of the date of the APi Acquisition, Section 367(b) will generally apply to U.S. Holders of APG ordinary shares at the time of the APi Acquisition, not at the time of the Domestication.

A.	U.S. Holders of 10 Percent or More of APG Ordinary Shares

A U.S. Holder who on the day of the APi Acquisition beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of APG BVI stock entitled to vote or 10% or more of the total value of shares of all classes of APG BVI stock (a “U.S. 10% Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the APG BVI stock it directly owns, within the meaning of Treasury Regulation Section 1.367(b)-2(d). A U.S. Holder’s ownership of stock options will be taken into account in determining whether such holder owns 10% or more of the total combined voting power of all classes of APG BVI stock entitled to vote or 10% or more of the total value of shares of all classes of APG BVI stock. Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more (by vote or value) of APG BVI stock.

A U.S. 10% Shareholder’s all earnings and profits amount with respect to its APG ordinary shares is the net positive earnings and profits of the corporation (as determined under Treasury Regulation Section 1.367(b)-2(d)(2)) attributable to the shares (as determined under Treasury Regulation Section 1.367(b)-2(d)(3)) but without regard to any gain that would be realized on a sale or exchange of such shares. Treasury Regulation Section 1.367(b)-2(d)(3) provides that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

Accordingly, under Treasury Regulation Section 1.367(b)-3(b)(3), a U.S. 10% Shareholder should be required to include in income as a deemed dividend the all earnings and profits amount (as defined in Treasury Regulation Section 1.367(b)-2(d)) with respect to its APG ordinary shares. Since the determination of the all earnings and profits amount requires an analysis by a tax accountant of the earnings and profits of APG BVI since its incorporation, APG BVI will engage an independent certified public accounting firm to perform this analysis. Based on its own expectation of its projected earnings and profits through the APi Acquisition, APG BVI expects to have cumulative earnings and profits through the date of the APi Acquisition, although APG BVI does not expect that the amount of such earnings and profits will be significant on a per-share basis. As a result, depending upon the period in which such a U.S. 10% Shareholder held its APG ordinary shares, such U.S. 10% Shareholder would be required to include its earnings and profits amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the APi Acquisition. We intend to advise all APG BVI shareholders of the results of the all earnings and profits analysis by posting the results on our website.

The determination of APG’s earnings and profits is a complex determination and may be impacted by numerous factors. It is possible that the amount of APG BVI’s earnings and profits could be greater than expected through the date of the APi Acquisition or could be adjusted as a result of an IRS examination.

B.	U.S. Holders That Own Less Than 10 Percent of APG Ordinary Shares

A U.S. Holder who on the date of the APi Acquisition beneficially owns (directly, indirectly or constructively) APG ordinary shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of APG BVI stock entitled to vote and less than 10% or more of the total value of shares of all classes of APG BVI stock, may elect to recognize gain with respect to the deemed receipt of APG ordinary shares in the APi Acquisition or, in the alternative, recognize the “all earnings and profits” amount as described below.

Unless a U.S. Holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to the deemed receipt of APG ordinary shares in the APi Acquisition. Any such gain should be equal to the excess of the fair market value of the APG ordinary shares received over the U.S. Holder’s adjusted basis in the APG ordinary shares deemed to be surrendered in exchange therefor. Such gain should be capital gain, and should be long-term capital gain if the holder held the APG ordinary shares for longer than one year.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its APG ordinary shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things: (i) a statement that the transaction is a Section 367(b) exchange; (ii) a complete description of the transaction, (iii) a description of any stock, securities or other consideration transferred or received in the transaction, (iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes, (v) a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from APG BVI establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s APG ordinary shares, and (B) a representation that the U.S. Holder has notified APG BVI (or APG Delaware) that the U.S. Holder is making the election, and (vi) certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations. In addition, the election must be attached by the U.S. Holder to its timely filed U.S. federal income tax return for the year of the APi Acquisition and the U.S. Holder must send notice to APG BVI of the election no later than the date such tax return is filed. In connection with this election, APG intends to provide each U.S. Holder eligible to make such an election with information regarding APG’s earnings and profits upon request.

APG BVI expects that its cumulative earnings and profits will be greater than zero through the date of the APi Acquisition, although APG does not expect that the amount of such earnings and profits will be significant on a per-share basis. As a result, a U.S. Holder that makes the election described herein would have an all earnings and profits amount with respect to its APG ordinary shares, and thus would be required to include that amount in income as a deemed dividend as a result of the APi Acquisition.

The determination of APG’s earnings and profits is a complex determination and may be impacted by numerous factors. It is possible that the amount of APG’s earnings and profits could be greater than expected through the date of the APi Acquisition or could be adjusted as a result of an IRS examination.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING WHEN AND WHETHER TO MAKE THIS ELECTION AND, IF THE ELECTION IS DETERMINED TO BE ADVISABLE, THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO THIS ELECTION.

C.	U.S. Holders that Own APG Ordinary Shares with a Fair Market Value Less Than $50,000

A U.S. Holder who on the date of the APi Acquisition owns (or is considered to own) stock of APG BVI with a fair market value less than $50,000 should not be required to recognize any gain or loss under Section 367 of the Code in connection with the APi Acquisition, and generally should not be required to include any part of the all earnings and profits amount in income.

D.	Shareholder Basis in and Holding Period for APG Delaware common stock

For a discussion of a U.S. Holder’s tax basis and holding period in APG Delaware common stock received in the Domestication, see above under “—Basis and Holding Period Considerations.”

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TIMING OF THE APPLICABILITY AND THE CONSEQUENCES OF SECTION 367(b) IN THE CASE OF THE API ACQUISITION AND THE DOMESTICATION.

PFIC Considerations

In addition to the discussion above, the APi Acquisition could be a taxable event to U.S. Holders under the PFIC provisions of the Code if APG BVI is or ever was a PFIC.

A.	Definition of a PFIC

In general, APG BVI will be a PFIC with respect to a U.S. Holder if, for any taxable year in which such U.S. Holder held the APG ordinary shares, (a) at least 75% or more of APG BVI’s gross income for the taxable year was passive income or (b) at least 50% or more of the value, determined on the basis of a quarterly average, of APG BVI’s assets is attributable to assets that produce or are held to produce passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents and royalties that are derived in the active conduct of a trade or business), and gains from the disposition of passive assets.

B.	PFIC Status of APG

We believe APG BVI was a PFIC from its inception. The determination of whether a foreign corporation is a PFIC is primarily factual and there is little administrative or judicial authority on which to rely to make this determination.

C.	Effect of PFIC Rules on the APi Acquisition

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f). However, proposed Treasury Regulations under Section 1291(f) have been promulgated and may be applied with a retroactive effective date. If finalized in their current form, those regulations would generally require taxable gain recognition to U.S. Holders of the APG ordinary shares on the APi Acquisition if APG BVI was classified as a PFIC at any time during such U.S. Holder’s holding period for such shares and the U.S. Holder had not made a QEF Election (as discussed below) for the first taxable year in which the U.S. Holder owned the APG ordinary shares and in which APG BVI was a PFIC (or, if in a later taxable year, a QEF Election together with a deemed sale election). The tax on any such recognized gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of APG BVI. Under these rules:

•	the U.S. Holder’s gain would be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s APG ordinary shares;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which APG BVI was a PFIC, would be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax would be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

The proposed Treasury Regulations under Section 1291(f) of the Code were proposed before the Code was amended to allow a U.S. person to make a mark-to-market election (as discussed below). Accordingly, it is not clear how these rules would apply to a U.S. Holder who has made such an election.

If the proposed Treasury Regulations are adopted in their final form, the tax consequences should be as set forth above in this section under the caption heading “—PFIC Considerations—C. Effect of PFIC Rules on the APi Acquisition.” However, because the proposed Treasury Regulations have not yet been adopted in final form, they are not currently effective and there is no assurance they will be finally adopted in the form and with the effective date proposed. Nevertheless, the IRS has announced that taxpayers may apply reasonable interpretations of Code provisions applicable to PFICs and that it considers the rules set forth in the proposed Treasury Regulations to be reasonable interpretations of those Code provisions. If the proposed Treasury Regulations are not adopted in the form and with the effective date proposed, the tax consequences should be as set forth above under the caption headings “—U.S. Federal Income Tax Characterization of the APi Acquisition and the Domestication” and “—Effect of Section 367.”

Any “all earnings and profits amount” included in income by a U.S. Holder under Section 367(b) of the Code as a result of the APi Acquisition generally would be treated as gain subject to the PFIC rules. In addition, the proposed Treasury Regulations would provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) requires the shareholder to recognize gain or include an amount in income as a distribution under Section 301 of the Code, the gain realized on the transfer is taxable as an excess distribution under Section 1291 of the Code, and the excess, if any, of the amount to be included in income under Section 367(b) over the gain realized under Section 1291 is taxable as provided under Section 367(b). See the discussion above under the caption heading “—Effect of Section 367.”

D.	QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of APG ordinary shares will depend on whether the U.S. Holder has made a timely and effective election to treat APG BVI as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of APG ordinary shares during which APG was classified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election together with a deemed sale election. A deemed sale election creates a deemed sale of the U.S. Holder’s APG ordinary shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the election subject to the special PFIC tax and interest charge rules described above. As a result of any deemed sale election, the U.S. Holder would have a new basis and holding period in its APG ordinary shares. The QEF Election requires the U.S. Holder to include in income its pro rata share of APG BVI’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which APG BVI’s taxable year ends. If a QEF Election has been made, the electing U.S. Holder generally will not be subject to the special taxation rules of Section 1291 of the Code discussed herein.

The impact of the PFIC rules on a U.S. Holder of APG ordinary shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (or are deemed to hold) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NYSE, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value (a “mark-to-market election”). If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) APG ordinary shares and for which APG BVI is classified as a PFIC, such holder generally will not be subject to the special taxation rules of Section 1291 of the Code discussed herein. Instead, in general, the U.S. Holder will include as ordinary income for each of the taxable years the excess, if any, of the fair market value of its APG ordinary shares at the end of such taxable year over the adjusted basis in its APG ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its APG ordinary shares over the fair market value of its APG ordinary shares at the end of such taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its APG ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the APG ordinary shares will be treated as ordinary income. As discussed above, it is not clear how the proposed Treasury Regulations under Section 1291(f) of the Code would apply to a U.S. Holder who has made a mark-to-market election.

E.	Information Reporting

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder generally is required to file an IRS Form 8621 (whether or not a QEF Election or mark-to-market election is made) and such other information as may be required under the Treasury Regulations or other IRS guidance. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding these filing requirements.

The PFIC rules are complex and the implementation of certain aspects of the PFIC rules requires the issuance of Treasury Regulations which in many instances have not been promulgated but which may be promulgated with retroactive effect. There can be no assurance that any of these proposals will be enacted or promulgated, and if so, the form they will take or the effect that they may have on this discussion. Accordingly, and due to the complexity of the PFIC rules, U.S. Holders are strongly urged to consult their own tax advisers concerning the impact of these rules on the APi Acquisition and the Domestication, including, without limitation, whether a QEF Election, deemed sale election and/or mark to market election is available with respect to their APG ordinary shares and the consequences to them of any such election.

Non-U.S. Holders

We do not expect the APi Acquisition or the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of APG ordinary shares. The following describes the material U.S federal income tax consequences of the ownership and disposition of APG ordinary shares after the APi Acquisition and shares of APG Delaware common stock after the Domestication by a non-U.S. Holder. For purposes of this discussion, a non-U.S. Holder means a beneficial owner of a share of APG ordinary shares or APG Delaware common stock that is neither a U.S. Holder nor a partnership (or entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

Dividends

As discussed under the section entitled “Risk Factors” above, APG Delaware does not anticipate paying dividends. In the event that APG BVI or APG Delaware does make a distribution of cash or property with respect to APG ordinary shares or APG Delaware common stock, respectively, any such distribution will be treated as a dividend for U.S. federal income tax purposes to the extent paid from the APG BVI’s or APG Delaware’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to a non-U.S. Holder generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder generally will be required to provide to APG BVI or APG Delaware an IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying its entitlement to benefits under the treaty.

The withholding tax does not apply to dividends paid to a non-U.S. Holder that provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to U.S. tax on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons (subject to an applicable income tax-treaty providing otherwise). A foreign corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

If a non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty, the non-U.S. Holder may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the IRS.

If the amount of a distribution paid by APG BVI or APG Delaware on an APG ordinary share or a share of APG Delaware common stock to a non-U.S. Holder exceeds APG BVI’s or APG Delaware’s current and accumulated earnings and profits, as the case may be, such excess will be treated first as a tax-free return of capital to the extent of the non-U.S. Holder’s adjusted tax basis in such share, and thereafter as capital gain from a sale or other disposition of such share that is taxed as described below under the heading “—Sale or Other Disposition of APG Ordinary Shares or APG Delaware Common Stock.”

Sale or Other Disposition of APG Ordinary Shares or APG Delaware Common Stock

A non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of an APG ordinary share or a share of APG Delaware common stock unless:

(i)	the non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and other requirements are met,

(ii)

the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States (in which case, the gain will be subject to U.S. tax on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons (subject to an applicable income tax-treaty providing otherwise) and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) may also apply), or

(iii)

APG BVI or APG Delaware is or has been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, and either (A) the APG ordinary shares or the APG Delaware common stock have ceased to be regularly traded on an established securities market or (B) the non-U.S. Holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, more than 5% of the APG ordinary shares or APG Delaware’s common stock.

APG BVI has not been and is not, and APG Delaware does not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes. However, the determination of whether a corporation is a U.S. real property holding corporation is primarily factual and there can be no assurance whether such facts will change or whether the IRS or a court will agree with our determination.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of APG ordinary shares or APG Delaware common stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Under the Code and the Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. U.S. Holders are urged to consult with their own tax advisors concerning such reporting requirements, including whether any reporting is required under Section 367(b).

Withholding on Payments to Foreign Financial Institutions and Foreign Non-financial Institutions

The Code generally imposes a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid to a “foreign financial institution” (as specifically defined for this purpose) unless such institution enters into an agreement with the U.S. government to, among other things, withhold on “withholdable payments” (which includes interest and dividends from U.S. sources and gains from the disposition of assets that produce interest and dividends) and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners).

The Code also generally imposes a U.S. federal withholding tax of 30% on payments of dividends on APG ordinary shares or APG Delaware common stock to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides certain information regarding direct and indirect U.S. owners of the entity. Additionally, such withholding may apply to payments of gross proceeds from the sale or other disposition of APG ordinary shares or APG Delaware common stock.

Recently proposed Treasury Regulations eliminate such withholding on payments of gross proceeds entirely. Pursuant to the proposed Treasury Regulations, an issuer and any withholding agent may (but are not required to) rely on this proposed change to withholding on payments of gross proceeds until final Treasury Regulations are issued. Holders are encouraged to consult with their own tax advisors regarding the possible implications of these rules on their ownership of APG ordinary shares or APG Delaware common stock.

THIS SECTION IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER.

SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE DESCRIBED TRANSACTIONS IN THEIR PARTICULAR CIRCUMSTANCES.

SECURITIES ACT RESTRICTIONS ON RESALE OF APG DELAWARE COMMON STOCK

At the Effective Time, the outstanding shares of common and preferred stock of APG Delaware will have been registered under the Securities Act, and holders of shares of such stock who are not affiliates of the Company may freely resell their stock under the Securities Act. Holders of such shares of such stock who are affiliates of the Company, however, will not be permitted to resell their shares except pursuant to an effective resale registration statement under the Securities Act or an available exemption from registration under the Securities Act, such as Rule 144 thereunder. In general, Rule 144 will permit an affiliate of the Company to resell shares of stock received in connection with the Domestication only if certain requirements are met. Among other things, the affiliate of the Company may not sell shares of any class (including any shares of that class otherwise acquired) in an amount that, during any three-month period, exceeds 1% of the outstanding shares of that class (or, solely in the case of the common stock, the average weekly trading volume of the stock on the NYSE during the four calendar weeks preceding the filing of the notice referenced below, if greater). In addition, all such resales must be made in unsolicited brokers’ transactions, the Company must have filed all periodic reports it was required to file under the Exchange Act within the year preceding the resale and (depending on the amount being resold), the affiliate of the Company must have filed a notice of sale on Form 144 with the SEC. For this purpose, an “affiliate” of the Company is any person who controls, is controlled by or is under common control with the Company.

ACCOUNTING TREATMENT OF THE DOMESTICATION

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of APG BVI as a result of Domestication. The consolidated business, capitalization, assets, liabilities and financial statements of APG Delaware immediately following the Domestication will be the same as those of APG BVI immediately prior to thereto.

VALIDITY OF THE CAPITAL STOCK

The validity of the shares common stock of APG Delaware into which the outstanding ordinary shares of APG BVI will be converted in connection with the Domestication will be passed upon for APG Delaware by Greenberg Traurig.

TAX MATTERS

The opinion that the Domestication will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code has been passed upon by Greenberg Traurig.

CHANGE IN APG CERTIFYING ACCOUNTANT

(a)	Previous independent registered public accounting firm

(i)

In connection with the APi Acquisition, PricewaterhouseCoopers LLP (United Kingdom) resigned as the independent registered public accounting firm for APi Group Corporation. Neither our Board of Directors nor our Audit Committee recommended or approved that we change accountants prior to this decision by PricewaterhouseCoopers LLP (United Kingdom). Such resignation became effective on November 8, 2019.

(ii)

The report of PricewaterhouseCoopers LLP (United Kingdom) on the financial statements for the period from September 18, 2017 (inception) to August 31, 2018 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

(iii)

During the period from September 18, 2017 (inception) to August 31, 2018 and the subsequent interim period through November 8, 2019, there have been no disagreements with PricewaterhouseCoopers LLP (United Kingdom) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP (United Kingdom) would have caused them to make reference thereto in their reports on the financial statements for such years.

(iv)

During the period from September 18, 2017 (inception) to August 31, 2018 and the subsequent interim period through November 8, 2019, there have been no reportable events (as defined in S-K 304(a)(1)(v)).

(v)

The Registrant has requested that PricewaterhouseCoopers LLP (United Kingdom) furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated December 20, 2019, is filed as Exhibit 16.1 to this registration statement on Form S-4.

(b)	New independent registered public accounting firm

(i)

The Registrant engaged KPMG LLP as its new independent registered public accounting firm as of November 14, 2019. Prior to such engagement, the Registrant had not consulted with KPMG LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Registrant’s financial statements, and neither a written report was provided to the Registrant or oral advice was provided that KPMG LLP concluded was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in S-K 304(a)(1)(iv) and the related instructions to S-K 304, or a reportable event, as that term is defined in S-K 304(a)(1)(v).

EXPERTS

The consolidated financial statements of APi Group Corporation as of December 31, 2019 (Successor) and December 31, 2018 (Predecessor), and for the year ended December 31, 2019 (Successor), period from January 1, 2019 through September 30, 2019, and each of the years in the two-year period ended December 31, 2018 (Predecessor), included herein, have been audited and reported upon by KPMG LLP, independent registered public accounting firm. Such financial statements have been included herein in reliance upon the report of KPMG LLP, included herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 consolidated financial statements refers to a change to the method of accounting for leases in 2019 due to the adoption of FASB Accounting Standard Codification (Topic 842) Leases and for revenue recognition in 2018 due to the adoption of FASB Accounting Standard Codification (Topic 606) Revenue from Contracts with Customers.

The financial statements of APi Group Corporation as of December 31, 2018 and 2017, and for the year ended December 31, 2018 and the period from September 18, 2017 through December 31, 2017, included herein, have been audited and reported upon by KPMG LLP, independent registered public accounting firm. Such financial statements have been included herein in reliance upon the report of KPMG LLP, included herein, and upon the authority of said firm as experts in accounting and auditing.

Our Chief Financial Officer was a partner with KPMG immediately prior to joining APi Group in July 2014. He was not involved in KPMG’s audits of APi Group during his tenure with KPMG. He did serve as an audit business unit partner-in-charge at KPMG and held a supervisory role over two persons who each served as a KPMG lead audit engagement partner for its previous audits of APi Group as a private company, including the audit periods provided in the Registration Statement. Additionally, as a former partner, he was eligible to receive payments under KPMG’s unfunded partner long-term compensation plan with payments scheduled to commence in 2022.

In accordance with SEC Regulation S-X, Rule 2-01(c)(2)(iii), in part, an accountant is not independent if the accountant has an employment relationship with an audit client, such as a former partner in a financial reporting oversight role at an audit client, unless the individual has no financial arrangement with the accounting firm other than one pursuant to a fully funded retirement plan, rabbi trust, or similar vehicle. While previously permissible under private company auditing standards, KPMG was in violation of the above-mentioned rule because the Chief Financial Officer was eligible for the above-described payments from the unfunded partner long-term compensation plan during the audit periods. To remediate the violation, prior to being engaged to perform its audits in accordance with PCAOB standards, KPMG fully funded the amounts owed to our Chief Financial Officer under that plan in a rabbi trust. The amounts payable to our Chief Financial Officer under that plan were not material to APi, the Company or KPMG. Additionally, the lead audit partner for KPMG’s audits of the consolidated financial statements included in the Registration Statement, that were performed under PCAOB standards and SEC rules and regulations, never reported to our Chief Financial Officer while he was a business unit partner-in-charge at KPMG.

KPMG considered specifically the facts and circumstances above and concluded that it is capable of exercising objective and impartial judgment on all issues encompassed within the audit engagements included in the Registration Statement. After taking into consideration the facts and circumstances stated above and KPMG’s determination, our board of directors and its audit committee each concluded that KPMG’s objectivity and ability to exercise impartial judgment has not been impaired.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC the Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act with respect to the Domestication. This prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about us and the Domestication, we refer you to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the Registration Statement, we refer you to the copy of the contract or document that has been filed as an exhibit to the Registration Statement, each statement about such contract or document being qualified in all respects by such reference.

The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov. Our reports and any other information that we have filed or may in the future file with the SEC are not incorporated by reference into, and do not constitute a part of, this prospectus or the Registration Statement.

You may obtain copies of the information and documents incorporated by reference in this prospectus at no charge by writing or telephoning us at the following address or telephone number:

APi Group Corporation

1100 Old Highway 8 NW

New Brighton, MN 55112

(651) 636-4320

Attention: Tom Lydon

We will become subject to the full informational requirements of the Exchange Act following effectiveness of the Registration Statement. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our shareholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

INDEX TO FINANCIAL STATEMENTS

API GROUP CORPORATION F/K/A J2 ACQUISITION LIMITED

Financial Statements

Audited Consolidated Financial Statements as of December 31, 2019 (Successor) and December 31, 2018 (Predecessor) and for the Year Ended December 31, 2019 (Successor), the period from January 1, 2019 through September 30, 2019 (Predecessor), and the years ended December 31, 2018 and 2017 (Predecessor)

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2019 (Successor) and 2018 (Predecessor)	F-3

Consolidated Statements of Operations for the year ended December 31, 2019 (Successor), the period from January 1, 2019 through September 30, 2019 (Predecessor), and each of the years in the two-year period ended December 31, 2018 (Predecessor)

F-4

Consolidated Statements of Comprehensive Income (Loss) for the year ended December 31, 2019 (Successor), the period from January 1, 2019 to September 30, 2019 (Predecessor), and years ended December 31, 2018 and 2017 (Predecessor)

F-5

Consolidated Statements of Shareholders’ Equity for the year ended December 31, 2019 (Successor), the period from January 1, 2019 to September 30, 2019 (Predecessor), and the years ended December 31, 2018 and 2017 (Predecessor)

F-6

Consolidated Statements of Cash Flows for the year ended December 31, 2019 (Successor), the period from January 1, 2019 to September 30, 2019 (Predecessor), and the years ended December 31, 2018 and 2017 (Predecessor)

F-7

Notes to Financial Statements for the year ended December 31, 2019 (Successor), the period from January 1, 2019 to September 30, 2019 (Predecessor), and the years ended December 31, 2018 and 2017 (Predecessor)

F-9

Audited Financial Statements as of December 31, 2018 and 2017, and for the Year Ended December 31, 2018 and the period from September 18, 2017 through December 31, 2017

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

APi Group Corporation:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of APi Group Corporation and subsidiaries (the Company) as of December 31, 2019 (Successor) and December 31, 2018 (Predecessor), the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for the year ended December 31, 2019 (Successor), period from January 1, 2019 through September 30, 2019, and each of the years in the two-year period ended December 31, 2018 (Predecessor), and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 (Successor) and December 31, 2018 (Predecessor), and the results of its operations and its cash flows for the year ended December 31, 2019 (Successor), period from January 1, 2019 through September 30, 2019, and each of the years in the two-year period ended December 31, 2018 (Predecessor), in conformity with U.S. generally accepted accounting principles.

Changes in Accounting Principle

As discussed in Note 3 to the consolidated financial statements, the Company has changed its method of accounting for leases in 2019 due to the adoption of FASB Accounting Standard Codification (Topic 842) Leases and for revenue recognition in 2018 due to the adoption of FASB Accounting Standard Codification (Topic 606) Revenue from Contracts with Customers.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2012.

Minneapolis, Minnesota

March 30, 2020

APi Group Corporation and Subsidiaries

Consolidated Balance Sheets

December 31, 2019 (Successor) and December 31, 2018 (Predecessor)

(In Millions, except per share amounts)

	2019 (Successor)	2018 (Predecessor)
Assets

Current assets:
Cash and cash equivalents	$256	$54
Accounts receivable, net of allowances of $0 and $2 at December 31, 2019 and 2018, respectively	730	765
Inventories	58	56
Contract assets	245	240
Prepaid expenses and other current assets	33	27
Assets held for sale	20	—

Total current assets	1,342	1,142

Property and equipment, net	402	328
Operating lease right of use asset	105	—
Goodwill	980	320
Intangible assets, net	1,121	204
Other assets	61	47

Total assets	$4,011	$2,041

Liabilities and Stockholders’ Equity

Current liabilities:
Short-term and current portion of long-term debt	$19	$295
Accounts payable	156	174
Contingent consideration and compensation liabilities	49	42
Accrued salaries and wages	149	124
Deferred consideration	73	—
Other accrued liabilities	157	161
Contract liabilities	193	203
Operating and finance leases	27	—

Total current liabilities	823	999

Long-term debt, less current portion	1,171	305
Contingent consideration and compensation liabilities	15	48
Operating and finance leases	95	—
Deferred tax liability	23	—
Deferred consideration	78
Other noncurrent liabilities	49	56

Total liabilities	2,254	1,408

Shareholders’ equity:
Preferred shares (Successor), no par value; unlimited authorized shares; 4 shares issued and outstanding at December 31, 2019	—	—
Ordinary shares (Successor); no par value, unlimited authorized shares, 170 issued and outstanding at December 31, 2019
Common shares (Predecessor) $0.0025 par value, 150 authorized shares, 11 issued and outstanding at December 31, 2018	—	—
Additional paid-in capital	1,885	—
Note receivable from stockholder	—	(2)
Retained earnings (deficit)	(131)	663
Accumulated other comprehensive income (loss)	3	(28)

Total shareholders’ equity	1,757	633

Total liabilities and shareholders’ equity	$4,011	$2,041

See notes to consolidated financial statements.

APi Group Corporation and Subsidiaries

Consolidated Statements of Operations

Year Ended December 31, 2019 (Successor), Period from January 1, 2019 to September 30, 2019,

and Years Ended December 31, 2018 and 2017 (Predecessor)

(In Millions, except per share amounts)

	Year Ended December 31, 2019 (Successor)	Period From January 1, 2019 Through September 30, 2019 (Predecessor)	Year Ended December 31, 2018 (Predecessor)	Year Ended December 31, 2017 (Predecessor)
Net revenues	$985	$3,107	$3,728	$3,046

Cost of revenues	787	2,503	2,941	2,382

Gross profit	198	604	787	664

Selling, general, and administrative expenses	359	490	625	511
Impairment of goodwill, intangibles and long-lived assets	—	12	—	30

Operating income (loss)	(161)	102	162	123

Interest expense, net	15	20	22	8
Investment income and other, net	(25)	(11)	(6)	(5)

Other expense (income), net	(10)	9	16	3

Income (loss) before income tax provision	(151)	93	146	120

Income tax provision	2	7	10	8

Net income (loss)	$(153)	$86	$136	$112

Earnings (loss) per ordinary share:
Basic	$(1.15)	n/a	n/a	n/a
Diluted	$(1.15)	n/a	n/a	n/a

Weighted average shares outstanding:
Basic	133	n/a	n/a	n/a
Diluted	133	n/a	n/a	n/a

Pro forma income information (unaudited) (See Note 2):
Historical income before income taxes	n/a	$93	n/a	n/a
Pro forma provision for income taxes	n/a	29	n/a	n/a

Pro forma net income	n/a	$64	n/a	n/a

See notes to consolidated financial statements.

APi Group Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

Year Ended December 31, 2019 (Successor), Period from January 1, 2019 to September 30, 2019,

and Years Ended December 31, 2018 and 2017 (Predecessor)

(In Millions)

	Year Ended December 31, 2019 (Successor)	Period From January 1, 2019 Through September 30, 2019 (Predecessor)	Year Ended December 31, 2018 (Predecessor)	Year Ended December 31, 2017 (Predecessor)
Net income (loss)	$(153)	$86	$136	$112
Other comprehensive income (loss):
Derivatives	—	—	—	—
Foreign currency translation adjustment	3	3	(11)	8

Comprehensive income (loss)	$(150)	$89	$125	$120

See notes to consolidated financial statements.

APi Group Corporation and Subsidiaries

Consolidated Statements of Shareholders’ Equity

Year Ended December 31, 2019 (Successor), Period from January 1, 2019 to September 30, 2019,

and Years Ended December 31, 2018 and 2017 (Predecessor)

(In Millions, except share amounts)

	Successor
	Preferred Shares Issued and Outstanding		Ordinary Shares Issued and Outstanding		Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance, January 1, 2019	4,000,000	$—	121,032,500	$—	$1,228	$22	$—	$1,250
Net loss	—	—	—	—	—	(153)	—	(153)
Issuance of ordinary shares and exercise of warrants	—	—	48,869,760	—	501	—	—	501
Share-based compensation	—	—	—	—	156	—	—	156
Foreign currency translation adjustment	—	—	—	—	—	—	3	3

Balance, December 31, 2019	4,000,000	$—	169,902,260	$—	$1,885	$(131)	$3	$1,757

	Predecessor
	Common Stock Issued and Outstanding		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Note Receivable From Stockholder	Total Stockholders’ Equity
	Shares	Amount
Balance, December 31, 2016	11,000,000	$—	$—	$602	$(25)	$(6)	$571
Net income	—	—	—	112	—	—	112
Distributions	—	—	—	(111)	—	—	(111)
Stock repurchase	—	—	—	(1)	—	—	(1)
Repayments on stockholder note	—	—	—	—	—	3	3
Foreign currency translation adjustment	—	—	—	—	8	—	8

Balance, December 31, 2017	11,000,000	—	—	602	(17)	(3)	582
Cumulative-effect adjustment from adoption of ASC 606 (see Note 1)	—	—	—	(1)	—	—	(1)
Net income	—	—	—	136	—	—	136
Distributions	—	—	—	(74)	—	—	(74)
Repayments on stockholder note	—	—	—	—	—	1	1
Foreign currency translation adjustment	—	—	—	—	(11)	—	(11)

Balance, December 31, 2018	11,000,000	—	—	663	(28)	(2)	633
Net income	—	—	—	86	—	—	86
Distributions and other	—	—	—	(62)	—	—	(62)
Repayments on stockholder note	—	—	—	—	—	2	2
Foreign currency translation adjustment	—	—	—	—	3	—	3

Balance, September 30, 2019	11,000,000	$—	$—	$687	$(25)	$—	$662

See notes to consolidated financial statements.

APi Group Corporation and Subsidiaries

Consolidated Statements of Cash Flows

Year Ended December 31, 2019 (Successor), Period from January 1, 2019 to September 30, 2019,

and Years Ended December 31, 2018 and 2017 (Predecessor)

(In Millions)

	Year Ended December 31, 2019 (Successor)	Period From January 1, 2019 Through September 30, 2019 (Predecessor)	Year Ended December 31, 2018 (Predecessor)	Year Ended December 31, 2017 (Predecessor)
Cash flows from operating activities:
Net income	$(153)	$86	$136	$112
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	18	52	60	38
Amortization	51	26	49	31
Impairment of goodwill, intangibles and long-lived assets	—	12	—	30
Deferred taxes	(2)	1	—	—
Share-based compensation expense	156	35	3	10
Other, net	(2)	—	(1)	(4)
Changes in operating assets and liabilities, net of effects of business acquisitions:
Accounts receivable	41	(1)	(119)	(86)
Contract assets	105	(113)	(54)	(20)
Inventories	—	(4)	(9)	(1)
Prepaid expenses and other assets	83	(18)	10	2
Accounts payable	(32)	12	1	5
Accrued liabilities and income taxes payable	(108)	74	14	10
Contract liabilities	(14)	3	9	—
Other liabilities	7	(20)	13	(9)

Net cash provided by operating activities	150	145	112	118

Cash flows from investing activities:
Acquisitions, net of cash acquired	(2,565)	(6)	(234)	(63)
Purchases of property and equipment	(11)	(53)	(74)	(39)
Proceeds from sales of property, equipment and held for sale	5	7	5	9
Advances on related-party and other notes receivable	—	(4)	(16)	(23)
Payments received on related-party and other notes receivable	27	5	19	46
Proceeds from sale of marketable securities, net	816	—	—	14

Net cash used in investing activities	(1,728)	(51)	(300)	(56)

Cash flows from financing activities:
Net short-term debt	20	76	315	50
Proceeds from long-term borrowings	1,194	—	—	—
Payments on long-term borrowings	—	(17)	(12)	(10)
Repurchase of common stock	—	—	—	(1)
Payments of acquisition-related contingent consideration	(2)	(16)	(25)	(34)
Deferred financing costs paid	(24)	—	(1)	—
Proceeds from issuance of ordinary shares and warrant exercises	210	—	—	—
Distributions paid	—	(53)	(74)	(111)

Net cash provided by (used in) financing activities	1,398	(10)	203	(106)

Effect of foreign currency exchange rate change on cash and cash equivalents	(1)	—	(2)	3

Net increase (decrease) in cash and cash equivalents	(181)	84	13	(41)
Cash and cash equivalents, beginning of period	437	54	41	82

Cash and cash equivalents, end of period	$256	$138	$54	$41

(Continued)

Consolidated Statements of Cash Flows (Continued)

Year Ended December 31, 2019 (Successor), Period from January 1, 2019 to September 30, 2019,

and Years Ended December 31, 2018 and 2017 (Predecessor)

(In Millions)

	Year Ended December 31, 2019 (Successor)	Period From January 1, 2019 Through September 30, 2019 (Predecessor)	Year Ended December 31, 2018 (Predecessor)	Year Ended December 31, 2017 (Predecessor)
Supplemental schedule of disclosures of cash flow information:
Cash paid for interest	$14	$19	$24	$8
Cash paid for income taxes, net of refunds	3	7	9	8
Non-cash accrued contingent consideration issued in business combinations	—	—	11	2
Ordinary shares issued in the APi Acquisition	291	—	—	—
Non-cash deferred purchase consideration issued in business combinations	147	—	—	—

See notes to consolidated financial statements.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

Note 1.	Nature of Business

APi Group Corporation (the “Company” or “APG”, formerly, J2 Acquisition Limited) is a provider of commercial life safety, specialty, and industrial services as a specialty contractor with a diversified customer base and broad contracted service offerings operating primarily in the United States. APG was incorporated with limited liability under the laws of the British Virgin Islands under the BVI Companies Act (as amended) on September 18, 2017. The Company was created by its founders (the “Founders”) for the purpose of acquiring a target company or business (the Acquisition). Until its acquisition of APi Group, Inc. (“APi Group”) on October 1, 2019, the Company had neither engaged in any operations nor generated any revenues. On October 1, 2019, the Company completed the acquisition of APi Group, a market-leading provider of commercial services (the “APi Acquisition”). (See Note 4 – “Business Combinations”).

Note 2.	Significant Accounting Policies

Principles of consolidation: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in entities over which the Company has significant influence but not control are accounted for using the equity method of accounting. These investments are initially recorded at cost and subsequently adjusted based on the Company’s proportionate share of earnings, losses and distributions from each entity.

APG is considered the acquirer of APi Group for accounting purposes and APi Group is the accounting Predecessor. The Company’s financial statement presentation for the APi Group financial information as of and for the periods presented prior to the APi Acquisition date are labeled “Predecessor”. The Company’s financial statements, including APi Group from the APi Acquisition date, are labeled “Successor”. The merger was accounted for as a business combination using the acquisition method of accounting, and the Successor financial statements reflect a new basis of accounting that is based on the fair value of the net assets acquired. Determining the fair value of certain assets and liabilities assumed is judgmental in nature and often involves the use of significant estimates and assumptions. See Note 4 – “Business Combinations” for a discussion of the fair values of assets and liabilities recorded in connection with the APi Acquisition.

As a result of the application of the acquisition method of accounting as of the effective date of the APi Acquisition, the accompanying consolidated financial statements include a black line division which indicates a differentiation that the Predecessor and Successor reporting entities shown are presented on a different basis and are, therefore, not comparable.

The historical financial information of the Company which was, prior to the APi Acquisition, an acquisition vehicle, has not been presented in financial statements as these historical amounts have not been considered meaningful. As an acquisition vehicle, the Company retained and invested the proceeds from its initial public offering (the “IPO”) and the funds were used to pay a portion of the cash consideration for the APi Acquisition.

Unaudited pro forma income information: The unaudited pro forma net income information presented on the face of the consolidated statements of operations gives effect to the conversion of APi Group to a C corporation. Prior to such conversion, APi Group was an S corporation and generally not subject to federal income taxes within the United States. The pro forma net income, therefore, includes an adjustment for income tax expense on the income attributable to controlling interest as if APi Group had been a C corporation for the period from January 1, 2019 through September 30, 2019, at an assumed combined federal, state, local and foreign effective income tax rate of 31.05%.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

Use of estimates: The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates include the estimation of total contract costs used for revenue and cost recognition from construction contracts, fair value estimates included in the accounting for acquisitions, valuation of long-lived assets and acquisition-related contingent consideration, self-insurance liabilities, income taxes and the estimated effects of litigation and other contingencies.

Foreign currency and currency translation: The assets and liabilities of foreign subsidiaries with a functional currency other than the U.S. dollar are translated into U.S. dollars at exchange rates in effect at year-end, with resulting translation gains or losses included within other comprehensive income or loss. Revenue and expenses are translated into U.S. dollars at average monthly rates of exchange in effect during the year. All of the Company’s foreign operations use their local currency as their functional currency. Currency gains or losses resulting from transactions executed in currencies other than the functional currency are included in other income or expense, net, in the consolidated statements of operations, and were not significant for 2019, 2018, and 2017.

Cash and cash equivalents: The Company considers all highly liquid investments purchased with an original maturity date of three months or less to be cash equivalents. The Company maintains cash in bank accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Fair value of financial instruments: The financial instruments of the Company include cash and cash equivalents, accounts and notes receivable, accounts payable, related-party assets and liabilities, acquisition-related contingent consideration and debt obligations.

Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal or most advantageous market as of the measurement date. ASC Topic 820, Fair Value Measurements, provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to and is composed of the following levels:

Level 1:	Observable inputs such as quoted prices for identical assets or liabilities in active markets.

Level 2:

Observable inputs other than quoted prices that are directly or indirectly observable for the asset or liability, including quoted prices for similar assets or liabilities in active markets; quoted prices for similar or identical assets or liabilities in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3:	Unobservable inputs that reflect the reporting entity’s own assumptions.

The carrying values of cash and cash equivalents, accounts receivable, other receivables, accounts payable, related-party assets and liabilities, and accrued liabilities approximates their fair values because of their short maturity. The carrying values of the notes receivable approximate their fair values based on the current rates of return on similar investments. The fair value of the Company’s revolving line of credit facilities and long-term debt are based on current lending rates for similar borrowings, assuming the debt is outstanding through maturity, and considering the collateral. The carrying values of long-term debt and revolving line of credit facilities approximate their fair values because of the variable interest rates of these instruments, which generally are reset monthly.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

The fair value of the Company’s interest rate swap is determined using standard pricing models and market-based assumptions for all significant inputs, such as yield curves and quoted spot and forward exchange rates. The fair value of the Company’s contingent consideration obligations is determined using a probability-weighted discounted cash flow method. This fair value measurement is based on significant unobservable inputs in the market and thus represents a Level 3 measurement within the fair value hierarchy.

Inventories: Inventories consist primarily of wholesale insulation products, contracting materials and supplies. Inventories are valued at the lower of cost or net realizable value, generally using the first-in, first-out method.

Property and equipment: Property and equipment, including additions, replacements and improvements, is stated at cost, or fair value for assets acquired in a business combination, less accumulated depreciation. Expenditures for maintenance and repairs are charged to operating expenses as incurred unless such expenditures extend the life of the asset or increase its capacity or efficiency. Depreciation expense is recognized over the estimated useful lives of the assets using the straight-line method. Leasehold improvements are amortized over the shorter of the term of the lease or the estimated useful lives of the improvements. Upon sale or disposition of property and equipment, the cost and related accumulated depreciation and amortization are removed from the consolidated balance sheets and any resulting gain or loss is recognized in the consolidated statements of operations.

Leases: The Company’s lease portfolio mainly consists of facilities, equipment and vehicles. Operating lease assets represent the Company’s right to use an underlying asset for the lease term whereas lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term (or at fair values in the case of those leases assumed in an acquisition). As most of the Company’s leases do not provide an implicit rate, the Company uses incremental borrowing rates that reflect its own external unsecured borrowing rates and are risk-adjusted to approximate secured borrowing rates over similar terms. These rates are assessed on a quarterly basis for measurement of new lease obligations. The operating lease assets also include any lease payments made less lease incentives. Leases with an initial term of less than 1 year are not recorded on the Company’s consolidated balance sheets. Operating lease expense is recognized on a straight-line basis over the lease term. Many leases include one or more options to renew, with renewal terms that can extend the lease term for several years. The exercise of lease renewal options is generally at the Company’s sole discretion. Certain leases also include options to purchase the leased assets. The depreciable life of assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise. The Company’s lease agreements contain lease and non-lease components, which are accounted for as a single lease component for all asset classes except for certain asset classes within its information technology arrangements. Operating lease right of use assets are reported as separate lines in the consolidated balance sheets. Finance leases are generally those leases that allow the Company to substantially utilize or pay for the entire asset over its estimated life. The Company’s accounting for finance leases (previously referred to as capital leases) remains substantially unchanged. For finance leases, the Company recognizes more expense in the initial years of total lease expense recognition due to the accretion of the lease liability and the straight-line amortization of the leased asset. Assets acquired under finance leases are recorded in property and equipment, net.

Goodwill: Goodwill represents the excess of cost over the fair market value of net tangible and identifiable intangible assets of acquired businesses. Goodwill is not amortized but instead is annually tested for impairment, or more frequently if events or circumstances indicate that the carrying amount of goodwill may be impaired. The Company (Predecessor) has recorded goodwill in connection with its historical acquisitions of businesses. Upon acquisition, these businesses were either combined into one of the existing components or managed on a stand-alone basis as an individual component.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

The components are aligned to one of the Company’s three reportable segments, Safety Services, Specialty Services, or Industrial Services. Goodwill is required to be measured for impairment at the reporting unit level, which represents the operating segment level or one level below the operating segment level for which discrete financial information is available.

Management identifies its reporting units by assessing whether components (i) have discrete financial information available; (ii) engage in business activities; and (iii) have a segment manager regularly review the component’s operating results. If two or more components are deemed economically similar, those components are aggregated into one reporting unit when performing the annual goodwill impairment test.

The Company early adopted ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, as of January 1, 2019. ASU 2017-04 eliminated the second step in goodwill impairment testing, which required that goodwill impairment losses be measured as the difference between the implied value of a reporting unit’s goodwill and its carrying amount. Under the new guidance, goodwill impairment losses are measured as the excess of a reporting unit’s carrying amount, including goodwill and related goodwill tax effects, over its fair value.

The Company performs its annual goodwill impairment assessment at October 1 each fiscal year, or more frequently if events or circumstances arise which indicate that goodwill may be impaired. An assessment can be performed by first completing a qualitative assessment on none, some or all of its reporting units. The Company can also bypass the qualitative assessment for any reporting unit in any period and proceed directly to the quantitative impairment test, and then resume the qualitative assessment in any subsequent period. Qualitative indicators that may trigger the need for annual or interim quantitative impairment testing include, among other things, deterioration in macroeconomic conditions, declining financial performance, deterioration in the operational environment, or an expectation of selling or disposing of a portion of a reporting unit. Additionally, a significant change in business climate, a loss of a significant customer, increased competition, a sustained decrease in share price, or a decrease in estimated fair value below book value may trigger the need for interim impairment testing of goodwill associated with one or more reporting units.

If the Company believes that, as a result of its qualitative assessment, it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. The quantitative test involves comparing the fair value of each reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recorded as a reduction to goodwill with a corresponding charge to earnings in the period the goodwill is determined to be impaired. The income tax effect associated with an impairment of tax-deductible goodwill is also considered in the measurement of the goodwill impairment. Any goodwill impairment is limited to the total amount of goodwill allocated to that reporting unit.

The Company determines the fair value of its reporting units using a combination of the income approach (discounted cash flow method) and market approach (guideline transaction method and guideline public company method). Management weighs each of the methods applied to determine the fair value of its reporting units.

Under the discounted cash flow method, the Company determines fair value based on the estimated future cash flows for each reporting unit, discounted to present value using a risk-adjusted industry weighted-average cost of capital, which reflects the overall level of inherent risk for each reporting unit and the rate of return an outside investor would expect to earn. Cash flow projections are derived from budgeted amounts (typically a one-year model) and subsequent period cash flows are developed for each reporting unit using growth rates that management believes are reasonably likely to occur from a market participant’s standpoint. All cash flow projections by reporting unit are evaluated by management. A terminal value is derived by capitalizing free cash flow into perpetuity. The capitalization rate is derived from the weighted-average cost of capital and the estimated long-term growth rate for each reporting unit.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

Under the guideline transaction and guideline public company methods, the Company determines the estimated fair value for each of its reporting units by applying transaction multiples and public company multiples, respectively, to each reporting unit’s applicable earnings measure. The transaction multiples are based on observed purchase transactions for similar businesses adjusted for size, diversification and risk. The public company multiples are based on peer group multiples adjusted for size, growth, risk and margin.

See Note 7 – “Goodwill and Intangibles” for additional detail on goodwill and other intangible assets.

Impairment of long-lived assets excluding goodwill: The Company periodically reviews the carrying amount of its long-lived asset groups, including property and equipment and other identifiable intangibles subject to amortization, when events or changes in circumstances such as asset utilization, physical change, legal factors or other matters indicate the carrying value may not be recoverable. If facts or circumstances support the possibility of impairment, the Company will compare the carrying value of the asset or asset group with the undiscounted future cash flows related to the asset or asset group. If the carrying value of the asset or asset group is greater than its undiscounted cash flows, the resulting impairment will be determined as the difference between the carrying value and the fair value, where fair value is determined for the carrying amount of the specific asset groups based on discounted future cash flows or appraisal of the asset groups.

Definite-lived intangibles: Intangibles consist of trade names, customer relationships and backlog intangibles. The trade names and customer relationships are amortized over their estimated useful lives, which range from 8 to 15 years. Backlog intangibles are calculated using the excess earnings model, which is based on an estimated margin on uncompleted contracts that is consistent with a market participant assumption at date of acquisition. Backlog intangibles are amortized over a period of 15 months.

Valuation of assets held for sale: As of December 31, 2019, the Company had two businesses which constituted disposal groups classified as held for sale. Upon designation as held for sale, the Company ceased recording depreciation on those disposal groups and assessed each for impairment by comparing the fair value of the disposal groups to their carrying values. The fair value of the disposal groups is estimated using a market multiple approach or negotiated sales values, where applicable. The Company uses various assumptions to estimate fair value under the market multiple approach, including estimating the market multiples expected from the eventual sale of the disposal groups based on information obtained as a result of its marketing process.

Insurance liabilities: Accrued liabilities include management’s best estimates of amounts expected to be incurred for health insurance claims, workers’ compensation, general liability and automobile liability losses. The estimates are based on claim reports provided by the insurance carrier, management’s best estimates, and the maximum premium for a policy period. The amounts the Company will ultimately incur could differ in the near term from the estimated amounts accrued. At December 31, 2019 (Successor) and December 31, 2018 (Predecessor), the Company had accrued $53 and $57, respectively, relating to workers’ compensation, general and automobile claims, with $33 and $38, respectively, included in other noncurrent liabilities. The Company recorded a receivable from the insurance carriers of $7 and $10 at December 31, 2019 (Successor) and December 31, 2018 (Predecessor), respectively, to offset the liabilities due above the Company’s deductible, which, under contract, are payable by the insurance carrier. The Company has outstanding letters of credit as collateral totaling approximately $65 and $61 at December 31, 2019 (Successor) and December 31, 2018 (Predecessor), respectively. The Company had $4 accrued within accrued salaries and wages relating to outstanding health insurance claims at December 31, 2019 (Successor) and December 31, 2018 (Predecessor).

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

Share-based compensation: The Company recognizes share-based compensation over the requisite service period of the awards (usually the vesting period) based on the grant date fair value of awards. An offsetting increase to shareholders’ equity will be recorded equal to the amount of the compensation expense charge. For stock option grants with performance-based milestones, the expense is recorded over the service period after the achievement of the milestone is probable or the performance condition is achieved. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model on the date of grant. Grants of restricted stock units are valued based on the closing market share price of the Company’s stock on the date of grant.

Shareholders’ Equity: In connection with the IPO, the Company issued two classes of stock: ordinary shares, which equate to common shares under U.S. GAAP, and Founder Preferred Shares which equate to preferred shares under U.S. GAAP. The Founder Preferred Shares were issued at $10.00 per share to Mariposa Acquisition IV, LLC (the “Founder Entity”), an entity controlled by the Founders. The potential value of the Founder Preferred Shares dividend was determined to be equity classified in accordance with ASC 718, Compensation – Stock Compensation. The preferred shares do not have a par value or stated value and thus the have been recorded in additional paid-in capital. See Note 17 – “Shareholders’ Equity”.

Warrants: The Company issued warrants with its ordinary shares and Founder Preferred Shares that were determined to be equity classified in accordance with ASC 815, Derivatives and Hedging (see Note 17 – “Shareholders’ Equity”). The fair value of the warrants was recorded as additional paid-in capital on the issuance date, and no further adjustments were made.

Earnings Per Share: Basic earnings per ordinary share excludes dilution and is computed by dividing net income by the weighted average number of ordinary shares outstanding during the period. The Company has determined that its Founder Preferred Shares are participating securities as the Founder Preferred Shares participate in undistributed earnings on an as-if-converted basis. Accordingly, the Company used the two-class method of computing earnings per share, for ordinary and Founder Preferred Shares according to participation rights in undistributed earnings. Under this method, net income applicable to holders of ordinary shares is allocated on a pro rata basis to the holders of ordinary and Founder Preferred Shares to the extent that each class may share income for the period; whereas undistributed net loss is allocated to ordinary shares because Founder Preferred Shares are not contractually obligated to share the loss.

Revenue recognition and contract costs: The Company adopted the requirements of Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which is also referred to as FASB Accounting Standards Codification (ASC) Topic 606, under the modified retrospective transition approach effective January 1, 2018, with application to all existing contracts that were not complete as of January 1, 2018. The Company also adopted ASC Subtopic 340-40, Other Assets and Deferred Costs—Contracts with Customers, related to the accounting for costs to obtain and costs to fulfill a contract simultaneously with ASC 606. Refer to Note 6 – “Revenue”, for further discussion on the Company’s revenue recognitions policies.

The difference between the recognition criteria under ASC 606 and ASC 340 and the Company’s previous revenue recognition practices under the historical guidance, ASC Subtopic 605-35, was recognized through a cumulative effect adjustment of approximately $1 that was made to the opening balance of retained earnings as of January 1, 2018 (Predecessor). The offsetting adjustments were to prepaid assets and other current assets, which includes the immaterial deferred contract fulfillment costs, and contract assets and liabilities. Consistent with the modified retrospective transition approach, the comparative 2017 prior period was not restated.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

Income taxes and distributions: The Company is incorporated under the laws of the British Virgin Islands. Immediately following the APi Acquisition, pursuant to Internal Revenue Code section 7874(b), the Company became a US tax paying entity for all purposes of the Internal Revenue Code.

Prior to APi Group’s conversion to a C corporation, the APi Group stockholders elected to treat the Company as a Subchapter S corporation under sections of the federal and state income tax laws, which provide that, in lieu of corporate income taxes, the stockholders separately account for the Company’s items of income, deductions, losses and credits. Distributions were declared periodically in amounts that were intended to cover the individual stockholder’s income tax liabilities arising from the taxable income of the Company and for other purposes. For APi Group’s Canadian and U.K. subsidiaries, along with certain states that did not recognize Subchapter S corporations, APi Group paid corporate income taxes and recorded a tax provision for the anticipated consequences of the results of APi Group’s operations.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date.

The Company recognizes the effect of income tax positions only if those positions are more-likely-than-not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties relating to unrecognized tax benefits and penalties in income tax expense.

Note 3.	Recent accounting pronouncements

Accounting standards issued and adopted:

In October 2018, the FASB issued ASU No. 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities. ASU 2018-17 guidance eliminates the requirement that entities consider indirect interests held through related parties under common control in their entirety when assessing whether a decision-making fee is a variable interest. Instead, the reporting entity will consider such indirect interests on a proportionate basis. This pronouncement is effective for fiscal years ending after December 15, 2019, with early adoption permitted. The Company adopted this guidance as of January 1, 2018. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force). The new guidance requires a customer in a cloud computing arrangement that is a service contract to follow the internal-use software guidance in ASC Subtopic 350-402 to determine which implementation costs to capitalize as assets. The guidance is effective for fiscal years beginning after December 15, 2019, with early adoption permitted. The Company adopted this guidance as of January 1, 2018. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The standard eliminates the requirement to measure the implied fair value of goodwill by assigning the fair value of a reporting unit to all assets and liabilities within that unit (the Step 2 test) from the goodwill impairment test. Instead, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to that excess, limited by the amount of goodwill in that reporting unit. The standard is effective for the Company for fiscal years beginning after December 15, 2019 with early adoption permitted. The Company (Predecessor) adopted ASU 2017-04 on January 1, 2017, for goodwill impairment testing. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The changes to the definition of a business will likely result in more acquisitions being accounted for as asset acquisitions rather than business combinations across all industries, particularly in real estate, pharmaceuticals and life sciences, and oil and gas. The new guidance will also affect the accounting for disposal transactions. ASU 2017-01 is effective for annual and interim periods for fiscal years beginning after December 15, 2017. The Company (Predecessor) adopted this guidance on January 1, 2017, and the adoption did not have a material impact on the consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force). The new guidance is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. ASU 2016-15 is effective for annual and interim periods for fiscal years beginning after December 15, 2017, and requires application using a retrospective transition method. The Company adopted this guidance on January 1, 2018, and the adoption did not have a material impact on the consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). ASU 2016-02, including all the related amendments subsequent to its issuance, will supersede the current guidance for lease accounting. Lessees will be required to recognize a right-of-use (“ROU”) asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The liability will be equal to the present value of the lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. For income statement purposes, a dual model was retained, requiring leases to be classified as either operating or finance leases. Operating leases will result in straight-line expense (similar to current operating leases) while finance leases will result in a front-loaded expense pattern (similar to current capital leases). The Company has made an accounting policy election available under the new lease standard to not recognize lease assets and lease liabilities for leases with a term of 12 months or less.

The Company adopted ASU 2016-02 on January 1, 2019, using the optional transition method to the modified retrospective approach, which eliminates the requirement to restate the prior period financial statements. Under this transition provision, the Company has applied ASU 2016-02 to reporting periods beginning on January 1, 2019, while prior periods continue to be reported and disclosed in accordance with the legacy guidance under ASC Topic 840, Leases (“ASC 840”). The adoption did not result in a material cumulative-effect adjustment to the opening balance of retained earnings. A number of practical expedients are also available under the new guidance. The Company has elected the “package of practical expedients” that will retain lease classification and initial direct costs for any identified leases that exist prior to adoption of the standard. The Company has not elected to adopt the “hindsight” practical expedient, and therefore will measure the ROU asset and lease liability using the remaining portion of the lease term at adoption on January 1, 2019.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

Adoption of the new lease standard resulted in the recording of additional operating lease ROU assets and operating lease liabilities of approximately $86 each at January 1, 2019 (Predecessor) and additional operating lease ROU assets and operating lease liabilities of approximately $105 and $104, respectively, at December 31, 2019 (Successor). The adoption of the new lease standard did not materially impact the Company’s consolidated net earnings or consolidated cash flows. See Note 11 – “Leases” for further disclosure on impacts to the Company’s consolidated balance sheets.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments–Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which primarily affects the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the FASB clarified guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available for sale debt securities. The accounting for other financial instruments, such as loans, investments in debt securities, and financial liabilities is largely unchanged. ASU 2016-01 is effective for annual and interim periods for fiscal years beginning after December 15, 2017. The Company adopted this guidance on January 1, 2018, and the adoption did not have a material impact on the consolidated financial statements.

In May 2014, the Financial Accounting Standards Board (FASB) issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which requires revenue to be recognized based on the amount an entity is expected to be entitled to for promised goods or services provided to customers. The standard also requires expanded disclosures regarding contracts with customers. The guidance in this standard supersedes the revenue recognition requirements in ASC Subtopic 605-35, Revenue Recognition—Construction-Type and Production-Type Contracts, and most industry-specific guidance. As discussed above, the Company (Predecessor) adopted the requirements of ASC 606, under the modified retrospective transition approach effective January 1, 2018, with application to all existing contracts that were not substantially completed as of January 1, 2018.

Accounting standards issued but not yet adopted:

In January 2020, the FASB issued ASU 2020-01, Investments-Equity Securities (Topic 321), Investments-Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815): Clarifying the Interactions between Topic 321, Topic 323, and Topic 815 (“ASU 2020-01”) to clarify the interaction in accounting for equity securities under Topic 321, investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounted for under Topic 815. ASU 2020-01 is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the potential effect of this ASU on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which eliminates certain exceptions to the existing guidance for income taxes related to the approach for intra-period tax allocations, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. This ASU also simplifies the accounting for income taxes by clarifying and amending existing guidance related to the effects of enacted changes in tax laws or rates in the effective tax rate computation, the recognition of franchise tax and the evaluation of a step-up in the tax basis of goodwill, among other clarifications. ASU 2019-12 is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the potential effect of this ASU on its consolidated financial statements.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. The ASU removes the requirement to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy; the policy for timing of transfers between levels; and the valuation processes for Level 3 fair value measurements. The ASU requires disclosure of changes in unrealized gains and losses for the period included in other comprehensive income (loss) for recurring Level 3 fair value measurements held at the end of the reporting period and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. The Company is evaluating the impact that the adoption of this guidance will have on the disclosures in its consolidated financial statements but does not expect this guidance to have an impact on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, to replace the incurred loss model for financial assets measured at amortized cost and require entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. For trade and other receivables, loans and other financial instruments, the Company will be required to use a forward-looking expected loss model rather than the incurred loss model for recognizing credit losses which reflects losses that are probable. The guidance is effective for fiscal years beginning after December 15, 2019. Early adoption is permitted for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company does not expect this guidance to have a material impact on its consolidated financial statements.

Note 4.	Business Combinations

On September 2, 2019, the Company entered into an agreement (the “Purchase Agreement”) to acquire all of the issued and outstanding capital stock of APi Group, a market-leading provider of commercial safety services, specialty services and industrial services, with operations primarily in the United States, Canada and the United Kingdom. In accordance with the terms of the Purchase Agreement, on October 1, 2019, the Company completed the APi Acquisition and obtained control of APi Group and, concurrently, changed its name to APi Group Corporation.

During the period from January 1, 2019 through September 30, 2019, APi Group incurred pre-acquisition transaction costs of $5, which were expensed and are included as a component of selling, general and administrative expense in the Predecessor consolidated statement of operations. Transaction costs for APG for the year ended December 31, 2019 totaled $18, which were expensed and are included as a component of selling, general and administrative expenses in the Successor consolidated statement of operations.

In addition to the transaction costs that were expensed, APi Group incurred and paid an investment banking success fee and insurance fees totaling approximately $27. These fees were solely contingent upon the successful completion of the business combination and did not include any future service requirements. As such, these costs are presented “on the line” and are not reflected in either Predecessor or Successor consolidated statements of operations. “On the line” describes those expenses triggered by the consummation of a business combination that were incurred by the acquiree, that are not recognized in the consolidated statement of operations of either the Predecessor or Successor as they are not directly attributable to either period but instead were contingent on the business combination.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

The aggregate purchase price consideration transferred to the shareholders of APi Group (the “Sellers”) totaled $3,003, which included: i) a cash payment made at closing of $2,565, net of cash acquired; ii) deferred purchase consideration with an estimated fair value of $147; and iii) 28,373,000 ordinary shares of the Company with a value of $291. The Company funded the cash portion of the purchase price with a combination of cash on hand, a $1.2 billion term loan under a new term loan facility (see Note 12 – “Debt”) and approximately $207 of proceeds from a warrant exercise (see Note 17 – “Shareholders’ Equity”).

The deferred purchase price consideration is an estimate of future payments to be made to the Sellers pursuant to the terms of the Purchase Agreement upon final determination of certain income tax related matters. Prior to the APi Acquisition, APi Group was structured for United States (“US”) income tax purposes as a “flow through entity”. Pursuant to the terms of the Purchase Agreement, the Company will pay to the Sellers the following amounts: i) up to $130 related to an Internal Revenue Code (“IRC”) Section 338(h)(10) election made by the Sellers; ii) up to $22.5 for IRC Section 965 taxes incurred by the Sellers and; iii) an amount sufficient to cover the Sellers’ state and federal tax liabilities for 2019. These deferred payments are expected to be paid to the Sellers in two installment payments over the course of approximately 18 months. A final determination of the amounts of deferred purchase consideration due to the Sellers will not be determined until such time that the Company files its final 2019 tax return. The Company expects to file its final 2019 tax returns no later than the third quarter of 2020. The fair value of the deferred purchase consideration is based on management’s estimated amounts and timing of future payments, discounted utilizing rates ranging from 2.6% to 2.8% to reflect market participant assumptions. The discount rate utilized was a risk-free rate selected based on the nearest risk-free rate term associated with the payments of the deferred purchase consideration, with a credit risk premium applied as the payments are not risk-free.

The estimated fair value of the Company’s capital stock issued as purchase consideration was determined in accordance with ASC 820, Fair Value Measurement (“ASC 820”).

The APi Acquisition was accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805, Business Combinations (“ASC 805”). The purchase price has been preliminarily allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based upon their estimated fair values, with the exception of the following: i) pre-acquisition contingencies which are recognized and measured in accordance with ASC 450, Contingencies (“ASC 450”) if fair value cannot be determined; ii) indemnification assets which are recognized and recorded in accordance with ASC 805 consistent with that used to measure the liabilities to which they relate, subject to any contractual limitations; iii) deferred income tax assets acquired and liabilities assumed are recognized and measured in accordance with ASC 740, Income Taxes; iv) certain lease related assets and liabilities which are measured and recognized in accordance with ASC 842, Leases and; v) assets held for sale which are measured in accordance with ASC 360, Impairment or Disposal of Long-Live Assets. The Company has not finalized its accounting for the APi Acquisition as this transaction occurred during the fourth quarter of 2019. The areas of the purchase price allocation that are not yet finalized are primarily related to the valuation of: i) property and equipment; ii) intangible assets; iii) lease-related assets and liabilities; iv) indemnification assets and; v) pre-acquisition contingencies. Additionally, the purchase price allocation is provisional for income tax-related matters and a final determination of deferred purchase consideration. The Company anticipates it will finalize its accounting for the APi Acquisition, including the allocation of goodwill to reporting units, during the third quarter of 2020. Through the date the financial statements were available to be issued, there have been no measurement period adjustments that have been identified to date.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

The excess of the purchase price over the tangible and intangible assets acquired and liabilities assumed has been recorded as goodwill. The APi Acquisition resulted in recorded goodwill as a result of a higher consideration multiple paid relative to prior similar acquisitions driven by maturity and quality of the operations and industry, including workforce, and how the Company expects to leverage this business within the public capital markets to create additional value for its shareholders. The Company has assigned the provisional goodwill to its reportable segments as follows: i) Safety Services—$639; ii) Specialty Services—$290; iii) Industrial Services—$52. Under the terms of the Purchase Agreement, the Sellers made a Section 338(h)(10) election under the US IRC. Accordingly, goodwill attributable to the US operating subsidiaries and the step-up to fair value allocated to US domiciled property and equipment and intangible assets reflected in the acquisition date balance sheet are expected to be deductible for US income tax purposes. The provisional amount of goodwill that is expected to be deductible for US income tax purposes is $902.

The following table summarizes the preliminary fair value of consideration transferred and the preliminary estimated fair values of the assets acquired and liabilities assumed at the date of the APi Acquisition:

Cash paid at closing	$2,703
Deferred consideration	147
Share consideration—28,373,000 APG ordinary shares	291

Total consideration	$3,141

Cash	$138
Accounts receivable	770
Contract assets	350
Other current assets	182
Property and equipment	416
Finance and operating lease right of use assets	102
Other noncurrent assets	72
Assets held for sale	14
Intangibles	1,182
Goodwill	981
Accounts payable	(188)
Contract liabilities	(206)
Accrued expenses	(392)
Other current liabilities	(57)
Operating lease liability	(101)
Finance lease liability	(18)
Deferred tax liability	(25)
Other noncurrent liabilities	(79)

Net assets aquired	$3,141

The fair value of the acquired trade accounts receivables approximates the carrying value of trade accounts receivables due to the short-term nature of the expected timeframe to collect the amounts due to the Company and the contractual cash flows, which are expected to be collected related to these receivables.

As part of the purchase price allocation, the Company determined the identifiable intangible assets were: i) customer relationships; ii) tradenames and trademarks and; iii) contractual backlog.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

The fair value of the intangible assets was estimated using variations of the income approach. Specifically, the excess earnings method was utilized to estimate the fair value of the customer relationships and the contractual backlog and the relief from royalty method was utilized to estimate the fair value of the tradenames and trademarks. The customer relationships intangible asset pertains to APi Group’s non-contractual relationships with its customers. Tradenames and trademarks relate to the individual acquired subsidiaries’ names and overall consolidated group name and related industry recognition. Contractual backlog represents the expected remaining cash flows to be received under non-cancellable customer contracts, which are anticipated to be completed within the next 15 months. The cash flow projections were discounted using rates ranging from 15.7% to 17.5%. The cash flows were based on estimates used to price the transaction, including market participant considerations, and the discount rates applied were benchmarked with reference to the implied rate of return from the transaction model and the weighted average cost of capital.

The following table summarizes the preliminary fair value of the identifiable intangible assets:

Contractual backlog	$112
Customer relationships	762
Tradenames and trademarks	308

Total intangibles	$1,182

The estimated useful lives over which the intangible assets will be amortized are as follows: customer relationships (8 years), tradenames and trademarks (15 years), and contractual backlog (15 months).

Pursuant to the terms of the Purchase Agreement, approximately $2 of cash consideration and $18 of share consideration (1,746,342 ordinary shares) were placed into escrow. The cash escrow and share consideration escrow represent escrow accounts established for consideration adjustments related to the employee stock ownership plan (“ESOP”) shareholders. The share consideration placed in escrow is specifically related to any indemnification matters, including certain specifically identified indemnification matters in the Purchase Agreement (the “Indemnity Escrow Account”) related to pre-acquisition asserted claims and litigation. The Indemnity Escrow Account will expire on the later of March 31, 2021 or the receipt of the Final Determination Letter (as defined in the Purchase Agreement) in relation to the termination of the ESOP, to the extent there are no submitted but unsettled indemnification claims at that date. Prior to the APi Acquisition, the ESOP shareholders held an approximately 36% ownership interest in APi Group. Pursuant to the terms of the Purchase Agreement, the Purchase Agreement contains an indemnification cap of $45. For any indemnification claims that are identified, the pro-rata portion that relates to the ESOP shareholders of APi Group will be paid from the Indemnity Escrow Account up to $18. For any indemnification claims that are identified, the pro-rata portion that relates to the non-ESOP shareholders of APi Group will require settlement directly from those former shareholders.

The purchase agreements related to APi Group’s previously completed acquisitions typically included deferred payment provisions to the former owners, who became employees of APi Group. The provisions are made up of two general types of arrangements both of which are contingent on the future performance of the acquired entity; contingent compensation and contingent consideration. Compensation arrangements are also contingent on the former owner’s future employment with APi Group. The expense related to contingent compensation arrangements is recognized over the required employment period which is typically three to five years. Contingent consideration arrangements are not contingent on employment and are included as part of purchase consideration at the time of the initial acquisition. Both the compensation-type and contingent consideration arrangements are typically paid over a three- to five-year period.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

The total contingent compensation arrangement liability assumed as part of the APi Acquisition was $27. The total contingent compensation arrangement liability was $30 and $29 at December 31, 2019 (Successor), and 2018 (Predecessor), respectively. The maximum payout of these arrangements upon completion of the future performance periods is $99, inclusive of the $30 accrued as of December 31, 2019. The contingent compensation liability is included in contingent consideration and compensation liabilities for all periods presented. Compensation expense is recognized based on the individual arrangement’s portion of the earnings achieved compared to the cumulative earnings target set in the arrangement in conjunction with the portion of the required employment period that has passed compared to what is remaining.

The total accrued contingent consideration obligation assumed as part of the APi Acquisition was $8 which is included in other accrued and other noncurrent liabilities as of October 1, 2019.

The fair value of the contingent consideration obligations assumed related to APi Group’s previously completed acquisitions is determined using a probability-weighted discounted cash flow method. This fair value measurement is based on significant unobservable inputs in the market and thus represents a Level 3 measurement within the fair value hierarchy. This analysis reflects the contractual terms of the purchase agreements (e.g., potential payment amounts, length of measurement periods, manner of calculating any amounts due, etc.) and utilizes assumptions with regard to future cash flows, probabilities of achieving such future cash flows and a discount rate. There are no elements of contingent consideration related to the APi Acquisition, other than those liabilities assumed related to APi Group’s previously completed acquisitions. See Note 8 – “Fair Value of Financial Instruments” for further information regarding the contingent consideration liabilities.

In conjunction with the APi Acquisition, the Company acquired certain assets that qualified as held for sale. Accordingly, these assets were recognized by the Company in purchase accounting at fair value less the cost to sell and totaled $14. Substantially all of these assets were subsequently sold by the Company during 2019.

Prior to the APi Acquisition, one of the APi Group subsidiaries was the subject of a class action lawsuit in which the plaintiffs claim the company owed unpaid overtime wages stemming from its alleged misclassification of employees as exempt from time-and-a-half pay under the Fair Labor Standards Act (FLSA). During September 2019, prior to the APi Acquisition, a tentative settlement was reached under which APi Group agreed to pay $19 to the participants in the class action. Accordingly, pursuant to ASC 805, a liability for this pre-acquisition contingency has been recognized. This matter was included as a specifically identified indemnification matter in the Purchase Agreement for which the Company has been indemnified. The Company has recognized an indemnification asset related to this matter in purchase accounting, as the amount is deemed realizable based on the contractual nature of this item, which is specified in the Purchase Agreement.

The results of operations for APi Group are included in the consolidated financial statements of the Company from the date of acquisition. Total revenues presented in the Successor statement of operations for the year ended December 31, 2019 are attributable to APi Group, including the following amounts contributed to the Company’s reportable segments as follows: Safety Services—$435, Specialty Services—$386, and Industrial Services—$167. APi Group’s net income subsequent to the APi Acquisition date was $7.

The following unaudited pro forma consolidated financial information reflects the results of operations of the Company for the year ended December 31, 2019 (Successor) and 2018 (Predecessor) as if the APi Acquisition and related financing had occurred as of January 1, 2018, after giving

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

effect to certain purchase accounting and financing adjustments. These amounts are based on financial information of APi Group and is not necessarily indicative of what Company’s operating results would have been had the acquisition and related financing taken place on January 1, 2018.

	2019 (Successor)	2018 (Predecessor)
Net revenue	$4,092	$3,728
Net loss	(203)	(109)

Pro forma financial information is presented as if the operations of APi Group had been included in the consolidated results of the Company since January 1, 2018, and gives effect to transactions that are directly attributable to the APi Acquisition and related financing. Successor and Predecessor periods have been combined in the pro forma for the year ended December 31, 2019 with pro forma adjustments to adjust for the different basis in accounting between the Successor and the Predecessor. Adjustments include: Additional depreciation and amortization expense related to the fair value of acquired property and equipment and intangible assets as if such assets were acquired on January 1, 2018; Interest expense under the Company’s $1.2 billion term loan under a new term loan facility as if the amount borrowed to partially finance the purchase price was borrowed on January 1, 2018; Adjustments for interest and investment income on cash and cash equivalents and investments in marketable securities held by the Company for the years ended December 31, 2019 and 2018 related to the IPO proceeds generated and invested until the completion of the APi Acquisition as the pro forma financial statements assume that the IPO financing occurred on January 1, 2018 and the proceeds were used to complete the APi Acquisition concurrently.

Further adjustments assume income taxes for the Predecessor periods based on a blended US federal and state statutory rate.

Total transaction costs of $23, $5 (Predecessor) and $18 (Successor), which were expensed and have been included as a component of selling, general and administrative expenses were reflected as if the transaction occurred as of January 1, 2018.

Note 5.	Divestitures and Held for Sale

During the fourth quarter 2019, the Company determined its intent to sell or otherwise discontinue operations of two subsidiaries in its Industrial Services segment and has classified the net book value of those companies as held for sale at December 31, 2019. The following table presents information related to the major classes of assets and liabilities that were classified as assets and liabilities held for sale in the consolidated balance sheets:

2019 (Successor)
Property and equipment, net	$9
Goodwill	1
Intangible assets, net	10

Total assets held for sale	$20

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

Note 6.	Revenue

Under ASC 606, revenue is recognized when, or as, control of promised goods and services is transferred to customers, and the amount of revenue recognized reflects the consideration to which an entity expects to be entitled in exchange for the goods and services transferred. The adoption of ASC 606 did not have a material effect on the timing or amount of revenue recognized as compared with the Company’s previous revenue recognition practices for the year ended December 31, 2018. Revenue is primarily recognized by the Company over time utilizing the cost-to-cost measure of progress, consistent with the Company’s previous revenue recognition practices. Revenue recognized at a point in time relates primarily to distribution contracts and was approximately $20, $56, $70 and $64 for the year ended December 31, 2019 (Successor), the period from January 1, 2019 through September 30, 2019 (Predecessor), and the years ended December 31, 2018 and 2017 (Predecessor), respectively.

Contracts with customers: The Company derives revenue primarily from safety services, specialty services and industrial services contracts with a duration of less than one week to three years, with the majority of contracts with durations of less than six months, which are subject to multiple pricing options, including fixed price, unit price, time and materials, or cost plus a markup. The Company also enters into fixed-price service contracts related to monitoring, maintenance and inspection of safety systems. The Company may utilize subcontractors in the fulfillment of its performance obligations. When doing so, the Company is considered the principal in these transactions and revenue is recognized on a gross basis.

Revenue for fixed price agreements is generally recognized over time using the cost-to-cost method of accounting, which measures progress based on the cost incurred to total expected cost in satisfying its performance obligation. The cost-to-cost method is used as it best depicts the continuous transfer of control of goods or services to the customer. Costs incurred include direct materials, labor and subcontract costs, and indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. These contract costs are included in the results of operations under cost of sales. Labor costs are considered to be incurred as the work is performed. Subcontractor labor is recognized as the work is performed.

Revenue from time and material construction contracts is recognized as the services are provided and is equal to the sum of the contract costs incurred plus an agreed upon markup. Revenue earned from distribution contracts is recognized upon shipment or performance of the service.

The cost estimation process for recognizing revenue over time under the cost-to-cost method is based on the professional knowledge and experience of the Company’s project managers, engineers and financial professionals. Management reviews estimates of total contract transaction price and total project costs on an ongoing basis. Changes in job performance, job conditions and management’s assessment of expected variable consideration are factors that influence estimates of the total contract transaction price, total costs to complete those contracts and the Company’s profit recognition. Changes in these factors could result in cumulative revisions to revenue in the period in which the revisions are determined, which could materially affect the Company’s consolidated results of operations for that period. Provisions for estimated losses on uncompleted contracts are recorded in the period in which such estimated losses are determined.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

The Company disaggregates its revenue from contracts with customers primarily by segment, service type, and country, as the nature, timing and uncertainty of cash flows are relatively consistent within each of these categories. For the year ended December 31, 2017, revenues from construction contracts were recognized in accordance with ASC Subtopic 605-35, Revenue Recognition—Construction-Type and Production-Type Contracts. Disaggregated revenue information is as follows:

	Year Ended December 31, 2019 (Successor)
	Safety Services	Specialty Services	Industrial Services	Corporate and Eliminations	Consolidated
Life safety	$340	$—	$—	$—	$340
Mechanical	95	—	—	—	95
Infrastructure/Utility	—	225	—	—	225
Fabrication	—	38	—	—	38
Specialty contracting	—	123	—	—	123
Transmission	—	—	100	—	100
Civil	—	—	21	—	21
Inspection	—	—	46	—	46
Corporate and eliminations	—	—	—	(3)	(3)

Net revenues	$435	$386	$167	$(3)	$985

	Period From January 1, 2019 Through September 30, 2019 (Predecessor)
	Safety Services	Specialty Services	Industrial Services	Corporate and Eliminations	Consolidated
Life safety	$1,038	$—	$—	$—	$1,038
Mechanical	304	—	—	—	304
Infrastructure/Utility	—	645	—	—	645
Fabrication	—	114	—	—	114
Specialty contracting	—	348	—	—	348
Transmission	—	—	443	—	443
Civil	—	—	45	—	45
Inspection	—	—	182	—	182
Corporate and eliminations	—	—	—	(12)	(12)

Net revenues	$1,342	$1,107	$670	$(12)	$3,107

	Year Ended December 31, 2018 (Predecessor)
	Safety Services	Specialty Services	Industrial Services	Corporate and Eliminations	Consolidated
Life safety	$1,322	$—	$—	$—	$1,322
Mechanical	383	—	—	—	383
Infrastructure/Utility	—	733	—	—	733
Fabrication	—	142	—	—	142
Specialty contracting	—	484	—	—	484
Transmission	—	—	455	—	455
Civil	—	—	68	—	68
Inspection	—	—	200	—	200
Corporate and eliminations	—	—	—	(59)	(59)

Net revenues	$1,705	$1,359	$723	$(59)	$3,728

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

	Year Ended December 31, 2017 (Predecessor)
	Safety Services	Specialty Services	Industrial Services	Corporate and Eliminations	Consolidated
Life safety	$1,171	$—	$—	$—	$1,171
Mechanical	430	—	—	—	430
Infrastructure/Utility	—	498	—	—	498
Fabrication	—	121	—	—	121
Specialty contracting	—	444	—	—	444
Transmission	—	—	253	—	253
Civil	—	—	67	—	67
Inspection	—	—	119	—	119
Corporate and eliminations	—	—	—	(57)	(57)

Net revenues	$1,601	$1,063	$439	$(57)	$3,046

	Year Ended December 31, 2019 (Successor)
	Safety Services	Specialty Services	Industrial Services	Corporate and Eliminations	Consolidated
United States	$385	$386	$153	$(3)	$921
Canada and UK	50	—	14	—	64

Net revenues	$435	$386	$167	$(3)	$985

	Period From January 1, 2019 Through September 30, 2019 (Predecessor)
	Safety Services	Specialty Services	Industrial Services	Corporate and Eliminations	Consolidated
United States	$1,185	$1,107	$603	$(12)	$2,883
Canada and UK	157	—	67	—	224

Net revenues	$1,342	$1,107	$670	$(12)	$3,107

	Year Ended December 31, 2018 (Predecessor)
	Safety Services	Specialty Services	Industrial Services	Corporate and Eliminations	Consolidated
United States	$1,505	$1,359	$654	$(59)	$3,459
Canada and UK	200	—	69	—	269

Net revenues	$1,705	$1,359	$723	$(59)	$3,728

	Year Ended December 31, 2017 (Predecessor)
	Safety Services	Specialty Services	Industrial Services	Corporate and Eliminations	Consolidated
United States	$1,408	$1,063	$403	$(57)	$2,817
Canada and UK	193	—	36	—	229

Net revenues	$1,601	$1,063	$439	$(57)	$3,046

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

The Company’s contracts with its customers generally require significant services to integrate complex activities and equipment into a single deliverable, and are therefore generally accounted for as a single performance obligation to provide a single contracted service for the duration of the project. For contracts with multiple performance obligations, the transaction price of a contract is allocated to each performance obligation and recognized as revenue when or as the performance obligation is satisfied using the estimated stand-alone selling price of each distinct good or service. The stand-alone selling price is estimated using the expected cost plus a margin approach for each performance obligation. The aggregate amount of transaction price allocated to the performance obligations that are unsatisfied as of December 31, 2019 (Successor), was $1.3 billion.

When more than one contract is entered into with a customer on or close to the same date, management evaluates whether those contracts should be combined and accounted for as a single contract as well as whether those contracts should be accounted for as one, or more than one, performance obligation. This evaluation requires significant judgment and is based on the facts and circumstances of the various contracts.

Contracts are often modified through change orders to account for changes in the scope and price of the goods or services being provided. Although the Company evaluates each change order to determine whether such modification creates a separate performance obligation, the majority of change orders are for goods or services that are not distinct within the context of the original contract and, therefore, are not treated as separate performance obligations but rather as a modification of the existing contract and performance obligation.

Variable consideration: Transaction prices for customer contracts may include variable consideration, which comprises items such as early completion bonuses and liquidated damages provisions. Management estimates variable consideration for a performance obligation utilizing estimation methods that are believed to best predict the amount of consideration to which the Company will be entitled. Variable consideration is included in the transaction price only to the extent it is probable, in the Company’s judgment, that a significant future reversal in the amount of cumulative revenue recognized under the contract will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

Changes in the estimates of transaction prices are recognized in revenue on a cumulative catch-up basis in the period in which the revisions to the estimates are made. Such changes in estimates may also result in the reversal of previously recognized revenue if the ultimate outcome differs from the Company’s previous estimate. For the year ended December 31, 2019 (Successor), the period from January 1, 2019 through September 30, 2019, and the years ended December 31, 2018 and 2017 (Predecessor), the Company did not recognize significant revenue associated with the final settlement of contract value for any projects that were completed in prior periods. In addition, for the year ended December 31, 2019 (Successor), the period from January 1, 2019 through September 30, 2019, and the years ended December 31, 2018 and 2017 (Predecessor), there were no significant reversals of revenue recognized associated with the revision of transaction prices. The Company typically does not incur any returns, refunds or similar obligations after the completion of the performance obligation since any deficiencies are corrected during the course.

Contract assets and liabilities: The Company typically invoices customers with payment terms of net due in 30 days. It is also common for the contract in the construction industry to specify that a general contractor is not required to submit payments to a subcontractor until it has received those funds from the owner or funding source. In most instances, the Company receives payment of invoices between 30 to 90 days of the date of the invoice.

The timing of revenue recognition may differ from the timing of invoicing to customers. Contract assets include unbilled amounts from the Company’s construction projects when revenues recognized under the cost-to-cost measure of progress exceed the amounts invoiced to the Company’s customers, as the amounts cannot be billed under the terms of the Company’s contracts. In addition, many of the Company’s time and materials arrangements are billed in arrears pursuant to contract terms, resulting in contract assets being recorded, as revenue is recognized in advance of billings.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

The Company utilizes the practical expedient under ASC 606 and does not adjust for a significant financing component if the time between payment and the transfer of the related good or service is expected to be one year or less. The Company’s revenue arrangements are typically accounted for under such expedient as payments are within one year of performance for the Company’s services. As of December 31, 2019, none of the Company’s contracts contained a significant financing component.

Contract liabilities from the Company’s construction contracts arise when amounts invoiced to the Company’s customers exceed revenues recognized under the cost-to-cost measure of progress. Contract liabilities also include advance payments from the Company’s customers on certain contracts. Contract liabilities decrease as the Company recognizes revenue from the satisfaction of the related performance obligation. Contact assets and liabilities are classified as current in the consolidated balance sheets as all amounts are expected to be relieved within one year.

The opening and closing balances of accounts receivable, net of allowances, contract assets and contract liabilities from contracts with customers for the years ended December 31, 2019 (Successor) and December 31, 2018 (Predecessor) are as follows:

	December 31, 2019 (Successor)	December 31, 2018 (Predecessor)
Accounts receivable, net of allowances	$730	$765
Contract assets	245	240
Contract liabilities	193	203

The Company did not recognize significant revenue associated with the final settlement of contract value for any projects that were completed in prior periods. In accordance with industry practice, accounts receivable includes retentions receivable, a portion of which may not be received within one year. At December 31, 2019 (Successor) and December 31, 2018 (Predecessor), retentions receivable were $133 and $116, respectively, while the portions that may not be received within one year were $28 and $25, respectively. There were no other significant changes due to business acquisitions or significant changes in estimates of contract progress or transaction price. There was no significant impairment of contract assets recognized during the period.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

Net contract assets and liabilities related to uncompleted construction projects as of December 31, 2019 (Successor) and December 31, 2018 (Predecessor), are as follows:

	December 31, 2019 (Successor)	December 31, 2018 (Predecessor)
Revenue recognized on uncompleted contracts:
Total costs incurred	$4,389	$3,825
Estimated earnings	924	835

	5,313	4,660
Less billings to date	(5,261)	(4,623)

	$52	$37

Contract assets	$245	$240
Contract liabilities	(193)	(203)

	$52	$37

Costs to obtain or fulfill a contract: The Company generally does not incur significant incremental costs related to obtaining or fulfilling a contract prior to the start of a project. The Company may incur certain fulfilment costs such as initial design or mobilization costs which are capitalized if: (i) they relate directly to the contract, (ii) are expected to generate resources that will be used to satisfy the Company’s performance obligation under the contract, and (iii) are expected to be recovered through revenue generated under the contract. Such costs, which are amortized over the life of the respective project, were not material for any period presented. The Company generally does not incur any significant costs related to obtaining a contract with a customer.

For the year ended December 31, 2017, revenues from construction contracts were recognized in accordance with ASC Subtopic 605-35, Revenue Recognition—Construction-Type and Production-Type Contracts. Revenue from fixed-price construction contracts is recognized using the percentage-of-completion method and measured by comparison of costs incurred to date to estimated total costs for each contract. The revenue and profit recognized under the percentage-of-completion method are based on management’s estimates such as total contract revenues, contract costs and the extent of progress towards completion. Revenue from time and material construction contracts is recognized as the services are provided and is equal to the sum of the contract costs incurred plus an agreed-upon markup. Revenue earned from fabrication sales are recognized using the percentage-of-completion method. Contract costs under ASC 605-35 include all direct labor and materials and indirect costs related to contract performance. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are identified. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions, final contract settlements and claims resolution, may result in revisions to costs and revenue. Revenue from revisions is recognized in the period in which the revisions are identified, and the amounts can be reasonably estimated, as evidenced by either payment or signed agreements.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

Note 7.	Goodwill and Intangibles

Goodwill: The changes in the carrying amount of goodwill by reportable segment for the year ended December 31, 2019 (Successor), the period from January 1, 2019 through September 30, 2019, and the years ended December 31, 2018 and 2017 (Predecessor), are as follows:

	Safety Services	Specialty Services	Industrial Services	Total Goodwill
Goodwill as of December 31, 2016 (Predecessor)	$145	$74	$23	$242
Acquisitions	7	—	17	24
Impairments (1)	—	—	(17)	(17)

Goodwill as of December 31, 2017 (Predecessor)	152	74	23	249
Acquisitions	18	53	—	71
Impairments	—	—	—	—
Transfers and other	—	(2)	2	—

Goodwill as of December 31, 2018 (Predecessor)	170	125	25	320
Acquisitions	—	4	—	4
Impairments (2)	—	(12)	—	(12)
Transfers and other	—	—	—	—

Goodwill as of September 30, 2019 (Predecessor)	$170	$117	$25	$312

Goodwill as of December 31, 2018 (Successor) (3)	$—	$—	$—	$—
Acquisitions	639	290	52	981
Impairments	—	—	—	—
Transfers and other (4)	—	—	(1)	(1)

Goodwill as of December 31, 2019 (Successor)(3)	$639	$290	$51	$980

(1)

Impairment charge was recorded as a result of the Company’s (Predecessor) annual impairment testing. In the Industrial Services segment, the impairment charge of $17 was recorded within the Civil reporting unit.

(2)

Impairment charge was recorded as a result of an impairment indicator identified by the Company (Predecessor). The impairment charge of $12 was recorded in the Specialty Services segment within the Infrastructure/Utility reporting unit.

(3)	Amounts primarily represent the preliminary estimate of goodwill attributable to the APi Acquisition.
(4)	Represents amounts reclassified to assets held for sale (see Note 5 – “Divestitures and Held for Sale”).

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

Intangibles: The Company has the following identifiable intangible assets as of December 31, 2019 (Successor) and 2018 (Predecessor):

	December 31, 2019 (Successor)
	Weighted-Average Useful Lives (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangibles: (1)
Backlog intangibles	1.0	$112	$(22)	$90
Customer relationships	7.8	755	(24)	731
Trade names	14.8	305	(5)	300

Total		$1,172	$(51)	$1,121

	December 31, 2018 (Predecessor)
	Weighted-Average Useful Lives (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangibles:
Backlog intangibles	3.0	$2	$(2)	$—
Customer relationships	7.9	228	(80)	148
Trade names	14.3	68	(12)	56

Total		$298	$(94)	$204

(1)	Amounts primarily represent the preliminary estimate of intangibles attributable to the APi Acquisition.

Approximate annual aggregate amortization expense of the intangibles for the five years subsequent to December 31, 2019, is as follows:

Years ending December 31:
2020	$204
2021	115
2022	115
2023	115
2024	115
Thereafter	457

Total amortization	$1,121

Estimated amortization expense recognized on intangibles was as follows:

	Year Ended December 31, 2019 (Successor)	Period From January 1, 2019 Through September 30, 2019 (Predecessor)	Year Ended December 31, 2018 (Predecessor)	Year Ended December 31, 2017 (Predecessor)
Cost of revenues	$22	$—	$—	$3
Selling, general, and administrative expense	29	26	49	28

Total intangible asset amortization expense	$51	$26	$49	$31

In 2017, APi Group concluded it had a triggering event requiring assessment of impairment for certain intangible assets in the Industrial Services segment. As a result, APi Group reviewed the intangible assets for impairment and recorded a $7 impairment charge within impairment of goodwill, intangibles

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

and long-lived assets on the consolidated statement of operations for the year ended December 31, 2017 (Predecessor). The impairment was measured under the market approach utilizing an appraisal to determine fair values of the impaired assets. This method is consistent with the methods APi Group employed in prior periods to value other intangible assets.

Note 8.	Fair Value of Financial Instruments

U.S. GAAP defines fair value as the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). These valuation techniques are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. As the basis for evaluating such inputs, a three-tier value hierarchy prioritizes the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices for identical assets or liabilities in active markets.

Level 2:

Observable inputs other than quoted prices that are directly or indirectly observable for the asset or liability, including quoted prices for similar assets or liabilities in active markets; quoted prices for similar or identical assets or liabilities in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3:	Unobservable inputs that reflect the reporting entity’s own assumptions.

Recurring Fair Value Measurements: The Company’s financial assets and liabilities adjusted to fair value at least annually are its money market fund investments included in cash and cash equivalents, its mutual fund investments included in other assets, and its derivative instruments, which are primarily included in prepaid expenses and other, other assets, other accrued liabilities and other noncurrent liabilities.

The following tables summarize the fair values and levels within the fair value hierarchy in which the measurements fall, for assets and liabilities measured on a recurring basis as of December 31, 2019 (Successor) and December 31, 2018 (Predecessor):

	Fair Value Measurements at December 31, 2019 (Successor)
	Level 1	Level 2	Level 3	Total
Derivatives	$—	$—	$—	$—
Contingent consideration obligations	—	—	(7)	(7)

	$—	$—	$(7)	$(7)

	Fair Value Measurements at December 31, 2018 (Predecessor)
	Level 1	Level 2	Level 3	Total
Derivatives	$—	$—	$—	$—
Contingent consideration obligations	—	—	(13)	(13)

	$—	$—	$(13)	$(13)

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

The Company determines the fair value of its interest rate swaps (“Derivatives”) using standard pricing models and market-based assumptions for all inputs, such as yield curves and quoted spot and forward exchange rates. Accordingly, the Company’s derivative instruments are classified as Level 2.

The value of the contingent consideration obligations is determined using a probability-weighted discounted cash flow method. This fair value measurement is based on unobservable inputs in the market and thus represents a Level 3 measurement within the fair value hierarchy. This analysis reflects the contractual terms of the purchase agreements (e.g., potential payment amounts, length of measurement periods, manner of calculating any amounts due, etc.) and utilizes assumptions with regard to future cash flows, probabilities of achieving such future cash flows and a discount rate. Depending on the contractual terms of the purchase agreement, the probability of achieving future cash flows or earnings generally represent the only significant unobservable inputs. The contingent consideration obligations are measured at fair value each reporting period and changes in estimates of fair value are recognized in earnings.

The table below presents a reconciliation of the fair value of the Company’s contingent consideration obligations that use unobservable inputs (Level 3), as well as other information about the contingent consideration obligations:

	Year Ended December 31, 2019 (Successor)	Period From January 1, 2019 Through September 30, 2019 (Predecessor)	Year Ended December 31, 2018 (Predecessor)	Year Ended December 31, 2017 (Predecessor)
Balances at beginning of year / period	$—	$13	$4	$14
Acquisitions	8	—	—	—
Issuances	—	—	11	2
Settlements	—	(3)	(2)	(3)
Adjustments to fair value	(1)	(1)	—	(9)

Balance at end of year / period	$7	$9	$13	$4

Number of open contingent consideration arrangements at the end of year / period	5	9	10	10

Maximum potential payout at end of year / period	$11	$13	$20	$18

At December 31, 2019, the remaining open contingent consideration arrangements are set to expire at various dates through February 2022. Level 3 unobservable inputs were used to calculate the fair value adjustments shown in the table above. The fair value adjustments, and the related unobservable inputs, were not considered significant for the year ended December 31, 2019 (Successor), the period from January 1 through September 30, 2019 (Predecessor), or the year ended December 31, 2018 (Predecessor). For the year ended December 31, 2017 (Predecessor), there was one contingent consideration arrangement related to an acquisition that occurred during 2014. The contingent consideration arrangement provided for a payout of up to $10, if the cumulative earnings of the acquired entity exceeded a certain threshold over a 4-year period. Due to a significant downturn in operations and projections, the contingent liability was reduced based on the then current fair value by $9. This arrangement expired in 2018 with no payout related to the contingent consideration.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

Note 9.	Derivatives

From time to time, the Company (Successor) enters into derivative transactions to hedge its exposures to interest rate fluctuations. The Company does not enter into derivative transactions for trading purposes. The Company manages its fixed and floating rate debt mix using interest rate swaps. Interest rate swap contracts are used by the Company to separate interest rate risk management from the debt funding decision. The cash paid and received from the settlement of interest rate swaps is included in interest expense in the consolidated statement of operations.

At December 31, 2019, the Company had a $720 notional amount interest rate swap that fixes LIBOR at 1.62%. This interest rate swap is designated as cash flow hedges of the interest rate risk attributable to the Company’s forecasted variable interest payments and have maturity dates through October 2024. The effective portion of the after-tax fair value unrealized gains or losses on these swaps is included as a component of accumulated other comprehensive income.

As of December 31, 2019, the fair value of the interest rate swap designated as an effective hedge was less than $1. The Company is not a party to any derivatives that require collateral to be posted prior to settlement.

Note 10.	Property and Equipment, Net

The components of property and equipment at December 31, 2019 (Successor) and December 31, 2018 (Predecessor) are as follows:

	Estimated Useful Lives (In Years)	December 31, 2019 (Successor)	December 31, 2018 (Predecessor)
Land	N/A	$19	$15
Building	40	66	64
Machinery and equipment	3–15	174	274
Autos and trucks	5	67	106
Office equipment	3–7	66	76
Leasehold improvements	2–10	28	39

Total cost		420	574
Accumulated depreciation		(18)	(246)

Property and equipment, net		$402	$328

Depreciation related to property and equipment, including capital leases, was $18, $52, $60 and $38 for the year ended December 31, 2019 (Successor), the period from January 1, 2019 through September 30, 2019 (Predecessor), and the years ended December 31, 2018 and 2017 (Predecessor), respectively, and is included within cost of revenues in the consolidated statements of operations.

In 2017, APi Group concluded it had a triggering event requiring assessment of impairment for certain long-lived assets because of a material change in the market in western North Dakota. As a result, APi Group reviewed the long-lived assets for impairment and recorded a $6 impairment charge within impairment of goodwill, intangibles and other long-lived assets on the consolidated statement of operations for the year ended December 31, 2017 (Predecessor). The impairment was measured under the market approach utilizing an appraisal to determine fair values of the impaired assets.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

This method is consistent with the methods APi Group employed in prior periods to value other long-lived assets. The inputs utilized in the analyses are classified as Level 3 inputs within the fair value hierarchy, as defined in ASC Topic 820.

Note 11.	Leases

The Company determines if an arrangement is or contains a lease at inception, which is the date on which the terms of the contract are agreed to and the agreement creates enforceable rights and obligations. Under ASC 842, a contract is or contains a lease when (i) explicitly or implicitly identified assets have been deployed in the contract and (ii) the customer obtains substantially all of the economic benefits from the use of that underlying asset and directs how and for what purpose the asset is used during the term of the contract. The Company also considers whether its service arrangements include the right to control the use of an asset. In connection with the package of practical expedients, the Company has not reassessed whether any existing contracts at January 1, 2019, are or contain leases, and has carried forward its initial determination under legacy lease guidance upon the adoption of ASC 842.

The Company leases various facilities, equipment and vehicles from unrelated parties, which are primarily classified and accounted for as operating leases. The facility leases are primarily for office space, and the initial terms of the agreements are up to 10 years. The equipment leases are primarily related to heavy equipment utilized in the completion of construction jobs, and the terms of the agreements range from 1 to 7 years. Vehicle leases are primarily managed through master lease agreements and have a minimum lease term of one day beyond 12 months. Some leases include one or more options to renew, generally at the Company’s sole discretion, with renewal terms that can extend the lease term from one to 7 years or more. In addition, certain leases contain termination options, where the rights to terminate are held by either the Company, the lessor, or both parties. These options to extend or terminate a lease are included in the lease terms when it is reasonably certain that the Company will exercise that option. The Company’s leases generally do not contain any material restrictive covenants.

The Company has made an accounting policy election available under the new lease standard to not recognize lease assets and lease liabilities for leases with a term of 12 months or less. For all other leases, the Company recognizes ROU assets and lease liabilities based on the present value of the lease payments over the lease term at the commencement date of the lease (or January 1, 2019 for leases existing upon the adoption of ASC 842). The ROU assets also include any initial direct costs incurred and lease payments made at or before the commencement date and are reduced by lease incentives.

At the date of the APi Acquisition on October 1, 2019, the Company was required to measure its lease liabilities at the present value of the remaining lease payments as if the acquired leases were new leases. A reassessment of the lease term, lessee options to purchase an underlying asset, lease payments, and discount rates was performed for all leases at October 1, 2019. The ROU assets were then remeasured at the amount of the lease liability, adjusted for any off-market terms present in the acquired leases.

The Company’s future lease payments may include payments that depend on an index or a rate (such as the consumer price index). The Company initially measures payments based on an index or rate using the applicable rate at lease commencement, and subsequent changes in such rates are recognized as variable lease costs in the period incurred. Some leases contain variable payments that are not based on an index or rate, and therefore are not included in the initial measurement of ROU assets and lease liabilities. These variable payments typically represent additional services transferred to the Company, such as common area maintenance for real estate, and maintenance or service programs for vehicles, and are recorded in lease expense in the period incurred. For leases that include residual value guarantees or payments for terminating the lease, the Company includes these costs in the lease liability when it is probable they will be incurred.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

The Company determines the present value of lease payments using its incremental borrowing rate (“IBR”), as the Company’s leases generally do not have a readily determinable implicit discount rate. The Company applies judgment in assessing factors such as Company-specific credit risk, lease term, nature and quality of the underlying collateral, and economic environment in determining the incremental borrowing rates for its leases.

The Company’s IBR reflects the rate of the parent or group level. The Company acts as the central treasury function for all its subsidiaries and its collateral quality was considered in aggregate for the IBR. The Company developed two IBR curves for its United States and Canadian leases. To determine its creditworthiness, the Company considered publicly available credit ratings but due to lack of public credit ratings for the majority of 2019, the Company also performed synthetic credit rating analyses to determine a base, unsecured credit rating. In doing so, the Company considered its future operating lease payments and applied a base market yield curve reflective of its synthetic unsecured credit rating. Adjustments were then considered for any publicly available debt and securitization to conclude on a lessee specific securitized market yield curve. No adjustment was considered for economic environment risk for the United States IBR as the underlying market data to derive the IBR was in USD. The Company adjusted its concluded United States IBR curve to a Canadian IBR curve using the covered interest rate parity for Canadian leases denominated in the Canadian dollar. The Company developed an IBR curve ranging to match its anticipated lease terms. For each lease, the Company applied the IBR that aligned with the concluded lease term. The Company estimated the IBRs on a quarterly basis throughout 2019. The United States IBR curve ranged from 2.4% to 5.1% in 2019, and the Canadian IBR curve ranged from 1.8% to 4.9% in 2019.

The Company has made an accounting policy election to account for lease and non-lease components in its contacts as a single lease component for all asset classes except for certain asset classes within its information technology arrangements. The Company allocates the consideration for certain asset classes within information technology arrangements to the separate components based on relative stand-alone prices using observable prices, if available, or estimates of stand-alone prices using observable information available.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

Operating lease cost is recognized on a straight-line basis over the lease term. Finance lease cost is recognized as a combination of amortization expense for the ROU assets and interest expense for the outstanding lease liabilities, and results in a front-loaded expense pattern over the lease term.

The components of lease expense are as follows:

	Year Ended December 31, 2019 (Successor)	Period from January 1, 2019 Through September 30, 2019 (Predecessor)
Operating lease cost	$7	$26
Finance lease cost—amortization of right-of-use assets	—	—
Finance lease cost—interest on lease liabilities	—	—
Short-term lease cost	9	20
Variable lease cost	1	5
Sublease income, gross	—	—

Total lease cost	$17	$51

Rent expense incurred under operating lease agreements was approximately $38 for the year ended December 31, 2018 (Predecessor).

Supplemental cash flow information related to leases is as follows:

	Year Ended December 31, 2019 (Successor)	Period from January 1, 2019 Through September 30, 2019 (Predecessor)
Cash paid for amounts included in measurement of lease liabilities:
Operating cash outflows—payments on operating leases	$7	$26
Operating cash outflows—payments on finance leases	—	—
Financing cash outflows—payments on finance leases	—	2
Right-of-use assets obtained in exchange for new lease obligations:
Operating leases	$111	$22
Finance leases	17	2

Included within ROU assets obtained in exchange for new lease obligations during the year ended December 31, 2019 (Successor), there were $102 and $15 of operating and financing leases, respectively, which were stepped up to fair value as part of the APi Acquisition.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

Supplemental balance sheet information related to leases is as follows:

Year Ended December 31, 2019 (Successor)
Finance leases:
Building	$15
Machinery and equipment	2
Accumulated depreciation	—

Property and equipment, net	$17

Weighted-average remaining lease term:
Operating leases	6.4 years
Finance leases	2.6 years

Weighted-average discount rate:
Operating leases	3.1%
Finance leases	2.6%

The future undiscounted cash flows for each of the next five years and thereafter and reconciliation to the lease liabilities recognized on the consolidated balance sheet as of December 31, 2019 (Successor) is as follows:

	Operating Leases	Finance Leases	Total
Years ending December 31:
2020	$29	$1	$30
2021	23	1	24
2022	15	17	32
2023	11	—	11
2024	10	—	10
Thereafter	28	—	28

Total lease payments	116	19	135
Less imputed interest	12	1	13

Total present value of lease liabilities	$104	$18	$122

Operating and finance leases—current	$26	$1	$27
Operating and finance leases—non-current	78	17	95

Total present value of liabilities	$104	$18	$122

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

The future minimum lease commitments, as determined under ASC 840, for all non-cancelable lease agreements as of December 31, 2018 (Predecessor) is as follows:

Operating Leases
Years ending December 31:
2019	$37
2020	30
2021	21
2022	15
2023	11
Thereafter	15

Total minimum lease commitments	$129

The Company leases office and operating facilities through December 2026 from an entity related by common ownership. Rent expense, including real estate taxes and operating costs, incurred by the Company under these lease agreements was not material to the Company’s consolidated statements of operations in any period presented.

Under ASC 840, as of December 31, 2018 (Predecessor), the Company had net assets held under capital leases of $5, which are included within property and equipment, net, on the consolidated balance sheet. The related capital lease obligations totaled $5 as of December 31, 2018 (Predecessor).

Note 12.	Debt

Successor

In connection with the closing of the APi Acquisition, on October 1, 2019, the Company entered into a Credit Agreement consisting of a $1.2 billion seven-year senior secured term loan (the “Term Loan”) under the senior secured term loan facility (the “Term Loan Facility”), which was used to fund a part of the cash portion of the purchase price in the APi Acquisition and repayment of the Predecessor’s debt. The Credit Agreement also provides for a $300 five-year senior secured revolving credit facility (the “Revolving Credit Facility,” and together with the Term Loan Facility, the “Credit Facilities”).

The Credit Agreement contains customary representations and warranties, and affirmative and negative covenants, including limitations on additional indebtedness, dividends and other distributions, entry into new lines of business, use of loan proceeds, capital expenditures, restricted payments, restrictions on liens on assets, transactions with affiliates and dispositions. To the extent total outstanding borrowings under the Revolving Credit Facility (excluding undrawn letters of credit up to $40) is greater than 30% of the total commitment amount of the Revolving Credit Facility, the Company’s first lien net leverage ratio shall not exceed (i) 4.50 to 1.00 for each fiscal quarter ending in 2019 and 2020, (ii) 4.00 to 1.00 for each fiscal quarter ending in 2021 and (iii) 3.75 to 1.00 for each fiscal quarter ending thereafter, subject to a right to cure.

As December 31, 2019, the Company was in compliance with the debt covenants contained in the Credit Agreement and in accordance with applicable debt covenants.

The interest rate applicable to the Term Loan is, at the Company’s option, either (1) a base rate plus an applicable margin equal to 1.50% or (2) a Eurocurrency rate (adjusted for statutory reserves) plus an applicable margin equal to 2.50%. At the option of the Borrower, the interest period for a Term Loan that is a Eurocurrency rate loan may be one, two, three or six months (or twelve months or any other period agreed with the applicable lenders under the Term Loan). Interest on the Term Loan is payable (1) with respect to a Eurocurrency rate loan, at the end of each interest period except that, if the interest period

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

exceeds three months, interest is payable every three months and (2) with respect to a base rate loan, on the last business day of each March, June, September and December. As of December 31, 2019, there was $1.2 billion of principal outstanding under the Term Loan bearing interest of 4.3% per annum based on one-month LIBOR plus 250 basis points.

Effective October 31, 2019, the Company entered into a $720 notional value 5-year interest rate swap exchanging one-month LIBOR for a fixed rate of 1.62% per annum to hedge a portion of its variable interest rate debt.

Principal payments on the Term Loan commence the first quarter ending on March 31, 2020 and will be made in quarterly installments on the last day of each fiscal quarter, for a total annual amount equal to 1.00% of the initial aggregate principal amount of the Term Loan. The Term Loan matures on October 1, 2026. The Company may prepay the Term Loan in whole or in part at any time without penalty, except that any prepayment in connection with a repricing transaction within six months of October 1, 2019 will be subject to 1% prepayment premium. Additionally, subject to certain exceptions, the Term Loan Facility may be subject to mandatory prepayments using (i) proceeds from non-ordinary course asset dispositions, (ii) proceeds from certain incurrences of debt or (iii) commencing in 2020, a portion of the Company’s annual excess cash flows based upon certain leverage ratios.

The interest rate applicable to borrowings under the Revolving Credit Facility is, at the Company’s option, either (1) a base rate plus an applicable margin equal to 1.25% or (2) a Eurocurrency rate (adjusted for statutory reserves) plus an applicable margin equal to 2.25%. The weighted-average interest rate on the revolving line of credit was 4.28% as of December 31, 2019.

The unused portion of the Revolving Credit Facility is subject to a commitment fee of 0.375% or 0.50% based on the Company’s first lien net leverage ratio. The Company is also required to pay letters of credit fees on the amounts of outstanding letters of credit. The Revolving Credit Facility matures on October 1, 2024.

In connection with the Credit Agreement, the Company incurred costs of $24 which have been capitalized and presented net within long-term debt on the consolidated balance sheet. These costs are being amortized over the term of the Credit Agreement. For the year ended December 31, 2019 (Successor), the Company recognized $1 of expense which has been recorded as interest expense in the consolidated statement of operations.

At December 31, 2019, the Company had no amounts outstanding under this revolving line of credit and $235 was available after giving effect to $65 of outstanding letters of credit.

One of the Company’s Canadian operations has a $20 unsecured line-of-credit agreement with a variable-interest rate based upon the prime rate. The Company had no amounts outstanding under the line of credit as of December 31, 2019.

As of December 31, 2019, the Company has $14 in notes outstanding for the acquisition of construction equipment and vehicles. Amounts for obligations under notes payable included in the table below at December 31, 2019, total $14, comprising $7 in 2020, $5 in 2021, $2 in 2022, $0 in 2023 and $0 after 2023.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

Approximate annual maturities, excluding amortization of debt issuance costs, of the Company’s financing arrangements for years subsequent to December 31, 2019, are as follows:

Years ending December 31:
2020	$19
2021	17
2022	14
2023	12
2024	12
Thereafter	1,140

Total maturities	$1,214

Predecessor

On January 30, 2018, APi Group entered into an unsecured financing agreement consisting of a $330 term loan and a revolving credit facility of $500. The agreement contained certain financial covenants, including requirements as to fixed-charge coverage ratio and total leverage ratio.

At December 31, 2018, the APi Group had $261 outstanding under this revolving line of credit and $177 was available after giving effect to $62 of outstanding letters of credit, which reduced availability. The weighted-average interest rate on the revolving line of credit was 3.92% as of December 31, 2018.

In connection with the APi Acquisition during 2019, this financing agreement was paid in full.

One of the APi Group’s Canadian subsidiaries had a $20 unsecured line-of-credit agreement with a variable-interest rate based upon the prime rate, and which had $1 outstanding under the line of credit as of December 31, 2018.

As of December 31, 2018, APi Group had $5 in obligations under capital lease, which represent the present value of the future minimum lease payments. The net amount of assets held under capital lease classified within property and equipment totaled $5 as of December 31, 2018.

As of December 31, 2018, APi Group had $16 in notes outstanding for the acquisition of construction equipment and vehicles. The net amount of assets held under notes payable and classified within property and equipment totaled $28 as of December 31, 2018.

Note 13.	Income Taxes

For the year ended December 31, 2019 (Successor), the period from January 1, 2019 through September 30, 2019, and the years ended December 31, 2018 and 2017 (Predecessor), the components of income (loss) before income taxes are as follows:

$ in millions	Year Ended December 31, 2019 (Successor)	Period From January 1, 2019 Through September 30, 2019 (Predecessor)	Year Ended December 31, 2018 (Predecessor)	Year Ended December 31, 2017 (Predecessor)
U.S. earnings	$(153)	$86	$116	$104
Foreign earnings	2	7	30	16

Total earnings (loss)	$(151)	$93	$146	$120

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

The income tax provision (benefit) for the year ended December 31, 2019 (Successor), the period from January 1, 2019 through September 30, 2019, and the years ended December 31, 2018 and 2017 (Predecessor), consisted of the following:

$ in millions	Year Ended December 31, 2019 (Successor)	Period From January 1, 2019 Through September 30, 2019 (Predecessor)	Year Ended December 31, 2018 (Predecessor)	Year Ended December 31, 2017 (Predecessor)
Current:
U.S. Federal	$—	$—	$—	$—
State	3	2	3	2
Foreign	2	5	8	6

Total current tax provision (benefit)	$5	$7	$11	$8

Deferred:
U.S. Federal	$—	$—	$—	$—
State	(1)	—	—	—
Foreign	(2)	—	(1)	—

Total current tax provision (benefit)	$(3)	$—	$(1)	$—

Total income tax provision (benefit)	$2	$7	$10	$8

The reconciliation of the federal statutory income tax rate to the Company’s provision for income taxes is as follows:

$ in millions	Year Ended December 31, 2019 (Successor)		Period From January 1, 2019 Through September 30, 2019 (Predecessor)		Year Ended December 31, 2018 (Predecessor)		Year Ended December 31, 2017 (Predecessor)
Expected provision (benefit) at statutory federal rate	$(32)	21.0%	$20	21.0%	$30	21.0%	$42	35.0%
Deferred remeasurement	33	(21.5)%	—	0.0%	—	0.0%	—	0.0%
State tax, net of federal benefit	1	(0.7)%	2	1.9%	3	1.8%	2	1.3%
S-corporation exclusion	—	0.0%	(18)	(19.4)%	(24)	(16.7)%	(36)	(30.1)%
Foreign rate differential	—	0.1%	—	0.5%	—	0.4%	—	0.5%
Valuation allowance	—	(0.2)%	2	1.9%	—	0.2%	—	0.2%
GILTI inclusion	2	(1.1)%	—	0.0%	—	0.0%	—	0.0%
Nontaxable income	(2)	1.2%	—	0.0%	—	0.0%	—	0.0%
Permanent differences and other	—	(0.1)%	1	1.6%	1	0.4%	—	(0.2)%

Total provision (benefit) for income taxes	$2	(1.3)%	$7	7.5%	$10	7.1%	$8	6.7%

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

The components of deferred tax assets and liabilities consisted of the following:

	December 31, 2019 (Successor)	December 31, 2018 (Predecessor)
Deferred tax assets:
Right of use liability	$31	$—
Accrued compensation	7	—
Accrued expenses	—	2
Net operating loss carryforwards	57	1
Amortization on identified intangibles	—	—
Other	2	—

Gross deferred tax assets	97	3
Valuation allowance	(3)	(1)

Net deferred tax assets	$94	$2

Deferred tax liabilities:
Depreciation on fixed assets	$64	$—
Goodwill	2	—
Amortization on identified Intangibles	8	—
Right of use asset	31	—
Holdbacks	4	3
Withholding taxes on foreign earnings	7	—
Other	1	—

Provision for income taxes	$117	$3

Net deferred tax assets (liabilities)	$(23)	$(1)

Deferred income tax assets represent potential future income tax benefits. Realization of these assets is ultimately dependent upon future taxable income. Deferred tax assets must be reduced by a valuation allowance if, based on all available evidence, it is considered more likely than not that some or all of the recorded deferred tax assets will not be realized in a future period. The Company considers all negative and positive evidence, including the weight of the evidence, to determine if a valuation allowance is required. As of December 31, 2019 (Successor) and December 31, 2018 (Predecessor), valuation allowances of $3 and $1 were recorded against certain deferred tax assets of the Company’s foreign subsidiaries.

As of December 31, 2019, the Company had gross federal, state and foreign net operating loss carryforwards of approximately $248, $0 and $19, respectively. The federal net operating loss carryforwards will be carried forward indefinitely, but will only be able to offset 80% of future taxable income in any given year. The state net operating loss carryforwards have carryforward periods of 5-20 years and begin to expire in 2024. The foreign net operating loss carryforwards have carryback periods of three years, carryforward periods of twenty years and begin to expire in 2034.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Year Ended December 31, 2019 (Successor)	Period From January 1, 2019 Through September 30, 2019 (Predecessor)	Year Ended December 31, 2018 (Predecessor)	Year Ended December 31, 2017 (Predecessor)
Gross unrecognized tax benefits as of the beginning of the period	$—	$4	$4	$4
Additions for tax positions taken in a prior period (including acquired uncertain tax positions)	4	—	—	—
Foreign currency translation adjustments	—	—	—	—

Gross unrecognized tax benefits as of the end of the period	$4	$4	$4	$4

In connection with the adoption of the above provisions, the Company’s liability for unrecognized tax benefits is recorded within other non-current liabilities in the consolidated balance sheets and recognizes interest and penalties accrued related to unrecognized tax benefits in the provision for income taxes in the income statement. The Company had $1 and $1 of accrued gross interest and penalties as of December 31, 2019 (Successor) and December 31, 2018 (Predecessor), respectively. During the year ended December 31, 2019 (Successor), the period from January 1, 2019 through September 30, 2019, and the years ended December 31, 2018, and December 31, 2017 (Predecessor), the Company recognized net interest expense less than $1.

If all of the Company’s unrecognized tax benefits as of December 31, 2019 were recognized, $4 would impact the Company’s effective tax rate. The Company expects $1 of unrecognized tax benefits to roll-off in the next twelve months.

The Company files income tax returns in the U.S. federal jurisdiction, and various state, local and foreign jurisdictions. For periods ended September 30, 2019 (Predecessor) and prior, the Company, including its domestic subsidiaries, filed state income tax returns for those states that do not recognize Subchapter S corporations. As of December 31, 2019, with few exceptions, the Company or its subsidiaries are no longer subject to examination prior to tax year 2014. The Company has been notified that the Predecessor’s U.S. federal income tax return will be under examination for the period ended December 31, 2017. No adjustments have been proposed and the Company does not expect the results of the audit to have a material impact on the consolidated financial statements.

Note 14.	Employee Benefit Plans

The Company has 401(k) plans that provide for annual contributions not to exceed the maximum amount allowed by the Internal Revenue Code. The plans are qualified and cover employees meeting certain eligibility requirements who are not covered by collective bargaining agreements. The amounts contributed each year are discretionary and are determined annually by management. The Company recognized $2, $10, $13 and $9 in 401(k) expense during for the year ended December 31, 2019 (Successor), the period from January 1, 2019 through September 30, 2019, and the years ended December 31, 2018 and 2017 (Predecessor), respectively. APi Group had an employee stock ownership plan (ESOP) that was terminated and settled as a result of the APi Acquisition. (See Note 4 – “Business Combinations”) The Company had no remaining commitments or obligations related to the ESOP as of December 31, 2019.

The Company also manages a retirement compensation arrangement for employees of the Company’s Canadian subsidiary, Vipond, Inc (“The Arrangement”). The Arrangement covers employees meeting certain eligibility requirements but who are not covered by collective bargaining agreements.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

The Arrangement is funded entirely by the Company’s contributions. The amounts contributed under the Arrangement are based on the net income before tax, as set forth in the arrangement documents. The Company recognized $1, $3, $1 and $2 of expense for contributions under this for the year ended December 31, 2019 (Successor), the period from January 1, 2019 through September 30, 2019, and the years ended December 31, 2018 and 2017 (Predecessor), respectively.

The Company participates in several multiemployer pension plans (MEPPs) that provide retirement benefits to certain union employees in accordance with various collective bargaining agreements (CBAs). As one of many participating employers in these MEPPs, the Company may be responsible with the other participating employers for any plan underfunding. The Company’s contributions to a particular MEPP are established by the applicable CBAs; however, its required contributions may increase based on the funded status of the MEPP and the legal requirements of the Pension Protection Act of 2006 (the PPA), which requires substantially underfunded MEPPs to implement a funding improvement plan (FIP) or a rehabilitation plan (RP) to improve their funded status. Factors that could impact the funded status of the MEPP include, without limitation, investment performance, changes in the participant demographics, decline in the number of contributing employers, changes in actuarial assumptions, and the utilization of extended amortization provisions.

The Company believes that certain of the MEPPs in which the Company participates may have underfunded vested benefits. Due to uncertainty regarding future factors that could trigger withdrawal liability, as well as the absence of specific information regarding the MEPPs current financial situation, the Company is unable to determine (a) the amount and timing of any future withdrawal liability, if any, and (b) whether the Company’s participation in these MEPPs could have a material adverse impact on the Company’s consolidated financial position, results of operations, or liquidity. The Company did not record any withdrawal liability for the year ended December 31, 2019 (Successor), the period from January 1, 2019 through September 30, 2019, and the years ended December 31, 2018 and 2017 (Predecessor).

The Company’s participation in MEPPs for the year ended December 31, 2019, is outlined in the table below. The EIN/PN column provides the Employer Identification Number (EIN) and the three-digit plan number (PN). The most recent PPA zone status available for 2019 and 2018 is for the plan year ends, as indicated below. The zone status is based on information that the Company received from the plans and is certified by the plans’ actuaries. Among other factors, plans in the red zone are generally less than 65% funded, plans in the yellow zone are between 65% and 80% funded, and plans in the green zone are at least 80% funded. The FIP/RP status pending/implemented column indicates plans for which an FIP or an RP either is pending or has been implemented. In addition, the Company may be subject to a surcharge if the Plan is in the red zone. The Surcharge imposed column indicates whether a surcharge has been imposed on contributions to the Plan. The last column lists the expiration date(s) of the collective bargaining agreement(s) to which the plans are subject.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

			PPA Zone Status(1)			FIP/RP Status Pending/ Implement	Contributions
			December 31				(In Millions)				More Than 5%(2)	Surcharge Imposed	Expiration Date of CBA
	EIN/PN	Plan Year-End	(Successor)	(Predecessor)			(Successor)	(Predecessor)
Pension Fund			2019	2018	2017		2019*	2019*	2018*	2017*
National Automatic Sprinkler Industry Pension Fund	52-6054620-001	12/31/2018	Red	Red	Red	Yes	$7	$20	$23	$23	Yes	No	3/31/2021
Twin City Pipe Trades Pension Plan	41-6131800-001	12/31/2018	Green	Green	Green	No	2	6	7	8	Yes	No	4/30/2021
National Electrical Benefit Fund	53-0181657-001	12/31/2018	Green	Green	Green	No	2	6	2	—	No	No	3/1/2021
Heavy And General Laborers Local Unions 472 And 172 Of New Jersey Pension Fund	22-6032103-001	12/31/2018	Green	Green	Green	No	2	5	6	6	Yes	No	2/28/2021
Boilermaker-Blacksmith National Pension Trust	48-6168020-001	12/31/2018	Yellow	Yellow	Red	Yes	1	5	8	7	No	No	6/30/2020
Sheet Metal Workers’ Local 10 Pension Fund	41-1562581-001	12/31/2018	Green	Green	Green	No	1	5	5	2	Yes	No	4/30/2020
Sheet Metal Workers’ National Pension Fund	52-6112463-001	12/31/2018	Yellow	Yellow	Yellow	Yes	1	3	3	4	No	No	5/31/2023
Plumbers And Pipefitters National Pension Fd	52-6152779-001	6/30/2018	Yellow	Yellow	Yellow	Yes	1	3	3	2	No	No	5/3/2020
Building Trades United Pension Trust Fund Milwaukee And Vicinity	51-6049409-001	12/31/2018	Green	Green	Green	No	1	2	4	4	No	No	5/31/2021
Central Pension Fund Of The IUOE & Participating Employers	36-6052390-001	12/31/2018	Green	Green	Green	No	1	2	4	3	No	No	5/31/2022
Total other							5	14	18	18

Total							$24	$71	$83	$77

(1)	The zone status represents the most recent available information for the respective MEPP, which may be 2018 or earlier for the 2019 year and 2017 or earlier for the 2018 year.
(2)

This information was obtained from the respective plan’s Form 5500 (Forms) for the most current available filing. These dates may not correspond with the Company’s fiscal year contributions. The above-noted percentages of contributions are based upon disclosures contained in the plans’ Forms. Those Forms, among other things, disclose the names of individual participating employers whose annual contributions account for more than 5% of the aggregate annual amount contributed by all participating employers for a plan year. Accordingly, if the annual contribution of two or more of the Company’s subsidiaries each accounted for less than 5% of such contributions, but in the aggregate accounted for in excess of 5% of such contributions, that greater percentage is not available and accordingly is not disclosed.

*

2019 Successor period represents the year ended December 31, 2019. Predecessor periods represent the period from January 1, 2019 through September 30, 2019 and the years ended December 31, 2018 and 2017.

The nature and diversity of the Company’s business may result in volatility in the amount of its contributions to a particular MEPP for any given period. That is because, in any given market, the Company could be working on a significant project and/or projects, which could result in an increase in its direct labor force and a corresponding increase in its contributions to the MEPP(s) dictated by the applicable CBA. When that particular project(s) finishes and is not replaced, the number of participants in the MEPP(s) who are employed by the Company would also decrease, as would its level of contributions to the particular MEPP(s). Additionally, the amount of contributions to a particular MEPP could also be affected by the terms of the CBA, which could require, at a particular time, an increase in the contribution rate and/or surcharges. The Company’s (Predecessor) contributions to various MEPP(s) did not significantly increase as a result of acquisitions made since 2017.

Note 15.	Related-Party Transactions and Investments

As of December 31, 2019, 4,000,000 Founder Preferred Shares, 6,000,000 ordinary shares and 10,000,000 warrants were held by the Founder Entity. Sir Martin E. Franklin, a Founder and Director, is a beneficial owner and the manager of the Founder Entity and, as such, may be considered to have beneficial ownership of all the Founder Entity’s interests in the Company. Entities affiliated with James E. Lillie, also a Founder and Director, hold a pecuniary interest of 20% in the Founder Entity. Entities affiliated with Ian G.H. Ashken, also a Founder and Director, hold a pecuniary interest of 20% in the Founder Entity. Other directors were issued 32,500 ordinary shares and 32,500 warrants along with 162,500 stock options.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

60,000 time-based restricted stock units (“RSU’s”) were issued to directors of the Company in the year ended December 31, 2019.

The Company (Successor) paid an entity owned by Sir Martin E. Franklin $1 in management fees for the year ended December 31, 2019.

Note 16. Contingencies

The Company is involved in various litigation matters and is subject to claims from time to time from customers and various government entities. While it is not feasible to determine the outcome of any of these uncertainties, it is the opinion of management that their outcomes will not have a material adverse effect on the consolidated financial position, results of operations, or cash flows of the Company, except as disclosed in Note 4 – “Business Combinations”.

Note 17. Shareholders’ Equity

On October 10, 2017, the Company’s (Successor) IPO raised gross proceeds of $1.25 billion, consisting of $1.21 billion through the placement of ordinary shares at $10.00 per share, and $40 through the issuance of 4,000,000 preferred shares at $10.00 per share to the Founders. Issuance costs of $23 were paid in relation to the IPO, resulting in net proceeds of $1.23 billion. Each ordinary share and Founder Preferred Share was issued with a warrant as described below.

Ordinary shares

In connection with the Initial Public Offering on October 17, 2017, the Company issued 121,000,000 ordinary shares (no par value) for gross proceeds of $1.21 billion. In conjunction with the IPO, the Company also issued an aggregate of 32,500 ordinary shares to non-founder directors for $10.00 per share in lieu of their cash directors’ fees for one year. Each ordinary share was issued with one Warrant. Ordinary shares have voting rights and winding-up rights.

Founder Preferred Shares

Beginning in 2019, if the average share price of the Company’s ordinary shares exceeds $11.50 per share for any ten consecutive trading days of the calendar year, the holders of the Founder Preferred Shares will receive a dividend in the form of ordinary shares or cash, at the Company’s sole option (which the Company intends to settle in shares). The first annual dividend amount will be equal to 20% of the increase, if any, of the average market price per share of the Company’s ordinary shares for the last ten trading days of the calendar year (the “Dividend Price”) over the Company’s initial offering price of $10.00 per share, multiplied by 141,194,638 shares (the “Annual Dividend Amount”). In subsequent years, the Annual Dividend Amount will be calculated based on the appreciated share price compared to the highest Dividend Price previously used in calculating the Annual Dividend Amount. In the event the Company is liquidated, an Annual Dividend Amount shall be payable for the shortened Dividend Year. Subsequent to the liquidation, the holders of Founder Preferred Shares shall have the right to a pro rata share (together with holders of the ordinary shares) in the distribution of the surplus assets of the Company.

The Founder Preferred Shares will also participate in any dividends on the ordinary shares on an as converted basis. In addition, commencing on and after consummation of the APi Acquisition, if the Company pays a dividend on its ordinary shares, the Founder Preferred Shares will also receive an amount equal to 20% of the dividend which would be distributable on such number of ordinary shares. All such dividends on the Founder Preferred Shares will be paid at the same time as the dividends on the ordinary shares. Dividends are paid for the term the Founder Preferred Shares are outstanding.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

The Founder Preferred Shares will be automatically converted into ordinary shares on a one for one basis upon the last day of 2026. Each Preferred share is convertible into one ordinary share at the option of the holder until the Conversion. If there is more than one holder of Founder Preferred Shares, a holder of Founder Preferred Shares may exercise its rights independently of any other holder of Founder Preferred Shares.

In accordance with ASC 718 – Compensation – Stock Compensation, the Annual Dividend Amount based on the market price of the Company’s ordinary shares is akin to a market condition award settled in shares. As any Annual Dividend Amount was only probable upon the APi Acquisition (which was not considered probable until consummated), the fair value of the Annual Dividend Amount measured on the date of issuance of the Founder Preferred Shares was recognized upon consummation of the APi Acquisition as a one-time charge to the statement of operations. The fair value of the Annual Dividend Amount, $155, was measured as of date of issuance using a Monte Carlo method which takes into consideration different stock price paths. Following are the assumptions used in calculating the issuance date fair value:

Vesting period	Immediate
Assumed price upon Acquisition	US $10.00
Probability of winding-up	16.70%
Probability of Acquisition	83.30%
Time to Acquisition	1.5 years
Volatility (post-Acquisition)	35.10%
Risk free interest rate	2.33%

The Founder Preferred Shares carry the same voting rights as are attached to the ordinary shares being one vote per Founder Preferred Share and were each issued with a warrant equivalent to the warrant issued with each ordinary share.

Warrants

In October 2017, the Company issued 125,032,500 Warrants to the purchasers of both ordinary shares and Founder Preferred Shares (including the 32,500 Warrants that were issued to non-founder directors in lieu of their first year fees). Each Warrant has a term of 3 years following an acquisition and entitles a Warrant holder to purchase one-third of an ordinary share upon exercise. Warrants will be exercisable in multiples of three for one ordinary share at a price of $11.50 per whole ordinary share. The warrants are mandatorily redeemable by the Company at a price of $0.01 should the average market price of an ordinary share exceed $18.00 for 10 consecutive trading days (subject to any prior adjustment in accordance with the terms of the Warrants). On October 1, 2019, in conjunction with the APi Acquisition, the Company completed the warrant financing, in which an aggregate of 60,486,423 warrants were exercised at an exercise price of $10.25 in exchange for an aggregate of 20,162,141 ordinary shares.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

The following table reflects the Successor Statement of Shareholders’ Equity for the period September 18, 2017 (Inception) through December 31, 2017 and the year ended December 31, 2018 (in millions, except share amounts):

	Successor
	Preferred Shares Issued and Outstanding		Ordinary Shares Issued and Outstanding		Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance as of inception, September 18, 2017	—	$—	—	$—	$—	$—	$—	$—
Issuance of shares and warrants, net of fees	4,000,000	—	121,000,000	—	1,227	—	—	1,227
Share-based compensation - directors	—	—	32,500	—	1	—	—	1
Net income	—	—	—	—	—	2	—	2

Balance, December 31, 2017	4,000,000	—	121,032,500	—	1,228	2	—	1,230
Net income	—	—	—	—	—	20	—	20

Balance, December 31, 2018	4,000,000	—	121,032,500	—	$1,228	$22	$—	$1,250

Note 18.	Share-Based Compensation

Successor

The Company maintains a 2019 Equity Incentive Plan (the “2019 Plan”), which allows for grants of share-based awards. At December 31, 2019, there were approximately 16.1 million share-based awards collectively available for grant under the 2019 Plan. The 2019 Plan generally provides for awards to vest no earlier than one year from the date of grant, although most awards entitle the recipient to ordinary shares if specified market or performance conditions are achieved, if applicable, and vest over a minimum of three years. The share-based awards granted to employees include stock options and time-based restricted stock units, as follows:

In 2017 upon its initial public offering, the Company issued 162,500 nonqualified stock options to independent, non-executive directors at exercise price of $11.50 per share with contractual terms of five years. These stock options were performance based and vested on the consummation of the APi Acquisition. The Company recognized $1 of compensation expense during 2019 for these options as a result of the APi Acquisition. The Company has not granted stock options since 2017.

The following table summarizes the changes in the number of ordinary shares underlying options for 2019 (shares in whole numbers and per share values in whole dollars):

(Successor)	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Weighted- Average Intrinsic Value
Outstanding at December 31, 2018	162,500	$11.50	3.8	$244
Granted	—	—
Vested	—	—
Forfeited	—	—

Outstanding at December 31, 2019	162,500	$11.50	2.8	$244

Exercisable at December 31, 2019	162,500	$11.50	2.8	$244

Apart from the options granted in 2017, there were no option exercises or grants for any other Successor periods.

Awards of RSU’s are independent of stock option grants and are generally subject to forfeiture if employment terminates prior to vesting. The awards generally vest ratably over three years from the date of grant.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

The following table summarizes the changes in the number of outstanding RSU’s for 2019. (shares in whole numbers and per share values in whole dollars):

(Successor)	Restricted Stock Units	Weighted- Average Grant Date Fair Value Per Share	Weighted- Average Remaining Contractual Term
Outstanding at December 31, 2018	—	—	—
Granted	929,266	$10.25	2.6
Vested	—	—	—
Forfeited	—	—	—

Outstanding at December 31, 2019	929,266	10.25	2.6

Expected to vest at December 31, 2019	929,266	$10.25	2.6
Exercisable at December 31, 2019	—	—	—

During 2019, the Company awarded 929,266 time-based RSUs with an aggregate grant date fair value of $10.25 per share. These time-based RSU’s entitle recipients to shares of the Company’s ordinary shares and primarily vest in equal installments over a three-year service period from date of grant. The time-based RSU’s granted to the Company’s directors vest at the end of the anniversary date of their grant date.

Total unearned compensation related to unvested RSU’s as of December 31, 2019 was approximately $9, which is expected to be recognized over a weighted average period of approximately 2.6 years.

Predecessor

The Predecessor maintained an equity incentive plan under which incentive stock options, nonqualified stock options and restricted stock options can be granted to officers, nonemployee directors and key employees of the Company. Since these awards historically were cash settled, compensation expense related to stock-based transactions was remeasured and recognized in the consolidated financial statements based on the fair market value at the end of each reporting period. The portion of the award that is expected to vest is recognized on a straight-line basis over the requisite service or vesting period of the award and adjusted upon completion of the vesting period and are remeasured to fair value throughout the vesting and settlement periods.

As a result of the APi Acquisition, the acceleration clause within the original award agreements was triggered, with immediate vesting of an insignificant number of unvested awards and all the outstanding vested awards requiring cash settlement of the awards for a total of $62, with incremental compensation expense of $35 recorded to selling, general, and administrative expenses in the consolidated statement of operations for the period from January 1, 2019 through September 30, 2019 (Predecessor). In addition, share-based compensation for the Predecessor period from January 1, 2019 through September 30, 2019 and the years ended December 31, 2018 and 2017, were $35, $3 and $10, respectively, and were recorded in general and administrative expenses in the consolidated statements of operations.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

Note 19.	Earnings (Loss) Per Share

Net income is allocated between the Company’s ordinary shares and other participating securities based on their participation rights. The Founder Preferred Shares (see Note 17 – “Shareholders’ Equity”),

represent participating securities. Earnings attributable to Founder Preferred Shares is not included in earnings attributable to ordinary shares in calculating earnings per ordinary share (the “two class method”). For periods of net loss, there is no impact from the two-class method on earnings (loss) per share (“EPS”) as net loss is allocated to ordinary shares because Founder Preferred Shares are not contractually obligated to share the loss.

The following table sets forth the computation of earnings (loss) per ordinary share using the two-class method. The dilutive effect of outstanding Founder Preferred Shares and restricted stock units issued by the Company is reflected in diluted EPS using the if-converted method. For periods of net loss, basic and diluted EPS are the same, as the assumed exercise of Founder Preferred Shares, RSU’s, warrants and stock options are anti-dilutive. (see Note 2 – “Significant Accounting Policies”) (amounts in millions, except share and per share amounts):

Year Ended December 31, 2019 (Successor)
Numerator:
Net loss	$(153)
Adjustment for vested participating Founder Preferred shares	—

Net loss attributable to ordinary shares	$(153)

Denominator:
Weighted average shares outstanding - basic	133,117,000
Dilutive securities (1)	—

Weighted average shares outstanding - diluted	133,117,000

Basic and diluted loss per ordinary share	$(1.15)

Ordinary shares issuable upon conversion of Founder Preferred Shares	4,000,000

(1)

There are 4,000,000 Founder Preferred Shares, 929,266 RSU’s, 162,500 stock options, convertible to ordinary shares on a 1:1 basis, and 64,546,077 warrants, convertible to ordinary shares on a 3:1 basis (21,515,359 ordinary share equivalents) that represent potentially dilutive securities that are excluded as their effect would be anti-dilutive.

Predecessor

The Company has not presented Predecessor earnings per member unit information because it is not meaningful or comparable to the required Successor EPS information presented above, as well as the fact that Predecessor units were not publicly traded.

Note 20.	Segment Information

The Company manages its operations under three operating segments, which represent the Company’s three reportable segments: Safety Services, Specialty Services, and Industrial Services. This structure is generally focused on various businesses related to the construction industry and certain service and maintenance of industrial and commercial facilities. All three reportable segments derive their revenue from distribution, fabrication and various types of service and construction contracts, primarily in the United States as well as Canada and the United Kingdom.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

The Safety Services segment focuses on end-to-end integrated occupancy systems (fire protection services, HVAC, and entry systems) including design, installation, inspection and service of these integrated systems. This segment also provides mission critical services, including life safety, emergency communication systems and specialized mechanical services. The work performed within this segment spans across industries and facilities and includes commercial, industrial, residential, medical and special-hazard settings.

The Specialty Services segment provides utility infrastructure services and specialized industrial plant services including maintenance and repair of water, sewer and telecom infrastructure. Customers within this segment vary from public and private utility, communications, industrial plants and governmental agencies throughout the United States.

The Industrial Services segment provides a variety of specialty contracting services and solutions to the energy industry focused on transmission and distribution. Services within this segment include oil and gas pipeline infrastructure, access and road construction, supporting facilities, and performing ongoing integrity management and maintenance.

The accounting policies of the reportable segments are the same as those described in Note 2 – “Significant Accounting Policies”. All intercompany transactions and balances are eliminated in consolidation. Intercompany revenue and costs between entities within a reportable segment are eliminated to arrive at segment totals, and eliminations between segments are separately presented. Corporate results include amounts related to corporate functions such as administrative costs, professional fees, acquisition-related transaction costs (exclusive of acquisition integration costs, which are included within the segment results of the acquired businesses), and other discrete items.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is the measure of profitability used by management to manage its segments and, accordingly, in its segment reporting. As appropriate, the Company supplements the reporting of consolidated financial information determined in accordance with U.S. GAAP with certain non-U.S. GAAP financial measures, including EBITDA. The Company believes these non-U.S. GAAP measures provide meaningful information and help investors understand the Company’s financial results and assess its prospects for future performance. The Company uses EBITDA to evaluate its performance, both internally and as compared with its peers, because it excludes certain items that may not be indicative of the Company’s core operating results for its reportable segments. Segment EBITDA is calculated in a manner consistent with consolidated EBITDA.

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

Summarized financial information for the Company’s reportable segments are presented and reconciled to consolidated financial information in the following tables, including a reconciliation of consolidated operating income to EBITDA. The tables below may contain slight summation differences due to rounding:

	For the Year Ended December 31, 2019 (Successor)
	Safety Services	Specialty Services	Industrial Services	Corporate and Eliminations	Consolidated
Net revenues	$435	$386	$167	$(3)	$985
EBITDA Reconciliation
Operating income (loss)	34	19	(5)	(209)	(161)
Plus:
Other, net	—	5	—	20	25
Depreciation	2	8	5	3	18
Amortization	23	18	9	1	51

EBITDA	$59	$50	$9	$(185)	$(67)

Total assets	$1,770	$1,305	$568	$368	$4,011
Capital expenditures	1	4	6	—	11

	For the Period from January 1, 2019 to September 30, 2019 (Predecessor)
	Safety Services	Specialty Services	Industrial Services	Corporate and Eliminations	Consolidated
Net revenues	$1,342	$1,107	$670	$(12)	$3,107
EBITDA Reconciliation
Operating income (loss)	161	60	—	(119)	102
Plus:
Other, net	1	7	1	2	11
Depreciation	4	28	14	6	52
Amortization	4	16	6	—	26

EBITDA	$170	$111	$21	$(111)	$191

Total assets	$812	$882	$394	$227	$2,315
Capital expenditures	4	27	21	1	53

	For the Year Ended December 31, 2018 (Predecessor)
	Safety Services	Specialty Services	Industrial Services	Corporate and Eliminations	Consolidated
Net revenues	$1,705	$1,359	$723	$(59)	$3,728
EBITDA Reconciliation
Operating income (loss)	178	57	13	(86)	162
Plus:
Other, net	1	5	—	—	6
Depreciation	6	34	16	4	60
Amortization	12	29	8	—	49

EBITDA	$197	$125	$37	$(82)	$277

Total assets	$716	$761	$366	$198	$2,041
Capital expenditures	9	41	23	1	74

APi Group Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Shares and Where Noted Otherwise)

	For the Year Ended December 31, 2017 (Predecessor)
	Safety Services	Specialty Services	Industrial Services	Corporate and Eliminations	Consolidated
Net revenues	$1,601	$1,063	$439	$(57)	$3,046
EBITDA Reconciliation
Operating income (loss)	151	61	—	(89)	123
Plus:
Other, net	2	3	2	(2)	5
Depreciation	6	15	15	2	38
Amortization	6	16	9	—	31

EBITDA	$165	$95	$26	$(89)	$197

Total assets	$624	$449	$261	$182	$1,516
Capital expenditures	6	16	10	7	39

Note 21.	Subsequent Events

On January 30, 2020, the World Health Organization declared the coronavirus outbreak (COVID-19) a “Public Health Emergency of International Concern” and on March 11, 2020, declared COVID-19 a pandemic. The impact of COVID-19 could negatively impact the Company’s operations, suppliers or other vendors, and customer base. Any quarantines, labor shortages or other disruptions to the Company’s operations, or those of its customers, may adversely impact the Company’s revenues, ability to provide its services and operating results. The extent to which the coronavirus impacts the Company’s results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and actions taken to contain the coronavirus or its impact, among others.

Given the uncertainties regarding the COVID-19 global pandemic and its potential financial impact on the business and the Company’s market capitalization which occurred subsequent to the Company’s annual impairment testing date, and the year ended December 31, 2019, there can be no assurance that management’s estimates and assumptions for purposes of the goodwill asset impairment testing performed during 2019 will prove to be accurate predictions of the future. Although management cannot predict when changes in macroeconomic conditions will occur, as of the date of this filing, the current deterioration in market prices for oil and gas and other fuel sources, the decline in the Company’s market capitalization, and the potential declines in the construction industry, present an impairment risk to the Company that may require management to reassess the carrying values of goodwill, identifiable intangible assets or other long-lived assets during the first quarter of 2020.

On March 27, 2020, the President of the United States signed the Coronavirus Aid, Relief, and Economic Security (CARES) Act into law. The CARES Act includes several significant provisions for corporations including increasing the amount of deductible interest, allowing companies to carryback certain net operating losses, increasing the amount of net operating losses that corporations can use to offset income and accelerating the refund of the alternative minimum tax credit. These changes may have significant effects on the Company’s provision for income taxes. To the extent that the Company anticipates benefits under the CARES Act, the Company will record these impacts as discrete items in the financial statements during the first quarter of 2020.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

APi Group Corporation:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of APi Group Corporation (the Company) as of December 31, 2018 and 2017, the related statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2018, and the period from September 18, 2017 through December 31, 2017 and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the year ended December 31, 2018 and the period from September 18, 2017 through December 31, 2017, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2019.

Minneapolis, Minnesota

December 20, 2019

API GROUP CORPORATION

Balance Sheets

As of December 31, 2018 and 2017

(in thousands, except share and per share amounts)

	December 31, 2018	December 31, 2017
ASSETS

Current assets
Cash and cash equivalents	$436,544	$19,039
Marketable securities at fair value	813,174	1,210,657
Prepayments and other assets	28	9

Total assets	$1,249,746	$1,229,705

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities

Accrued expenses	$26	$16

Total current liabilities	26	16

Total liabilities	26	16

Stockholders’ equity
Preferred shares, no par value; unlimited authorized shares; 4,000,000 shares issued and outstanding as of December 31, 2018 and 2017	—	—
Ordinary shares, no par value; unlimited authorized shares; 121,032,500 shares issued and outstanding as of December 31, 2018 and 2017	—	—
Additional paid-in capital	1,227,548	1,227,548
Retained earnings	22,172	2,141

Total stockholders’ equity	1,249,720	1,229,689

Total liabilities and stockholders’ equity	$1,249,746	$1,229,705

The accompanying notes are an integral part of these financial statements.

API GROUP CORPORATION

Statements of Income

For the Year Ended December 31, 2018 and the Period from September 18, 2017 to December 31, 2017

(in thousands, except share and per share amounts)

		For the period from September 18, 2017
	For the year ended	Through
	December 31, 2018	December 31, 2017
Operating expenses:
General and administrative	$2,790	$464

Total operating expenses	2,790	464

Loss from operations	(2,790)	(464)

Other income:
Investment income	22,611	2,586
Interest income	210	19

Total other income	22,821	2,605

Net income	$20,031	$2,141

Net income per ordinary share, basic and diluted	$0.16	$0.02

Weighted average ordinary shares outstanding, basic	121,032,500	94,520,619

Weighted average ordinary shares outstanding, diluted	125,032,500	97,674,465

The accompanying notes are an integral part of these financial statements.

API GROUP CORPORATION

Statements of Stockholders’ Equity

For the Year Ended December 31, 2018 and the Period from September 18, 2017 to December 31, 2017

(in thousands, except share amounts)

	Preferred Shares		Ordinary Shares		Additional	Retained	Total Stockholders’
	Shares	Amount	Shares	Amount	Paid-in Capital	Earnings	Equity
Balance as of inception, September 18, 2017	—	$—	—	$—	$—	$—	$—
Issuance of shares and warrants, net of fees	4,000,000	—	121,000,000	—	1,227,223	—	1,227,223
Share-based compensation - directors	—	—	32,500	—	325	—	325
Net income	—	—	—	—	—	2,141	2,141

Balance as of December 31, 2017	4,000,000	—	121,032,500	—	1,227,548	2,141	1,229,689
Net income	—	—	—	—	—	20,031	20,031

Balance as of December 31, 2018	4,000,000	$—	121,032,500	$—	$1,227,548	$22,172	$1,249,720

The accompanying notes are an integral part of these financial statements.

API GROUP CORPORATION

Statements of Cash Flows

For the Year Ended December 31, 2018 and the Period from September 18, 2017 to December 31, 2017

(in thousands)

		For the period from September 18, 2017
	For the year ended	through
	December 31, 2018	December 31, 2017
Net income	$20,031	$2,141
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Unrealized gain (loss) on marketable securities	530	(2,586)
Share-based compensation - directors	—	325
Changes in operating assets and liabilities:
Prepaids and other assets	(19)	(9)
Accruals	10	16

Net cash provided by (used in) operating activities	20,552	(113)

INVESTING ACTIVITIES:
Purchase of marketable securities - short-term	(2,860,503)	(1,208,071)
Sale of marketable securities - short-term	3,257,456	—

Net cash provided by (used in) investing activities	396,953	(1,208,071)

FINANCING ACTIVITIES:
Proceeds from issuance of Founder Preferred Shares and Warrants	—	40,000
Proceeds from issuance of Ordinary Shares and Warrants, net	—	1,187,223

Net cash provided by financing activities	—	1,227,223

Net increase in cash and cash equivalents	417,505	19,039
Cash and cash equivalents at beginning of period	19,039	—

Cash and cash equivalents at end of period	436,544	19,039

The accompanying notes are an integral part of these financial statements.

Note 1 – Organization

APi Group Corporation (the Company or APG f/k/a J2 Acquisition Limited) was incorporated with limited liability under the laws of the British Virgin Islands under the BVI Companies Act (as amended) on September 18, 2017. The Company was created by its founders (the Founders) for the purpose of acquiring a target company or business (the Acquisition). The Company’s ordinary shares and warrants were traded on the Main Market of the London Stock Exchange beginning on October 10, 2017, after raising gross proceeds of approximately $1.25 billion in an initial public offering (the IPO). On October 1, 2019, the Company completed the acquisition of APi Group Inc. (APi Group), a market-leading provider of commercial life safety solutions and industrial specialty services, for approximately $2.9 billion (the APi Acquisition). (See Note 8).

Note 2 – Summary of Significant Accounting Policies

Basis of preparation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

While cash held by financial institutions may at times exceed federally insured limits, the Company believes that no material credit or market risk exposure exists due to the high quality of the institutions. The Company has not experienced any losses on such accounts. The Company considers all highly liquid investments purchased with a maturity of three months or less from the date of purchase to be cash equivalents. The Company has $436,544 and $19,039 of cash equivalents as of December 31, 2 018 and 2017, respectively.

Investments in Marketable Securities

Marketable securities are stated at fair value as determined by the most recently traded price of each security at the balance sheet date. All unrealized gains and losses are reported in investment income in the statements of income.

Fair Value Measurements

Fair value is determined using the principles of ASC 820, Fair Value Measurement. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy prioritizes and defines the inputs to valuation techniques as follows:

•	Level 1— Observable quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2—Quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3—Unobservable inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability in which there is little, if any, market activity for the asset or liability at the measurement date.

Marketable securities are recorded at fair value. The Company uses the Level 2 fair value hierarchy assumptions to measure the marketable securities as of December 31, 2018 and 2017. The Company’s cash and cash equivalents and accrued expenses are carried at cost, which approximates fair value due to the short-term nature of these instruments and are considered level 1 securities.

The inputs used to measure the fair value of an asset or a liability are categorized within levels of the fair value hierarchy. The fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the measurement. There have not been any transfers between the levels of the hierarchy for the year ended December 31, 2018 and the period from September 18, 2017 through December 31, 2017.

Share-based compensation

The Company expenses share-based compensation over the requisite service period of the awards (usually the vesting period) based on the grant date fair value of awards. For stock option grants with performance-based milestones, the expense is recorded over the service period after the achievement of the milestone is probable or the performance condition is achieved. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model. An offsetting increase to stockholders’ equity will be recorded equal to the amount of the compensation expense charge. The Company recognize forfeitures as they occur as a reduction of expense. The Company does not have any forfeitures for the year ended December 31, 2018 and the period from September 18, 2017 through December 31, 2017. See Note 6.

Founder Preferred Shares

In connection with the IPO, the Company issued 4,000,000 preferred shares (the Founder Preferred Shares) at $10 per share to Mariposa Acquisition IV, LLC (the Founder Entity) an entity controlled by the Founders. The Founder Preferred Shares are not mandatorily redeemable and do not embody an unconditional obligation to settle in a variable number of equity shares. As such, the Founder Preferred Shares are classified as permanent equity in the accompanying balance sheets. The Founder Preferred Shares are not unconditionally redeemable or conditionally puttable by the Holder for cash. The Founders Preferred Shares are considered an equity-like host for purposes of assessing embedded derivative features for potential bifurcation. In accordance with ASC 815, Derivatives and Hedging, the conversion features and participating dividends of the Founders preferred shares are not bifurcated and are included in permanent equity as they are clearly and closely related to the host. The preferred shares do not have a par value or stated value and thus the have been recorded in additional paid-in capital. See Note 4.

Warrants

The Company has warrants issued with its ordinary shares and Founder Preferred Shares that were determined to be equity classified in accordance with ASC 815, Derivatives and Hedging (see Note 4). The Company also issued warrants with shares issued to non-executive directors for compensation that were determined to be equity classified in accordance with ASC 718 – Compensation – Stock Compensation. The fair value of the warrants was recorded as additional paid-in capital on the issuance date, and no further adjustments were made.

Revenue Recognition

The Company accounts for revenue earned from contracts with customers under ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The Company does not have any revenue for the year ended December 31, 2018 or the period from September 18, 2017 through December 31, 2017.

Earnings per Share

Basic earnings per ordinary share excludes dilution and is computed by dividing net income by the weighted average number of ordinary shares outstanding during the period. The Company has determined that its Founder Preferred Shares are participating securities as the Founder Preferred Shares participate in undistributed earnings on an as-if-converted basis. Accordingly, the Company used the two-class method of computing earnings per share, for ordinary and Founder Preferred Shares according to participation rights in undistributed earnings. Under this method, net income applicable to holders of ordinary shares is allocated on a pro rata basis to the holders of ordinary and Founder Preferred Shares to the extent that each class may share income for the period; whereas undistributed net loss is allocated to ordinary shares because Founder Preferred Shares are not contractually obligated to share the loss.

Income Taxes

Income taxes are recorded in accordance with ASC 740, Accounting for Income Taxes (ASC 740), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. The Company determines its deferred tax assets and liabilities based on differences between financial reporting and tax bases of assets and liabilities, which are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company does not have any deferred taxes.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company does not have any significant uncertain tax positions.

As a British Virgin Islands limited liability company, the Company is not subject to any income, withholding or capital gains taxes.

Comprehensive Income

Comprehensive income is the same as net income for all periods presented.

Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker. The chief operating decision-maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the Board of Directors as it is the body that makes strategic decisions. The Company does not have any operations and accordingly the Company has one operating and reporting segment.

Recently Adopted Accounting Pronouncements

In May 2017, the Financial Accounting Standards Board (FASB) issued an Accounting Standards Update (ASU) 2017-09, Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting, which clarifies when to account for a change to the terms or conditions of a share-based payment award as a modification. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. The new standard was effective on January 1, 2018; however, early adoption is permitted. The Company adopted ASU No. 2017-09 as of January 1, 2018. The adoption of this update did not impact the Company’s financial statements.

In January 2017, the FASB issued an ASU 2017-01, “Business Combinations (Topic 805) Clarifying the Definition of a Business”. The amendments in this ASU clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for annual periods beginning after December 15, 2017, including interim periods within those periods. The Company adopted ASU 2017-01 on January 1, 2018. The adoption of this update did not impact the Company’s financial statements.

In June 2018, the FASB issued ASU 2018-07, “Improvements to Nonemployee Share-Based Payment Accounting”, which simplifies the accounting for share-based payments granted to nonemployees for goods and services. Under the ASU, most of the guidance on such payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. The changes take effect for public companies for fiscal years starting after December 15, 2018, including interim periods within that fiscal year. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. The Company adopted ASU No. 2018-07 as of the period of inception. The adoption of this update did not have a material impact on the Company’s financial statements.

Recent Accounting Pronouncements

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820), - Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement, which makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted upon issuance of the update. The Company does not expect the adoption of this guidance to have a material impact on its financial statements.

Note 3 – Marketable Securities

The Company’s investment in marketable securities consists of U.S. Treasury Bills. Investment income is recorded as a realized investment income at the time the investment in U.S. Treasury Bills matures.

The change in the unrealized gains on these investments are included in the statements of Income as investment income. Unrealized gains on the U.S. Treasury Bills are summarized as follows:

	Cost	Gross Unrealized Gain	Gross Unrealized Loss	Net Unrealized Gain	Fair Value
As of December 31, 2018
U.S. Treasury Bills	$811,118	$2,056	$—	$2,056	$813,174

As of December 31, 2017
U.S. Treasury Bills	$1,208,071	$2,586	$—	$2,586	$1,210,657

As of December 31, 2018, $426.3 million of U.S. Treasury Bills were classified as cash and cash equivalents as their original maturities were less than three months. These securities had an unrealized gain of $2.4 million and are included in cash and cash equivalents in the accompanying balance sheets.

Note 4 – Stockholders’ Equity

On October 10, 2017, the Company’s IPO raised gross proceeds of $1.25 billion, consisting of $1.21 billion through the placement of ordinary shares at $10 per share, and $40 million through the subscription of 4,000,000 preferred shares at $10 per share by the Founders through the Founder Entity. Issuance fees of $22,777 were paid in relation to the IPO, resulting in net proceeds of $1,227,223. Each ordinary share and Founder Preferred Share was issued with a warrant as described below.

Founder Preferred Shares

After the closing of an Acquisition, and if the average stock price of the ordinary shares is at least $11.50 per share for any ten consecutive trading days, the holders of the Founder Preferred Shares will be entitled to receive a dividend in the form of ordinary shares or cash, at the option of the Company, equal to 20% of the appreciation of the market price of ordinary shares issued to ordinary shareholders in the initial offering. In the first year a dividend is payable (if any), the dividend amount will be calculated at the end of the calendar year based on the appreciated stock price (the Dividend Price, as defined below) compared to the initial offering price of $10 per ordinary share. In subsequent years, the dividend amount will be calculated based on the appreciated stock price compared to the highest Dividend Price previously used in calculating the Preferred stock dividends. For the purposes of determining the Annual Dividend Amount, the Dividend Price is the average price per ordinary share for the last ten consecutive trading days in the relevant Dividend Year. Upon the liquidation of the Company, an Annual Dividend Amount shall be payable for the shortened Dividend Year. Subsequent to the liquidation, the holders of Founder Preferred Shares shall have the right to a pro rata share (together with holders of the ordinary shares) in the distribution of the surplus assets of the Company.

The Founder Preferred Shares will participate in any dividends on the ordinary shares on an as converted basis. In addition, commencing on and after consummation of the Acquisition, where the Company pays a dividend on its ordinary shares the Founder Preferred Shares will also receive an amount equal to 20 per cent of the dividend which would be distributable on such number of ordinary shares. All such dividends on the Founder Preferred Shares will be paid at the same time as the dividends on the ordinary shares. Dividends are paid for the term the Preferred stock is outstanding.

The Preferred shares will be automatically converted into ordinary shares on a one for one basis upon the last day of the seventh full financial year following an Acquisition (the Conversion). Each Preferred share is convertible into one ordinary share at the option of the holder until the Conversion. If there is more than one holder of Founder Preferred Shares, a holder of Founder Preferred Shares may exercise its rights independently of any other holder of Founder Preferred Shares.

In accordance with ASC 718 – Compensation – Stock Compensation, the Annual Dividend Amount based on the market price of the Company’s ordinary shares is akin to a market condition award settled in shares. As the right to the Annual Dividend Amount was only triggered upon the Acquisition (which was not considered probable until consummated), the fair value of the Annual Dividend Amount measured on the date of issuance of the Founder Preferred Shares was recognized upon consummation of the APi Acquisition as a one-time charge to the income statement. The fair value of the Annual Dividend Amount, $155 million, has been measured using a Monte Carlo method which takes into consideration different stock price paths. Following are the assumptions used in calculating the issuance date fair value:

Number of securities issued	4,000,000
Vesting period	Immediate
Assumed price upon Acquisition	US$10.00
Probability of winding-up	16.7%
Probability of Acquisition	83.3%
Time to Acquisition	1.5 years
Volatility (post-Acquisition)	35.1%
Risk free interest rate	2.33%

The Founder Preferred Shares carry the same voting rights as are attached to the Ordinary Shares being one vote per Founder Preferred Share. Additionally, the Founder Preferred Shares alone carry the right to vote on any Resolution of Members required, pursuant to BVI law, to approve any matter in connection with an Acquisition, or a merger or consolidation in connection with an Acquisition. Initial Founder Preferred Shareholders, that hold 20% of the Founder Preferred Shares, can nominate up to three people as directors of the Company.

Ordinary shares

In connection with the Initial Public Offering on October 17, 2017, the Company issued 121,000,000 ordinary shares (no par value) for gross proceeds of $1.21 billion. In conjunction with the IPO, the Company also issued an aggregate of 32,500 ordinary shares to non-founder directors for $10 per share in lieu of their cash directors’ fees for one year. Each ordinary share was issued with a Warrant. Ordinary shares have voting rights and winding-up rights.

Warrants

The Company issued 125,032,500 Warrants to the purchasers of both ordinary shares and Founder Preferred Shares (including the 32,500 Warrants that were issued to non-founder directors for their fees). Each Warrant has a term of 3 years following an Acquisition and entitles a Warrant holder to purchase one-third of an ordinary share upon exercise. Warrants will be exercisable in multiples of three for one ordinary share at a price of $11.50 per whole ordinary share. The warrants are mandatorily redeemable by the Company at a price of $0.01 should the average market price of an ordinary share exceed $18.00 for 10 consecutive trading days (subject to any prior adjustment in accordance with the terms of the Warrants).

Note 5 – Commitments and Contingencies

The Company may be subject to lawsuits or claims as a result of the proposed business combination. As of December 31, 2018, there were no known or threatened lawsuits or unasserted claims.

Note 6 – Share-based Compensation

On October 10, 2017, the Company issued its non-executive directors 162,500 stock options (the Stock Options) to purchase ordinary shares of the Company that vest upon an Acquisition. The non-executive directors are required to have continued service until the time of the Acquisition to vest in the Stock Options. The options expire on the 5th anniversary following an Acquisition and have an exercise price of $11.50 per share (subject to such adjustment as the Directors consider appropriate in accordance with the terms of the Option Deeds). The Stock Options have a performance condition of vesting on an Acquisition (which is not considered probable until an Acquisition). Therefore, in accordance with ASC 718 – Compensation – Stock Compensation, the fair value of the awards, as determined on the grant date, will be recognized as an expense and an increase of additional paid-in capital upon consummation of an Acquisition.

The following table summarizes the stock option activity:

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
Options outstanding at inception	—	$—	$—
Granted	162,500	$11.50	$—

Options outstanding at December 31, 2017	162,500	$11.50	$—

Options outstanding at December 31, 2018	162,500	$11.50	$—

Options vested and exercisable	—	$—	$—

The fair value of each stock option was estimated at $2.76 on the grant date using the Black-Scholes option pricing model with the following assumptions for the grant during the period from September 18, 2017 through December 31, 2017:

Share Price	$10.00
Exercise Price	$11.50
Risk-Free Rate	2.15%
Dividend Yield	—
Post-Acquisition Volatility	32.99%

On October 17, 2017, the Company issued 32,500 ordinary shares and Warrants to independent non-founder directors for their first year’s annual fees in lieu of cash. The $10 fair value of the shares and warrants was based on the price paid by outside shareholders in the equity offering on October 17, 2017 (see Note 4). In accordance with ASC 718 – Compensation – Stock Compensation, as the shares and related Warrants were fully vested and have a non-substantive service period, the fair value of $325 was recorded as an expense on the grant date.

Note 7 – Related Party

During the period ended December 31, 2017, 4,000,000 Founder Preferred Shares, 6,000,000 ordinary shares and 10,000,000 warrants were issued to the Founder Entity. Sir Martin E. Franklin, a Founder and Director, is a beneficial owner and the manager of the Founder Entity and, as such, may be considered to have beneficial ownership of all the Founder Entity’s interests in the Company. James E. Lillie, also a Founder and Director, holds an indirect pecuniary interest of 20% in the Founder Entity. Other directors were issued 32,500 ordinary shares and 32,500 warrants along with 162,500 stock options.

There were no shares, warrants and options issued to the directors of the Company for the year ended December 31, 2018.

An entity owned by Sir Franklin, received $0.3 million and $0.1 million in management fees for the year ended December 31, 2018 and the period from September 18, 2017 through December 31, 2017, respectively.

Note 8 – Earnings Per Share

Net income is allocated between the ordinary share and other participating securities based on their participation rights. The Founder Preferred Shares (see Note 4), represent participating securities. Earnings attributable to Founder Preferred Shares is not included in earnings attributable to ordinary shares in calculating earnings per ordinary share. For the year ended December 31, 2018 and the period from September 18, 2017 through the year ended December 31, 2017, the Company excluded the stock options to purchase 162,500 ordinary shares from the diluted earnings per ordinary share as the performance condition (see Note 6) for these stock options was not considered probable until the time of the Acquisition.

The following table sets forth the computation of basic and diluted earnings per ordinary share using the two-class method (see Note 2):

	For the year ended	For the period from September 18, 2017 through
	December 31, 2018	December 31, 2017
Numerator:
Net income	$20,031	$2,141
Adjustment for vested participating preferred stock	(641)	(69)

Net income attributable to ordinary shares	$19,390	$2,072

Denominator:
Weighted average shares outstanding - basic	121,032,500	94,520,619

Weighted average shares outstanding - diluted	125,032,500	97,674,465

Basic and diluted earnings per ordinary share	$0.16	$0.02

Ordinary shares issuable upon conversion of Founder Preferred Shares	4,000,000	4,000,000

Note 9 – Subsequent Events

On October 1, 2019, the Company completed the APi Acquisition, for approximately $2.9 billion.

The Company intends to re-domicile to Delaware from the British Virgin Islands. The Company also intends to apply to the New York Stock Exchange for the listing of its common stock. It is currently anticipated that the Company’s listing of ordinary shares and warrants on the London Stock Exchange will be cancelled at or around the time the New York Stock Exchange listing is achieved. The Company’s listing on the London Stock Exchange will remain suspended until such cancellation takes effect.

As of the closing of APi Acquisition, the Company will record a one-time, non-cash expense preliminarily estimated to be approximately $155.0 million, which represents the fair value of the Founder preferred dividend rights at the time the Founder Preferred Shares were issued. See Note 4.

APPENDIX A—APG BVI AMENDED AND RESTATED MEMORANDUM

AND ARTICLES OF ASSOCIATION

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

API GROUP CORPORATION

FIRST INCORPORATED THE 18TH DAY OF SEPTEMBER 2017

AMENDED AND RESTATED ON THE 1st DAY OF OCTOBER 2019

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT 2004

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

API GROUP CORPORATION

a company limited by shares

1	NAME

1.1	The name of the Company is APi Group Corporation.

2	STATUS

2.1	The Company is a company limited by shares.

3	REGISTERED OFFICE AND REGISTERED AGENT

3.1	The first registered office of the Company shall Ritter House, Wickhams Cay II, Road Town, Tortola, British Virgin Islands, the office of the first registered agent.

3.2	The first registered agent of the Company will be Intertrust Corporate Services (BVI) Limited, Ritter House, Wickhams Cay II, Road Town, Tortola, British Virgin Islands.

3.3

The Company may change its registered office or registered agent by a Resolution of Directors or a Resolution of Members. The change shall take effect upon the Registrar registering a notice of change filed under section 92 of the Act.

4	CAPACITY AND POWER

4.1	The Company has, subject to the Act and any other British Virgin Islands legislation for the time being in force, irrespective of corporate benefit:

(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)	for the purposes of sub-paragraph (a), full rights, powers and privileges.

4.2	There are subject to Clause 4.1 no limitations on the business that the Company may carry on.

5	NUMBER AND CLASSES OF SHARES

5.1	The Company is authorised to issue an unlimited number of shares each of no par value which may be Ordinary Shares or Founder Preferred Shares.

6	DESIGNATIONS, POWERS, PREFERENCES OF SHARES

6.1	Ordinary Shares confer upon the holders:

(a)

subject to the right of the Founder Preferred Shares in accordance with Article 4 to receive any Annual Dividend Amount from time to time, the right, together with the holders of the Founder Preferred Shares, to receive all amounts available for distribution and from time to time to be distributed by way of dividend or otherwise in accordance with the Articles;

(b)

in respect of each such Ordinary Share the right to receive notice of, attend and vote as a Member at any meeting of Members, except that each holder of Ordinary Shares does not have a right to vote on any Resolution of Members as provided for by Article 41.1 (Merger and Consolidation) and Article 42 (Acquisition), and no right to receive notice of or attend any meeting of Members in respect thereof; and

(c)

the right to a pro rata share (with the holders of Founder Preferred Shares) in the distribution of the surplus assets of the Company on its liquidation as are attributable to the holders of Ordinary Shares in accordance with the Articles.

6.2	Founder Preferred Shares:

(a)	confer upon the holders the right to a share in the Annual Dividend Amount payable in accordance with Article 4 of the Articles;

(b)

confer upon the holders the right to receive notice of, attend and vote as a Member at any meeting of Members and to vote on a Resolution of Members to be passed as a resolution in writing, in accordance with the Articles;

(c)

subject to the right of the Founder Preferred Shares in accordance with Article 4 to receive any Annual Dividend Amount from time to time, confer upon the holders the right, together with the holders of the Ordinary Shares, to receive all amounts available for distribution and from time to time to be distributed by way of dividend or otherwise at such time as the Directors shall determine in accordance with the Articles;

(d)

confer upon the holders the right to a pro rata share (with the holders of Ordinary Shares) in the distribution of the surplus assets of the Company on its liquidation as are attributable to the Founder Preferred Shares in accordance with the Articles; and

(e)	are convertible into Ordinary Shares in the circumstances specified in Article 5.

6.3

The Directors may at their discretion by a Resolution of Directors redeem, purchase or otherwise acquire all or any of the shares in the Company, with the consent of the Member whose shares are to be redeemed, purchased or otherwise acquired (unless the Company is permitted by any other provision in the Memorandum or the Articles to purchase, redeem or otherwise acquire the shares without such consent being obtained), subject to the Articles.

7	VARIATION OF RIGHTS

7.1

Subject to Clause 7.2, the rights attached to a class of shares as specified in Clauses 6.1 and 6.2 may only, whether or not the Company is being wound up, be varied in such a manner which the Directors in their discretion determine may have a material adverse effect on such rights, with the consent in writing of the holders of not less than 50 (fifty) per cent. of the issued shares of that class, or by a resolution passed by the holders representing not less than 50 (fifty) per cent. of the votes cast by eligible holders of the issued shares of that class at a separate meeting of the holders of that class. Notwithstanding the foregoing, the Directors may make such variation to the rights of any class of shares that they, in their discretion acting in good faith determine to be necessary or desirable in relation to or in connection with or resulting from an Acquisition (including at any time after the Acquisition has been made) including without limitation in connection with admission to listing on the New York Stock Exchange.

7.2

For the purposes of any consent required pursuant to Clause 7.1, the Directors may treat one or more classes of shares as forming one class if they consider that any proposed variation of the rights attached to each such class of shares as specified in Clauses 6.1 and 6.2 would affect each such class in materially the same manner.

8	REGISTERED SHARES

8.1	The Company shall issue registered shares only.

8.2	The Company is not authorised to issue bearer shares, convert registered shares to bearer shares or exchange registered shares for bearer shares.

9	TRANSFER OF SHARES

9.1	A share may be transferred in accordance with the Articles.

10	AMENDMENT OF MEMORANDUM AND ARTICLES

10.1	The Company may amend its Memorandum or Articles by way of a Resolution of Members or in accordance with the Articles.

We, Intertrust Corporate Services (BVI) Limited of Ritter House, Wickhams Cay II, Road Town, Tortola, British Virgin Islands, in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 18th day of September 2017.

Incorporator

Sgd: Joanne Turnbull

Joanne Turnbull

Authorised Signatory

Intertrust Corporate Services (BVI) Limited

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

API GROUP CORPORATION

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT 2004

ARTICLES OF ASSOCIATION

OF

API GROUP CORPORATION

A COMPANY LIMITED BY SHARES

1	INTERPRETATION

1.1	In these Articles and the attached Memorandum, the following words shall bear the following meanings if not inconsistent with the subject or context:

Acquisition means an initial acquisition by the Company or by any subsidiary thereof (which may be in the form of a merger, capital stock exchange, asset acquisition, stock purchase, scheme of arrangement, reorganisation or similar business combination) of an interest in an operating company or business, as contemplated by the Prospectus;

Act means the BVI Business Companies Act, 2004 (as amended), and includes the regulations made under the Act;

Admission means the initial admission of the Ordinary Shares to the standard listing segment of the Official List and to trading on the Main Market which occurred on 4 October 2017;

Affiliate has the meaning given to it in Rule 405 under the US Securities Act;

Annual Dividend Amount means:

A x B

where:

A = an amount equal to 20 per cent. of the increase (if any) in the value of an Ordinary Share. Such increase shall be calculated as being the difference between (i) the Dividend Price for that Dividend Year and (ii) (a) if no Annual Dividend Amount has previously been paid, a price of US$10.00 per Ordinary Share, or (b) if an Annual Dividend Amount has previously been paid, the highest Dividend Price for any prior Dividend Year, provided that in each case such amount is subject to such adjustment either as the Directors in their discretion determine to be fair and reasonable in the event of a consolidation or sub-division of the Ordinary Shares in issue after the date of Admission or otherwise as determined in accordance with Article 5.4; and

B = the Preferred Share Dividend Equivalent;

Appointee has the meaning specified in article 25.3;

Articles means the articles of association of the Company as the same may be amended, supplemented or otherwise modified from time to time;

Auditors means the auditors from time to time of the Company;

Average Price means for any security, as of any date or relevant period (as applicable): (i) in respect of Ordinary Shares or any other security, the volume weighted average price for such security on the London Stock Exchange as reported by Bloomberg through its “Volume at Price” functions; (ii) if the Directors determine in their discretion that the London Stock Exchange is not the principal securities exchange or trading market for that security, the volume weighted average price of that security on the principal securities exchange or trading market on which that security is listed or traded as reported by Bloomberg through its “Volume at Price” functions; (iii) if the foregoing do not apply, the last closing trade price of that security in the over-the-counter market on the electronic bulletin board for that security as reported by Bloomberg; or (iv) if no last closing trade price is reported for that security by Bloomberg, the last closing ask price of that security as reported by Bloomberg. If the Average Price cannot be calculated for that security on that date on any of the foregoing bases, the Average Price of that security on such date shall be the fair market value as mutually determined by the Company and the holders of the majority of outstanding Founder Preferred Shares (acting reasonably);

Bloomberg means Bloomberg Financial Markets;

Board means the board of Directors at any time of the Company or the Directors present at a duly convened meeting of Directors at which a quorum is present;

Business Day means a day (except Saturday or Sunday) on which banks are open for business in London and the British Virgin Islands;

BVI means the territory of the British Virgin Islands;

Company means APi Group Corporation incorporated under the Act;

Conversion Date has the meaning specified in Article 5.1;

Default Shares has the meaning specified in Article 6.4;

Depositary means Computershare Investor Services PLC, or such other custodian or other person (or a nominee for such custodian or other person) appointed under contractual arrangements with the Company or other arrangements approved by the Board whereby such custodian or other person or nominee holds or is interested in shares of the Company or rights or interests in shares of the Company and issues securities or other documents of title or otherwise evidencing the entitlement of the holder thereof to or to receive such shares, rights or interests, provided and to the extent that such arrangements have been approved by the Board for the purpose of these Articles;

Director means a director of the Company for the time being or, as the case may be, the directors assembled as a Board or committee of such Board;

Disclosure Notice has the meaning specified in Article 6.1;

Dividend Date means in respect of a Dividend Year the last day of such Dividend Year;

Dividend Determination Period means the last ten consecutive Trading Days of a Dividend Year;

Dividend Price means the Average Price per Ordinary Share for the Dividend Determination Period in the relevant Dividend Year;

Dividend Year means the period commencing on the date of Admission and ending on the last day of the Company’s first Financial Year, and thereafter each Financial Year of the Company, except that:

(a)	in the event of the Company’s entry into liquidation, the relevant Dividend Year shall end on the Trading Day immediately prior to the date of commencement of liquidation; and

(b)	in the event of an automatic conversion of the Founder Preferred Shares pursuant to Article 5.1, the relevant Dividend Year shall end on the Trading Day immediately prior to the Conversion Date;

Document has the meaning set out in Article 39.1;

Dormant Company means a company which does not engage in trade or otherwise carry on business in the ordinary course;

equity security means a share (other than a bonus share) or a right to subscribe for, or to convert securities into, shares in the Company;

ERISA means the US Employee Retirement Income Security Act of 1974, as amended;

executed includes any mode of execution;

Financial Year means the financial year of the Company, being, in respect of the first financial year of the Company, from the date of incorporation to 31 August 2018, in respect of the second financial year of the Company, from 1 September 2018 to 31 December 2019 and thereafter every calendar year, or such other financial year(s) (each of which may be a 12 month period or any longer or shorter period) as may be determined from time to time by the Board and in accordance with any applicable laws and regulations;

Founder means each of Ian G.H. Ashken, Martin E. Franklin and James E. Lillie;

Founder Entity means Mariposa Acquisition IV, LLC;

Founder Preferred Share means a convertible preferred share of no par value in the Company having the rights and being subject to the restrictions specified in the Memorandum;

FCA means the Financial Conduct Authority of the United Kingdom or any successor;

holder, Member or shareholder in relation to shares means the member recorded as a holder of a share in the Company’s Register of Members;

Independent Directors means those Directors of the Board from time to time considered by the Board to be independent for the purposes of the UK Corporate Governance Code (or any other appropriate corporate governance regime complied with by the Company from time to time) together with the chairman of the Board provided that such person was considered by the Board to be independent on appointment for the purposes of the UK Corporate Governance Code (or any other appropriate corporate governance regime complied with by the Company from time to time);

Law means every order in council, law, statutory instrument or regulation for the time being in force concerning companies incorporated in the British Virgin Islands and affecting the Company (including, for the avoidance of doubt, the Act) in each case as amended, extended or replaced from time to time;

Listing Rules means the listing rules of the UKLA as amended from time to time;

London Stock Exchange means the London Stock Exchange plc;

Main Market means the London Stock Exchange’s main market for listed securities (or, if the Ordinary Shares are not at the relevant time admitted to trading on such market, the principal stock exchange or securities market on which the Ordinary Shares are then listed or traded or if the Ordinary Shares are at the relevant time listed or traded (at the request of the Company) on more than one stock exchange or securities market, the stock exchange or securities market on which the Directors, in their discretion, determine that Ordinary Shares have the greatest liquidity);

Memorandum means the memorandum of association of the Company, as the same may be amended, supplemented or otherwise modified from time to time;

Office means the registered office of the Company;

Official List means the Official List maintained by the UKLA;

Ordinary Share means an ordinary share of no par value in the Company having the rights and being subject to the restrictions specified in the Memorandum;

paid up in relation to shares means fully paid or credited as fully paid, but excludes partly paid shares;

parent has the meaning specified in section 2 of the Act;

Payment Date means a day no later than ten Trading Days after the Dividend Date, except in respect of any Annual Dividend Amount becoming due on the Trading Day immediately prior to the date of commencement of the Company’s liquidation, in which case the Payment Date shall be such Trading Day;

Permitted Transferees means any of the following donees or transferees of Founder Preferred Shares transferred to such donees or transferees by the Founder Entity: (i) a donee that receives Founder Preferred Shares as a bona fide gift made by the Founder Entity; (ii) any of the Directors or Founders (from time to time); (iii) a person immediately related to a Founder or a Director by blood, marriage or adoption in connection with a transfer for estate planning purposes; (iv) any trust that is solely for the benefit of the Founder Entity or any of its Affiliates, or a Permitted Transferee of the Founder Entity or any direct or indirect wholly-owned subsidiary of such trust; and/or (v) any Affiliate or direct or indirect holder of equity, holder of partnership interests or member of a Founder Entity or any of its Affiliates, or a Permitted Transferee of the Founder Entity;

Preferred Share Dividend Equivalent means such number of Ordinary Shares outstanding immediately following the Acquisition, including any Ordinary Shares issued pursuant to the exercise of Warrants but excluding any Ordinary Shares issued to shareholders or other beneficial owners of a company or business acquired pursuant to or in connection with the Acquisition (which total number is subject to such adjustment either as the Directors in their discretion determine to be fair and reasonable in the event of a consolidation or sub-division of the Ordinary Shares in issue after the date of Admission or otherwise as determined in accordance with Article 5.4);

Prospectus means the prospectus issued by the Company in connection with Admission;

Register of Members has the meaning specified in Article 2.7;

Registrar means the Registrar of Corporate Affairs of the British Virgin Islands;

Relevant System means a computer-based system and procedures which enable title to units of a Security (including depositary interests) to be evidenced and transferred without a written instrument, and which facilitate supplementary and incidental matters;

Resolution of Directors means either:

(a)

a resolution approved at a duly convened and constituted meeting of Directors or of a committee of Directors by the affirmative vote of a majority of the Directors present at the meeting who voted except that where a Director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or

(b)

a resolution consented to in writing by such number of Directors as constitutes a majority of the Directors or, in the case of a resolution of a committee of the Directors, consented to in writing by such number of Directors as constitutes a majority of the members of such committee;

Resolution of Members means either:

(a)

a resolution approved at a duly convened and constituted meeting of the Members of the Company by the affirmative vote of a majority of the votes of the shares entitled to vote thereon which were present at the meeting and were voted; or

(b)	a resolution consented to in writing by Members representing a majority of the votes of shares entitled to vote thereon;

Sale Share has the meaning specified in Article 10.2;

Seal means any seal which has been duly adopted as the common seal of the Company;

secretary means the secretary of the Company or other person appointed to perform the duties of the secretary of the Company including a joint, assistant or deputy secretary;

Securities means shares and debt obligations of every kind of the Company, and including without limitation options, warrants and rights to acquire shares or debt obligations, and Security shall be construed accordingly;

Special Resolution of Members means either:

(a)

a resolution approved at a duly convened and constituted meeting of the Members of the Company by the affirmative vote of not less than 75 (seventy five) per cent. of the votes of the shares entitled to vote thereon which were present at the meeting and were voted; or

(b)	a resolution consented to in writing by Members representing not less than 75 (seventy five) per cent. of the votes of shares entitled to vote thereon;

subsidiary has the meaning as specified in section 2 of the Act;

Trading Day means any day on which the Main Market is open for business (other than a day on which the Main Market is scheduled to or does close prior to its regular weekday closing time);

Transfer Notice has the meaning specified in Article 13.2;

Treasury Share means a share that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled;

UK Corporate Governance Code means the UK Corporate Governance Code (or equivalent code) issued by the Financial Reporting Council in the United Kingdom from time to time;

UKLA means the FCA acting in its capacity as competent authority for the purposes of admissions to the Official List;

US or United States means the United States of America, its territories and possessions, any state in the United States of America and District of Columbia;

US Securities Act means the US Securities Act of 1933, as amended; and

US$, USD or United States Dollars means the currency of the United States.

1.2

A reference to any law, statute or statutory provision shall, unless the context otherwise requires, be construed as a reference to such law, statute or statutory provision as the same may have been or may from time to time be amended, modified, extended, consolidated, re-enacted or replaced and shall include any subordinated legislation or regulation made thereunder.

1.3	Words denoting the singular include the plural and vice versa.

1.4	Words denoting a gender include every gender.

1.5	References to persons shall include firms, corporations, partnerships, associations and other bodies of persons, whether corporate or not.

1.6	The word may shall be construed as permissive and the word shall shall be construed as imperative.

1.7	The word signed shall include a signature or a representation of a signature affixed by mechanical means.

1.8

The words in writing shall mean written, facsimiled, or otherwise electronically transmitted or published in a readable form, printed, photographed or lithographed or represented by any other substitute for writing or partly one or partly another.

1.9	References to something in electronic form shall include:

(a)	something partly in electronic form;

(b)	something, whether or not itself in electronic form:

(i)	made wholly or partly by electronic means; or

(ii)	made wholly or partly by means of something wholly or partly in electronic form.

1.10	The word discretion shall mean absolute discretion and the expression as the Directors may determine shall mean as the Directors in their absolute discretion may determine.

1.11	References to notice means a notice in writing unless otherwise specifically stated.

1.12	A reference to the Auditors or such other person confirming any matter shall be construed to mean confirmation of their opinion as to such matter whether qualified or not.

1.13

A reference to a Clause, unless the context requires otherwise, is a reference to a clause of the Memorandum and a reference to an Article, unless the context otherwise requires, is a reference to an Article of these Articles.

1.14	Subject to the above provisions any words defined in the Act shall bear the same meaning in these Articles.

1.15	The headings in these Articles are intended for convenience only and shall not affect the construction of these Articles.

2	SHARES

2.1

Shares and other Securities may be issued and options to acquire shares or other Securities may be granted at such times, to such persons, for such consideration and on such terms as the Directors may by Resolution of Directors determine.

2.2	The Company may issue fractions of shares and any such fractional shares shall rank pari passu in all respects with the other shares of the same class issued by the Company.

2.3

Subject to the Law, the Directors may permit the holding of shares of any class in uncertificated form (including in the form of depositary interests or similar interests, instruments or Securities) in such manner as the Directors may determine from time to time.

2.4

Conversion of shares held in certificated form into shares held in uncertificated form, and vice versa, may be made in such manner as the Directors may, in their discretion, think fit (subject always to any applicable laws and regulations and the facilities and requirements of any Relevant System). The Company shall maintain the Register of Members in each case as is required by any applicable laws and regulations and the facilities and requirements of any Relevant System.

2.5

The rights conferred upon the holders of any shares of any class issued with preferred, deferred or other rights shall not (unless otherwise expressly provided by the conditions of issue of such shares) be deemed to be varied or abrogated by the creation or issue of further shares ranking pari passu therewith or in the case of Founder Preferred Shares (for the avoidance of doubt) by the creation or issue of Ordinary Shares, or by the exercise of any power under the disclosure provisions requiring Members to disclose an interest in the

Company’s shares pursuant to Article 6, the reduction of capital on such shares, the conversion of shares in accordance with these Articles, or by the purchase or redemption by the Company of its own shares or the sale of any shares held as Treasury Shares in accordance with the provisions of the Act.

2.6	No shares may be issued for a consideration which is, in whole or in part, other than money, unless a Resolution of Directors has been passed stating:

(a)	the amount to be credited for the issue of the shares; and

(b)	that, in their opinion, the present cash value of the non-money consideration and money consideration, if any, for the issue is not less than the amount to be credited for the issue of the shares.

2.7	The Company shall keep a register (the Register of Members) containing:

(a)	the names and addresses of the persons who hold shares;

(b)	the number of each class and series of shares held by each Member;

(c)	the date on which the name of each Member was entered in the register of Members; and

(d)	the date on which any person ceased to be a Member.

2.8

The Register of Members may be in any such form as the Directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the Directors otherwise determine, the magnetic, electronic or other data storage form shall be the original Register of Members.

2.9	A share is deemed to be issued when the name of the Member is entered in the Register of Members.

2.10

Except as required by law, no person shall be recognised by the Company as holding any share upon any trust and (except as otherwise provided by these Articles or by law) the Company shall not be bound by or recognise (even when having notice thereof) any interest in any share other than an absolute right of the registered holder to the entirety of a share or fraction thereof.

2.11

On a winding up of the Company the assets (if any) of the Company available for distribution to Members shall be distributed to the holders of Ordinary Shares and Founder Preferred Shares pro rata to the number of such paid up shares held by each holder relative to the total number of issued and paid up Ordinary Shares as if such paid up Founder Preferred Shares had been converted into Ordinary Shares immediately prior to the winding-up on a one-for-one basis, subject to adjustment in accordance with these Articles.

2.12

The Company may, subject to the provisions of the Act and of these Articles, issue warrants or grant options to subscribe for shares in the Company. Such warrants or options shall be issued upon such terms and subject to such conditions as may be resolved upon by the Board.

3	PRE-EMPTIVE RIGHTS

3.1	Section 46 of the Act does not apply to the Company.

4	DIVIDEND RIGHTS

4.1

Commencing from consummation of the Acquisition, and only once the Average Price per Ordinary Share (subject to such adjustment either as the Directors in their discretion determine to be fair and reasonable in the event of a consolidation or sub-division of the Ordinary Shares in issue after the date of Admission or otherwise as determined in accordance with Article 5.4) for any ten consecutive Trading Days following Admission is at least US$11.50, the holders of Founder Preferred Shares will be entitled to receive in aggregate the Annual Dividend Amount in respect of each Dividend Year as calculated in accordance with these Articles, payable in Ordinary Shares or cash, at the sole option of the Company. Each Annual Dividend Amount shall be divided between the holders pro rata to the number of Founder Preferred Shares held by them on the relevant Dividend Date. If the Company determines to pay such Annual Dividend Amount in Ordinary Shares, then the Annual Dividend Amount will be paid on the relevant Payment Date by the issue to each holder of Founder Preferred Shares of such number of whole Ordinary Shares as is equal to the pro rata amount of the Annual Dividend Amount to which they are entitled divided by the Dividend Price (provided that any fractional Ordinary Shares due to a holder resulting from such calculation shall not be issued and such holder shall be entitled to be paid the nearest lower whole number of Ordinary Shares).

4.2

In the event of the Company entering liquidation, the Dividend Date for the relevant Dividend Year shall be the Trading Day immediately prior to the date of commencement of liquidation and accordingly an Annual Dividend Amount shall be calculated as of such Dividend Date and be payable on the relevant Payment Date.

4.3

In the event of an automatic conversion of Founder Preferred Shares occurring in accordance with Article 5.1, the Dividend Date for the relevant Dividend Year shall be the Trading Day immediately prior to the relevant Conversion Date and accordingly an Annual Dividend Amount shall be calculated as of such Dividend Date and be payable on the relevant Payment Date.

4.4

For the avoidance of doubt, any Annual Dividend Amount due in respect of a Dividend Year, including in accordance with Article 4.2 or 4.3, shall be payable in full and shall not be subject to prorating notwithstanding any Dividend Year being longer or shorter than 12 months.

4.5	In the event an Annual Dividend Amount is payable, where the Ordinary Shares (or any interests therein) are listed or traded on any stock exchange or securities market the

Company shall use reasonable endeavours, including the issue of any prospectus, listing document or similar as may be required, to procure that, upon the payment of the Annual Dividend Amount, the Ordinary Shares arising from such payment (or any interests therein) are promptly admitted to such stock exchange or securities market (or where more than one, all of them) and that any interests in the Ordinary Shares (including depositary interests) be capable of being transferred in a Relevant System.

4.6

In addition to the right to receive an Annual Dividend Amount, Founder Preferred Shares confer upon the holders (i) the right, together with the holders of the Ordinary Shares, to receive all amounts available for distribution and from time to time distributed by way of dividend or otherwise at such time as the Directors shall determine (and in each case distributed among the holders of Founder Preferred Shares pro rata to the number of fully paid up Ordinary Shares held by any holder of Founder Preferred Shares, as if for such purpose the Founder Preferred Shares had been converted into Ordinary Shares immediately prior to such distribution) plus (ii) commencing from consummation of the Acquisition, an amount equal to 20 per cent. of the dividend which would be distributable on such number of Ordinary Shares equal to the Preferred Share Dividend Equivalent. Any such amount payable in respect of the Ordinary Shares and the Founder Preferred Shares shall be divided between the holders of shares of the relevant class pro rata to the number of shares of such class held by them on the date the dividend is declared.

5	CONVERSION OF FOUNDER PREFERRED SHARES

5.1

Each Founder Preferred Share will automatically convert into one Ordinary Share (subject to such adjustment either as the Directors in their discretion determine to be fair and reasonable in the event of a consolidation or sub-division of the Ordinary Shares in issue after the date of Admission or otherwise as determined in accordance with Article 5.4) immediately upon the last day of the seventh full Financial Year of the Company after completion of the Acquisition, or, if such date is not a Trading Day, on the first Trading Day immediately following such date (the Conversion Date).

5.2

A holder of Founder Preferred Shares may by notice in writing to the Company require the conversion of such number of that holder’s Founder Preferred Shares as is specified in such notice (and, if such notice is silent as to the number of Founder Preferred Shares, that holder shall be deemed to have required the conversion of all of his Founder Preferred Shares), into an equal number of Ordinary Shares (subject to such adjustment either as the Directors in their discretion determine to be fair and reasonable in the event of a consolidation or sub-division of the Ordinary Shares in issue after the date of Admission or otherwise as determined in accordance with Article 5.4), and in such circumstances those Founder Preferred Shares the subject of such notice shall be converted five Trading Days following receipt of the notice by the Company. In the event of a conversion pursuant to this Article 5.2, the holder whose Founder Preferred Shares are converted shall not be entitled to receive, in respect of the Founder Preferred Shares that are converted, the relevant pro rata amount of the Annual Dividend Amount which may have been attributable to those Founder Preferred Shares in respect of the Dividend Year in which the date of conversion occurs.

5.3	In the event of a conversion pursuant to Article 5.1 or Article 5.2:

(a)

any share certificates relating to the converted shares shall be cancelled and the Company shall issue to the relevant Member new certificates in respect of the Ordinary Shares which have arisen on the conversion unless the holder elects (or is deemed to have elected) to hold their new Ordinary Shares in uncertificated form;

(b)

subject to the terms of these Articles, the Ordinary Shares arising on conversion shall be credited as paid up and shall rank pari passu with the outstanding Ordinary Shares of the Company in issue at the Conversion Date, including as to dividends and other distributions declared, by reference to a record date falling after the Conversion Date; and

(c)

where the Ordinary Shares (or any interests therein) are listed or traded on any stock exchange or securities market the Company shall use reasonable endeavours, including the issue of any prospectus, listing document or similar as may be required, to procure that, upon conversion, the Ordinary Shares arising from such conversion (or any interests therein) are promptly admitted to such stock exchange or securities market (or where more than one, all of them) and that any interests in the Ordinary Shares (including depositary interests) be capable of being transferred in a Relevant System.

5.4	Notwithstanding any other provisions in these Articles, in any circumstances where:

(a)

the Directors or the holders of a majority of the outstanding Founder Preferred Shares consider that an adjustment should be made to (1) any factor relevant for the calculation of the Annual Dividend Amount (including the amount which the Average Price per Ordinary Share must meet or exceed for any ten consecutive Trading Days following Admission in order for the right to an Annual Dividend Amount to commence (initially set at US$11.50)), (2) the number of Ordinary Shares into which the Founder Preferred Shares shall convert, or (3) the Preferred Share Dividend Equivalent, whether following a consolidation or sub-division of the Ordinary Shares in issue after the date of Admission or otherwise; or

(b)	the holders of a majority of the outstanding Founder Preferred Shares disagree with any adjustment as determined by the Directors,

the Directors will either (i) make such adjustment as is mutually determined by the Directors and the holders of the majority of the outstanding Founder Preferred Shares (acting reasonably) or (ii) failing agreement within a reasonable time, will at the Company’s expense appoint the Auditors, or such other person as the Directors shall, acting reasonably, determine to be an expert for such purpose, to determine as soon as practicable what adjustment (if any) is fair and reasonable. Upon determination in either case the adjustment (if any) will be made and will take effect in accordance with the determination. The Auditors (or such other expert as may be appointed) shall be deemed to act as an expert and not an arbitrator and applicable laws relating to arbitration shall not apply, the determination of the

Auditors (or such other expert as may be appointed) shall be final and binding on all concerned and the Auditors (or such other expert as may be appointed) shall be given by the Company all such information and other assistance as they may reasonably require.

5.5

Conversion of the Founder Preferred Shares pursuant to this Article 5 shall be in such manner as may be determined by the Company, including, without limitation, by redemption of such shares and applying the proceeds in the subscription for the applicable number of Ordinary Shares, by means of sub-division and/or consolidation and/or a combination of both (in which case, for the avoidance of doubt, the requisite sub-division and/or consolidation shall be effected pursuant to the provisions of these Articles), by automatically converting the Founder Preferred Shares into Ordinary Shares or by redesignating any such Founder Preferred Shares as Ordinary Shares.

6	DISCLOSURE REQUIREMENTS

6.1

The Company may, by notice in writing (a Disclosure Notice) require a person whom the Company knows to be or has reasonable cause to believe is or, at any time during the 3 (three) years immediately preceding the date on which the Disclosure Notice is issued, to have been interested in any shares:

(a)	to confirm that fact or (as the case may be) to indicate whether or not it is the case; and

(b)	to give such further information as may be required in accordance with Article 6.2.

6.2	A Disclosure Notice may (without limitation) require the person to whom it is addressed:

(a)	to give particulars of his status, domicile, nationality and residency;

(b)	to give particulars of his own past or present interest in any shares (held by him at any time during the 3 (three) year period specified in Article 6.1);

(c)	to disclose the identity of any other person who has a present interest in the shares held by him;

(d)

where the interest is a present interest and any other interest in any shares subsisted during that 3 (three) year period at any time when his own interest subsisted, to give (so far as is within his knowledge) such particulars with respect to that other interest as may be required by the Disclosure Notice; and

(e)	where his interest is a past interest to give (so far as is within his knowledge) like particulars of the identity of the person who held that interest immediately upon his ceasing to hold it.

6.3

Any Disclosure Notice shall require any information in response to such notice to be given within the prescribed period (which is 14 (fourteen) calendar days after service of the notice or 7 (seven) days if the shares concerned represent 0.25 (nought point two five) per cent. or more in number of the issued shares of the relevant class) or such other reasonable period as the Directors may determine.

6.4

If any Member is in default in supplying to the Company the information required by the Company within the prescribed period or such other reasonable period as the Directors determine, the Directors in their discretion may serve a direction notice on the Member. The direction notice may direct that in respect of the shares in respect of which the default has occurred (the Default Shares) the Member shall not be entitled to attend or vote in meetings of Members or class meetings. Where the Default Shares represent at least 0.25 (nought point two five) per cent. in number of the class of shares concerned the direction notice may additionally direct that dividends on such shares will be retained by the Company (without interest) and that no transfer of the Default Shares (other than a transfer authorised under the Articles) shall be registered until the default is rectified.

6.5

Where Default Shares in which a person appears to be interested are held by a Depositary, the provisions of this Article 6 shall be treated as applying only to those shares held by the Depositary in which such person appears to be interested and not (insofar as such person’s apparent interest is concerned) to any other shares held by the Depositary.

6.6

Where the Member on which a Disclosure Notice is served is a Depositary acting in its capacity as such, the obligations of the Depositary as a Member shall be limited to disclosing to the Company such information relating to any person appearing to be interested in the shares held by it, as has been recorded by it pursuant to the arrangements entered into by the Company or approved by the Board pursuant to which it was appointed as a Depositary.

7	CERTIFICATES

7.1

The Company may (but shall not be obliged to) issue to a Member without payment one certificate for all the shares of each class held by him (and upon transferring a part of his holding of shares of any class to a certificate for the balance of such holding) or several certificates each for one or more of his certificated shares upon payment, for every certificate after the first, of such reasonable sum as the Directors may determine. Every certificate shall specify the number, class and distinguishing numbers (if any) of the shares to which it relates and the amount or respective amounts paid up or partly paid thereon. The Company shall not be bound to issue more than one certificate for certificated shares held jointly by several persons and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

7.2

All forms of certificate for shares or any other form of security shall be issued in such manner as the Directors may determine which may include under the Seal, which may be affixed to or printed on it or in such other manner as the Directors may approve, having regard to the terms of allotment or issue of shares, and shall be signed autographically unless there shall be in force a Resolution of Directors adopting some method of mechanical signature in which event the signatures (if authorised by such resolution) may be appended by the method so adopted.

7.3

If a share certificate is defaced, worn out, lost or destroyed it may be renewed on such terms (if any) as to evidence and indemnity and payment of the liability and expenses reasonably incurred by the Company in investigating evidence as the Directors may determine but otherwise free of charge and (in the case of defacement or wearing out) on delivery up of the old certificate.

7.4

Any Member receiving a certificate shall indemnify and hold the Company and its Directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof.

7.5	No provision of these Articles shall apply so as to require the Company to issue a certificate to any person holding such shares in uncertificated form.

7.6	Uncertificated shares of a class are not to be regarded as forming a separate class from certificated shares of that class.

8	LIEN

8.1

The Company shall have a first and paramount lien on every share (not being a paid up share) for all monies (whether presently payable or not) payable at a fixed time or called in respect of that share. The Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article 8. The Company’s lien on a share shall extend to any amount payable in respect of it.

8.2

The Company may sell in such manner as the Directors determine any shares on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within 14 (fourteen) calendar days after notice has been given to the holder of the share or to the person entitled to it by transmission or operation of the law, demanding payment and stating that if the notice is not complied with the shares may be sold.

8.3

To give effect to a sale the Directors may authorise any person to execute an instrument of transfer of the shares sold to or in accordance with the directions of the purchaser. The title of the transferee to the shares shall not be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

8.4

The net proceeds of the sale after payment of the costs shall be applied in payment of so much of the sum for which the lien exists as is presently payable and any residue shall (upon surrender to the Company for cancellation of the certificate for the shares sold and subject to a like lien for any moneys not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

9	CALLS IN RESPECT OF SHARES AND FORFEITURE

9.1	Subject to the terms of allotment the Directors may make calls upon the Members in respect of any monies unpaid in respect of their shares and each Member shall (subject to receiving at least 14 (fourteen) calendar days’ notice specifying when and where payment is to be made) pay to the Company as required by the notice the amount called in respect of his shares. A call may be required to be paid by instalments. A call may, before receipt by the Company of any sum due thereunder, be revoked in whole or part and payment of a call may be postponed in whole or part. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect whereof the call was made.

9.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

9.3	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

9.4

If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the calendar day it became due and payable until it is paid; either at the rate fixed by the terms of allotment of the share or in the notice of the call or at such rate not exceeding 15 (fifteen) per cent. per annum as the Directors may determine. The Directors may waive payment of the interest wholly or in part.

9.5

An amount payable in respect of a share on allotment or at any fixed date, whether in respect of the issue price or premium or as an instalment of a call, shall be deemed to be a call and if it is not paid the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call. The Company may accept from a Member the whole or a part of the amount remaining unpaid on any shares held by him although no part of that amount has been called up.

9.6	Subject to the terms of allotment, the Directors may make arrangements on the issue of shares to distinguish between Members as to the amounts and times of payment of calls in respect of their shares.

9.7

If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than 14 (fourteen) calendar days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses which may have been incurred by the Company in respect thereof. The notice shall name the place where payment is to be made and shall state that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited.

9.8

If the notice is not complied with any share in respect of which it was given may at any time thereafter before the payment required by the notice has been made be forfeited by a resolution of the Directors and the forfeiture shall include all dividends or other moneys payable in respect of the forfeited shares and not paid before the forfeiture.

9.9

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such a manner as the Directors determine either to the person who was before the forfeiture the holder or to any other person and at any time before sale re-allotment or other disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the share to that person.

9.10

A person any of whose shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for any certificated shares forfeited but shall remain liable to the Company for all monies which at the date of forfeiture were presently payable by him to the Company in respect of those shares with interest at the rate at which interest was payable on those monies before the forfeiture and/or at such rate as the Directors may determine from the date of forfeiture until payment and all expenses of the Company but the Directors may waive payment wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

9.11

A declaration under oath by a Director or the secretary that a share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share and the declaration shall (subject to the execution of an instrument of transfer if necessary) constitute a good title to the share and the person to whom the share is disposed of shall not be bound to see to the application of the consideration, if any, nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the forfeiture or disposal of the share.

10	UNTRACED SHAREHOLDERS

10.1	The Company may sell the share of a Member or of a person entitled by transmission at the best price reasonably obtainable at the time of sale, if:

(a)

during a period of not less than 12 (twelve) years before the date of publication of the advertisements referred to in sub-paragraph (c) of this Article 10.1 (or, if published on two different dates, the first date) (the relevant period) at least three cash dividends have become payable in respect of the share;

(b)

throughout the relevant period no cheque payable on the share has been presented by the holder of, or the person entitled by transmission to, the share to the paying bank of the relevant cheque, no payment made by the Company by any other means permitted by Article 15.8 has been claimed or accepted and, so far as any Director of the Company at the end of the relevant period is then aware, the Company has not at any time during the relevant period received any communication from the holder of, or person entitled by transmission to, the share;

(c)

on expiry of the relevant period the Company has given notice of its intention to sell the share by advertisement in (i) a United Kingdom national daily newspaper (ii) either one newspaper circulated widely in the British Virgin Islands or the BVI Gazette and (iii) a newspaper circulating in the area of the address of the holder of, or person entitled by transmission to, the share shown in the Register of Members; and

(d)

the Company has not, so far as the Board is aware, during a further period of three months after the date of the advertisements referred to in sub-paragraph (c) of this Article 10.1 (or the later advertisement if the advertisements are published on different dates) and before the exercise of the power of sale received a communication from the holder of, or person entitled by transmission to, the share.

10.2

Where a power of sale is exercisable over a share pursuant to Article 10.1 (a Sale Share), the Company may at the same time also sell any additional share issued in right of such Sale Share or in right of such an additional share previously so issued provided that the requirements of sub-paragraphs (b) to (d) of Article 10.1 (as if the words “throughout the relevant period” were omitted from sub-paragraph (b) and the words “on expiry of the relevant period” were omitted from sub-paragraph (c)) shall have been satisfied in relation to the additional share.

10.3

To give effect to a sale pursuant to Article 10.1 and Article 10.2, the Board may authorise a person to transfer the share in the name and on behalf of the holder of, or person entitled by transmission to, the share, or to cause the transfer of such share, to the purchaser or his nominee and in relation to an uncertificated share may require the operator of any Relevant System to convert the share into certificated form. The purchaser is not bound to see to the application of the purchase money and the title of the transferee is not affected by an irregularity or invalidity in the proceedings connected with the sale of the share.

10.4

The Company shall be indebted to the Member or other person entitled by transmission to the share for the net proceeds of sale and shall carry any amount received on sale to a separate account. The Company is deemed to be a debtor and not a trustee in respect of that amount for the Member or other person. Any amount carried to the separate account may either be employed in the business of the Company or invested as the Board may think fit. No interest is payable on that amount and the Company is not required to account for money earned on it.

11	TRANSFER OF SHARES

11.1

Subject to the Act and the terms of these Articles any Member may transfer all or any of his certificated shares by an instrument of transfer in any usual form or in any other form which the Directors may approve. The Directors may, without assigning any reasons therefor, but subject to any applicable laws and regulations and the facilities and requirements of the Relevant System concerned, refuse to register the transfer of a certificated share (whether paid up or not) unless the instrument of transfer is lodged with the Company and is accompanied by any certificates for the shares to which it relates and such other evidence as the Directors may require to show the right of the transferor to make the transfer.

11.2

Subject to the Act, the Directors may accept such evidence of title of the transfer of uncertificated shares as they shall in their discretion determine. The Directors may permit shares (or interests in shares) held in uncertificated form (including in the form of depositary interests or similar interests, instruments or Securities) to be transferred by means of a Relevant System of holding and transferring shares (or interests in shares) in uncertificated form in such manner as the Directors may determine from time to time. The Directors shall, subject always to the Act and any other applicable laws and regulations and the facilities and requirements of any Relevant System concerned and these Articles, have power to implement and/or approve any arrangements they may, in their discretion, think fit in relation to the evidencing of title to and transfer of interests in shares in the Company in uncertificated form (including in the form of depositary interests or similar interests, instruments or Securities), which may include arrangements restricting transfers, and to the extent such arrangements are so implemented, no provision of these Articles shall apply or have effect to the extent that it is in any respect inconsistent (as determined by the Directors in their discretion) with the holding or transfer thereof or the shares in the Company represented thereby. Subject always to the Act and any other applicable laws and regulations and the facilities and requirements of any Relevant System concerned and these Articles, the Directors may from time to time take such actions and do such things as they may, in their discretion, think fit in relation to the operation of any such arrangements, including, without limitation, treating holders of any depositary interests or similar interests relating to shares as if they were the holders directly thereof for the purposes of compliance with any obligations imposed by these Articles.

11.3

If the Directors refuse to register a transfer of a share they shall, within two months after the date on which the instrument of transfer was lodged with the Company, send to the transferor and the transferee notice of the refusal.

11.4	No fee shall be charged for the registration of any instrument of transfer or, subject as otherwise herein provided, any other document relating to or affecting the title to any share.

11.5

The Company shall be entitled to retain any instrument of transfer of a certificated share which is registered but any instrument of transfer which the Directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

12	TRANSMISSION OF SHARES

12.1

If a Member dies, the survivor or survivors where he was a joint holder, and his personal representatives where he was a sole holder or the only survivor of joint holders, shall be the only persons recognised by the Company as having any title to his interest; but nothing herein contained shall release the estate of a deceased Member from any liability in respect of any share which had been held by him.

12.2

A person becoming entitled to a share in consequence of the death, bankruptcy or incapacity of a Member may, upon such evidence being produced as the Directors may properly require, elect either to become the holder of the share or to make such transfer thereof as the deceased, bankrupt or incapacitated Member could have made. If he elects to become the holder he shall give notice to the Company to that effect. If he elects to transfer the share he shall execute an instrument of transfer of the share to the transferee. All of the Articles relating to the transfer of shares shall apply to the notice or instrument of transfer as if it were an instrument of transfer executed by the Member and the death, bankruptcy or incapacity of the Member had not occurred.

12.3

A person becoming entitled to a share in consequence of the death, bankruptcy or incapacity of a Member shall have the rights to which he would be entitled if he were the holder of the share except that he shall not before being registered as the holder of the share be entitled in respect of it to attend or vote at any meeting of the Company or at any separate meeting of the holders of any class of shares in the Company.

13	COMPULSORY TRANSFER

13.1

Without limitation to any of their powers under Article 6 the Directors may at any time and from time to time call upon any Member by notice to provide them with such information and evidence as they shall reasonably require in relation to such Member or beneficial owner which relates to or is connected with their holding of or interest in shares in the Company. In the event of any failure of the relevant Member to comply with the request contained in such notice within a reasonable time as determined by the Directors in their sole and unfettered discretion, the Directors may require (to the extent permitted by any applicable laws and regulations and the facilities and requirements of any Relevant System concerned) the transfer by lawful sale, by gift or otherwise as permitted by law, of such shares in respect of which, in the reasonable determination of the Directors, such information or evidence in relation to such Member or beneficial owner has not been provided. In the event that the Member cannot locate a purchaser qualified to acquire and hold the shares within such reasonable time as the Directors may determine then the Company may seek to locate (but does not guarantee that it will locate) an eligible purchaser of the shares and shall introduce the selling Member to such purchaser. If no purchaser of the shares is found by the selling Member or located by the Company before the time the Company requires the transfer to be made then the Member shall be obligated to sell the shares at the highest price that any purchaser has offered and the Member agrees that the Company shall have no obligation to the Member to find the best price for the relevant shares.

13.2

In the event that the Directors require the transfer of shares in accordance with Article 13.1 above the Directors will serve a notice (a Transfer Notice) on the relevant Member requiring such person within 28 (twenty eight) calendar days to transfer the applicable shares to another person who. On and after the date of such Transfer Notice, and until registration of a transfer of the applicable shares to which it relates the rights and privileges attaching to the relevant shares will be suspended and not capable of exercise. To the extent permitted under, and subject to any applicable laws and regulations and the facilities and requirements of any Relevant System concerned, the Directors may instruct the operator of such Relevant System to convert any uncertificated share which is subject to a Transfer Notice into certificated form.

13.3

Members who do not comply with the terms of any Transfer Notice shall forfeit or be deemed to have forfeited their shares immediately. The Directors, the Company and the duly authorised agents of the Company, including, without limitation, the registrar of the Company, shall not be liable to any Member or otherwise for any loss incurred by the Company as a result of any Member breaching the compulsory transfer restrictions referred to herein and any Member who breaches such restrictions is required under these Articles to indemnify the Company for any loss to the Company caused by such breach.

14	ALTERATION OF SHARES

14.1

Subject to the Act, where the Directors consider it necessary or desirable to undertake any action as is specified in sub-paragraphs (a) to (f) below, the Company may, pursuant to a Resolution of Directors obtained at any time where such action is in relation to, or in connection with or resulting from an Acquisition, or pursuant to a Resolution of Members at any time:

(a)	consolidate and divide all or any of its shares into a smaller number than its existing shares;

(b)

sub-divide its shares, or any of them, into shares of a larger number so, however, that in such sub-division the proportion between the amount paid and the amount (if any) unpaid on each reduced share shall be the same as in the case of the share from which the reduced share is derived;

(c)	cancel any shares which at the date of the passing of the resolution have not been taken up or agreed to be taken up by any person;

(d)

convert all or any of its shares denominated in a particular currency or former currency into shares denominated in a different currency, the conversion being effected at the rate of exchange (calculated to not less than three significant figures) current on the date of the resolution or on such other dates as may be specified therein;

(e)

where its shares are expressed in a particular currency or former currency, denominate or redenominate those shares, whether by expressing the amount in units or subdivisions of that currency or former currency, or otherwise; and

(f)	reduce any of the Company’s reserve accounts (including any share premium amount) in any manner.

14.2

Whenever as a result of a consolidation of shares any Members would become entitled to fractions of a share, the Directors may, in their discretion, on behalf of those Members, sell the shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Act, the Company) and distribute the net proceeds of sale in due proportion among those Members. The Directors may authorise some person to execute an instrument of transfer of the shares to or in accordance with the directions of the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

15	DISTRIBUTIONS

15.1

The Directors may, by a Resolution of Directors, authorise a distribution at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due. For the avoidance of doubt, the requirements of this Article 15.1 shall not apply in respect of any issue of Ordinary Shares to the holders of Founder Preferred Shares in satisfaction of any Annual Dividend Amount to which such holders are entitled pursuant to Article 4.1.

15.2	Dividends may be paid in money, shares, or other property.

15.3

The Board may, before declaring any dividend, carry to reserve out of the profits of the Company (including any premiums received upon the issue of debenture or other securities of the Company) such sums as they think proper as a reserve or reserves which shall, at the discretion of the Board, be applicable for any purpose to which the profits of the Company may be properly applied, and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments as the Board may from time to time think fit. The Board may also without placing the same to reserve carry forward any profits which they may think prudent not to divide.

15.4

All dividends or other distributions (including but not limited to dividends or distributions declared and paid in accordance with Clauses 6.1 and 6.2 of the Memorandum and Articles 2.11, 4.1 and 4.6) shall be declared and paid only in respect of paid up shares and the holder of any share or shares not paid up as at the date such dividend is declared or such distribution is authorised shall not be entitled to such dividend or distribution. For the purposes of calculating each holder’s pro rata share of any dividend or distribution paid, reference shall only be had to paid up shares (as at the date the dividend is declared or the distribution authorised) of the class or classes to which the dividend or distribution relates. If any share is issued on terms providing that it shall rank for dividend or other distributions as from a particular date, that share shall rank for dividend or other distribution accordingly.

15.5

Any Resolution of Directors declaring a dividend or a distribution on a share may specify that the same shall be payable to the person registered as the holders of the shares at the close of business on a particular date notwithstanding that it may be a date prior to that on which the resolution is passed and thereupon the dividend or distribution shall be payable to such persons in accordance with their respective holdings so registered, but without prejudice to the rights inter se in respect of such dividend or distribution of transferors and transferees of any such shares.

15.6

Any Resolution of Directors declaring a dividend or other distribution may direct that it shall be satisfied wholly or partly by the distribution of assets, may authorise the issue of fractional certificates, may fix the value for distribution of any assets and may determine that cash shall be paid to any Member upon the footing of the value so fixed in order to adjust the rights of Members and may vest any assets in trustees.

15.7

Notice in writing of any dividend that may have been declared shall be given to each Member in accordance with Article 39 and all unclaimed dividends or other distributions may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed and the Company shall not be constituted a trustee thereof. All dividends unclaimed for 3 years after notice shall have been given to a Member may be forfeited by Resolution of Directors for the benefit of the Company, and shall cease to remain owing by the Company.

15.8

Any dividend or other moneys payable in respect of a share may be paid by electronic transfer or cheque sent by post to the registered address (or in the case of a Depositary, subject to the approval of the Board, such persons and addresses as the Depositary may require) of the person entitled or, if two or more persons are the holders of the share or are jointly entitled to it by reason of the death or bankruptcy of the holder, to the registered address of the one of those persons who is first named in the Register of Members or to such person and to such address as the person or persons entitled may in writing direct (and in default of which direction to that one of the persons jointly so entitled as the Directors shall in their discretion determine). Every cheque shall be made payable to the order of the person or persons entitled or to such other person as the person or persons entitled may in writing direct and payment of the cheque shall be a good discharge to the Company. Any joint holder or other person jointly entitled to a share as aforesaid may give receipts for any dividend or other moneys payable in respect of the share. Every cheque is sent at the risk of the person entitled to the payment. If payment is made by electronic transfer, the Company is not responsible for amounts lost or delayed in the course of making that payment.

15.9

The Directors may deduct from any dividend or distribution or other monies, payable to any Member on or in respect of a share, all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in relation to the shares.

15.10

No dividend or distribution or other moneys payable in respect of a share shall bear interest against the Company unless otherwise provided by the rights attached to the share and no dividend shall be paid on Treasury Shares.

15.11	If, in respect of a dividend or other distribution or other amount payable in respect of a share, on any one occasion:

(a)	a cheque is returned undelivered or left uncashed; or

(b)	an electronic transfer is not accepted,

and reasonable enquiries have failed to establish another address or account of the person entitled to the payment, the Company is not obliged to send or transfer a dividend or other amount payable in respect of that share to that person until he notifies the Company of an address or account to be used for that purpose. If the cheque is returned undelivered or left uncashed or transfer not accepted on two consecutive occasions, the Company may exercise this power without making any such enquiries.

16	REDEMPTION OF SHARES AND TREASURY SHARES

16.1	The Company may purchase, redeem or otherwise acquire and hold its own shares with the consent of the Member whose shares are to be purchased, redeemed or otherwise acquired.

16.2	The purchase, redemption or other acquisition by the Company of its own shares is deemed not to be a distribution where:

(a)

the Company purchases, redeems or otherwise acquires the shares pursuant to a right of a Member to have his shares redeemed or to have his shares exchanged for money or other property of the Company, or

(b)	the Company purchases, redeems or otherwise acquires the shares by virtue of the provisions of section 176 of the Act.

16.3	Sections 60, 61 and 62 of the Act shall not apply to the Company.

16.4

Shares that the Company purchases, redeems or otherwise acquires pursuant to this Article 16 may be cancelled or held as Treasury Shares except to the extent that such shares are in excess of 50 (fifty) per cent. of the issued shares of that class in which case they shall be cancelled but they shall be available for reissue.

16.5	All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Company while it holds the share as a Treasury Share.

16.6	Treasury Shares may be disposed of by the Company on such terms and conditions (not otherwise inconsistent with the Memorandum and Articles) as the Company may by Resolution of Directors determine.

16.7

Where shares are held by another body corporate of which the Company holds, directly or indirectly, shares having more than 50 (fifty) per cent. of the votes in the election of directors of the other body corporate, all rights and obligations attaching to the shares held by the other body corporate are suspended and shall not be exercised by the other body corporate.

17	MEETINGS AND CONSENTS OF MEMBERS

17.1

The Company shall hold the first annual general meeting within a period of 18 months following the date of an Acquisition. Not more than 15 months shall elapse between the date of one annual general meeting and the date of the next, unless such period is extended, or such requirement is waived, by a Resolution of Members.

17.2	Any Director may convene meetings of the Members at such times and in such manner and places within or outside the British Virgin Islands as the Director considers necessary or desirable.

17.3

Upon the written request of Members entitled to exercise 30 (thirty) per cent. or more of the voting rights in respect of the matter for which the meeting is requested the Directors shall convene a meeting of Members.

17.4	The Director convening a meeting shall give not less than 10 (ten) calendar days’ written notice of a meeting of Members to:

(a)	those Members who are entitled to vote at the meeting; and

(b)	the other Directors.

17.5

A meeting of Members held in contravention of the requirement to give notice is valid if Members holding at least 90 (ninety) per cent. of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Member at the meeting shall constitute a waiver in relation to all the shares which that Member holds.

17.6

The inadvertent failure of a Director who convenes a meeting to give notice of a meeting to a Member or another Director, or the fact that a Member or another Director has not received notice, does not invalidate the meeting.

17.7

If the Board, in its discretion, considers that it is impractical or unreasonable for any reason to hold a meeting of Members at the time or place specified in the notice calling the meeting of Members, it may move and/or postpone the meeting of Members to another time and/or place. Notice of the business to be transacted at such moved and/or postponed meeting is not required. The Board must take reasonable steps to ensure that Members trying to attend the meeting of Members at the original time and/or place are informed of the new arrangements for the meeting of Members. Proxy forms can be delivered as specified in Article 19.10 until 48 (forty eight) hours before the rearranged meeting. Any postponed and/or moved meeting may also be postponed and/or moved under this Article 17.

18	PROCEEDINGS AT MEETINGS OF MEMBERS

18.1	The quorum of any meeting of Members shall be one Member present in person or by proxy and entitled to vote.

18.2

A Member shall be deemed to be present at a meeting of Members if he participates by telephone or other electronic means and all Members participating in the meeting are able to hear or read what is said or communicated by each other.

18.3

If a quorum is not present within half an hour from the time appointed for the meeting (or such longer period as the chairman of the meeting may think fit and allow), or if during a meeting such a quorum ceases to be present, the meeting, if convened by or upon the requisition of Members, shall be dissolved. If otherwise convened, it shall stand adjourned to such day, time and place as the chairman may determine or as otherwise may be specified in the original notice of meeting and, if at such adjourned meeting a quorum is not present within five minutes from the time appointed for the holding of the meeting, those Members present in person or by proxy shall be a quorum.

18.4

The chairman may invite any person to attend and speak at any meeting of Members of the Company where he considers this will assist in the deliberations of the meeting. The Directors may attend and speak at any meeting of Members and at any separate meeting of the holders of any class or series of shares.

18.5

The notice of meeting may also specify a time (which shall not be more than 48 (forty eight) hours before the time fixed for the meeting) by which a person must be entered on the Register of Members in order to have the right to attend or vote at the meeting. Changes to entries on the Register of Members after the time so specified in the notice shall be disregarded in determining the rights of any person to so attend or vote.

18.6

The Directors may determine that those persons who are entered on the Register of Members at the close of business on a day determined by the Directors (which may not be more than 21 (twenty one) calendar days before the date on which the notices of meeting were sent) shall be the persons who are entitled to receive notice.

18.7

The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place. When a meeting is adjourned for 14 (fourteen) calendar days or more, at least 7 (seven) calendar days’ notice shall be given specifying the day, time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any such notice.

18.8

At any meeting of Members, the chairman (if any) of the Board or, if he is absent or unwilling, any one of the other Directors present at the meeting (as determined by the Director(s) present or, in the absence of such determination, by the Members present), shall preside as chairman of the meeting. If none of the Directors are present or are present but unwilling to preside, the Members present and entitled to vote shall choose one of their number to preside as chairman of the meeting.

18.9

At any meeting of the Members the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any Member present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting.

18.10

The demand for a poll may be withdrawn before the poll is taken but only with the consent of the chairman. A demand so withdrawn shall not be taken to have invalidated the result of a show of hands declared before the demand was made.

18.11

A poll shall be taken as the chairman directs and he may appoint scrutineers (who need not be Members) and fix a day, time and place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

18.12

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken either forthwith or at such day, time and place as the chairman directs not being more than 30 (thirty) calendar days after the poll is demanded. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll was demanded. Subject to Article 18.10, if a poll is demanded before the declaration of the result of a show of hands and the demand is duly withdrawn, the meeting shall continue as if the demand had not been made.

18.13

No notice need be given of a poll not taken forthwith if the day, time and place at which it is to be taken are announced at the meeting at which it is demanded. In any other case at least 7 (seven) calendar days’ notice shall be given specifying the day, time and place at which the poll is to be taken.

18.14	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall not be entitled to a casting vote in addition to any other vote he may have.

18.15	The provisions of this Article 18 in relation to any meeting of Members shall apply equally to any separate meeting of a class of Members.

19	VOTES OF MEMBERS

19.1	Subject to any rights or restrictions attached to any shares or class of shares and to the provisions of the Articles:

(a)	on a show of hands every Member who is present in person (or in the case of corporations, present by a duly authorised representative) or by proxy shall have one vote; and

(b)	on a poll every Member present in person (or in the case of corporations, present by a duly authorised representative) or by proxy shall have one vote for every share of which he is the holder.

19.2	The following applies where shares are jointly owned:

(a)	if two or more persons hold shares jointly each of them may be present in person or by proxy at a meeting of Members and may speak as a Member;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one and in the event of disagreement between any of the joint owners of shares then the vote of the joint owner whose name appears first (or earliest) in the Register of Members in respect of the relevant shares shall be recorded as the vote attributable to the shares.

19.3

A Member in respect of whom an order has been made by any court having jurisdiction (whether in the British Virgin Islands or elsewhere) in matters concerning mental disorder may vote, whether by a show of hands or by a poll, by his attorney, receiver or other person authorised in that behalf appointed by that court, and any such attorney, receiver or other person may vote by proxy. Evidence to the satisfaction of the Board of the authority of the person claiming to exercise the right to vote shall be deposited at the Office, or at such other place within the British Virgin Islands as is specified in accordance with these Articles for the deposit of instruments of proxy, before the time appointed for holding the meeting or adjourned meeting or the holding of a poll at which the right to vote is to be exercised and in default the right to vote shall not be exercisable.

19.4

Unless the Directors otherwise decide, no Member shall be entitled to vote at any meeting of Members or at any separate meeting of the holders of any class of shares in the Company, either in person or by proxy, in respect of any share held by him or to exercise rights as a holder of shares unless all calls and other sums presently payable by him in respect of shares of which he is the holder or one of the joint holders have been paid.

19.5

No Member shall, if the Directors so determine, be entitled in respect of any share held by him to attend or vote (either personally or by representative or by proxy) at any meeting of Members or separate class meeting of the Company or to exercise any other right conferred by membership in relation to any such meeting if he or any other person appearing to be interested in such shares has failed to comply with a Disclosure Notice within 14 (fourteen) calendar days, in a case where the shares in question represent at least 0.25 (nought point two five) per cent. of their class, or within 7 (seven) calendar days, in any other case, from the date of such Disclosure Notice. These restrictions will continue until the information required by the notice is supplied to the Company or until the shares in question are transferred or sold in circumstances specified for this purpose in these Articles.

19.6

No objection shall be raised to the entitlement of any voter or to any person to vote as he did except at the meeting or adjourned meeting or poll at which the vote objected to is or may be tendered, and every vote not disallowed at such meeting or poll shall be valid for all purposes. Any such objection made in due time shall be referred to the chairman of the meeting whose decision shall be final and conclusive.

19.7	On a poll, a person entitled to more than one vote need not if he votes, use all his votes or cast all votes he uses in the same way.

19.8

A Member may appoint another person as his proxy to exercise all or any of his rights to attend and to speak and vote at a meeting of the Company. A proxy need not be a Member. A Member may appoint more than one proxy to attend on the same occasion, provided that each proxy is appointed to exercise the rights attached to a different share or shares held by him. When two or more valid but differing appointments of proxy are delivered or received for the same share for use at the same meeting, the one which is last validly delivered or received (regardless of its date or the date of its execution) shall be treated as replacing and revoking the other or others as regards that share. If the Company is unable to determine which appointment was last validly delivered or received, none of them shall be treated as valid in respect of that share.

19.9

The instrument appointing a proxy shall be in writing in any usual form (or in another form approved by the Board) under the hand of the appointer or his attorney duly authorised in writing or if the appointer is a corporation, either under its common seal or under the hand of an officer or attorney so authorised.

19.10	The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is signed or a notarially certified copy of such power or authority shall be:

(a)

delivered to the Office or at such other place as is specified for that purpose in the notice of meeting or in the instrument of proxy issued by the Company not less than 48 (forty eight) hours before the time appointed for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote;

(b)

given by email or any other electronic method to the address of the Company specified for that purpose in the notice of the meeting or in the instrument of proxy issued by the Company not less than 48 (forty eight) hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote and subject to the need to deposit any power of attorney or other authority (if any) under which an instrument of proxy is signed, an instrument so given shall be deemed to be duly deposited. However any power of attorney or other authority (if any) under which an instrument of proxy is executed, or a notarially certified copy of such power or authority, shall not be given by email or any other electronic method;

(c)

in the case of a poll taken more than 48 hours after it is demanded, delivered as required by sub-paragraph (a) or (b) of this Article 19.10 not less than 24 (twenty four) hours before the time appointed for the taking of the poll; or

(d)	in the case of a poll not taken immediately but taken not more than 48 (forty eight) hours after it was demanded, the time at which it was demanded,

and in default and unless the Board directs otherwise, the instrument of proxy shall not be treated as valid.

19.11

No instrument appointing a proxy shall be valid after the expiration of 12 months from the date named in it as the date of its execution, except at an adjourned meeting or on a poll demanded at a meeting or an adjourned meeting in cases where the meeting was originally held within 12 months from such date. Notwithstanding this Article, the Directors may, at their discretion, accept the appointment of a proxy at any time prior to holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote.

19.12

Without limiting the foregoing, in relation to any shares which are held in uncertificated form, the Board may from time to time permit appointments of a proxy to be made by means of an uncertificated proxy instruction and may in a similar manner permit supplements to, or amendments or revocations of, any such uncertificated proxy instruction to be made by like means. The Board may in addition prescribe the method of determining the time at which any such uncertificated proxy instruction (and/or other instruction or notification) is to be treated as received by the Company or a participant acting on its behalf. The Board may treat any such uncertificated proxy instruction which purports to be or is expressed to be sent on behalf of a holder of a share as sufficient evidence of the authority of the person sending that instruction to send it on behalf of that holder.

19.13

A vote given or poll demanded in accordance with the terms of an instrument of proxy shall be valid notwithstanding the death or insanity of the principal or the revocation or determination of the instrument of proxy or of the authority under which the instrument of proxy was executed or the transfer of the share in respect of which the instrument of proxy is given, provided that no intimation in writing of such death, insanity, revocation or determination shall have been received by the Company at the Office or at such other place at which the instrument of proxy was duly deposited before the commencement of the meeting or adjourned meeting at which the vote is given or the poll demanded or (in the case of a poll taken otherwise than on the same day as the meeting or adjourned meeting) the time appointed for taking the poll.

19.14

Notwithstanding anything contained in these Articles, and subject to such being permissible under the Law, the Directors of the Company may elect to provide a facility for using electronic voting and polling by the holders for any purpose deemed appropriate by the Directors, including without limitation, the polling of holders and electronic voting by holders at any meeting of Members.

19.15

Any vote given by proxy may be given by email or any other electronic method (including any instruction or message under a Relevant System) to the address of the Company or person nominated by the Company and specified for that purpose in the notice of meeting or in the instrument of proxy issued by the Company (unless using a Relevant System in which case such message may be received by the Company’s agent) and, with the exception of votes cast using a Relevant System subject to the need to deposit any power of attorney or other authority (if any) under which a vote given by proxy is made, a vote so given shall be deemed to be duly made. However, any power of attorney or other authority (if any) under which a vote given by proxy is made, or a notarially certified copy of such power or authority, shall not be given by email or any other electronic method.

19.16

Subject to the specific provisions contained in this Article 19 for the appointment of representatives of Members other than individuals the right of any individual to speak for or represent a Member shall be determined by the law of the jurisdiction where, and by the documents by which, the Member is constituted or derives its existence. In case of doubt, the Directors may in good faith seek legal advice and unless and until a court of competent jurisdiction shall otherwise rule, the Directors may rely and act upon such advice without incurring any liability to any Member or the Company.

19.17

Any corporation which is a Member may, by resolution of its Board or other governing body or officers authorised by such body, authorise such person or persons as it thinks fit to act as its representative at any meeting of the Company or at any meeting of the holders of shares of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member. A corporation present at any meeting by such representative shall be deemed for the purposes of these Articles to be present in person.

19.18

The chairman of any meeting at which a vote is cast by proxy or on behalf of any Member other than an individual may at the meeting but not thereafter call for a notarially certified copy of such proxy or authority which shall be produced within 7 (seven) calendar days of being so requested or the votes cast by such proxy or on behalf of such Member shall be disregarded.

19.19

An action that may be taken by the Members at a meeting may also be taken by a Resolution of Members consented to in writing, without the need for any prior notice. If any Resolution of Members is adopted otherwise than by the unanimous written consent of all Members, a copy of such resolution shall forthwith be sent to all Members not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more Members. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which eligible Members holding a sufficient number of votes of shares to constitute a Resolution of Members have consented to the resolution by signed counterparts.

20	SQUEEZE OUT PROVISIONS

Section 176 of the Act shall not apply to the Company.

21	NUMBER OF DIRECTORS

21.1

The first Directors shall be appointed by the first registered agent within 30 (thirty) calendar days of the incorporation of the Company and, thereafter, the Directors shall be elected by Resolution of Members or by Resolution of Directors for such term as the Members or Directors, as applicable, determine.

21.2	The minimum number of Directors shall be one and there shall be no maximum number of Directors.

22	ALTERNATE DIRECTORS

22.1

Any Director (other than an alternate Director) may by notice sent to or deposited at the Office or tabled at the meeting of the Board or in any other manner approved by the Board appoint any other Director or any other person to be an alternate Director to attend and vote in his place at any meeting of the Directors at which he is not personally present or to undertake and perform such duties and functions and to exercise such rights as he would personally.

22.2

Any such appointment may be made generally or specifically or for any period or for any particular meeting and with and subject to any particular restrictions. An alternate Director need not be a Member.

22.3

A Director may by notice delivered to the Office or tabled at a meeting of the Board revoke the appointment of his alternate Director and, subject to the provisions of this Article 22, appoint another person in his place. If a Director ceases to hold the office of Director or if he dies, the appointment of his alternate Director automatically ceases. If a Director retires but is reappointed or deemed reappointed at the meeting at which his retirement takes effect, a valid appointment of an alternate Director which was in force immediately before his retirement continues to operate after his reappointment as if he has not retired. The appointment of an alternate Director ceases on the happening of an event which, if he were a Director otherwise appointed, would cause him to vacate office.

22.4	Every alternate Director while he holds office as such shall be entitled:

(a)	if his appointor so directs the secretary, to notice of meetings of the Directors and all committees of the Board of which his appointor is a member;

(b)	to attend and to exercise (subject to any restrictions) all the rights and privileges of his appointor at all such meetings at which his appointor is not personally present; and

(c)	to sign written resolutions on behalf of his appointor.

22.5

A Director acting as alternate Director has a separate vote at meetings of the Board and committees of the Board for each Director for whom he acts as alternate Director but he counts as only one for the purpose of determining whether a quorum is present.

22.6	Without prejudice to Article 22.3 every alternate Director shall ipso facto vacate office if and when his appointment expires by effluxion of time.

22.7

Save as otherwise provided in these Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and he shall not be deemed to be the agent of the Director appointing him.

23	POWERS OF DIRECTORS

23.1

The business and affairs of the Company shall be managed by, or under the direction or supervision of, the Directors. The Directors have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The Directors may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or the Articles required to be exercised by the Members.

23.2	The continuing Directors may act notwithstanding any vacancy in their body.

23.3

Subject as hereinafter provided, the Directors may exercise all the powers of the Company to borrow or raise money (including the power to borrow for the purpose of redeeming shares) and secure any debt or obligation of or binding on the Company in any manner including by the issue of debentures (perpetual or otherwise) and to secure the repayment of any money borrowed raised or owing by mortgage charge pledge or lien upon the whole or any part of the Company’s undertaking property or assets (whether present or future) and also by a similar mortgage charge pledge or lien to secure and guarantee the performance of any obligation or liability undertaken by the Company or any third party.

23.4

All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

23.5	Section 175 of the Act shall not apply to the Company.

24	DELEGATION OF DIRECTORS’ POWERS

24.1

The Directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more Directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee. They may also delegate to any other Director (whether holding any other executive office or not) such of their powers as they consider desirable to be exercised by him. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee shall be governed by the Articles regulating the proceedings of Directors so far as they are capable of applying and so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee, provided that it is not necessary to give notice of a meeting of that committee to Directors other than the Director or Directors who form the committee.

24.2	The Directors have no power to delegate to a committee of Directors any of the following powers:

(a)	to amend the Memorandum or the Articles;

(b)	to designate committees of Directors;

(c)	to delegate powers to a committee of Directors;

(d)	to appoint or remove Directors;

(e)	to appoint or remove an agent;

(f)	to approve a plan of merger, consolidation or arrangement;

(g)	to make a declaration of solvency or to approve a liquidation plan; or

(h)	to make a determination that the Company will immediately after a proposed distribution, satisfy the solvency test (as defined in the Act).

24.3

Articles 24.1 and 24.2 do not prevent a committee of Directors, where authorised by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee.

24.4

The Directors may, by power of attorney signed by any one or more persons duly authorised, appoint any person either generally or in respect of any specific matter, to represent the Company, act in its name and execute documents on its behalf.

25	APPOINTMENT AND RETIREMENT OF DIRECTORS

25.1

Subject to the Act and these Articles, the Directors shall have power from time to time, without sanction of the Members, to appoint any person to be a Director, either to fill a casual vacancy or as an additional Director. A vacancy in relation to Directors occurs if a Director dies or otherwise ceases to hold office prior to the expiration of his term of office.

25.2

Subject to the Act and these Articles, the Members may by a Resolution of Members appoint any person as a Director and there shall be no requirement for the appointment of two or more Directors to be considered separately.

25.3

For so long as the Founder Entity or one or more of its Affiliates and/or its Permitted Transferee(s) in aggregate holds 20 (twenty) per cent. or more of the Founder Preferred Shares in issue, such Founder Entity (or if it elects, a single specified Founder, Affiliate or Permitted Transferee (which may be different for any appointment or subsequent appointment)) shall be entitled from time to time to nominate up to a maximum of three persons as directors of the Company and, subject to such persons having consented in writing to such appointment pursuant to section 112 of the Act and not being disqualified for appointment pursuant to section 111 of the Act, the Directors shall by a Resolution of Directors appoint any such persons as directors of the Company (each an Appointee). In the event such Founder Entity (or its electee as aforesaid) notifies the Company in writing to remove any Appointee nominated by it the other Directors shall by a Resolution of Directors remove such Appointee, and in the event of such a removal the Founder Entity (or its electee as aforesaid) shall have the right to nominate another person as a director of the Company to fill such vacancy (and to subsequently request his removal, and to subsequently nominate any further persons as a director and subsequently request their removal from time to time) in accordance with the provisions of this Article 25 and in such circumstances the provisions of this Article 25 shall apply.

25.4	For the avoidance of doubt, no more than three Directors in total may be appointed to the Board at any one time pursuant to Article 25.3.

25.5

A Director is appointed for such term as may be specified in the Resolution of Directors or Resolution of Members appointing him. Where the Directors appoint a person as Director to fill a vacancy, such replacement Director may be appointed for any term as the Directors in their discretion determine.

25.6

Each Director holds office for the term, if any, fixed by the Resolution of Members or Resolution of Directors appointing or otherwise provided for in the relevant Director’s service agreement or letter of appointment (if applicable), or until his earlier death, resignation or removal. If no term is fixed on the appointment of a Director, the Director serves indefinitely until his earlier death, resignation or removal.

25.7	A person must not be appointed a Director unless he has in writing consented to being a Director of the Company.

25.8

A Director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company at the office of its registered agent or from such later date as may be specified in the notice, provided in both instances that such resignation is in accordance with the terms of the relevant Director’s service agreement or letter of appointment (if applicable). A Director shall resign forthwith as a Director if he is, or becomes, disqualified from acting as a Director under the Act.

25.9	A Director is not required to hold a share as a qualification to office.

26	DISQUALIFICATION AND REMOVAL OF DIRECTORS

26.1	The office of a Director shall be vacated if:

(a)	he ceases to be a Director by virtue of any provision of the Law or he ceases to be eligible to be a Director or is disqualified in accordance with the Law;

(b)	he becomes bankrupt or makes any arrangement or composition with his creditors generally or otherwise has any judgment executed on any of his assets;

(c)

he becomes of unsound mind or incapable or an order is made by a court having jurisdiction (whether in the British Virgin Islands or elsewhere) in matters concerning mental disorder for his detention or for the appointment of a receiver or other person to exercise powers with respect to his property or affairs;

(d)	he is absent from meetings of Directors for a consecutive period of 12 months and the other Directors resolve that his office shall be vacated;

(e)	he dies;

(f)	he resigns his office by written notice to the Company;

(g)

he is removed by a Resolution of Members passed at a meeting of Members called for the purposes of removing the Director or for purposes including the removal of the Director or by a written resolution passed by a Special Resolution of Members; or

(h)	where there are more than two Directors, all the other Directors request him to resign in writing,

and for the purposes of this Article 26.1, Section 114 of the Act shall not apply.

27	DIRECTORS’ REMUNERATION AND EXPENSES

27.1	The Directors shall be remunerated for their services at such rate as the Directors shall determine.

27.2

The Directors may grant special remuneration to any Director who, being so called upon, shall be willing to render any special or extra services to the Company. Such special remuneration may be made payable to such Director in addition to or in substitution for his ordinary remuneration as a Director and may be made payable by a lump sum or by way of salary or commission or by any or all of those models or otherwise.

27.3	The Directors may be paid:

(a)

all reasonable travelling, hotel and other out of pocket expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors or meetings of Members or separate meetings of the holders of any class of shares or of debentures of the Company or otherwise in connection with the discharge of their duties; and

(b)	all reasonable expenses properly incurred by them in seeking independent professional advice on any matter that concerns them in the furtherance of their duties as a Director of the Company.

28	OFFICERS AND AGENTS

28.1

The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. Such officers may consist of a Chairman of the Board, a Chief Executive Officer, one or more vice-presidents, secretaries, assistant secretaries and treasurers and such other officers as may from time to time be considered necessary or expedient. Any number of offices may be held by the same person.

28.2	The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors.

28.3	The emoluments of all officers shall be fixed by Resolution of Directors.

28.4

The officers of the Company shall hold office until their death, resignation or removal. Any officer elected or appointed by the directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

28.5

Subject to the provisions of the Act, the Directors may appoint one or more of their number to the office of managing director or to any other executive office in the Company and may enter into an agreement or arrangement with any Director for his employment by the Company or for the provision by him of any services outside the scope of the ordinary duties of a director. Any such appointment, agreement or arrangement may be made upon such terms as the Directors determine and they may remunerate any such Director for his services as they determine.

28.6

The Directors may, by a Resolution of Directors, appoint any person, including a person who is a Director, to be an agent of the Company. An agent of the Company shall have such powers and authority of the Directors, including the power and authority to affix the Seal, as are set forth in the Articles or in the Resolution of Directors appointing the agent, except that no agent has any power or authority with respect to the matters specified in Article 24.2. The Resolution of Directors appointing an agent may authorise the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company. The Directors may remove an agent appointed by the Company and may revoke or vary a power conferred on him.

29	DIRECTORS’ INTERESTS

29.1	A Director shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other Directors.

29.2

For the purposes of Article 29.1, a disclosure to all other Directors to the effect that a Director is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

29.3	Subject to any applicable rules or regulations, a Director who is interested in a transaction entered into or to be entered into by the Company may:

(a)	vote on a matter relating to the transaction;

(b)	attend a meeting of Directors at which a matter relating to the transaction arises and be included among the Directors present at the meeting for the purposes of a quorum; and

(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a Director, that relates to the transaction,

and, subject to compliance with the Act shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

30	DIRECTORS’ GRATUITIES AND PENSIONS

The Directors may provide benefits, whether by the payment of gratuities or pensions or by insurance or otherwise, for any Director who has held but no longer holds any executive office or employment with the Company or with any body corporate which is or has been a subsidiary of the Company or a predecessor in business of the Company or of any such subsidiary, and for any member of his family (including a spouse and a former spouse) or any person who is or who was dependent on him, and may (as well before as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

31	PROCEEDINGS OF DIRECTORS

31.1

Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit. A Director may, and the secretary at the request of a Director shall, call a meeting of the Directors by notifying each other Director in writing or otherwise. Questions arising at a meeting shall be decided by a majority of votes. In the case of an equality of votes the chairman shall have a second or casting vote. A Director who is also an alternate Director shall be entitled to a separate vote for each Director for whom he acts as alternate in addition to his own vote.

31.2

A Director shall be given notice of meetings of Directors. A meeting of Directors held without notice having been given to all Directors shall be valid if all the Directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a Director at a meeting shall constitute a waiver by that Director. The inadvertent failure to give notice of a meeting to a Director, or the fact that a Director has not received the notice, does not invalidate the meeting.

31.3

The quorum for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed at any other number shall be two except where there is a sole Director, in which case the quorum shall be one. A person who is an alternate Director shall be counted in the quorum and any Director acting as an alternate Director shall also be counted as one for each of the Directors for whom he acts as alternate.

31.4	The Directors or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as the notice calling the meeting provides.

31.5

A meeting of Directors may be held notwithstanding that such Directors may not be in the same place if a Director is, by any means, in communication with one or more other Directors so that each Director participating in the communication can hear or read what is said or communicated by each of the others and any such meeting shall be deemed to be held in the place in which the chairman of the meeting is present and each such Director shall be deemed to be present at such meeting and shall be counted when reckoning a quorum.

31.6

The continuing Directors or the only continuing Director may act notwithstanding any vacancies in their number, but, if the number of Directors is less than the number fixed as the quorum, the continuing Directors or Director may act only for the purpose of filling vacancies or of calling a meeting of Members. In lieu of minutes of a meeting a sole continuing Director shall record in writing and sign a note or memorandum of all matters requiring a Resolution of Directors. Such a note or memorandum constitutes sufficient evidence of such resolution for all purposes.

31.7

The Directors may appoint one of their number to be the chairman of the Board and may at any time remove him from that office. Unless he is unwilling to do so, the Director so appointed shall preside at every meeting of Directors at which he is present. But if there is no Director holding that office, or if the Director holding it is unwilling to preside or is not present within five minutes after the time appointed for the meeting, the Directors present may appoint one of their number to be chairman of the meeting.

31.8

All acts done by a meeting of Directors, or of a committee of Directors, or by a person acting as a Director shall, notwithstanding that it be afterwards discovered that there was a defect in the appointment of any Director or that any of them were disqualified from holding office, be as valid as if every such person had been duly appointed and was qualified.

31.9

An action that may be taken by the Directors or a committee of Directors at a meeting by Resolution of Directors may also be taken by a Resolution of Directors or a resolution of a committee of Directors consented to in writing without the need for any notice. The consent may be in the form of counterparts each counterpart being signed by one or more Directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which sufficient Directors have consented to the resolution by signed counterparts.

31.10	The Company shall keep a register of Directors containing:

(a)	the names and addresses, date and place of birth, and nationality of the persons who are Directors;

(b)	the date on which each person whose name is entered in the register was appointed as a Director;

(c)	the date on which each person named as a Director ceased to be a Director; and

(d)	such other information as may be prescribed by the Act and/or any applicable law, rules and regulations.

31.11

The register of Directors may be kept in any such form as the Directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original register of Directors.

32	INDEMNIFICATION

32.1

Subject to the limitations hereinafter provided the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)

is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a Director; or

(b)	is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

32.2

The indemnity in Article 32.1 only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

32.3

The decision of the Directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

32.4

The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

32.5

The Company may purchase and maintain insurance in relation to any person who is or was a Director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the Articles.

33	RECORDS

33.1	The Company shall keep the following documents at the office of its registered agent:

(a)	the Memorandum and the Articles;

(b)	the Register of Members, or a copy of the Register of Members;

(c)	the register of Directors, or a copy of the register of Directors; and

(d)	copies of all notices and other documents filed by the Company with the Registrar in the previous 10 (ten) years.

33.2	If the Company maintains only a copy of the Register of Members or a copy of the register of Directors at the office of its registered agent, it shall:

(a)	within 15 (fifteen) calendar days of any change in either register, notify the registered agent in writing of the change; and

(b)	provide the registered agent with a written record of the physical address of the place or places at which the original Register of Members or the original register of Directors is kept.

33.3	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the Directors may determine:

(a)	minutes of meetings and Resolutions of Members and classes of Members;

(b)	minutes of meetings and Resolutions of Directors and committees of Directors; and

(c)	an impression of the Seal, if any.

33.4

Where any original records referred to in this Article 33 are maintained other than at the office of the registered agent of the Company, and the place at which the original records is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 (fourteen) calendar days of the change of location.

33.5	The records kept by the Company under this Article 33 shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act.

33.6	A Director is entitled, on giving reasonable notice, to inspect the documents and records of the Company:

(a)	in written form;

(b)	without charge; and

(c)	at a reasonable time specified by the Director,

and to make copies of or take extracts from the documents and records.

33.7	Subject to Article 33.8, a Member is entitled, on giving written notice to the Company, to inspect:

(a)	the Memorandum and Articles;

(b)	the Register of Members;

(c)	the register of Directors; and

(d)	minutes of meetings of Members and Resolutions of Members and of those classes of Members of which he is a Member,

and to make copies of or take extracts from the documents and records.

33.8

The Directors may, if they are satisfied that it would be contrary to the Company’s interests (having regard, if applicable, to the fact that the Company is publicly traded and the expectation that the documents referred to in Article 33.7(a) to 33.7(c) will be publicly available) to allow a Member to inspect any document, or part of a document, specified in Article 33.7(b), 33.7(c) or 33.7(d), refuse to permit the Member to inspect such document or limit the inspection of such document, including limiting the making of copies or the taking of extracts from the records.

33.9	The rights of inspection of a Director and a Member shall be exercisable during ordinary business hours.

34	REGISTERS OF CHARGES

34.1

The Company shall maintain at the office of its registered agent a register of charges in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance created by the Company:

(a)	the date of creation of the charge;

(b)	a short description of the liability secured by the charge;

(c)	a short description of the property charged;

(d)	the name and address of the trustee for the security or, if there is no such trustee, the name and address of the chargee;

(e)	unless the charge is a security to bearer, the name and address of the holder of the charge; and

(f)	details of any prohibition or restriction contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge.

35	CONTINUATION

The Company may by Resolution of Directors or Resolution of Members continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

36	SEAL

36.1	The Seal (if any) shall only be used by the authority of the Directors or of a committee of Directors authorised by the Directors.

36.2

Subject to the provisions of the Act, the Directors may determine to have an official seal for use in any country, territory or place outside the British Virgin Islands, which shall be a facsimile of the Seal. Any such official seal shall in addition bear the name of every territory, district or place in which it is to be used.

36.3

The Directors may determine who shall sign any instrument to which the Seal or any official seal is affixed and, in respect of the Seal, unless otherwise so determined: (i) share certificates need not be signed or, if signed, a signature may be applied by mechanical or other means or may be printed; and (ii) every other instrument to which the Seal is affixed shall be signed by a Director and by the secretary or by a second Director. A person affixing the Seal or any official seal to any instrument shall certify thereon the date upon which and the place at which it is affixed (or, in the case of a share certificate, on which the Seal may be printed). The Directors may also decide, either generally or in a particular case, that a signature or the Seal may be dispensed with or affixed by mechanical means.

37	ACCOUNTS AND AUDIT

37.1

No Member shall (as such) have any right of inspecting any accounting records or other book or document of the Company except as conferred by the Act or authorised by the Directors or by these Articles.

37.2	The Company may appoint auditors to examine the accounts and report thereon in accordance with the Law.

38	CAPITALISATION OF PROFITS

38.1	The Directors may by a Resolution of Directors:

(a)

resolve to capitalise any undistributed profits of the Company or any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts (including a capital reserve, profit and loss account or revenue reserve) or subject as hereinafter provided any such amount standing to the credit of a share premium account or capital redemption reserve fund, whether or not available for distribution;

(b)

appropriate the sum resolved to be capitalised to the Members who, in the case of any amount capable of being distributed by way of dividend, would have been entitled thereto if so distributed or, in the case of any amount not so capable, to the Members who would have been entitled thereto on a winding-up of the Company and in either case in the same proportions and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on shares held by them respectively, or

(ii)	paying up in full unissued shares or debentures of an amount equal to that sum,

and allot the shares or debentures, credited as paid up, to the Members (or as they may direct) in those proportions, or partly in one way and partly in the other;

(c)

make any arrangements it thinks fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where shares or debentures become distributable in fractions the Board may deal with the fractions as it thinks fit, including issuing fractional certificates, disregarding fractions or selling shares or debentures representing the fractions to a person for the best price reasonably obtainable and distributing the net proceeds of the sale in due proportion amongst the Members (except that if the amount due to a Member is less than $10, or such other sum as the Board may decide, the sum may be retained for the benefit of the Company);

(d)	authorise a person to enter (on behalf of all the Members concerned) an agreement with the Company providing for either:

(i)	the allotment to the Members respectively, credited as paid up, of shares or debentures to which they may be entitled on the capitalisation; or

(ii)

the payment by the Company on behalf of the Members (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing shares, an agreement made under the authority being effective and binding on all those Members; and

(e)	generally do all acts and things required to give effect to the resolution.

38.2

Notwithstanding any other provision of these Articles, but subject to the rights attached to shares, the Board may fix any date as the record date for a dividend, distribution, allotment or issue. The record date may be on or at any time before or after a date on which the dividend, distribution, allotment or issue is declared, made or paid.

39	NOTICES

39.1

Any notice and any account, balance sheet, report or other document (each a Document) to be given to or by any person pursuant to these Articles shall be in writing except that a notice calling a meeting of the Directors or a committee of Directors need not be in writing.

39.2	The Company may give any Document either:

(a)	personally;

(b)

by sending it by post in a prepaid envelope addressed to the Member at his registered address or by leaving it at that address or by sending it to or leaving it at such other address nominated for the purpose;

(c)	by transmitting it by facsimile to the facsimile number provided by the Member;

(d)

by sending it by electronic means (other than by transmission by facsimile) to such electronic address from time to time held by the Company for that Member, or by means of a website, unless such Member notifies the Company otherwise and unless and until the Company receives such notice, a Member is deemed to agree to the sending of Documents by electronic means in any particular electronic form and to the sending of documents by means of a website; or

(e)	if service cannot be effected in accordance with sub-paragraphs (a) to (d) inclusive above, in any other manner permitted by the Act.

39.3	Any Document to be given to the Company pursuant to these Articles may be given either:

(a)

by being sent by post in a prepaid envelope addressed to the Company (i) at its Office, or by leaving it at such address or (ii) by sending it to or leaving it at such other address nominated by the Directors from time to time for the purpose;

(b)	by transmitting it by facsimile (addressed to the Company) (i) to the Office or (ii) to such other address nominated by the Directors from time to time for the purpose;

(c)

by sending it by electronic means (other than by transmission by facsimile) to (i) such electronic address, or by means of a website, from time to time provided by the Company for the purpose of the service of Documents upon it, or (ii) such other electronic address nominated by the Directors from time to time for the purpose; or

(d)	if service cannot be effected in accordance with sub-paragraphs (a) to (c) inclusive above, in any other manner permitted by the Act.

39.4

In the case of joint holders of a share, all Documents shall be given to the joint holder whose name stands first in the Register of Members in respect of the joint holding and Documents so given shall be sufficient disclosure to all the joint holders.

39.5

A Member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

39.6

Every person who becomes entitled to a share shall be bound by any notice in respect of that share which, before his name is entered in the Register of Members, has been duly given to a person from which he derives his title.

39.7	Service of any Document by post shall be proved by showing the date of posting, the address thereon and the fact of prepayment.

39.8

A Document addressed to the Office, a registered address or an address for service is, if sent by post, deemed to be given 2 (two) calendar days after it has been posted or, if such day is not a Business Day, on the next Business Day, and in proving service it is sufficient to prove that the envelope containing the Document was properly addressed and duly posted.

39.9

A Document not sent by post but left at the Office, a registered address or at an address for service is deemed to be given on the day it is left or, if such day is not a Business Day, on the next Business Day.

39.10

Where a Document is sent by facsimile, service of the Document shall be deemed to be effected by transmitting the facsimile to the facsimile number provided by the intended recipient and shall be deemed to have been received on the same day that it was transmitted or, if such day is not a Business Day, on the next Business Day, and it shall not be necessary for the receipt of the facsimile to be acknowledged by the recipient. Where a notice is given by e-mail, service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent or, if such day is not a Business Day, on the next Business Day, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

39.11

Any Document served by an advertisement or notice published in a newspaper or the BVI Gazette is deemed to be given to all Members and other persons entitled to receive it at noon on the day when the advertisement or notice appears or, where an advertisement or notice is given by more than one advertisement or notice and the advertisements or notices appear on different days, at noon on the last of the days when the advertisements or notices appear.

39.12	Any Document served or delivered by the Company by any other means is deemed to be served when the Company has taken the action it has been authorised to take for that purpose.

39.13

A Document may be given by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a Member by sending or delivering it, in any manner authorised by these Articles for the giving of Documents to a Member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or curator of the Member or by any like description at the address, if any, supplied for that purpose by the persons claiming to be so entitled. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death, bankruptcy or incapacity had not occurred. If more than one person would be entitled to receive a notice in consequence of the death, bankruptcy or incapacity of a Member, notice given to any one of such persons shall be sufficient notice to all such persons.

40	WINDING UP

40.1

The Directors may by a Resolution of Directors approve the winding up of the Company to occur at any time after an Acquisition has been completed where the Directors reasonably conclude that the Company is or will become a Dormant Company (and will be at the time of the winding up). For the avoidance of doubt such Resolution of Directors may, subject to the Act, be approved at any time, including prior to completion of an Acquisition.

40.2	Save in the circumstances provided in Article 40.1 and Article 42, a Special Resolution of Members is required to approve the voluntary winding-up of the Company.

40.3

If any proposal to wind up the Company is approved by a Special Resolution of Members, Resolution of Members or Resolution of Directors pursuant to this Article 40 or Article 42, the Company shall proceed to be wound-up in accordance with section 199 of the Act.

41	MERGER AND CONSOLIDATION

41.1

The Company may, with the approval of a Resolution of Members, merge or consolidate with one or more BVI or foreign companies, in the manner provided in the Act. Where the Directors, in their discretion (acting in good faith) consider such action to be necessary or desirable in relation to, in connection with, or resulting from the Acquisition (including, at any time after the Acquisition has been made), the Directors may determine that only the holders of Founder Preferred Shares shall be entitled to vote on any such Resolution (in which event the holders of Ordinary Shares shall have no right to receive notice of or attend any meeting of Members or vote in respect of such Resolution).

41.2

Except in relation to a Resolution of Members obtained pursuant to Article 41.1, only the holders of Ordinary Shares shall be entitled to vote on a Resolution of Members to approve the merger or consolidation of the Company with one or more other BVI or foreign companies.

41.3

A Resolution of Members (either pursuant to Article 41.1 or otherwise) shall not (unless the Law requires otherwise) be required in relation to a merger of a parent company with one or more subsidiary companies (each as defined in section 169 of the Act) in accordance with section 172 of the Act.

42	ACQUISITION

Notwithstanding anything to the contrary in these Articles, but subject to compliance with the Law, any matters which the Directors consider (acting in good faith) it is necessary or desirable to approve in relation to, in connection with or resulting from an Acquisition (whether before or after the Acquisition has occurred), may be approved at any time by a Resolution of Directors or, to the extent a resolution of Members is required pursuant to the Law, upon the approval of a Resolution of Members on which only the holders of Founder Preferred Shares shall be entitled to vote and in respect of which the holders of Ordinary Shares shall have no right to receive notice of or attend any meeting of Members or vote on such Resolution.

43	AMENDMENT OF MEMORANDUM AND ARTICLES

The Directors may at any time (including after an Acquisition) amend the Memorandum or these Articles where the Directors determine, in their discretion, by a Resolution of Directors that such changes are necessary or desirable in relation to, in connection with or resulting from an Acquisition (including without limitation in connection with admission to listing on the New York Stock Exchange), unless in each case the Directors in their discretion determine that such change would have a materially adverse effect on the rights attaching to any class of shares as set out in Clause 6.1 or 6.2 of the Memorandum (as applicable), in which case such changes may only be made pursuant to a Resolution of Directors if also approved by the holders of each class of shares affected in such manner in accordance with Clause 7.1 of the Memorandum.

We, Intertrust Corporate Services (BVI) Limited of Ritter House, Wickhams Cay II, Road Town, Tortola, British Virgin Islands, in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 18th day of September 2017.

Incorporator

Sgd: Joanne Turnbull

Joanne Turnbull

Authorised Signatory

Intertrust Corporate Services (BVI) Limited

APPENDIX B—FORM OF NEW CERTIFICATE OF INCORPORATION OF APG DELAWARE

CERTIFICATE OF INCORPORATION

OF

APi GROUP CORPORATION

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this certificate of incorporation and do hereby certify as follows:

FIRST. The name of the corporation is APi Group Corporation (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH.

A. CLASSES OF STOCK.

1. Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Five Hundred Seven Million (507,000,000) shares, divided into: (i) Five Hundred Million (500,000,000) shares, par value $0.0001 per share, of common stock (the “Common Stock”); and (ii) Seven Million (7,000,000) shares, par value $0.0001 per share, of preferred stock (the “Preferred Stock”), of which Four Million (4,000,000) shares are designated as “Series A Preferred Stock” (the “Series A Preferred Stock”).

2. Additional Series of Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions thereof, to provide from time to time out of the unissued shares of Preferred Stock for one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series. The designations, powers (including voting powers), preferences and relative, participating, optional, special and other rights of each series of Preferred Stock, if any, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the General Corporation Law of the State of Delaware, without the separate vote of the holders of the Preferred Stock as a class.

B. COMMON STOCK.

1. Dividends. Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock then outstanding, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

2. Voting Rights. Except as may otherwise be provided in the certificate of incorporation of the Corporation (including any certificate filed with the Secretary of State of the State of Delaware establishing a series of Preferred Stock) or by applicable law, each holder of Common Stock, as such, shall be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

3. Liquidation Rights. Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock then outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation, dissolution or winding up of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3.

C. SERIES A PREFERRED STOCK.

The powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of Series A Preferred Stock are as follows:

1. Definitions. The following terms have the following meanings for purposes of this Article FOURTH C.:

a. “Acquisition” means the acquisition of APi Group, Inc. pursuant to the Business Combination Agreement, which was consummated on October 1, 2019.

b. “Admission” means the initial admission of ordinary shares of APi Group Corporation to the standard listing segment of the Official List maintained by the Financial Conduct Authority of the United Kingdom or any successor, acting in its capacity as competent authority for the purposes of admission to the Official List and to trading on the London Stock Exchange’s main market for listed securities, which occurred on October 4, 2017.

c. “Annual Dividend Amount” means:

A X B, where

“A” = an amount equal to twenty percent (20%) of the increase (if any) in the value of a share of Common Stock, such increase calculated as being the difference between (i) the Dividend Price for that Dividend Year, and (ii) (x) if no Annual Dividend Amount has previously been paid, a price of $10.00 per share of Common Stock, or (y) if an Annual Dividend Amount has previously been paid, the highest Dividend Price for any prior Dividend Year, which such amount shall be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding shares of Common Stock into a greater or lesser number of shares occurring after the original filing of the certificate of incorporation of the Corporation without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Series A Preferred Stock; and

“B” = the Preferred Share Dividend Equivalent.

d. “Average Price” means, in respect of shares of Common Stock or any other securities, as of any date or relevant period (as applicable): (i) the volume weighted average price for such security on the New York Stock Exchange for such date or relevant period as reported by Bloomberg through its “Volume at Price” functions; (ii) if the Board of Directors determines in its discretion that the New York Stock Exchange is not the principal securities exchange or trading market for that security, the volume weighted average price of that security for such date or relevant period on the principal securities exchange or trading market on which that security is listed or traded as reported by Bloomberg through its “Volume at Price” functions; (iii) if the foregoing do not apply, the last closing trade price (or average of the last closing trade price for each Trading Day in the relevant period) of that security in the over-the-counter market on the electronic bulletin board for that security as reported by Bloomberg; or (iv) if no last closing trade price is reported for that security by Bloomberg, the last closing ask price (or average of the last closing ask price for each Trading Day in the relevant period) of that security as reported by Bloomberg. If the Average Price cannot be calculated for that security on that date or relevant period on any of the foregoing bases, the Average Price of that security on such date or relevant period shall be the fair market value as mutually determined by the Corporation and the holders of at least a majority in voting power of the then outstanding shares of Series A Preferred Stock (acting reasonably), voting or consenting separately as a single class.

e. “Bloomberg” means Bloomberg Financial Markets.

f. “Business Combination Agreement” means the Business Combination Agreement, entered into as of September 2, 2019, by and among the Corporation, APi Group, Inc., the shareholders of APi Group Inc., all of which are listed on the signature page thereto, Lee R. Anderson, Sr. and Shareholder Representative Services LLC, as shareholder representative, as amended.

g. “Dividend Date” means in respect of a Dividend Year, the last day of such Dividend Year.

h. “Dividend Determination Period” means the last ten (10) consecutive Trading Days of a Dividend Year.

i. “Dividend Price” means the Average Price per share of Common Stock for the Dividend Determination Period in the relevant Dividend Year.

j. “Dividend Year” means each Financial Year, except that: (i) in the event of the Corporation’s dissolution, the relevant Dividend Year shall end on the Trading Day immediately prior to the date of dissolution; and (ii) in the event of the automatic conversion of shares of Series A Preferred Stock into shares of Common Stock on the Mandatory Conversion Date, the relevant Dividend Year shall end on the Trading Day immediately prior to the Mandatory Conversion Date.

k. “Financial Year” means the financial year of the Corporation, being every calendar year or such other financial year(s) (each of which may be a twelve (12) month period or any longer or shorter period) as may be determined from time to time by resolution of the Board of Directors.

l. “Junior Stock” means the Common Stock and any series of Preferred Stock then outstanding ranking junior to the Series A Preferred Stock as to dividends or as to distributions payable to holders of capital stock of the Corporation upon a liquidation, dissolution or winding up of the Corporation, as applicable.

m. “London Stock Exchange” means London Stock Exchange plc.

n. “Mandatory Conversion Date” means the last day of the seventh (7th) full Financial Year of the Corporation after October 1, 2019, or, if such date is not a Trading Day, the first Trading Day immediately following such date.

o. “NYSE” means the New York Stock Exchange or any successor national securities exchange.

p. “Parity Stock” means any series of Preferred Stock then outstanding ranking on parity with the Series A Preferred Stock as to dividends or as to distributions payable to the holders of capital stock of the Corporation upon a liquidation, dissolution or winding up of the Corporation, as applicable.

q. “Payment Date” means the date fixed by the Board of Directors for the payment of the Annual Dividend Amount, which date shall be no later than ten (10) Trading Days after the Dividend Date, except in respect of any Annual Dividend Amount becoming due on the Trading Day immediately prior to the date of the Corporation’s dissolution, in which case, such date shall be such Trading Day.

r. “Preferred Share Dividend Equivalent” means 141,194,638 shares of Common Stock, being a number of shares of Common Stock equal to the number of ordinary shares of APi Group Corporation outstanding immediately following the Acquisition, including ordinary shares of APi Group Corporation issued pursuant to the exercise of Warrants, but excluding any ordinary shares of APi Group Corporation issued to shareholders or other beneficial owners of APi Group, Inc. in connection with the Acquisition, which such amount shall be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding shares of Common Stock into a greater or lesser number of shares occurring after the original filing of the certificate of incorporation of the Corporation without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Series A Preferred Stock.

s. “SEC” means the United States Securities and Exchange Commission.

t. “Senior Stock” means any series of Preferred Stock then outstanding ranking senior to the Series A Preferred Stock as to dividends or as to distributions payable to holders of capital stock of the Corporation upon a liquidation, dissolution or winding up of the Corporation, as applicable.

u. “Trading Date” means any date on which the NYSE (or other applicable securities exchange or quotation system) is open for business and on which shares of Common Stock may be traded (other than a day on which the NYSE (or other applicable securities exchange or quotation system) is scheduled to or does close prior to its regular weekday closing time).

v. “Twenty-Percent Equivalent Amount” means the amount obtained by multiplying the dividend that would be distributable on a number of shares of Common Stock equal to the Preferred Share Dividend Equivalent by 0.20.

w. “Warrants” means the warrants conferring the right to subscribe for one-third of an ordinary share of APi Group Corporation issued pursuant to the Warrant Instrument executed by APi Group Corporation on October 5, 2017, as supplemented on September 2, 2019, as amended and restated by the Amended and Restated Warrant Instrument, dated on or about the date hereof, as the same may be amended and restated.

2. Dividends.

a. Preferential Dividends. Subject to the rights of the holders of any Senior Stock (as to dividends), and on parity with the holders of any Parity Stock (as to dividends), the holders of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of assets legally available therefor, and payable in preference and priority to the declaration or payment of any dividends on any Junior Stock (as to dividends), cumulative annual dividends of the Annual Dividend Amount commencing from the date that is both (i) on or after the consummation of the Acquisition, and (ii) after the Average Price per share of Common Stock (as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Common Stock into a greater or lesser number of shares occurring after the original filing of the certificate of incorporation of the Corporation without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Series A Preferred Stock) for any ten (10) consecutive Trading Days following the Admission of at least $11.50. The Annual Dividend Amount shall be paid in either cash or shares of Common Stock, as determined by the Board of Directors. The Annual Dividend Amount shall be paid on the Payment Date and shall be allocated among the holders of shares of Series A Preferred Stock pro rata based on the number of shares of Series A Preferred Stock held by them on the relevant Dividend Date. If the Annual Dividend Amount is to be paid in shares of Common Stock, then each holder of a share of Series A Preferred Stock shall be entitled to receive such number of whole shares of Common Stock as is determined by dividing the pro rata amount of the Annual Dividend Amount to which a holder is entitled by the Dividend Price (provided that any fractional shares of Common Stock due pursuant to such calculation shall not be paid and instead the nearest lower whole number of shares of Common Stock shall be paid). For the avoidance of doubt, the Annual Dividend Amount shall be payable in full and shall not be subject to prorating notwithstanding any Dividend Year being longer or shorter than twelve (12) months.

b. Participation Dividends. Subject to the rights of the holders of any Senior Stock (as to dividends), the holders of the Series A Preferred Stock shall be entitled to receive when, as and if a dividend is declared on the Common Stock by the Board of Directors out of assets legally available therefor, and on parity with the Common Stock and any series of Preferred Stock then outstanding ranking on parity with the Common Stock as to dividends, (i) a dividend per share of Series A Preferred Stock equal to the product obtained by multiplying the number of shares of Common Stock into which such share of Series A Preferred Stock could then be converted pursuant to Section 5(b), by the dividend payable on each share of Common Stock, and (ii) from and after the consummation of the Acquisition, a dividend per share of Series A Preferred Stock equal to the amount determined by dividing the Twenty-Percent Equivalent Amount by the number of shares of Series A Preferred Stock outstanding on the record date for such dividend.

3. Voting Rights.

a. Generally. Except as may otherwise be provided in the certificate of incorporation of the Corporation or by applicable law, each holder of Series A Preferred Stock, as such, shall be entitled to one (1) vote for each share of Series A Preferred Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

b. Protective Provisions. For so long as any shares of Series A Preferred Stock shall remain outstanding, the Corporation shall not, without the prior vote or consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, voting or consenting separately as a single class, amend, alter or repeal any provision of the certificate of incorporation of the Corporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers (including voting powers), if any, or the preferences or relative, participating, optional, special or other rights, if any, or the qualifications, limitations or restrictions, if any, of the Series A Preferred Stock.

c. Action by Consent. Notwithstanding Article SIXTH, any action required or permitted to be taken at any meeting of the holders of Series A Preferred Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the Series A Preferred Stock then outstanding having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Series A Preferred Stock then outstanding were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of corporate action without a meeting by less than unanimous consent of the holders of Series A Preferred Stock shall, to the extent required by applicable law, be given to those holders of Series A Preferred Stock who have not consented and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders of Series A Preferred Stock to take the action were delivered to the Corporation.

4. Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, subject to the rights of the holders of any Senior Stock (as to distributions payable to the holders of capital stock of the Corporation upon a liquidation, dissolution or winding up of the Corporation), and on parity with the holders of any Parity Stock (as to distributions payable to the holders of capital stock of the Corporation upon a liquidation, dissolution or winding up of the Corporation) the holders of the Series A Preferred Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably with the holders of the Common Stock in proportion to the number of shares of Common Stock into which such shares of Series A Preferred Stock could then be converted pursuant to Section 5(b). A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation, dissolution or winding up of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4.

5. Conversion.

a. Automatic Conversion. Upon the Mandatory Conversion Date, each outstanding share of Series A Preferred Stock shall automatically be converted into one (1) share of Common Stock.

b. Optional Conversion. Each outstanding share of Series A Preferred Stock may be converted into one (1) share of Common Stock by written notice of the holder thereof delivered the Corporation specifying the number of shares of Series A Preferred Stock to be converted (if such notice is silent as to the number of shares of Series A Preferred Stock held by the holder and proposed to be converted hereunder, the notice shall be deemed to apply to all shares of Series A Preferred Stock held by such holder) and the surrender of the certificate(s) representing the shares of Series A Preferred Stock proposed to be converted hereunder, duly indorsed for transfer to the Corporation, on the fifth (5th) Trading Day following receipt of said notice and certificate(s) by the Corporation (the “Optional Conversion Date”). In the event of a conversion of share(s) of Series A Preferred Stock pursuant to this Section 5(b), the holder whose shares are so converted shall not be entitled to receive, in respect of the share(s) of Series A Preferred Stock so converted, the relevant pro rata amount of the Annual Dividend Amount which may have been attributable to such shares of Series A Preferred Stock in respect of the Dividend Year in which the Optional Conversion Date occurs.

c. Mechanics of Conversion. Before any holder of shares of Series A Preferred Stock shall be entitled to receive certificate(s) representing the shares of Common Stock into which shares of Series A Preferred Stock shall have been converted pursuant to this Section 5, such holder shall surrender the certificate(s) representing such shares of Series A Preferred Stock to the Corporation, duly indorsed for transfer to the Corporation. The Corporation shall, as soon as practicable, and in no event later than ten (10) days after the delivery of said certificate(s), issue and deliver to such holder, or the nominee or nominees of such holder, certificate(s) representing the number of shares of Common Stock to which such holder shall be entitled under this Section 5, and the certificate(s) representing the share(s) of Series A Preferred Stock so converted shall be cancelled. The person(s) entitled to receive share(s) of Common Stock issuable upon conversion of share(s) of Series A Preferred Stock pursuant to this Section 5 shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the Mandatory Conversion Date or the Optional Conversion Date, as applicable.

d. Adjustments. In the event that at any time or from time to time after the original filing of this certificate of incorporation, the Corporation effects a subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Series A Preferred Stock, then and in each such event, the share(s) of Common Stock to be received upon conversion of share(s) of Series A Preferred Stock pursuant to this Section 5 shall be proportionately increased or decreased, as applicable.

6. Reservation of Shares.

a. The Corporation shall at all times keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, or shares held in treasury, sufficient shares of Common Stock to provide for the conversion of Series A Preferred Stock as required by the certificate of incorporation of the Corporation.

b. Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of Series A Preferred Stock, as herein provided, shares of Common Stock reacquired and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances.

c. All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances.

7. Status of Converted, Redeemed or Repurchased Shares. If any share of Series A Preferred Stock is converted, redeemed, repurchased or otherwise acquired by the Corporation in any manner whatsoever, the share of Series A Preferred Stock so acquired shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition, and shall not be reissued as a share of Series A Preferred Stock. Any share of Series A Preferred Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Preferred Stock undesignated as to series and may be reissued a part of a new series of Preferred Stock, subject to the conditions and restrictions set forth in the certificate of incorporation of the Corporation or imposed by the General Corporation Law of the State of Delaware.

8. Waiver. The powers (including voting powers), if any, of the Series A Preferred Stock and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the Series A Preferred Stock may be waived as to all shares of Series A Preferred Stock in any instance (without the necessity of calling, noticing or holding a meeting of stockholders) by the consent or agreement of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, consenting or agreeing separately as a single class.

FIFTH. The incorporator of the Corporation is [NAME], whose mailing address is [ADDRESS].

SIXTH. Board of Directors.

1. Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. Removal of Directors. Except for any directors elected by the holders of any series of Preferred Stock then outstanding (collectively, the “Preferred Directors” and each, a “Preferred Director”), any director or the entire Board of Directors may be removed, solely by the affirmative vote of the holders of at least a majority in voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

3. Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal or other cause shall be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

4. Automatic Increase/Decrease in Authorized Directors. During any period when the holders of any series of Preferred Stock then outstanding have the right to elect one or more Preferred Directors, then upon commencement of, and for the duration of, the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified Preferred Directors, and the holders of such series of Preferred Stock shall be entitled to elect such Preferred Director or Directors; and (ii) each such Preferred Director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates, whichever occurs earlier, subject to such director’s earlier death, resignation, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions providing for such series of Preferred Stock pursuant to the provisions of Article FOURTH, whenever the holders of any series of Preferred Stock then outstanding having the right to elect one or more Preferred Directors are divested of such right pursuant to the provisions of such capital stock, the term of office of each such Preferred Director elected by the holders of such series of Preferred Stock, or elected to fill any vacancy resulting from the death, resignation, disqualification or removal of each such Preferred Director, shall forthwith terminate and the total authorized number of directors of the Corporation shall automatically be decreased by such specified number of directors.

5. No Written Ballot. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

6. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend and repeal the bylaws of the Corporation. In addition to any affirmative vote required by the certificate of incorporation of the Corporation, any bylaw that is to be made, altered, amended or repealed by the stockholders of the Corporation shall receive the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) in voting power of the then outstanding shares of stock of the Corporation generally entitled to vote, voting together as a single class.

7. Meetings of Stockholders. Except as may otherwise be provided for or fixed pursuant to the provisions of Article FOURTH relating to the rights of the holders of any series of Preferred Stock then outstanding, special meetings of stockholders for any purpose or purposes may be called at any time, but only by (a) the Chief Executive Officer of the Corporation, or (b) the Board of Directors. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons. Any meeting of stockholders may be postponed by action of the Board of Directors or by the person calling such meeting (if other than the Board of Directors) at any time in advance of such meeting.

SEVENTH. Except as may otherwise be provided for or fixed pursuant to the provisions of Article FOURTH relating to the rights of the holders of any series of Preferred Stock then outstanding, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders.

EIGHTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

NINTH. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any civil action to interpret, apply or enforce any provision of the General Corporation Law of the State of Delaware, (d) any civil action to interpret, apply, enforce or determine the validity of the provisions of the certificate of incorporation or the bylaws of the Corporation, or (e) any action asserting a claim governed by the internal affairs doctrine; provided, however, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in all cases, subject to such court having personal jurisdiction over the indispensable parties named as defendants.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any action asserting a claim arising under the Securities Act of 1933.

Any person or entity purchasing or otherwise acquiring any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article NINTH.

TENTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in the certificate of incorporation of the Corporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to the certificate of incorporation of the Corporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article TENTH. In addition to any affirmative vote required by applicable law or the certificate of incorporation of the Corporation (including any certificate filed with the Secretary of State of the State of Delaware establishing a series of Preferred Stock), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2⁄3%) in voting power of the then outstanding shares of stock of the Corporation generally entitled to vote, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision inconsistent with Articles SIXTH, SEVENTH, EIGHTH or this sentence.

[Signature Page Follows]

The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on this the ____ day of ___________, 2020.

[NAME]
Incorporator

APPENDIX C—FORM OF NEW BYLAWS OF APG DELAWARE

BYLAWS

OF

APi GROUP CORPORATION

ARTICLE I

Meetings of Stockholders

Section 1.1 Annual Meetings. If required by applicable law, an annual meeting of stockholders shall be held for the election of directors at such date, time and place, if any, either within or without the State of Delaware, as may be designated by resolution of the Board of Directors of the corporation (the “Board of Directors”) from time to time. Any other proper business may be transacted at the annual meeting of stockholders.

Section 1.2 Special Meetings. Except as otherwise provided by or pursuant to the certificate of incorporation, special meetings of stockholders for any purpose or purposes may be called at any time, but only by (a) the Chief Executive Officer, or (b) the Board of Directors. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 1.3 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by applicable law, the certificate of incorporation or these bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, as of the record date for determining the stockholders entitled to notice of the meeting.

Section 1.4 Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person or by proxy and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 1.8 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 1.5 Quorum. Except as otherwise provided by applicable law, the certificate of incorporation or these bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of a majority in voting power of the then outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.4 of these bylaws until a quorum shall attend. Shares of its own stock belonging to the corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the corporation or any subsidiary of the corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 1.6 Organization. Meetings of stockholders shall be presided over by the Chairperson of the Board (or, if there are Co-Chairpersons of the Board, the Co-Chairperson of the Board designated by the Co-Chairpersons of the Board), if any, or in his or her absence by the Vice Chairperson of the Board (or, if there are Co-Vice Chairpersons of the Board, the Co-Vice Chairperson of the Board designated by the Co-Vice Chairpersons of the Board), if any, or in his or her absence by the President, or in the absence of the foregoing persons by a chairperson designated by the Board of Directors, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7 Voting; Proxies. Except as otherwise provided by or pursuant to the provisions of the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one (1) vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. When a quorum is present at any meeting of stockholders, all elections, questions or business presented to the stockholders at such meeting shall be decided by the affirmative vote of a majority of votes cast with respect to any such election, question or business presented to the stockholders unless the election, question or business is one which, by express provision of the certificate of incorporation, these bylaws (including, without limitation, Article II of these bylaws) or the laws of the State of Delaware, a vote of a different number or voting by class or series is required, in which case, such express provision shall govern.

Section 1.8 Fixing Date for Determination of Stockholders of Record. In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (i) in the case of a determination of stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, shall, unless otherwise required by applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and, unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for determining the stockholders entitled to vote at such meeting, the record date for determining the stockholders entitled to notice of such meeting shall also be the record date for determining the stockholders entitled to vote at such meeting; (ii) in the case of a determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (iii) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action of the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by applicable law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for the stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 1.8 at the adjourned meeting.

Section 1.9 List of Stockholders Entitled to Vote. The corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting, or (ii) during ordinary business hours at the principal place of business of the corporation. The list of stockholders must also be open to examination at the meeting as required by applicable law. Except as otherwise provided by applicable law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.9 or to vote in person or by proxy at any meeting of stockholders.

Section 1.10 Action By Consent in Lieu of Meeting. Except as otherwise provided by or pursuant to the certificate of incorporation with respect to the rights of the holders of any series of preferred stock of the corporation then outstanding, no action that is required or permitted to be taken by the stockholders of the corporation at any annual or special meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders. When, as provided by or pursuant to the certificate of incorporation with respect to the rights of the holders of any series of preferred stock of the corporation then outstanding, action required or permitted to be taken at any annual or special meeting of stockholders is taken without a meeting, without prior notice and without a vote, a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. When, as provided by or pursuant to the certificate of incorporation with respect to the rights of the holders of any shares of preferred stock of the corporation then outstanding, action required or permitted to be taken at any annual or special meeting of stockholders is taken without a meeting, without prior notice and without a vote, prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall, to the extent required by applicable law, be given to those stockholders who have not consented and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the corporation.

Section 1.11 Inspectors of Election. The corporation may, and shall if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of stock of the corporation outstanding and the voting power of each such share, (ii) determine the shares of stock of the corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of stock of the corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

Section 1.12 Conduct of Meetings. The date and time of the opening and the closing of the polls for each election, question or business upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person at the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that an election, question or business was not properly brought before the meeting and, if such presiding person should so determine, such presiding person shall so declare to the meeting, and any such election, question or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 1.13 Notice of Stockholder Business and Nominations.

(A) Annual Meetings of Stockholders. (1) Nominations of one or more individuals for election to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude nominations of one or more individuals for election as Preferred Directors (as defined below)) (each, a “Nomination,” and more than one, “Nominations”) and the proposal of any question or business other than Nominations to be considered by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any question or business other than Nominations required by or pursuant to the certificate of incorporation with respect to the rights of the holders of any series of preferred stock of the corporation then outstanding to be voted on by the holders of any one or more such series, voting separately as a single class) (“Business”) may be made at an annual meeting of stockholders only (a) pursuant to the corporation’s notice of meeting (or any supplement thereto), provided, however, that reference in the corporation’s notice of meeting to the election of directors or the election of members of the Board of Directors shall not include or be deemed to include Nominations, (b) by or at the direction of the Board of Directors, or (c) by any stockholder of the corporation who was a stockholder of record of the corporation at the time the notice provided for in this Section 1.13 is delivered to the Secretary, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 1.13.

(2) For Nominations or Business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Section 1.13, the stockholder must have given timely notice thereof in writing to the Secretary and any proposed Business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later on the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders of the corporation commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth: (a) as to each Nomination to be made by such stockholder, (i) all information relating to the individual subject to such Nomination that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), without regard to the application of the Exchange Act to either the Nomination or the corporation, and (ii) such individual’s written consent to being named in a proxy statement as a nominee and to serving as director if elected; (b) as to the Business proposed by such stockholder, a brief description of the Business, the text of the proposed Business (including the text of any resolutions proposed for consideration and in the event that such Business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment), the reasons for conducting such Business at the meeting and any material interest in such Business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination or Business is made (i) the name and address of such stockholder, as they appear on the corporation’s books, and such beneficial owner, (ii) the class, series and number of shares of stock of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to propose such Nomination or Business, and (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver by proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding stock required to approve or adopt the Business or elect the nominee subject to the Nomination, and/or (y) otherwise to solicit proxies from stockholders of the corporation in support of such Nomination or Business; provided, however, that if the Business is otherwise subject to Rule 14a-8 (or any successor thereto) promulgated under the Exchange Act (“Rule 14a-8”), the foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the corporation of his, her or its intention to present such Business at an annual meeting of stockholders of the corporation in compliance with Rule 14a-8, and such Business has been included in a proxy statement that has been prepared by the corporation to solicit proxies for such annual meeting of stockholders. The corporation may require any individual subject to such Nomination to furnish such other information as it may reasonably require to determine the eligibility of such individual subject to such Nomination to serve as a director of the corporation.

(3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 1.13 to the contrary, in the event that the number of directors to be elected to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude the Preferred Directors) at an annual meeting is increased and there is no public announcement by the corporation naming the nominees for election to the additional directorships at least one hundred (100) days prior to the first (1st) anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 1.13 shall also be considered timely, but only with respect to nominees for election to such additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.

(B) Special Meetings of Stockholders. Only such Business shall be conducted at a special meeting of stockholders of the corporation as shall have been brought before the meeting pursuant to the corporation’s notice of meeting (or any supplement thereto); provided, however, that reference therein to the election of directors or the election of members of the Board of Directors shall not include or be deemed to include Nominations. Nominations may be made at a special meeting of stockholders of the corporation at which one or more directors are to be elected by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude the Preferred Directors) pursuant to the corporation’s notice of meeting (or any supplement thereto) as aforesaid (1) by or at the direction of the Board of Directors, or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the corporation who is a stockholder of record at the time the notice provided for in this Section 1.13 is delivered to the Secretary, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 1.13. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude the Preferred Directors), any such stockholder entitled to vote in such election may make Nominations of one or more individuals (as the case may be) for election to such position(s) as specified in the corporation’s notice of meeting, if the stockholder’s notice required by paragraph (A)(2) of this Section 1.13 shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of such special meeting and of the nominee(s) proposed by the Board of Directors to be elected at such special meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting of stockholders of the corporation commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(C) General. (1) Only individuals subject to a Nomination made in compliance with the procedures set forth in this Section 1.13 shall be eligible for election at an annual or special meeting of stockholders of the corporation, and only such Business shall be conducted at an annual or special meeting of stockholders of the corporation as shall have been brought before such meeting in accordance with the procedures set forth in this Section 1.13. Except as otherwise provided by applicable law, the Board of Directors or the person presiding over the meeting shall have the power and duty (a) to determine whether a Nomination or any Business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.13, and (b) if any proposed Nomination or Business shall be disregarded or that such Nomination or Business shall not be considered or transacted. Notwithstanding the foregoing provisions of this Section 1.13, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the corporation to present a Nomination or Business, such Nomination or Business shall be disregarded and such Nomination or Business shall not be considered or transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation.

(2) For purposes of this Section 1.13, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with or publicly furnished by the corporation to the Securities and Exchange Commission pursuant to Section 13, 14, and 15(d) (or any successor thereto) of the Exchange Act.

(3) Nothing in this Section 1.13 shall be deemed to affect any (a) rights or obligations, if any, of stockholders with respect to inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 (to the extent the corporation or such proposals are subject to Rule 14a-8), or (b) rights, if any, of the holders of any series of preferred stock of the corporation then outstanding to elect directors pursuant to any applicable provisions of the certificate of incorporation.

ARTICLE II

Board of Directors

Section 2.1 Number; Qualifications. Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock of the corporation then outstanding to elect directors pursuant to any applicable provisions of the certificate of incorporation, the Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolution of the Board of Directors. Except for any directors elected by the holders of any series of Preferred Stock of the corporation then outstanding as provided for or fixed pursuant to the provisions of the certificate of incorporation of the corporation (the “Preferred Directors” and each, a “Preferred Director”) and with respect to newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, disqualification, removal or other cause, each director shall be elected by a majority of the votes cast with respect to the nominee for election to the Board of Directors at any meeting of stockholders at which directors are to be elected by the stockholders generally entitled to vote and a quorum is present; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders at which directors are to be elected by the stockholders generally entitled to vote, a quorum is present and a stockholder or stockholders of the corporation generally entitled to vote has or have (i) nominated one or more individuals for election to the

Board of Directors in compliance with Section 1.13 of these bylaws such that the number of nominees for election to the Board of Directors exceeds the number of open seats and (ii) not withdrawn such Nomination or Nominations on or prior to the tenth (10th) day preceding the date the corporation first mails its notice of such meeting to the stockholders. For purposes of this Section 2.1, a “majority of the votes cast” means that the number of shares voted “for” a nominee for election to the Board of Directors by the stockholders generally entitled to vote exceeds the votes cast “against” such nominee and shall not include abstentions. Directors need not be stockholders.

Section 2.2 Election; Resignation; Vacancies. The Board of Directors shall initially consist of the person or persons named as directors in the certificate of incorporation or elected by the incorporator of the corporation, and each director so elected shall hold office until the first annual meeting of stockholders and until his or her successor is duly elected and qualified. At each annual meeting of stockholders, the stockholders shall elect directors each of whom shall hold office for a term of one (1) year or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the corporation. Unless otherwise provided by applicable law or the certificate of incorporation, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

Section 2.3 Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine.

Section 2.4 Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chief Executive Officer, President, the Secretary, or by any member of the Board of Directors. Notice of a special meeting of the Board of Directors shall be given by the person or persons calling the meeting at least twenty-four (24) hours before the special meeting.

Section 2.5 Telephonic Meetings Permitted. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this bylaw shall constitute presence in person at such meeting.

Section 2.6 Quorum; Vote Required for Action. At all meetings of the Board of Directors the directors entitled to cast a majority of the votes of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the certificate of incorporation, these bylaws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.7 Organization. Meetings of the Board of Directors shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in his or her absence by the Chief Executive Officer, or in his or her absence by the President, or in their absence by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.8 Action by Unanimous Consent of Directors. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission. After action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

ARTICLE III

Committees

Section 3.1 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law and to the extent provided in the resolution of the Board of Directors or these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it.

Section 3.2 Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these bylaws.

ARTICLE IV

Officers

Section 4.1 Executive Officers; Election; Qualifications; Term of Office, Resignation; Removal; Vacancies. The Board of Directors shall elect a Chief Executive Officer, a Chief Financial Officer, a President and a Secretary, and it may, if it so determines, choose a Chairperson of the Board (or Co-Chairpersons of the Board) and a Vice Chairperson of the Board (or Co-Vice Chairpersons of the Board) from among its members. The Board of Directors may also choose one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and such other officers as it shall from time to time deem necessary or desirable. Each such officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Any officer may resign at any time upon written notice to the corporation. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

Section 4.2 Powers and Duties of Executive Officers. The officers of the corporation shall have such powers and duties in the management of the corporation as may be prescribed in these bylaws or a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

Section 4.3 Appointing Attorneys and Agents; Voting Securities of Other Entities. Unless otherwise provided by resolution adopted by the Board of Directors, the Chairperson of the Board (or, if there are Co-Chairpersons of the Board, either Co-Chairperson of the Board), the Chief Executive Officer, the President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the corporation, for, in the name and on behalf of the corporation, to cast the votes which the corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the corporation, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent in writing, in the name of the corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consents, and may execute or cause to be executed for, in the name and on behalf of the corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he or she may deem necessary or proper. Any of the rights set forth in this Section 4.3 which may be delegated to an attorney or agent may also be exercised directly by the Chairperson of the Board (or, if there are Co-Chairpersons of the Board, either Co-Chairperson of the Board), the Chief Executive Officer, the President or any Vice President.

ARTICLE V

Stock

Section 5.1 Certificates. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the corporation by any two authorized officers of the corporation representing the number of shares registered in certificate form. Each of the Chief Executive Officer, the President, any Vice President and the Secretary, in addition to any other officers of the corporation authorized by the Board of Directors or these bylaws, is hereby authorized to sign certificates by, or in the name of, the corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue. The corporation shall not have the power to issue a certificate in bearer form.

Section 5.2 Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares. The corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

ARTICLE VI

Indemnification

Section 6.1 Right to Indemnification. The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, its participants or beneficiaries, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.3, the corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors.

Section 6.2 Prepayment of Expenses. The corporation shall to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VI or otherwise.

Section 6.3 Claims. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article VI is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including attorneys’ fees) of prosecuting such claim. In any such action the corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 6.4 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VI shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 6.5 Other Sources. The corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.

Section 6.6 Amendment or Repeal. Any amendment, repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

Section 6.7 Other Indemnification and Prepayment of Expenses. This Article VI shall not limit the right of the corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE VII

Miscellaneous

Section 7.1 Fiscal Year. The fiscal year of the corporation shall be determined by resolution of the Board of Directors.

Section 7.2 Seal. The corporate seal shall have the name of the corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 7.3 Manner of Notice. Except as otherwise provided herein or permitted by applicable law, notices to directors and stockholders shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the corporation. Notice to directors may also be given by telecopier, telephone or other means of electronic transmission.

Section 7.4 Waiver of Notice of Meetings of Stockholders, Directors and Committees. Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.

Section 7.5 Form of Records. Any records administered by or on behalf of the corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases; provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, that the records so kept comply with applicable law.

Section 7.6 Amendment of Bylaws. These bylaws may be altered, amended or repealed, and new bylaws made, by the Board of Directors, but the stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise. In addition to any affirmative vote required by the certificate of incorporation, any bylaw that is to be made, altered, amended or repealed by the stockholders of the corporation shall receive the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2⁄3%) in voting power of the then outstanding shares of stock of the corporation entitled to vote.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 102(b)(7) of the DGCL permits a Delaware corporation, in its certificate of incorporation, to limit or eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.

Under Section 145 of the DGCL, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify any person who was or is a party or is threatened to be made a party to any such threatened, pending or completed action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) only against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent the appropriate court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

As permitted by Section 102(b)(7) of the DGCL, the new APG Delaware certificate of incorporation will provide that no director of APG Delaware shall be liable to APG Delaware or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may be amended. This provision in the APG Delaware certificate of incorporation will not eliminate the directors’ fiduciary duties, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director of APG Delaware may be subject to personal liability for breach of the director’s duty of loyalty to APG Delaware, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also will not affect a director’s responsibilities under any other applicable law, such as the United States federal securities laws or state or federal environmental laws.

The new APG Delaware bylaws will also provide that APG Delaware is required to indemnify and advance expenses to its present and former officers and directors to the fullest extent permitted by applicable law. For purposes of the indemnification and advancement rights described in this paragraph, references to APG Delaware include APi Group Corporation as incorporated under British Virgin Islands law prior to the continuance of its existence under Delaware law as APG Delaware.

Further, effective October 1, 2019, we entered into director and officer indemnification agreements, which were further amended and restated, pursuant to which we agreed to additional indemnification and advancement procedures and protections for our directors and certain of our executive officers.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description

2.1*#	Business Combination Agreement, dated as of September 2, 2019, by and among J2 Acquisition Limited, APi Group, Inc., the shareholders listed on the signature pages thereto, Lee R. Anderson, Sr. and Shareholder Representative Services LLC, as shareholder representative.

2.2*	Amendment Number One to Business Combination Agreement, dated as of October 1, 2019, by and among J2 Acquisition Limited, APi Group, Inc., the shareholders listed on the signature pages thereto, Lee R. Anderson, Sr. and Shareholder Representative Services LLC, as shareholder representative.

3.1	Certificate of Incorporation of APi Group Corporation.

3.2	Bylaws of APi Group Corporation.

4.1*	Specimen Common Stock certificate.

4.2*	Specimen Series A Preferred Stock certificate.

4.3	Amended and Restated Warrant Instrument (form of Warrant contained in Schedule 1 thereto).

5.1	Opinion of Greenberg Traurig.

8.1*	Tax opinion of Greenberg Traurig.

10.1*†	Executive Employment Agreement, dated as of September 2, 2019, by and among APi Group, Inc., J2 Acquisition Limited and Russell Becker.

10.2*†	Executive Employment Agreement, dated as of September 2, 2019, by and among APi Group, Inc., J2 Acquisition Limited and Thomas Lydon.

10.3*†	Offer of Employment, dated as of September 2, 2019, by and among APi Group, Inc., J2 Acquisition Limited and Paul Grunau.

10.4*†	APi Group Corporation 2019 Equity Incentive Plan.

10.5*†	Form of Restricted Stock Unit Agreement (Non-Employee Directors) – APi Group Corporation 2019 Equity Incentive Plan.

10.6*†	Form of Restricted Stock Unit Agreement (Employees) – APi Group Corporation 2019 Equity Incentive Plan.

10.7*†	Form of Amended and Restated Director and Officer Indemnification Agreement.

10.8*	Credit Agreement, dated as of October 1, 2019, by and among APi Group DE, Inc., as borrower, J2 Acquisition Limited, the guarantors from time to time party thereto, the lenders from time to time party thereto, and Citibank, N.A., as administrative agent and as collateral agent.

10.9*	Pledge and Security Agreement, dated as of October 1, 2019, by and among APi Group DE, Inc., as borrower, J2 Acquisition Limited, the grantors from time to time party thereto, and Citibank, N.A., as administrative agent and as collateral agent.

Exhibit Number	Description

10.10*	Advisory Services Agreement, dated October 1, 2019, by and between APi Group Corporation and Mariposa Capital, LLC.

10.11*	Placing Agreement, dated October 5, 2017, by and between the Company, certain of its directors, Mariposa Acquisition IV, LLC, and Citigroup Global Markets Limited and UBS Limited as placing agents.

10.12†*	Form of Option Deeds.

10.13*	Registration Rights Agreement, dated March 24, 2020, by and between APi Group Corporation and Viking Global Opportunities Liquid Portfolio Sub-Master LP.

16.1*	Letter from PricewaterhouseCoopers LLP, dated December 20, 2019, regarding change in certifying accountant.

21.1*	List of subsidiaries of the registrant.

23.1	Consent of KPMG LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Greenberg Traurig (included in Exhibit 5.1).

24.1*	Powers of Attorney (included in signature pages hereto).

*	Previously filed.

†	Management contract or compensatory plan or arrangement.

#	The schedules to these agreements have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a copy of any schedule omitted from the agreements to the SEC upon request.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement, other than registration statements relying on Rule 430B or other than prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(5)    The undersigned registrant hereby undertakes to supply, by means of a post-effective amendment, all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(6)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, if a primary offering of securities of the undersigned registrant is deemed to occur pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, and if the securities are deemed to be offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Brighton, State of Minnesota, on April 29, 2020.

APi GROUP CORPORATION
By:	/s/ Russell Becker
Name:	Russell Becker
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Russell Becker Russell Becker	President and Chief Executive Officer (principal executive officer)	April 29, 2020

/s/ Thomas Lydon Thomas Lydon	Chief Financial Officer (principal financial officer)	April 29, 2020

/s/ Mark Polovitz Mark Polovitz	Vice President and Controller (principal accounting officer)	April 29, 2020

* Sir Martin E. Franklin	Co-Chairman of the Board	April 29, 2020

* James E. Lillie	Co-Chairman of the Board	April 29, 2020

* Ian G. H. Ashken	Director	April 29, 2020

* Lord Paul Myners	Director	April 29, 2020

* Thomas V. Milroy	Director	April 29, 2020

* Anthony E. Malkin	Director	April 29, 2020

* Cyrus D. Walker	Director	April 29, 2020

* Carrie A. Wheeler	Director	April 29, 2020

*

The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and filed with the Securities and Exchange Commission on April 2, 2020 on the signature page to the Form S-4 and incorporated herein by reference, by signing his name hereto, does hereby sign and deliver this amendment to the registration statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Russell Becker
Russell Becker, Attorney-in-fact